Exhibit 99.1 - Revised Financial Information and Disclosures from Fortress Investment Group LLC's Annual Report on Form 10-K for the Year Ended December 31, 2014.

The financial and other information in the Exhibit supersedes the corresponding portions of Fortress Investment Group LLC's Annual Report on Form 10-K for the Year Ended December 31, 2014.

TABLE OF CONTENTS

			PAGE
	PART II
Item 6.	Selected Financial Data		1
Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations		3
	Overview and Understanding the Asset Management Business		3
	Market Considerations		9
	Assets Under Management		13
	Performance of Our Funds		16
	Results of Operations		20
	Liquidity and Capital Resources		39
	Critical Accounting Policies		48
	Contractual Obligations		56
Item 7A.	Quantitative and Qualitative Disclosures About Market Risk		57
Item 8.	Financial Statements and Supplementary Data		61
	Report of Independent Registered Public Accounting Firm		62
	Report of Independent Registered Public Accounting Firm or Internal Control over Financial Reporting		63
	Consolidated Balance Sheets as of December 31, 2014 and December 31, 2013		64
	Consolidated Statements of Operations for the years ended December 31, 2014, 2013 and 2012		65
	Consolidated Statements of Comprehensive Income for the years ended December 31, 2014, 2013 and 2012		66
	Consolidated Statements of Changes in Equity for the years ended December 31, 2014, 2013 and 2012		67
	Consolidated Statements of Cash Flows for the years ended December 31, 2014, 2013 and 2012		70
	Notes to Consolidated Financial Statements		72
	Note 1	Organization and Basis of Presentation	72
	Note 2	Summary of Significant Accounting Policies	77
	Note 3	Management Agreements and Fortress Funds	82
	Note 4	Investments and Fair Value	94
	Note 5	Debt Obligations	105
	Note 6	Income Taxes and Tax Related Payments	106
	Note 7	Related Party Transactions and Interests in Consolidated Subsidiaries	110
	Note 8	Equity-Based and Other Compensation	114
	Note 9	Earnings Per Share and Distributions	118
	Note 10	Commitments and Contingencies	123
	Note 11	Segment Reporting	125
	Note 12	Subsequent Events	132
	Note 13	Consolidating Financial Information	133
	Note 14	Quarterly Financial Information (Unaudited)	144

	All other schedules are omitted because either the required information is shown in the consolidated financial statements or notes thereto or it is not applicable.

Set forth below is information about certain terms used in this Annual Report on Form 10-K:

‘‘Management Fee Paying Assets Under Management,” or “AUM,” refers to the management fee paying assets we manage, including, as applicable, capital we have the right to call from our investors pursuant to their capital commitments to various funds. Our AUM equals the sum of:

(i)
the capital commitments or invested capital (or net asset value, "NAV," if lower) of our private equity funds, private permanent capital vehicle and credit PE funds, depending on which measure management fees are being calculated upon at a given point in time, which in connection with private equity funds raised after March 2006 includes the mark-to-market value of public securities held within the funds,

(ii)	the contributed capital of our publicly traded permanent capital vehicles,

(iii)	the NAV of our hedge funds, including the Value Recovery Funds and certain advisory engagements which pay fees based on realizations; and

(iv)	the NAV or fair value of our managed accounts, to the extent management fees are charged.

For each of the above, the amounts exclude assets under management for which we charge either no or nominal fees, generally related to our investments in our funds as well as investments in our funds by our principals, directors and employees.

Our calculation of AUM may differ from the calculations of other asset managers and, as a result, this measure may not be comparable to similar measures presented by other asset managers. Our definition of AUM is not based on any definition of assets under management contained in our operating agreement or in any of our Fortress Fund management agreements. Finally, our calculation of AUM differs from the manner in which our affiliates registered with the United States Securities and Exchange Commission report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways.  Significantly, Regulatory Assets Under Management, unlike Management Fee Paying Assets Under Management, is not reduced by liabilities or indebtedness associated with assets under management and it includes assets under management and uncalled capital for which Fortress receives no compensation.

“Fortress,” “we,” “us,” “our,” the “Company” and the “public company” refer, collectively, to Fortress Investment Group LLC and its subsidiaries, including the Fortress Operating Group (as defined below) and all of its subsidiaries, excluding consolidated variable interest entities, unless the context requires otherwise.

“Fortress Funds” and “our funds” refers to the private investment funds, permanent capital vehicles and related managed accounts that we manage. The Fortress Macro Fund is our flagship liquid hedge fund and the Drawbridge Special Opportunities Fund is our flagship credit hedge fund.

“Fortress Operating Group” or “FOG” refers to the limited partnerships and their subsidiaries through which we conduct our business and hold our investments. The public company controls the Fortress Operating Group through wholly owned subsidiaries that serve as the general partner of each FOG entity.

Economic interests in each FOG entity are represented by Class A common units and Class B common units. Class A common units are (indirectly) owned by the public company, and Class B common units are owned by the principals (defined below) and, from time to time, a former senior employee who owned securities convertible into Class B common units.

The number of outstanding Class A common units equals the number of outstanding Class A shares of the public company. The number of outstanding Class B common units equals the number of outstanding Class B shares of the public company.

“Fortress Operating Group units” or “FOGUs” is the term we use to refer to the aggregate of one limited partner interest (either a Class A common unit or a Class B common unit, as applicable) in each FOG entity. One FOGU together with one Class B share is convertible into one Class A share. A surrendered Class B common unit automatically converts into a Class A common unit.

“principals” or “Principals” refers to Peter Briger, Wesley Edens, Randal Nardone and Michael Novogratz, collectively, as well as Robert Kauffman until his retirement in December 2012. The principals control the public company through their ownership of the public company’s Class B shares (together with, from time to time, a former senior employee who owned securities convertible into Class B shares). The Class B shares and the Class A shares are each entitled to one vote per share, and the number of Class B shares outstanding represents a majority of the aggregate number of Class B shares and Class A shares outstanding. The Class B shares do not represent an economic interest in the public company and therefore are not entitled to any dividends. The principals own their economic interest in the public company primarily through their direct ownership of FOGUs.

PART II

Item 6. Selected Financial Data.

The selected historical financial information set forth below as of, and for the years ended, December 31, 2014, 2013, 2012, 2011, and 2010 has been derived from our audited historical consolidated financial statements.

The information below should be read in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations,” included in Item 7 and the consolidated financial statements and notes thereto included in Item 8 in this Annual Report on Form 10-K.

	Year Ended December 31,
	2014	2013	2012	2011	2010
	(in thousands, except share data)
Operating Data
Revenues
Management fees, incentive income, expense reimbursements and other revenues	$1,205,580	$1,264,983	$969,869	$858,628	$950,245
Total Revenue	1,205,580	1,264,983	969,869	858,628	950,245
Expenses
Operating Expenses (A)	991,746	897,603	908,220	1,954,908	1,817,994
Total Expense	991,746	897,603	908,220	1,954,908	1,817,994
Other Income (Loss)
Gains (losses)	(11,757)	53,933	48,921	(30,054)	2,997
Tax receivable agreement liability adjustment	(33,116)	(8,787)	(8,870)	3,098	22,036
Earnings (losses) from equity method investees	78,199	136,866	156,530	41,935	115,954
Total Other Income (Loss)	33,326	182,012	196,581	14,979	140,987
Income (loss) before income taxes	247,160	549,392	258,230	(1,081,301)	(726,762)
Income tax benefit (expense)	(6,947)	(65,801)	(39,408)	(36,035)	(54,931)
Net Income (Loss)	$240,213	$483,591	$218,822	$(1,117,336)	$(781,693)
Allocation of Net Income (Loss)
Principals' and Others' Interests in Income (Loss) of Consolidated Subsidiaries	$139,956	$283,144	$140,538	$(685,821)	$(497,082)
Redeemable Non-controlling Interests in Income (Loss) of Consolidated Subsidiaries	(709)	—	—	—	—
Net Income (Loss) Attributable to Class A Shareholders	100,966	200,447	78,284	(431,515)	(284,611)
	$240,213	$483,591	$218,822	$(1,117,336)	$(781,693)
Dividends declared per Class A share	$0.50	$0.24	$0.20	$—	$—
Earnings Per Class A Share - Fortress Investment Group
Net income (loss) per Class A share, basic	$0.47	$0.83	$0.29	$(2.34)	$(1.79)
Net income (loss) per Class A share, diluted	$0.43	$0.79	$0.27	$(2.36)	$(1.83)
Weighted average number of Class A shares outstanding, basic	210,303,241	236,246,296	214,399,422	186,662,670	164,446,404
Weighted average number of Class A shares outstanding, diluted	455,154,136	500,631,423	524,900,132	493,392,235	467,569,571

Continued on next page.

	As of December 31,
	2014	2013	2012	2011	2010
Balance Sheet Data
Assets
Investments, including options	$1,193,389	$1,357,604	$1,249,761	$1,079,777	$1,012,883
Cash and cash equivalents	391,089	364,583	104,242	333,166	210,632
Total assets	2,502,384	2,674,432	2,155,678	2,220,686	2,076,695
Liabilities and Equity
Debt obligations payable	75,000	—	149,453	261,250	277,500
Deferred incentive income	304,526	247,556	231,846	238,658	198,363
Total liabilities	1,217,712	1,059,527	939,028	1,158,294	1,147,280
Shareholders' equity, including accumulated other comprehensive income (loss)	643,599	825,067	626,471	487,431	411,464
Principals' and others' interests in equity of consolidated subsidiaries	639,356	789,838	590,179	574,961	517,951
Total Equity	1,282,955	1,614,905	1,216,650	1,062,392	929,415

(A)	Includes expenses related to non-cash compensation expense associated with the Principals Agreement for the years ended December 31, 2011 and 2010. The Principals Agreement expired in December 2011.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

(tables in thousands except as otherwise indicated and per share data)

The following discussion should be read in conjunction with Fortress Investment Group’s consolidated financial statements and the related notes (referred to as “consolidated  financial statements” or “historical consolidated financial statements”) included in Item 8 in this Annual Report on Form 10-K. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in Part I, Item 1A, “Risk Factors” and elsewhere in this Annual Report on Form 10-K.

Overview

Our Business

Fortress is a leading, highly diversified global investment management firm with approximately $67.5 billion in AUM as of December 31, 2014. Fortress applies its deep experience and specialized expertise across a range of investment strategies — private equity, credit, liquid markets and traditional fixed income — on behalf of our over 1,600 institutional clients and private investors worldwide. We earn management fees based on the amount of capital we manage, incentive income based on the performance of our alternative investment funds, and investment income (loss) from our investments in our funds. We continue to invest capital in each of our alternative investment businesses.

The performance of our funds was mixed in 2014, with strong performances in some funds and weaker performance in others, and overall our segment operating results were flat in comparison with 2013. In addition, we have continued significant capital raising within our funds and we have improved our capital structure by repurchasing Class A shares at a discount to their market price. For more information about these topics, please refer to “— Performance of our Funds,” “— Assets Under Management,” and “— Liquidity and Capital Resources” below.

As of December 31, 2014, we managed the following businesses:

Private Equity — a business that manages approximately $13.9 billion of AUM comprised of two business segments: (i) general buyout and sector-specific funds focused on control-oriented investments in cash flow generating assets and asset-based businesses in North America and Western Europe; and (ii) permanent capital vehicles, which includes publicly traded companies that are externally managed by Fortress pursuant to management agreements, a private fund and a senior living property management business. The publicly traded companies invest in a wide variety of real estate related assets, including securities, loans, real estate properties and mortgage servicing related assets, media assets, senior living properties and the private fund invests in transportation and infrastructure assets. There were multiple realization events within our private equity funds for the year ended December 31, 2014, primarily related to GAGFAH (the sale of which was completed in June 2014), FRID and FRIC (the final distribution of which were completed in November 2014 and December 2014, respectively).

Liquid Hedge Funds — a business that manages approximately $8.1 billion of AUM and includes $3.5 billion of AUM relating to Fortress Asia Macro Funds and related managed accounts which subsequent to December 31, 2014, transitioned to Graticule Asset Management on the affiliated manager platform. These funds invest globally in fixed income, currency, equity and commodity markets and related derivatives to capitalize on imbalances in the financial markets. In addition, this segment includes an endowment style fund, which invests in Fortress Funds, funds managed by external managers, and direct investments; a fund that primarily focuses on an international "event driven" investment strategy, particularly in Europe, Asia-Pacific and Latin America; and a fund that seeks to generate returns by executing a positively convex investment strategy. Subsequent to December 31, 2014, this segment will include the results of the affiliated manager platform.

Credit Funds — a business that manages approximately $13.1 billion of AUM comprised of two business segments: (i) credit hedge funds which make highly diversified investments in direct lending, corporate debt and securities, portfolios and orphaned assets, real estate and structured finance on a global basis and throughout the capital structure, with a value orientation, as well as non-Fortress originated funds for which Fortress has been retained as manager as part of an advisory business; and (ii) credit private equity (“PE”) funds which are comprised of a family of “credit opportunities” funds focused on investing in distressed and undervalued assets, a family of ''long dated value'' funds focused on investing in undervalued assets with limited current cash flows and long investment horizons, a family of “real assets” funds focused on investing in tangible and intangible assets in four principal categories (real estate, capital assets, natural resources and intellectual property), a family of Asia funds, including Japan real estate funds and an Asian investor based global opportunities fund, and a family of real estate opportunities funds, as well as certain sector-specific funds with narrower investment mandates tailored for the applicable sector.

Logan Circle — our traditional asset management business, which has approximately $32.3 billion of AUM, provides institutional clients actively managed investment solutions across a broad spectrum of fixed income and growth equity strategies. Logan Circle's core fixed income products cover the breadth of the maturity and risk spectrums, including short, intermediate and long duration, core/core plus, investment grade credit, high yield and emerging market debt. As of December 31, 2014, all of our traditional asset management AUM is related to fixed income investment strategies.

Understanding the Asset Management Business

As an asset manager we perform a service — we use our investment expertise to make investments on behalf of other parties (our “fund investors”). An “alternative” asset manager is simply an asset manager that focuses on certain investment methodologies, typically hedge funds and private equity style funds as described below. Our private equity business also manages permanent capital vehicles, also described below.

Private equity style funds (including the private permanent capital vehicle) are typically “closed-end” funds, which means they work as follows. We solicit fund investors to make capital commitments to a fund. Fund investors commit a certain amount of capital when the fund is formed. We may “draw” or “call” this capital from the fund investors as the fund makes investments. Capital is returned to fund investors as investments are realized. The fund has a set termination date and we must use an investment strategy that permits the fund to realize all of the investments it makes in the fund within that period. Fund investors may not withdraw or redeem capital, barring certain extraordinary circumstances, and additional fund investors are not permitted to join the fund once it is fully formed. Typically, private equity style funds make longer-term, less liquid (i.e. less readily convertible to cash) investments.

Publicly traded permanent capital vehicles are publicly traded entities which are externally managed by us. "Externally managed" means that their senior management is typically employed by us and that they rely on us for their decision making. In exchange, we receive management fees, incentive income and, when we assist these entities in raising equity capital, options to purchase their common stock. "Publicly traded" means that their equity, in the form of common stock, is typically traded on a major public stock exchange such as New York Stock Exchange. As a result, their equity investors (stockholders) may trade in and out of their positions, but Fortress continues to earn management fees and incentive income regardless of any turnover in ownership. These entities have indefinite lives and typically pay dividends or distributions to their stockholders only from earnings, while capital is reinvested.

Hedge funds are typically “open-end” funds, which means they work as follows. We solicit fund investors to invest capital at the fund formation and invest this capital as it is received. Additional fund investors are permitted to join the fund on a periodic basis. Fund investors are generally permitted to redeem their capital on a periodic basis. The fund has an indefinite life, meaning that it continues for an indeterminate period as long as it retains fund investors. Typically, hedge funds make short-term, liquid investments. Our credit hedge funds share certain characteristics of both private equity and hedge funds, and generally make investments that are relatively illiquid in nature.

In addition, Fortress has a traditional asset management business. The traditional asset management business works similarly to the hedge fund business, except that generally there is no provision for incentive income and management fee rates are lower.

In exchange for our services, we receive remuneration in the form of management fees and incentive income. Management fees are typically based on a fixed annual percentage of the capital we manage for each fund investor, and are intended to compensate us for the time and effort we expend in researching, making, managing and realizing investments. Incentive income is typically based on achieving specified performance criteria, and it is intended to align our interests with those of the fund investors and to incentivize us to earn attractive returns.

We also invest our own capital alongside the fund investors in order to further align our interests and to earn a return on the investments.

In addition, Fortress typically receives a number of options in the publicly traded permanent capital vehicles equal to 10% of the number of shares of common stock sold by any such entity when raising equity capital. The options received by Fortress typically have a strike price equal to the market price of the relevant stock on the day of issuance and a ten-year term. When an option is exercised, Fortress pays the strike price and receives a share of common stock of the publicly traded permanent capital vehicle. If the value of the stock were to increase during the term of the option, the value of the share received by Fortress upon exercise would exceed the strike price paid by Fortress.

In order to be successful, we must do a variety of things including, but not limited to, the following:

•	Increase the amount of capital we manage for fund investors, also known as our “assets under management” or "AUM"

•	Earn attractive returns on the investments we make.

•	Effectively manage our liquidity, including our debt, if any, and expenses.

Each of these objectives is discussed below.

Assets Under Management

Management fee paying assets under management, or AUM, fluctuate based on four primary factors:

•
Capital raising: AUM increases when we receive more capital from our fund investors to manage on their behalf or when the publicly traded permanent capital vehicles raise capital such as in an equity offering. Typically, fund investors make this decision based on: (a) the amount of capital they wish, or are able, to invest in the types of investments a certain manager or fund makes, and (b) the reputation and track record of the manager and its key investment employees.

•
Realization of private equity investments and return of capital distributions: In “closed-end” funds, AUM decreases when we return capital to fund investors as investments are realized. Investments are realized when they are sold or otherwise converted to cash by the manager. Similarly, AUM decreases in publicly traded investment vehicles, including the publicly traded permanent capital vehicles, when return of capital distributions are made to investors.

•
Redemptions: In “open-end” funds, AUM decreases after fund investors ask for their capital to be returned, or “redeemed,” at periodic intervals. Typically, fund investors make this decision based on the same factors they used in making the original investment, which may have changed over time or based on circumstances, as well as on their liquidity needs.

•	Fund performance: AUM increases or decreases in accordance with the performance of fund investments.

It is critical for us to continue to raise capital from fund investors. Without new capital, AUM declines over time as private equity investments are realized and hedge fund investors redeem capital based on their individual needs. Therefore, we strive to maintain a good reputation and a track record of strong performance. We strive to also form and market funds in accordance with investor demand.

We disclose the changes in our assets under management below, under “— Assets Under Management”

Performance

Performance can be evaluated in a number of ways, including the measures outlined below:

•
Fund returns: Fund returns express the rate of return a fund earns on its investments in the aggregate. They can be compared to the returns of other managers, to returns offered by other investments or to broader indices. They can also be compared to the performance hurdles necessary to generate incentive income. We disclose our fund returns below, under “— Performance of Our Funds.”

•	Proximity to incentive income threshold: This is a measure of a fund's performance relative to the performance criteria it needs to achieve in order for us to earn incentive income.

Incentive income is calculated differently for the hedge funds, private equity funds and publicly traded permanent capital vehicles, as described below.

•
We generally earn incentive income from hedge funds based on a straight percentage of the returns of each fund investor, since fund investors may enter the fund at different times. Incentive payments are made periodically, typically annually for the Fortress hedge funds. Once an incentive payment is made, it is not refundable. However, if a particular fund investor suffers a loss on its investment, either from the date of the Fund's inception or since the last incentive payment to the manager, this establishes a “high water mark” for that investor, meaning a threshold that has to be exceeded in order for us to begin earning incentive income again from that fund investor. Investors in the same fund could have different high water marks, in terms of both percentage return and dollar amount.

•
Since it is impractical to disclose this information on a fund investor-by-investor basis, it may be disclosed based on the following metrics: the percentage of fund investors who have a high water mark, and the aggregate dollar difference between the value of those fund investors' investments and their applicable aggregate high water mark. The investments held by fund investors who do not have a high water mark are eligible to generate incentive income for us on their next dollar earned.

•
We generally earn incentive income from private equity style funds based on a percentage of the returns of the fund, subject to the achievement of a minimum return (the “preferred” return) to fund investors. Incentive income is generally paid as each investment in a fund is realized, subject to a “clawback.” At the termination of a fund, a computation is done to determine how much incentive income we should have earned based on the fund's overall performance, and any incentive income payments received by us in excess of the amount we should have earned must be returned by us (or “clawed back”) to the fund for distribution to fund investors. Certain of our private equity style funds pay incentive income only after all of the fund's invested capital has been returned.

•
We generally earn incentive income from publicly traded permanent capital vehicles based on a percentage of operating results in excess of specified returns to shareholders, calculated on a cumulative but not compounding basis. Incentive income is generally earned quarterly and once incentive is earned, it is not subject to clawback. However, if at a later date the total incentive income received by us is in excess of the cumulative amount calculated as of this later date, we would have to make up that difference in order for us to begin earning incentive income again.

Depending on where they are in their life cycle and how they have performed, private equity funds will fall into one of several categories as shown below:

PE Style Fund Status				Key Disclosures
In a liquidation of the fund’s assets at their estimated fair value as of the reporting date:
Has the fund made incentive income payments to us?	Would the fund owe us incentive income?	Would we owe a clawback of incentive income to the fund?		(Refer to Note 3 to our consolidated financial statements included in Item 8)
Yes	Yes	No	-	The amount of previously distributed incentive income.
			-	The amount of "undistributed incentive income," which is the amount of incentive income that would be due to us upon a liquidation of the fund’s remaining assets at their current estimated fair value.

Yes	No	Yes	-	The amount of previously distributed incentive income.
			-	The "intrinsic clawback," which is the amount of incentive income that we would have to return to the fund upon a liquidation of its remaining assets at their current estimated fair value.
-
The amount by which the total current fund value would have to increase as of the reporting date in order to reduce the intrinsic clawback to zero such that we would be in a position to earn additional incentive income from the fund in the future.

No	Yes	N/A	-	The amount of "undistributed incentive income," which is the amount of incentive income that would be due to us upon a liquidation of the fund’s remaining assets at their current estimated fair value.

No	No	N/A	-	The amount by which the total current fund value would have to increase as of the reporting date such that we would be in a position to earn incentive income from the fund in the future.

We disclose each of these performance measures, as applicable, for all of our funds in Note 3 to our consolidated financial statements included in Item 8.

Liquidity, Debt and Expense Management

We may choose to use leverage, or debt, to manage our liquidity or enhance our returns. We strive to achieve a level of debt that is sufficient to cover working capital and investment needs, but not in an amount or manner which causes undue stress on performance, either through required payments or restrictions placed on Fortress.

Our liquidity, and our ability to repay our debt, as well as the amount by which our metrics exceed those required under our financial covenants are discussed below, under “— Liquidity and Capital Resources”, “— Debt Obligations”, and “— Covenants”.

We must structure our expenses, primarily compensation expense which is our most significant expense, so that key employees are fairly compensated and can be retained, while ensuring that expenses are not fixed in such a way as to endanger our ability to operate in times of lower performance or reduced liquidity. To this end, we generally utilize discretionary bonuses, profit sharing and equity-based compensation as significant components of our compensation plan.

•
Profit sharing means that when profits increase, either of Fortress as a whole or of a specified component (such as a particular fund) of Fortress, employees receive increased compensation. In this way, employees' interests are aligned with Fortress's, employees can receive significant compensation when performance is good, and we are able to reduce expenses when necessary.

•
Equity-based compensation means that employees are paid in equity of Fortress rather than in cash. This form of compensation has the advantage of not requiring a cash expenditure, while aligning employees' interests with those of Fortress.

Our liquidity is discussed below, under “— Liquidity and Capital Resources”. Our compensation expenses, including profit sharing and equity-based compensation, are discussed in Note 8 to our consolidated financial statements included in Item 8. Our segment operating margin, which we define as the ratio of our fund management distributable earnings to our segment revenues, and which is a measure of our profitability, is discussed in Note 11 to our consolidated financial statements included in Item 8.

Understanding Our Financial Statements
Balance Sheet

Our assets consist primarily of the following:

1)
Investments in our funds, recorded generally based on our share of the funds' underlying net asset value, which in turn is based on the estimated fair value of the funds' investments. In addition, we hold options in our publicly traded permanent capital vehicles.

2)	Cash.

3)	Amounts due from our funds for fees and expense reimbursements.

4)	Deferred tax assets, which relate to potential future tax benefits. This asset is not tangible - it was not paid for and does not represent a receivable or other claim on assets.

Our liabilities consist primarily of the following:

1)	Debt owed under our credit facility or other debt obligations (if any).

2)	Accrued compensation, generally payable to employees shortly after year-end.

3)
Amounts due to our Principals under the tax receivable agreement. These amounts partially offset the deferred tax assets and do not become payable to the Principals until the related future tax benefits are realized.

4)
Deferred incentive income, which is incentive income that we have already received in cash but is subject to contingencies and may have to be returned (“clawed back”) to the respective funds if certain performance hurdles are not met.

Management, in considering the liquidity and health of the Company, mainly focuses on the following aspects of the consolidated balance sheet:

1)	Expected cash flows from funds, including the potential for incentive income.

2)	Cash on hand.

3)	Collectibility of receivables.

4)	Current amounts due under our credit facility or other debt obligations (if any).

5)	Other current liabilities, primarily accrued compensation.

6)	Financial covenants under our debt obligations.

7)	Likelihood of clawback of incentive income.

Income Statement

Our revenues and other income consist primarily of the following:

1)	Fees and expense reimbursements from our funds, including management fees, which are based on the size of the funds, and incentive income, which is based on the funds' performance.

2)	Returns on our investments in the funds.

Our expenses consist primarily of the following:

1)	Employee compensation paid in cash, including profit sharing compensation.

2)
Equity-based compensation, which is not paid in cash but has a dilutive effect when it vests because it results in additional shares being issued (This amount is broken out from total compensation in Note 8 to our consolidated financial statements included in Item 8).

3)	Other general and administrative expenses and interest expenses.

4)	Taxes.

The primary measure of operating performance used by management is “Distributable Earnings,” which is further discussed in the “- Results of Operations - Segment Analysis” section herein.

Essentially, the key components of our income are the fees we are earning from our funds in comparison to the compensation and other corporate expenses we are paying in cash, and the resulting operating margin. Other significant components include (i) the unrealized changes in value of our funds, reported as unrealized gains (losses) and earnings (losses) from equity method investees, as this is indicative of changes in potential future cash flows, (ii) taxes, and (iii) equity-based compensation, because it will eventually have a dilutive effect when the related shares are issued.

Managing Business Performance

We conduct our management and investment business through the following primary segments: (i) private equity funds, (ii) permanent capital vehicles, (iii) liquid hedge funds, (iv) credit hedge funds, (v) credit PE funds and (vi) Logan Circle. These segments are differentiated based on their varying strategies and, secondarily, on fund investor terms. In the third quarter of 2014, we reorganized our segments. See "— Results of Operations — Segment Analysis" below.

The amounts not allocated to a segment consist primarily of interest expense incurred with respect to corporate borrowings, foreign currency translation and interest income. Assets not allocated to a segment consist primarily of cash and net deferred tax assets.

Management assesses our segments on a Fortress Operating Group and pre-tax basis, and therefore adds back the interests in consolidated subsidiaries related to Fortress Operating Group units (held by the principals and a former senior employee) and income tax expense.

Management assesses the performance of each segment based on its ''distributable earnings.'' Distributable earnings is not a measure of cash generated by operations that is available for distribution. Rather distributable earnings is a supplemental measure of operating performance used by management in analyzing its segment and overall results. Distributable earnings should not be considered as an alternative to cash flow in accordance with GAAP or as a measure of our liquidity, and is not necessarily indicative of cash available to fund cash needs (including dividends and distributions).

We believe that the presentation of distributable earnings enhances a reader's understanding of the economic operating performance of our segments. For a more detailed discussion of distributable earnings and how it reconciles to our GAAP net income (loss), see “— Results of Operations — Segments Analysis” below.

Market Considerations

Our revenues consist primarily of (i) management fees based generally on AUM, (ii) incentive income based on the performance of our funds and (iii) investment income from our investments in those funds. Our ability to maintain and grow our revenues - both at Fortress and within our funds - depends on our ability to retain existing investors, attract new capital and investors, secure investment opportunities, obtain financing for transactions, consummate investments and deliver attractive risk-adjusted returns.

Our ability to execute our business strategy depends upon a number of market conditions, including:

The strength and liquidity of the U.S. and global equity and debt markets and related financial and economic conditions.

U.S. and global financial and economic conditions have a substantial impact on the success of our business strategy, including our ability to effect realizations and make new investments. In addition, equity market conditions impact the ability of our private equity funds to increase the value, and effect realizations, of their portfolio company investments and the ability of our funds that invest in equities to generate positive investment returns. The condition of the debt markets also has a meaningful impact on our business. Several of our funds are directly and indirectly exposed to the debt markets: we invest in debt instruments, our funds borrow money to make investments and our funds utilize leverage in order to increase investment returns, which ultimately drive the performance of our funds. Our portfolio companies also require access to financing for their operations and refinancing of their debt. Furthermore, from time to time, we utilize debt to finance our investments in our funds and for working capital purposes. In general, strong financial and economic conditions including equity and debt markets enable us to execute our business strategy and generate attractive returns while dampening distressed investment strategies, and periods of weakening economies and markets and increased volatility can also present opportunities to invest at reduced valuations and in distressed asset classes, while negatively impacting fees, realizations and value creation. For example, a significant decline in the value of our funds’ investments would require that our funds satisfy minimum return or “high water mark” requirements before generating incentive income and could subject us to “clawback” payments relating to incentive income previously collected. For hedge funds, opportunities to generate returns depend on their investment strategies, which may benefit from market declines or volatility.

In 2014, global markets were impacted by an overall challenging environment characterized by uncertainty and an absence of clear trends. While volatility remained generally low during most of the year, there was significant volatility in the fourth quarter of 2014. In October 2014, markets experienced a surprisingly sharp rise in volatility and the concomitant decline in asset prices followed by a sharp reversal in both. The initial moves were engendered by the unwinding of portfolios by certain large asset managers, a fundamental and surprisingly significant decline in the price of oil and further deflationary forces on global prices and global GDP largely emanating from a weaker outlook in Europe. The reversal was led by the opportunity of purchasing assets, particularly in the U.S., at lower prices after forced liquidations in the market from increased volatility. Lower oil prices continued through the fourth quarter and it appears that lower energy prices may be a trend unlikely to be reversed in the near-term. The downtrend in global energy markets has continued in 2015 and supply-demand dynamics suggest the lower prices could persist throughout much of 2015. U.S. equity markets had strong year in 2014, while international markets as a whole did not perform as well. In fixed income markets, investment-grade corporate bonds had a stronger year than high-yield bonds and bonds without credit risk performed especially well. Equity markets in the U.S. recorded strong returns for the fourth quarter, but most non-U.S. stock markets posted fourth-quarter losses in U.S. dollar terms due to the further weakening of non-U.S. currencies. More recently, the markets were shocked by the Swiss National Bank, which ended its currency floor with the Euro and cut its deposit rate further.

Markets focused on the path of U.S. monetary policy and low inflation as an indicator of the likely direction of global interest rates. In addition, the overall strength of the U.S. Dollar remains a key theme as economic activity and the expected path of monetary policy in the U.S. compared to the rest of the world is expected to continue to diverge in 2015. With low oil prices and gasoline prices at multi-year lows, business and consumer sentiment have scope to drive growth. It is currently anticipated that U.S. economic expansion will build positive momentum in 2015, buoyed by lower energy prices, low interest rates, relaxing borrowing standards in the housing market and steady progress in the labor market. Sustained labor market strength makes a compelling case for the Federal Reserve to lift interest rates from emergency levels for the first time in eight years, after ending quantitative easing in October. The uncertainty over when the Federal Reserve will begin increasing interest rates continues, with some expectation of an increase at their June 2015 meeting, depending on economic data. While energy and the U.S. Dollar may provide a transitory restraint on inflation, it is possible interest rates will increase even when inflation is low, provided the Federal Reserve is confident that inflation will increase over time.

In the Eurozone, the European Central Bank adopted a wide ranging package of easing measures in 2014. Throughout the last quarter of the year, the European Central Bank President appeared committed to fulfilling their mandate of price stability and continued to promote the case for an asset-purchase program, though the European Central Bank did not announce any further easing measures at its meeting in early November. But in January 2015, the European Central Bank announced a Federal Reserve-style stimulus plan and committed to a trillion-Euro asset-purchase plan to fight deflation and stimulate growth. The European

Central Bank will purchase €60 billion of assets per month through September next year. Eurozone officials, including the European Central Bank, appear to be united in seeking a further sizable weakening in the Euro as one of the key means for strengthening GDP in the Eurozone. Given the asset-purchase program of significant size, the benefits of lower energy prices and the continued decline of the Euro, there is renewed confidence in Europe’s growth. However, a few days later in January 2015, Greece’s anti-austerity party won the Greek elections and will need to compromise in reaching an agreement to replace the EU assistance program, which will potentially create volatility and risks for Eurozone recovery. Although we believe sovereign risk generally decreased overall in the Eurozone throughout 2014, it may be increasing again depending on how the Greek situation evolves as well as the Ukraine conflict with Russia. Our hedge funds hold actively-traded long and short positions, with frequently changing levels of exposure, in the debt of several European sovereignties. Based on the positions held by our funds as of December 31, 2014, there was not a material risk to the performance of the Company under typical market stress scenarios. However, the investments held by certain of our funds could be material to the individual performance of such funds and, therefore, our reputation.

In Japan, the Bank of Japan implemented an easing policy at a substantial pace in 2014. The Bank of Japan and Governor Kuroda announced further monetary easing in October 2014, acting earlier and more aggressively than expected by expanding their open-ended quantitative and qualitative easing (QQE) program. The announcement may preempt downside risks of the low inflation outlook due to a somewhat slower economy after the consumption tax imposed in April 2014 and the near term impact of lower oil prices. The additional measures adopted by the Bank of Japan included increasing the annual pace of their asset-purchase program, increasing the amount and average maturity of Japanese government bond purchases, as well as adding a greater percentage of equity and real estate exchange traded funds to its purchases. During the fourth quarter, the Japanese Prime Minister called a snap election and was re-elected for an additional four years, delayed the second leg of the consumption tax increase by 18 months and called for a further short term supplementary fiscal stimulus.  The combination of the current monetary and fiscal policy, along with a weaker Yen and lower energy prices, constitutes a positive development for the Japanese economy and markets. At its meeting in April 2015, the Bank of Japan will update its economic forecasts, providing an opportunity for it to assess Japan's economic outlook and whether any additional monetary accommodation may be necessary. The Japanese equity markets experienced volatility in 2014 but finished the year up in local currency terms.

Emerging markets were mixed in 2014. In the fourth quarter, emerging markets did not experience volatility as developed markets did and this is likely to continue into 2015. Growth in the emerging markets is likely to be in those countries that benefit from lower commodity and energy prices like India, South Africa and Turkey. Countries like Brazil, Russia, Venezuela and parts of Southeast Asia may face deteriorating terms of trade that could put pressure on their fiscal positions and incite turbulence and economic hardship in their local markets. In Mexico, growth is likely to be lower than expected as oil sector inflows will take longer to materialize and their reformist President remains politically weak. Brazil may face another difficult 2015 with a combination of weak growth, high inflation and higher unemployment but, on the other hand, may also be on the cusp of improving given the new and very well-respected Finance Minister who is likely to implement much needed fiscal austerity. India may present interesting opportunities given the reforms being enacted by the Prime Minster and the Reserve Bank of India. Chinese growth is looking to be on the lower end of the range, coupled with low inflation. The People’s Bank of China recently cut its benchmark lending rates and it is anticipated that further easing will be announced as policy is focused on keeping growth at 7%.

Market conditions over the last several years have impacted our business in several ways:

•
Volatility in the markets since the financial crisis in 2008 increased the importance of maintaining sufficient liquidity without relying upon additional infusions of capital from the equity and debt markets. Based on cash balances, committed financing and short-term operating cash flows, in the judgment of management we have sufficient liquidity in the current market environment. The maintenance of sufficient liquidity may limit our ability to make investments, distributions, or engage in other strategic transactions.

•
Improved economic conditions over the last several years, including relatively low interest rates, have benefited our business in a number of ways, including, but not limited to, a strong financing environment that has enabled our private equity funds and their portfolio companies to secure long-term financing, refinance debt at attractive levels, raise public and private equity capital and improve portfolio company profitability. Improving economic conditions and higher valuations in private equity funds have also contributed to their ability to launch new investment vehicles and raise capital for them. While improved conditions have created a more challenging environment for identifying new investments, we continue to deploy meaningful amounts of new capital.

•
Following a period of deleveraging, that resulted in significant opportunities for investors with sufficient capital to acquire assets at reduced prices, near-term investment opportunities have become more sporadic in nature given pricing and market dynamics. However, potential opportunities exist, particularly where access to capital is restricted and in Europe where economies may remain uncertain.

•	Despite the uncertain economic recovery, our funds continue to make investments on an opportunistic basis, and we continue to raise new funds as discussed above and illustrated in the AUM table below.

The strength of, and competitive dynamics within, the alternative asset management industry, including the amount of capital invested in, and withdrawn from, alternative investments.

The strength of the alternative asset management industry, and our competitive strength relative to our peers, are dependent upon several factors, including, among other things, (1) the investment returns alternative asset managers can provide relative to other investment options, (2) the amount of capital investors allocate to alternative asset managers, and (3) our performance relative to our competitors and the related impact on our ability to attract new capital.

The strength of the alternative asset management industry is dependent upon the investment returns alternative asset managers can provide relative to other investment options. This factor depends, in part, on returns available from traditional investment products, and to a lesser extent on interest rates and credit spreads (which represent the yield demanded on financial instruments by the market in comparison to a benchmark rate, such as the relevant U.S. Treasury rate or LIBOR) available on other investment products. This is because as interest rates rise and/or spreads widen, returns available on such investments would tend to increase and, therefore, become more attractive relative to the returns of investment products offered by alternative asset managers.

Solving for funding gaps and historically low interest rates have caused pension plans and other institutional investors to look to alternative investments in order to increase the yield on their investments. As a result, the amount of capital being invested into the alternative investment sector appears to have increased significantly during 2014 and the outlook for 2015 remains positive. However, certain investors appear to have become increasingly focused on the liquidity and redemption terms of alternative investment funds and have expressed a desire to have the ability to redeem or otherwise liquidate their investments in a more rapid time frame than what is permitted under the terms of many existing funds. Investors in long-term, locked-up (i.e., “private equity style”) funds have engaged in longer, more intensive and detailed due diligence procedures prior to making commitments to invest in such funds, which has led to the general perception across the alternative asset management industry that capital raising for long-term capital will require longer time periods, a greater commitment of capital raising resources and will generally be more difficult overall than it was previously. Moreover, some investors are increasingly shifting to managed accounts with fee structures that are less favorable to us.

The factor which most directly impacts our results is our investment performance relative to our competitors, including products offered by other alternative asset managers. As illustrated in “- Performance of Our Funds” below, we have generated strong returns in some funds and weaker returns in others, and the performance of our more recent vintage private equity funds has rebounded significantly since 2008. As illustrated in “— Assets Under Management” below, we have been able to raise additional capital in our funds, including existing hedge funds and permanent capital vehicles. However, our ongoing ability to raise capital for new and existing funds will be a function of investors' assessment of our investment performance relative to that of our competition in the current market environment, as well as other factors.

The strength of the industries or sectors in which our funds have concentrated investments, or in which variable interest entities that we consolidate operate.

Our private equity funds, as well as certain of our managed accounts and permanent capital vehicles, currently have significant investments in companies whose assets are concentrated in the following industries and sectors: financial services (particularly loan servicing and consumer finance), transportation and infrastructure, gaming, real estate (including Florida commercial real estate), and senior living. The overall performance of our funds may be affected by market conditions and trends related to these industries and sectors. Within the financial services industry, the regulatory pressure on banks in the U.S. after the financial crisis contributed to a positive market for the expansion of non-bank financial institutions. This development has recently led to increased regulatory focus on non-bank financial institutions, resulting in slower growth within some of our financial services investments. Worldwide growth in trade and transportation continued to expand albeit at a more modest pace than in the previous years, with growing demand for both cargo and passenger-related transportation infrastructure and equipment. In addition, we believe there are significant investment opportunities in transportation and infrastructure investments in the energy industry, driven by growth in oil and gas production and the recent volatility of oil prices. The senior living sector continues to benefit from a favorable consolidation and supply/demand dynamics as well as an appreciation of related real estate values. European markets have presented opportunities for distressed investments in country specific markets such as Italy.

We believe that unfolding developments in the U.S. residential housing market have generated significant investment opportunities. The residential mortgage industry is undergoing major structural changes that are transforming the way mortgages are originated, owned and serviced. In particular, we believe that mortgage servicing rights, excess mortgage servicing rights and other servicing related investments continue to present an attractive investment opportunity. Nationstar Mortgage Holdings Inc. ("Nationstar") is a mortgage servicer, which is majority owned by our Fortress Funds, and New Residential Investment Corp. ("New Residential"), which is managed by Fortress, and the MSR Opportunities Funds have made significant investments in excess MSRs and other servicing related assets. The timing, size and potential returns of future investments in this sector may be less attractive than prior investments due to a number of factors, most of which are beyond our control. In addition to interest rates, such factors include, but are not limited to, recent increased competition for excess MSRs and other servicing assets, which we believe is causing a related increase in the price for these assets. In addition, regulatory and government sponsored entity approval processes have been more extensive and taken longer than the process and timelines we experienced in prior periods, which has increased the amount of time and effort required to complete transactions.

Our macro liquid hedge funds actively trade in global markets.  Overall performance for the year ended December 31, 2014 was slightly negative. Losses were primarily attributable to interest rate and credit positions and were partially offset by gains from foreign currency positions. Global market conditions and trends formed around them are always subject to change as are the positions held by our liquid hedge funds.

Assets Under Management

We measure AUM by reference to the fee paying assets we manage. Our AUM has changed as a result of the factors set forth in the table below (in millions):

	Private Equity (I)			Credit (I)
	Funds	Permanent Capital Vehicles	Liquid Hedge Funds	Hedge Funds	PE Funds	Logan Circle	Total
2012
AUM January 1, 2012	$9,276	$3,190	$5,515	$5,976	$6,232	$13,524	$43,713
Capital raised (A)	—	450	993	247	1,058	—	2,748
Increase in invested capital	68	95	7	21	2,817	—	3,008
Redemptions (B)	—	—	(2,045)	(37)	—	—	(2,082)
RCA distributions (C)	—	—	—	(1,100)	—	—	(1,100)
Return of capital distributions (D)	(1,033)	(3)	(93)	(233)	(1,964)	—	(3,326)
Adjustment for capital reset (E) (J)	—		—	—	(331)	—	(331)
Crystallized incentive income (F)	—	—	(3)	(76)	—	—	(79)
Net client flows (traditional)	—	—	—	—	—	5,710	5,710
Income (loss) and foreign exchange (G)	2,199	29	686	867	(63)	1,451	5,169
AUM December 31, 2012	$10,510	$3,761	$5,060	$5,665	$7,749	$20,685	$53,430

2013
Capital raised (A)	—	1,398	2,546	505	—	—	4,449
Increase in invested capital	444	97	3	—	2,236	—	2,780
Redemptions (B)	—	—	(850)	(83)	—	—	(933)
RCA distributions (C)	—	—	—	(1,020)	—	—	(1,020)
Return of capital distributions (D)	(985)	(23)	(122)	(20)	(2,150)	—	(3,300)
Adjustment for capital reset (E) (J)	—	(1,492)	—	—	(6)	—	(1,498)
Crystallized incentive income (F)	—	—	(87)	(168)	—	—	(255)
Net client flows (traditional)	—	—	—	—	—	4,753	4,753
Income (loss) and foreign exchange (G)	1,892	(19)	848	977	(302)	(52)	3,344
AUM December 31, 2013	$11,861	$3,722	$7,398	$5,856	$7,527	$25,386	$61,750

2014
Capital raised (A)	—	483	2,817	561	122	—	3,983
Increase in invested capital	231	543	2	46	1,858	—	2,680
Redemptions (B)	—	—	(1,767)	(37)	—	—	(1,804)
RCA distributions (C)	—	—	—	(616)	—	—	(616)
Return of capital distributions (D)	(3,455)	(115)	(160)	(78)	(1,799)	—	(5,607)
Adjustment for capital reset (E) (J)	—	—	—	—	(614)	—	(614)
Crystallized incentive income (F)	—	—	(130)	(169)	—	—	(299)
Net client flows (traditional)	—	—	—	—	—	5,420	5,420
Income (loss) and foreign exchange (G)	729	(66)	(32)	610	(139)	1,536	2,638
AUM December 31, 2014 (H) (K)	$9,366	$4,567	$8,128	$6,173	$6,955	$32,342	$67,531

(A)	Includes offerings of shares by our publicly traded permanent capital vehicles, if any.

(B)	Excludes redemptions which reduced AUM subsequent to December 31, as of each respective year end. Redemptions are further detailed below.

(C)
Represents distributions from (i) assets held within redeeming capital accounts (“RCA”) in our Drawbridge Special Opportunities Funds, which represent accounts where investors have provided withdrawal notices and are subject to payout as underlying fund investments are realized, and (ii) the Value Recovery Funds.

(D)
For private equity funds, the private permanent capital vehicle and credit PE funds, return of capital distributions are based on realization events. Such distributions include, in the case of private equity funds, the private permanent capital vehicle and credit PE funds that are in their capital commitment periods, recallable capital distributions. For credit hedge funds, return of capital distributions include income distributions from Fortress Japan Income Fund. For publicly traded permanent capital vehicles, return of capital distributions represent the portion of dividends paid and categorized as return of capital.

(E)
The reset date of certain private equity or credit PE funds is an event determined by the earliest occurrence of (i) the first day following the expiration of the capital commitment period of a fund, (ii) a successor fund or entity draws capital contributions or charges management fees (not applicable to credit PE funds) or (iii) the date on which all unpaid capital obligations have been canceled. For the period commencing with the initial closing of or contribution to the fund and ending on the last day of the semi-annual or quarterly period ending on or after the reset date, certain funds generate management fees as a percentage of the fund's capital commitments and certain funds generate management fees as a percentage of the fund's aggregate capital contributions. Thereafter, such funds generally generate management fees as a percentage of the aggregate capital contributed adjusted for the fair value of each investment that is below the associated investment's contributed capital.

(F)	Represents the transfer of value from investors (fee paying) to Fortress (non-fee paying) related to realized hedge fund incentive income.

(G)
Represents the change in AUM resulting from realized and unrealized changes in the reported value of the funds. For certain private equity funds, also includes the impact of a change in AUM basis from invested capital to fair value for certain portfolio companies which became publicly traded.

(H)
AUM is presented mainly in reference to Fortress's ability to generate management fees. Note 3 to our consolidated financial statements, included in Item 8, provides further information regarding incentive income, and Note 4 provides further information regarding Fortress's investments in the funds, including gains and losses thereon. The percentage of capital invested by Fortress across different funds varies.

(I)
As of December 31, 2014, the private equity funds, private permanent capital vehicle and credit funds had approximately $2.0 billion, $0.4 billion and $5.4 billion of uncalled and recallable capital, respectively, that will become assets under management if deployed/called, of which an aggregate of $2.3 billion is only available for follow-on investments, management fees and other fund expenses.

(J)
In April 2013, Eurocastle completed a restructuring process that resulted in the conversion of its outstanding convertible debt. As part of that restructuring, Fortress entered into an amended management agreement with Eurocastle that reduced the AUM used to compute Eurocastle's management fees from €1.5 billion to €0.3 billion as of April 1, 2013, and in doing so also reduced the earnings threshold required for Fortress to earn incentive income from Eurocastle. Following the conversion of its outstanding convertible debt, Eurocastle effected a one for two hundred reverse split of its common stock.

(K)
In January 2015, the Fortress Asia Macro Funds and related managed accounts transitioned to Graticule Asset Management under the affiliated manager platform. AUM at December 31, 2014 included $3.5 billion relating to the Fortress Asia Macro Funds and related managed accounts.

Redemptions

Fortress's liquid hedge funds, other than the Fortress Partners Funds, are subject to varying redemption terms based on investor classes, but generally offer monthly or quarterly redemption terms. Redemption notices generally must be received in the period prior to payment.

Certain of Fortress's liquid managed accounts provide for management fees based on a leverage factor (which cannot go below 1.0) that is applied to net asset value, meaning that increasing or decreasing the leverage factor impacts management fees. Investors in these accounts may redeem their capital on a periodic basis similarly to the liquid hedge fund investors, and may also elect on a monthly basis to increase or decrease the leverage factor in their accounts. An election to decrease the leverage factor is treated similarly to a redemption request in the tables set forth below due to its impact on AUM.

The Fortress Partners Funds provide for annual redemption terms. Redemption notices must be received at least 180 days prior to a calendar year end, and related payments are made subsequent to year end. For instance, the 2014 redemption notice date was July 5, 2014 for redemptions to be paid in the first quarter of 2015.

The credit hedge funds generally provide for annual return of capital terms. Return of capital requests must be received at least 90 days prior to a calendar year end, and related payments are made subsequent to year end. For instance, the 2014 return of capital request notice date was October 3, 2014 for capital to be returned after December 31, 2014. Such returns of capital may be paid over time as the underlying fund investments are realized, in accordance with the governing terms of the applicable funds. During the period prior to the return of capital for which a return request has been submitted, such amounts continue to be subject to management fees and, as applicable, incentive income. In particular, return of capital requests within the flagship credit hedge fund (onshore only) in 2010, 2011, 2012, 2013 and 2014 are being paid over time as the underlying fund investments are realized. In such a case, pending payment, this capital is referred to as a redeeming capital account or “RCA.”

In certain cases, redemption notices may be subject to cancellation after receipt and prior to payment.

Redemption notices and return of capital requests received from fee-paying investors, and related payments which are made in periods after notices are received, are shown in the table below:

Redemption Notices / Return of Capital Requests Received and Outstanding through December 31, 2014 (in thousands):

Notice Receipt Period	Liquid Hedge Fund Redemption Notices Received	Payments Made with Respect to those Notices - Inception to Date	Liquid Hedge Fund Remaining Outstanding Notices		Credit Hedge Fund Return of Capital Requests Received	Payments Made with Respect to those Requests - Inception to Date (C)	Credit Hedge Fund Remaining Outstanding Notices
2014	$2,160,974	$1,245,031	$926,392		$220,185	$751	$219,434
2013	957,414	981,914	—		157,251	118,202	46,075
2012	1,482,907	1,483,319	—		248,402	252,294	37,872
Prior			—	(A)			358,087	(A)
			$926,392	(B)			$661,468	(B)

(A)	Includes all prior periods with notices / requests that are still outstanding as of period end.

(B)
For liquid hedge funds, reflects $926.4 million to be paid primarily in the first quarter of 2015 which includes $387.7 million related to the Fortress Macro Funds, $318.2 million related to the Fortress Partners Funds and $189.3 million related to the Fortress Asia Macro Funds which transitioned to Graticule Asset Management under the affiliated manager platform in January 2015. For credit hedge funds, reflects $608.9 million in RCAs to be paid as the underlying investments are realized and $52.6 million to be paid primarily in the first quarter of 2015. Excludes any notices received from investors whose status has changed from fee-paying to non-fee-paying subsequent to notice receipt.

(C)	RCA payments are reflected in the AUM rollforward table as RCA distributions rather than as redemptions.

We note that performance between the notice / request date and the payment date may result in differences between the amount of redemption notices / return of capital requests received and the ultimate payments. The table above reflects the actual notices / requests received, the actual payments made, and the actual remaining NAV of related investors. Therefore, the aggregate notices / requests received will not equal the total payments made plus the remaining outstanding notices / requests, due primarily to post-notice performance and redemption cancellations.

Performance of Our Funds

The performance of our funds has been as follows (dollars in millions):

			AUM			Returns (B)
	Inception	Maturity Date (A)	December 31,			Inception to December 31,
Name of Fund	Date		2014	2013	2012	2014	2013	2012
Private Equity
Private Equity Funds that Report IRR’s
Fund I	Nov-99	Closed May-13	$ N/A	$ N/A	$—	25.7%	25.7%	25.7%
Fund II	Jul-02	In Liquidation	—	—	—	35.5%	35.5%	35.6%
Fund III	Sep-04	Jan-15	765	1,099	1,288	4.8%	6.9%	5.8%
Fund III Coinvestment	Nov-04	Jan-15	41	90	118	1.5%	1.8%	1.1%
Fund IV	Mar-06	Jan-17	2,171	2,859	2,790	1.6%	3.1%	2.4%
Fund IV Coinvestment	Apr-06	Jan-17	361	460	485	(0.9)%	(0.7)%	(0.8)%
Fund V	May-07	Feb-18	3,998	4,069	2,891	6.2%	4.1%	(1.0)%
Fund V Coinvestment	Jul-07	Feb-18	408	515	603	(6.1)%	(7.2)%	(9.6)%
GAGACQ Coinvestment Fund (GAGFAH)	Sep-04	Closed Dec-14	N/A	—	—	19.4%	19.4%	19.2%
FRID (GAGFAH)	Mar-05	Closed Nov-14	N/A	652	606	(0.3)%	(0.9)%	(3.2)%
FRIC (Brookdale)	Mar-06	Closed Dec-14	N/A	164	153	(1.6)%	(3.7)%	(5.1)%
FICO (Intrawest)	Aug-06	Jan-17	—	—	—	(100.0)%	(100.0)%	(100.0)%
FHIF (Holiday)	Dec-06	Jan-17	763	1,083	1,083	6.7%	6.8%	7.6%
FECI (Florida East Coast/Flagler)	Jun-07	Feb-18	433	436	443	(0.1)%	(0.3)%	(1.6)%
MSR Opportunities Fund I A	Aug-12	Aug-22	216	255	—	16.6%	(C)	N/A
MSR Opportunities Fund I B	Aug-12	Aug-22	54	64	—	16.4%	(C)	N/A
MSR Opportunities Fund II A	Jul-13	Jul-23	45	36	N/A	(C)	(C)	N/A
MSR Opportunities Fund II B	Jul-13	Jul-23	1	—	N/A	(C)	(C)	N/A
MSR Opportunities MA I	Jul-13	Jul-23	10	8	N/A	(C)	(C)	N/A
Italian NPL Opportunities Fund	Dec-13	Sep-24	25	—	N/A	(C)	(C)	N/A
Fortress Equity Partners	Mar-14	Mar-24	75	N/A	N/A	(C)	N/A	N/A

Continued on next page.

			AUM			Returns (B)
	Inception	Maturity Date (A)	December 31,			Inception
Name of Fund	Date		2014	2013	2012	to Date (D)	2014	2013	2012
Private Permanent Capital Vehicle
WWTAI	Jul-11	Jan-25	645	175	101	N/A	(C)	(C)	(C)

Publicly Traded Permanent Capital Vehicles
Newcastle Investment Corp.	Jun-98	Permanent	768	1,795	1,729	N/A	10.7%	7.0%	10.1%
New Residential Investment Corp.	May-13	Permanent	1,367	1,196	N/A	N/A	11.9%	10.5%	N/A
Eurocastle Investment Limited	Oct-03	Permanent	488	556	1,931	N/A	6.9%	6.7%	(B)
New Media Investment Group Inc.	Feb-14	Permanent	487	N/A	N/A	N/A	4.6%	N/A	N/A
New Senior Investment Group Inc.	Nov-14	Permanent	812	N/A	N/A	N/A	5.6%	N/A	N/A

Liquid Hedge Funds
Drawbridge Global Macro Funds (A)	Jun-02	Redeemable	229	284	357	8.0%	(2.2)%	13.7%	16.9%
Fortress Macro Funds	May-09	Redeemable	1,552	1,546	1,566	6.9%	(1.6)%	14.1%	17.8%
Fortress Macro MA1	Nov-11	Redeemable	287	359	177	8.9%	(3.1)%	14.7%	17.9%
Fortress Partners Fund LP (A)	Jul-06	Redeemable	456	566	691	2.4%	(0.1)%	4.8%	8.0%
Fortress Partners Offshore Fund LP (A)	Nov-06	Redeemable	457	669	706	2.7%	0.4%	6.7%	7.7%
Fortress Asia Macro Funds (I)	Mar-11	Redeemable	3,217	1,697	433	10.1%	(1.2)%	17.1%	21.2%
Fortress Convex Asia Funds	May-12	Redeemable	197	96	50	(4.9)%	(4.9)%	(3.3)%	(C)
Fortress Redwood Fund LTD	Aug-13	Redeemable	759	613	N/A	1.5%	(1.6)%	(C)	N/A
Fortress Centaurus Global Funds	Jun-14	Redeemable	33	N/A	N/A	(C)	(C)	N/A	N/A

Credit Hedge Funds
Drawbridge Special Opp’s Fund LP (E)	Aug-02	PE style redemption	4,335	3,898	3,793	11.6%	9.9%	18.4%	17.9%
Drawbridge Special Opp’s Fund LTD (E)	Aug-02	PE style redemption	1,328	1,317	1,117	11.1%	5.8%	15.6%	16.6%
Worden Fund	Jan-10	PE style redemption	225	201	209	11.5%	6.5%	13.7%	17.6%
Worden Fund II	Aug-10	PE style redemption	37	31	40	9.7%	4.5%	12.4%	13.2%
Japan Income Fund	Dec-13	Redeemable	44	—	N/A	(B)	(B)	N/A	N/A
Value Recovery Funds and related assets	(F)	Non-redeemable	200	402	496	(F)	(F)	(F)	(F)

Continued on next page.

			AUM			Returns (B)
	Inception		December 31,			Inception to December 31,
Name of Fund	Date	Maturity Date (A)	2014	2013	2012	2014	2013		2012
Credit PE Funds
Credit Opportunities Fund	Jan-08	Oct-20	521	692	997	25.6%	25.8%		26.9%
Credit Opportunities Fund II	Jul-09	Jul-22	511	745	1,014	18.2%	18.3%		18.5%
Credit Opportunities Fund III	Sep-11	Mar-24	1,995	1,400	795	(C)	(C)		(C)
FCO Managed Accounts	Sep-08 to Oct-10	Apr-22 to Jun-24	1,106	1,172	1,027	18.8%	20.0%	(G)	23.1%	(G)
FCO Managed Accounts	Apr-12 to Jun-12	Mar-24 - Mar-27	714	457	514	(C)	(C)		(C)
Long Dated Value Fund I	Apr-05	Apr-30	163	185	186	5.3%	5.0%		4.3%
Long Dated Value Fund II	Nov-05	Nov-30	121	142	153	4.1%	3.7%		2.6%
Long Dated Value Fund III	Feb-07	Feb-32	74	87	128	7.2%	8.6%		8.0%
LDVF Patent Fund	Nov-07	Nov-27	3	3	16	11.4%	12.7%		9.7%
Real Assets Fund	Jun-07	Jun-17	66	77	88	7.4%	8.5%		9.3%
Japan Opportunity Fund	Jun-09	Jun-19	267	364	587	31.2%	22.2%		20.5%
Japan Opportunity Fund II (Dollar)	Dec-11	Dec-21	388	713	713	21.0%	(C)		(C)
Japan Opportunity Fund II (Yen)	Dec-11	Dec-21	408	696	845	21.7%	(C)		(C)
Net Lease Fund I	Jan-10	Feb-20	—	33	80	22.1%	22.8%		(C)
Global Opportunities Fund	Sep-10	Sep-20	195	255	310	11.3%	(C)		(C)
Life Settlements Fund	Dec-10	Dec-22	88	261	210	(C)	(C)		(C)
Life Settlements Fund MA	Dec-10	Dec-22	8	23	19	(C)	(C)		(C)
Real Estate Opportunities Fund	May-11	Sep-24	157	187	47	15.5%	(C)		(C)
Real Estate Opportunities Fund II	May-14	May-27	122	N/A	N/A	(C)	N/A		N/A
Real Estate Opportunities REOC Fund	Oct-11	Oct-23	41	29	13	12.5%	(C)		(C)
Subtotal - all funds			34,237	34,712	31,598
Managed accounts (I)			952	1,652	1,147
Total - Alternative Investments			35,189	36,364	32,745
Logan Circle			32,342	25,386	20,685
Total (H)			$67,531	$61,750	$53,430

(A)
For funds with a contractual maturity date, maturity date represents the final contractual maturity date including the assumed exercise of extension options, which in some cases require the approval of the applicable fund advisory board. Fund II has passed its contractual maturity date and is in the process of an orderly wind down. Our publicly traded permanent capital vehicles are considered to have permanent equity as they have an indefinite life and no redemption terms. Investor capital in the liquid hedge funds and the Fortress Partners Funds is generally redeemable at the option of the fund investors; however, a substantial portion of the Drawbridge Global Macro Funds' and Fortress Partner Funds' investor capital is not redeemable by its investors and such capital will only be distributed as underlying assets are realized, in accordance with their governing documents. The Drawbridge Special Opportunities Funds and Worden Funds may pay redemptions over time, as the underlying investments are realized, in accordance with their governing documents (“PE style redemption”). The Value Recovery Funds generally do not allow for redemptions, but are in the process of realizing their remaining investments in an orderly liquidation. Management notes that funds which had a term of three years or longer at inception, funds which have permanent equity, funds which have a PE style redemption and funds which do not allow for redemptions aggregated approximately 77% of our alternative investment AUM as of December 31, 2014.

(B)	Represents the following:
For the private equity funds, private permanent capital vehicle and credit PE funds, returns represent net annualized internal rates of return to limited partners after management fees and incentive allocations, and are computed on an inception to date basis consistent with industry standards. Incentive allocations are computed based on a hypothetical liquidation of the net assets of each fund as of the balance sheet date. Returns are calculated for the investors as a whole. The computation of such returns for an individual investor may vary from these returns based on different management fee and incentive arrangements, and the timing of capital transactions.
For publicly traded permanent capital vehicles, returns represent the current dividend yield which is calculated by annualizing the most recently declared base dividend and dividing the result by the closing stock price for the period. Excludes the impact of special dividends declared in connection with REIT compliance, which may increase returns. There can be no assurance regarding the publicly traded permanent capital vehicles' respective dividend yields, which may fluctuate meaningfully as a result of changes in the amount of dividends paid in the future and/or changes in their respective stock prices. Eurocastle did not declare dividends during 2012.
For liquid and credit hedge funds, returns represent net returns after taking into account any fees borne by the funds for a “new issue eligible,” single investor class as of the close of business on the last date of the relevant period. Specific performance may vary based on, among other things, whether fund investors are invested in one or more special investments. No return is shown for Japan Income Fund, returns are not an accurate performance metric for this fund.

(C)
These funds had no successor fund formed and either (a) were in their investment or commitment periods and had capital, other than recallable capital, remaining to invest, or (b) had less than one year elapsed from their inception, through the end of these periods.

(D)	For liquid hedge funds and credit hedge funds, reflects a composite of monthly returns presented on an annualized net return basis.

(E)
The returns for the Drawbridge Special Opportunities Funds reflect the performance of each fund excluding the performance of the redeeming capital accounts (i.e. investors who requested redemptions in prior periods and who are being paid out as investments are realized).

(F)
Fortress began managing the third party originated Value Recovery Funds in June 2009. Their returns are not comparable since we are only managing the realization of existing investments within these funds which were acquired prior to Fortress becoming their manager.

(G)	Accounts which fall within the description of Note (C) above for certain of the periods presented are excluded from the computations of returns for those periods.

(H)
In addition to the funds listed, Fortress manages NIH, FPRF and Mortgage Opportunities Funds I and II. Such funds are excluded from the table because they did not include any fee paying assets under management at the end of the periods presented. Fund I, Fund II, GAGACQ Coinvestment Fund, FRID, FRIC and FICO (Intrawest) had no AUM as of December 31, 2014, 2013 and 2012, but for purposes of continuity of presentation, the returns of these funds have been left in the table.

(I)
In January 2015, the Fortress Asia Macro Funds and related managed accounts transitioned to Graticule Asset Management under the affiliated manager platform, in which Fortress will have a non-controlling interest.

Results of Operations

The following is a discussion of our results of operations as reported under GAAP. For a detailed discussion of distributable earnings, revenues and expenses from each of our segments, see “— Segment Analysis” below.

	Year Ended December 31,			Variance
	2014	2013	2012	2014/2013	2013/2012
Revenues
Management fees: affiliates	$539,600	$520,283	$456,090	$19,317	$64,193
Management fees: non-affiliates	68,948	62,795	45,617	6,153	17,178
Incentive income: affiliates	362,578	419,828	246,438	(57,250)	173,390
Incentive income: non-affiliates	1,734	44,383	26,162	(42,649)	18,221
Expense reimbursements: affiliates	213,048	206,452	186,592	6,596	19,860
Expense reimbursements: non-affiliates	13,429	7,209	4,580	6,220	2,629
Other revenues	6,243	4,033	4,390	2,210	(357)
Total Revenues	1,205,580	1,264,983	969,869	(59,403)	295,114

Expenses
Compensation and benefits	795,361	741,761	750,359	53,600	(8,598)
General, administrative and other expense (including depreciation and amortization)	192,942	150,460	142,080	42,482	8,380
Interest expense	3,443	5,382	15,781	(1,939)	(10,399)
Total Expenses	991,746	897,603	908,220	94,143	(10,617)

Other Income (Loss)
Gains (losses)	(11,757)	53,933	48,921	(65,690)	5,012
Tax receivable agreement liability adjustment	(33,116)	(8,787)	(8,870)	(24,329)	83
Earnings (losses) from equity method investees	78,199	136,866	156,530	(58,667)	(19,664)
Total Other Income (Loss)	33,326	182,012	196,581	(148,686)	(14,569)

Income (Loss) Before Income Taxes	247,160	549,392	258,230	(302,232)	291,162
Income tax benefit (expense)	(6,947)	(65,801)	(39,408)	58,854	(26,393)
Net Income (Loss)	$240,213	$483,591	$218,822	$(243,378)	$264,769

Allocation of Net Income (Loss):
Principals’ and Others’ Interests in Income (Loss) of Consolidated Subsidiaries	$139,956	$283,144	$140,538	$(143,188)	$142,606
Redeemable Non-controlling Interests in Income (Loss) of Consolidated Subsidiaries	(709)	—	—	(709)	—
Net Income (Loss) Attributable to Class A Shareholders	100,966	200,447	78,284	(99,481)	122,163
	$240,213	$483,591	$218,822	$(243,378)	$264,769

Factors Affecting Our Results

During the periods discussed herein, the following are significant factors that materially impacted our results of operations:

•	changes in our AUM;

•	level of performance of our funds; and

•	changes in the size of our fund management and investment platform and our related compensation structure.

Each of these factors is described below.

Subsequent to December 31, 2014, the Fortress Asia Macro Funds and related managed accounts and the management thereof transitioned to Graticule Asset Management as part of Fortress's affiliated manager platform. For the years ended December 31, 2014 and 2013, revenues include $58.0 million and $26.3 million of management fees, respectively, and $9.1 million and $45.5 million of incentive income, respectively, earned from the Fortress Asia Macro Funds and related managed accounts.

Average Management Fee Paying AUM

Average management fee paying AUM represents the reference amounts upon which our management fees are based. The reference amounts for management fee purposes are: (i) capital commitments or invested capital (or NAV, on an investment by investment basis, if lower) for the private equity funds, private permanent capital vehicle and credit PE funds, which in connection with private equity funds raised after March 2006 includes the mark-to-market value on public securities held within the fund, (ii) contributed capital for the publicly traded permanent capital vehicles, or (iii) the NAV for hedge funds and the NAV or fair value for managed accounts (including Logan Circle).

Average fee paying AUM, based on a simple quarterly average, was as follows (in millions):

	Private Equity			Credit Hedge Funds
Year Ended	Funds	Permanent Capital Vehicles	Liquid Hedge Funds		Credit PE Funds	Logan Circle	Total
December 31, 2014	$10,606	$4,090	$7,732	$6,044	$7,088	$28,910	$64,470
December 31, 2013	11,144	3,459	6,266	5,714	7,191	22,597	56,371
December 31, 2012	10,255	3,449	4,838	5,831	6,388	17,806	48,567

We note that, in certain cases, there are timing differences between an event's impact on average AUM and its impact on management fees earned. For instance, AUM is adjusted upon the occurrence of a private equity fund's reset date, but management fees are not impacted until the next contractual management fee calculation date (generally semi-annual).

Management Fees

Changes in average AUM have an effect on our management fee revenues. Depending on the timing of capital contributions in a given period, the full economic benefits of an increase in AUM may not be recognized until the following period.

In July 2012, Fortress formed a senior living property management subsidiary, Blue Harbor, and has agreements to manage certain senior living properties, most of which are owned by New Senior.  For these services, Fortress receives management fees based on a percentage of revenues from the properties.

Incentive Income

Incentive income is calculated as a percentage of returns (or in some cases taxable income) earned by the Fortress Funds. Incentive income that is not subject to contingent repayment is recorded as earned. Incentive income received from funds that continues to be subject to contingent repayment is deferred and recorded as a deferred incentive income liability until the related contingency is resolved. The contingencies related to a portion of the incentive income we have received from certain private equity Fortress Funds have been resolved.

In determining our segment measure of operations, distributable earnings, we generally recognize private equity style incentive income when gains are realized and hedge fund incentive income based on current returns, and we recognize our employees' share of this income as compensation expense at the same time. In contrast, GAAP requires that we likewise recognize the compensation when incurred, but we must defer the recognition of the revenue until all contingencies, primarily minimum returns over the lives of the private equity style funds and annual performance requirements of the hedge funds, are resolved - regardless of the probability of such returns being met. As a result, when we have significant private equity style realizations or positive returns in interim periods in our hedge funds, which we regard as positive events, the related incentive income impact improves our segment distributable earnings while reducing our GAAP results for the same period.

Fund Management and Investment Platform

In order to accommodate the demands of our funds’ investment portfolios, we have created investment platforms, which are comprised primarily of our people, financial and operating systems and supporting infrastructure. Expansion of our investment platform historically required increases in headcount, consisting of newly hired investment professionals and support staff, as well as leases and associated improvements to corporate offices to house the increasing number of employees, and related augmentation of systems and infrastructure. Our headcount changed from 975 asset management employees as of December 31, 2012, to 1,074 asset management employees as of December 31, 2013, and then changed to 1,186 asset management employees as of December 31, 2014. Additionally, we had 1,674 employees as of December 31, 2014 at the senior living properties that we manage (whose compensation expense is reimbursed to us by the owners of the facilities) compared to 1,250 such employees as of December 31, 2013.

Revenues

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

Total revenues were $1,205.6 million for the year ended December 31, 2014, a net decrease of $59.4 million, compared to $1,265.0 million for the year ended December 31, 2013.

The decrease in revenues of $59.4 million was primarily attributable to decreases of $57.3 million and $42.6 million in incentive income from affiliates and non-affiliates, respectively. These decreases were partially offset by (i) increases of $19.3 million and $6.2 million in management fees from affiliates and non-affiliates, respectively, (ii) an increase of $6.6 million and $6.2 million in expense reimbursements from non-affiliates, respectively, and (iii) an increase of $1.9 million in other revenues.

The decrease in incentive income from affiliates of $57.3 million was primarily attributable to (i) a net decrease of $91.6 million in incentive income earned from our liquid hedge funds primarily as a result of a decrease in crystallized incentive due to lower returns in the year ended December 31, 2014, as compared to the prior period, (ii) a decrease of $70.3 million in incentive income earned from our credit hedge funds primarily due to lower returns from non-redeeming capital accounts (or "non-RCA"), which represents accounts where investors have not provided withdrawal notices, decreased redeeming capital accounts ("RCA") and a decrease in crystallized distribution from incentive income from our Worden Funds and (iii) a decrease of $4.9 million of incentive income recognized in the prior period from the liquidation of Fund I in May 2013. These decreases were partially offset by (i) an increase of $69.6 million in incentive income from our credit PE funds, primarily due to an increase in deemed tax distributions, which are not subject to clawback and (ii) an increase of $40.8 million in crystallized incentive income recognized from the permanent capital vehicles, primarily related to New Residential.

The $42.6 million decrease in incentive income from non-affiliates was primarily related to a net decrease in crystallized incentive income of $43.0 million from our liquid hedge fund managed accounts due to lower returns, as compared with the prior period.

The increase in management fees from affiliates of $19.3 million was mainly due to (i) an increase of $43.2 million in management fees from our liquid hedge funds, credit hedge funds, and Logan Circle primarily as a result of increases in average fee paying AUM, based on a simple quarterly average, of $2.3 billion, (ii) an increase of $2.1 million of management fees from our private equity funds primarily as a result of an net increase in the market values of certain portfolio companies and (iii) a net increase of $9.4 million of management fees from our permanent capital vehicles of which approximately $21.0 million was primarily due to an increase in the average AUM of New Residential, New Media and WWTAI and properties managed offset by a decrease of $7.0 million in Newcastle management fees due to the distribution of common shares of New Residential, New Media and New Senior and a $4.9 million decrease in Eurocastle management fees primarily due to a decrease in average AUM as a result of their restructuring process and amended management agreement in April 2013. This increase was partially offset by a decrease of $36.2 million in management fees resulting from publicly traded permanent capital vehicle options granted to Fortress during the year ended December 31, 2014 as compared to the prior period.

The increase in management fees from non-affiliates of $6.2 million was primarily related to an $10.7 million increase in management fees from non-affiliates from Logan Circle due to an increase in average fee paying AUM, based on a simple quarterly average, of $5.8 billion, partially offset by net decreases of $3.5 million and $0.9 million in management fees from non-affiliates from our liquid hedge fund managed accounts and permanent capital vehicles, respectively.

The increase in expense reimbursement from affiliates of $6.6 million was primarily related to an increase in operating expenses eligible for reimbursement from our funds and an increase in expense reimbursements related to our senior living property manager for the year ended December 31, 2014 as compared to the prior comparative period.

The increase in expense reimbursements from non-affiliates of $6.2 million was primarily related to an increase in operating expenses eligible for reimbursements from our managed accounts.

Year Ended December 31, 2013 compared to the Year Ended December 31, 2012

Total revenues were $1,265.0 million for the year ended December 31, 2013, a net increase of $295.1 million, compared to $969.9 million for the year ended December 31, 2012. The increase in revenues was attributable to (i) increases of $64.2 million and $17.2 million in management fees from affiliates and non-affiliates, respectively, (ii) increases of $173.4 million and $18.2 million in incentive income from affiliates and non-affiliates, respectively, and (iii) increases of $19.9 million and $2.6 million in expense reimbursements from affiliates and non-affiliates, respectively.

The increase in management fees from affiliates of $64.2 million was primarily due to increases in average management fee paying AUM, based on a simple quarterly average, in our private equity funds and liquid hedge funds, of $0.9 billion and $0.8 billion, respectively, and an increase of $21.0 million in management fees resulting from Newcastle and Eurocastle options granted to Fortress during the year ended December 31, 2013 as compared to the prior period.

The increase in management fees from non-affiliates of $17.2 million was primarily related to an increase in average management fee paying AUM, based on a simple quarterly average, of $0.6 billion and $3.8 billion in our liquid hedge fund managed accounts and Logan Circle, respectively.

The increase in incentive income from affiliates of $173.4 million was primarily attributable to (i) an increase of $62.1 million in incentive income primarily earned from the Drawbridge Special Opportunities Funds as a result of an increase in incentive earned on RCA distributions, which represent accounts where investors have provided withdrawal notices and receive payout as underlying fund investments are realized and due to an increase in the average capital eligible for incentive income primarily attributable to higher returns during the year ended December 31, 2013 in the non-RCA accounts, which crystallizes annually, (ii) an increase of $22.9 million of incentive income recognized from Fund II primarily as a result of a realization event and the fund reaching its maturity date during the year ended December 31, 2013, which resulted in the recognition of income as certain contingencies for repayment were resolved, (iii) an increase of $15.7 million in crystallized incentive income recognized from our permanent capital vehicles, (iv) a net increase of $64.4 million in incentive income recognized from our liquid hedge funds primarily as a result of a transfer of interest between two of our funds during August 2013, redemptions and an increase in the average capital eligible for incentive income primarily attributable to higher returns during the year ended December 31, 2013, (v) an increase of $2.2 million of incentive income recognized primarily from the liquidation of Fund I in May 2013, (vi) an increase of $1.7 million of incentive income recognized from the Worden Funds and (viii) a net increase of $4.4 million in incentive income from our credit PE funds primarily due to an increase in deemed tax distributions, which are no longer subject to clawback, for the year ended December 31, 2013, as compared to the prior period.

The $18.2 million increase in incentive income from non-affiliates was primarily related to an increase of $18.7 million in crystallized incentive income from our liquid hedge funds managed accounts, slightly offset by a decrease of $0.3 million in incentive income from our credit PE managed accounts.

The increase in expense reimbursements from affiliates of $19.9 million was primarily related to an increase in operating expenses eligible for reimbursement from our funds, the most significant of which related to the full year effect of the formation of the senior living property management business in July 2012, for the year ended December 31, 2013, as compared to the prior period.

Expenses

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

Expenses were $991.7 million for the year ended December 31, 2014, a net increase of $94.1 million, compared to $897.6 million for the year ended December 31, 2013. The increase was primarily attributable to (i) an increase in compensation and benefits of $53.6 million and (ii) an increase in general, administrative and other expenses (including depreciation and amortization) of $42.5 million. These increases were partially offset by a decrease in interest expense of $1.9 million.

Total compensation and benefits increased primarily due to (i) a $70.7 million increase in profit sharing expenses related to our credit PE funds and permanent capital vehicles as a result of changes due to realization events and the amount of profit sharing interests held by employees in the respective periods, and (iii) a $29.5 million increase in other payroll, taxes and benefits as a result of an increase in headcount, (ii) a $19.4 million increase in discretionary bonus accruals. These increases were, partially offset by a $65.0 million decrease in profit-sharing expenses primarily related to our liquid hedge funds, credit hedge funds, private equity funds and Principal Performance Payments, as a result of changes in the performance of relevant funds.

The increase in general, administrative and other expenses was primarily due to (i) an increase of $18.4 million in general and other expenses primarily related to increased market data expenses, information technology expenses and general office expenses, (ii) an increase of $17.0 million in professional fees for consultants and other service providers and (iii) an increase of $6.1 million in depreciation and amortization expenses primarily related to technology related assets acquired in 2014.

The decrease in interest expense of $1.9 million primarily relates to a decrease in the average outstanding debt balance and average interest rate for the year ended December 31, 2014, as compared to the prior period.

Year Ended December 31, 2013 compared to the Year Ended December 31, 2012

Expenses were $897.6 million for the year ended December 31, 2013, a net decrease of $10.6 million, compared to $908.2 million for the year ended December 31, 2012. The decrease was attributable to a decrease of $8.6 million in compensation and benefits, and a decrease of $10.4 million in interest expense. These decreases were partially offset by a net increase of $8.4 million in general, administrative and other expenses.

Total compensation and benefits decreased due to a $174.0 million decrease in equity-based compensation primarily due to the final vesting of RSUs issued in connection with our IPO and RPUs in January 2013. This decrease was substantially offset by (i) a $108.8 million increase in profit-sharing expenses primarily related to our liquid hedge funds, credit PE funds, credit hedge funds, and Principal Performance Payments, (ii) a $34.2 million increase in other payroll, taxes, and benefits (including wages), and (iii) a $22.4 million increase in discretionary bonuses. Changes in profit sharing expense are a result of changes in the performance of relevant funds and the amount of profit sharing interests held by employees in the respective periods. The $34.2 million increase in other payroll, taxes and benefits was the result of an increase in headcount and the full year effect of the formation of the senior living property management business in July 2012. The increase of $22.4 million in discretionary bonuses is primarily related to increased headcount and improved performance of the Company.

The decrease in interest expense of $10.4 million primarily relates to a decrease in the average outstanding debt balance and average interest rate for the year ended December 31, 2013, as compared to the prior period.

The increase in general, administrative and other expenses was primarily due to (i) an increase of $3.4 million in professional fees (ii) an increase of $3.2 million in other general and other expenses and (iii) an increase of $1.8 million in recruitment fees.

Current and Future Compensation Expense

We seek to compensate our employees in a manner that aligns their compensation with the creation of long-term value for our shareholders. We aim to reward sustained financial and operational performance for all of our businesses and to motivate key employees to remain with us for long and productive careers. We must achieve our goals of alignment, motivation, and retention within the confines of current performance and liquidity. Aside from base salary, there are three significant components in our compensation structure.

Discretionary bonuses are awarded annually based on performance and on our estimation of market compensation. We note that while the payment of discretionary bonuses is optional, it is important for us to maintain a certain level of discretionary bonuses, based on the level of market compensation, even in periods of weaker performance, in order to retain and motivate employees.

Equity-based compensation awards, primarily RSUs, which are typically subject to service-based vesting conditions, are a key component of this compensation as they achieve all three goals. We set the level of our equity-based compensation each year based on performance (firm and individual) and our liquidity, as well as the number of shares available under our equity incentive plan and the dilutive impact they would have upon vesting.

In future periods, we will further recognize non-cash compensation expense on our non-vested equity-based awards outstanding as of December 31, 2014 of $53.2 million with a weighted average recognition period of 2.2 years.

Profit-sharing compensation is awarded, generally upon fund formation and, in certain cases, subject to vesting, based on certain employees' roles within the fund businesses, and serves to motivate these employees and align their interests with both our and our funds' investors. Private equity, private permanent capital vehicle and credit PE profit-sharing expense is generally based on a percentage of realized fund incentive income. Liquid and credit hedge fund profit sharing expense may be based on a percentage of fund incentive income, a percentage of fund “net management fees” (management fees less related expenses), or a percentage of the incentive income generated by an individual trader (regardless of overall fund performance). The actual expense is based on actual performance within the funds and is detailed by segment in Note 8 to our consolidated financial statements included in
Item 8. We note the following with respect to profit-sharing expense:

•
Within our hedge funds, profit-sharing expenses can vary greatly by fund, depending on the compensation packages negotiated with key traders and investment officers within these funds. Therefore, the overall profit-sharing percentage of a given hedge fund segment will vary from year to year depending on which funds and which employees generate the most profits within the segment.

From time to time, senior management engages a compensation consultant to provide management with surveys to help us understand how the compensation we offer to our employees compares to the compensation our peers offer to their employees.

Other Income (Loss)

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

Other Income (Loss) was $33.3 million for the year ended December 31, 2014, a net decrease of $148.7 million, compared to $182.0 million for the year ended December 31, 2013. This decrease is primarily related to (i) decreases of $28.6 million in the fair value of options and common stock held in our publicly traded permanent capital vehicles and publicly traded private equity portfolio companies for the year ended December 31, 2014 as compared to an increase of $46.4 million in the prior comparative period, resulting in a net decrease of $75.0 million, (ii) a net decrease of $58.7 million in earnings from equity method investees primarily with respect to our investments in our private equity funds, liquid hedge funds, credit hedge funds and credit PE funds for the year ended December 31, 2014 relative to the prior comparative period, (iii) an increase of $24.3 million in the tax receivable agreement liability expense, (iv) an increase of $5.8 million in losses associated with our holdings of digital currency for the year ended December 31, 2014 as compared to the prior period, (v) a $1.6 million decrease relating to our trading securities and (vi) a $1.6 million loss from other investments. These decreases were partially offset by an increase of $18.3 million in the fair value of the derivatives held, primarily Japanese Yen foreign exchange contracts, for the year ended December 31, 2014 as compared to the prior period.

Year Ended December 31, 2013 compared to the Year Ended December 31, 2012

Other Income (Loss) was $182.0 million for the year ended December 31, 2013, a net decrease of $14.6 million, compared to $196.6 million for the year ended December 31, 2012. This decrease was primarily attributable to (i) a net decrease of $19.7 million in earnings from equity method investees primarily related to the performance of our private equity funds and liquid hedge funds, slightly offset by an increase in performance of our credit PE funds for the twelve months ended December 31, 2013 relative to the prior period, (ii) unrealized losses of $3.7 million associated with the fair value of our holdings of digital currency and (iii) a decrease of $1.1 million in the fair value on affiliate investments and options. This decrease was partially offset by an increase of $8.1 million in the fair value of the derivatives held, primarily Japanese Yen foreign exchange contracts, and a $3.0 million increase in the fair value of equity securities, for the year ended December 31, 2013 as compared to the prior period.
Income Tax Benefit (Expense)

Fortress has recorded a significant deferred tax asset. A substantial portion of this asset is offset by a liability associated with the tax receivable agreement with our Principals. This deferred tax asset is further discussed under “— Critical Accounting Policies” below and the tax receivable agreement is discussed in our consolidated financial statements included herein.

For the years ended December 31, 2014, 2013 and 2012 Fortress recognized income tax expense (benefit) of $6.9 million, $65.8 million and $39.4 million respectively. The primary reasons for changes in income tax expense (benefit) are (i) changes in annual taxable income and related foreign and state income taxes, (ii) changes in the mix of businesses producing income, which may be subject to tax at different rates, and related changes in our structure, and (iii) the tax impact of RSUs and RPUs that vested and were delivered at varying stock prices.

Factors that impacted the period-over-period increase (decrease) in income taxes are detailed as follows:

	Comparative Years
	2014 vs. 2013	2013 vs. 2012
Change in pre-tax income applicable to Class A Shareholders (A)	$(56,265)	$52,021
Change in foreign and state income taxes	(21,762)	8,046
Change in mix of business (B)	16,893	(5,240)
Change in deferred tax asset-impact of equity compensation vesting and other adjustments (C)	(7,292)	(3,659)
Change in deferred tax asset valuation allowance and related adjustments (D)	(2,353)	(21,186)
Tax receivable agreement liability adjustment (E)	8,515	(29)
Other	3,410	(3,560)
Total change	$(58,854)	$26,393

(A)
Changes in pre-tax income applicable to Class A shareholders are caused by changes in the pre-tax income of Fortress Operating Group and by changes in the Class A shareholders’ ownership interest in Fortress Operating Group.

(B)
For the year ended December 31, 2014, a greater proportion of our total income was subject to corporate tax, as compared to the year ended December 31, 2013. In 2013, we generated more unrealized gains and certain other income, which income is passed directly to shareholders, increasing the proportion of our total income which was not subject to corporate tax and thereby reducing the proportion which was subject to corporate income tax.

(C)
For 2014, this includes the write-off of deferred tax assets relating to public offering basis difference. For 2013 and 2012, write off of deferred tax assets relates to the tax shortfall created by the vesting of RSUs and RPUs. This factor changes based on the amount of equity-based compensation delivered in a given year and the stock price on the date of delivery. To the extent the actual tax benefit is greater than previously estimated, excess tax benefits are credited to stockholders' equity.

(D)
Primarily attributable to the valuation allowance related to certain deferred tax assets associated with funds in the process of liquidation, and by the change in the portion of the valuation allowance related to the deferred tax asset that is expected to be realized in connection with future capital gains.

(E)
Relates to the tax receivable agreement (discussed in Note 6 to our consolidated financial statements included in Item 8) which is not tax deductible and represents a significant permanent tax/GAAP difference.

Principals’ and Others’ Interests in Income (Loss) of Consolidated Subsidiaries

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

Principals’ and Others’ Interests in Income (Loss) of Consolidated Subsidiaries decreased from $283.1 million to $140.0 million, a decrease of $(143.2) million, primarily attributable to (i) a decrease of $143.9 million resulting from a $280.4 million decrease in Fortress Operating Group consolidated net income during the year ended December 31, 2014 as compared to the year ended December 31, 2013, (ii) a decrease of $1.5 million resulting from Others’ interests in the net income of consolidated subsidiaries of Fortress Operating Group offset by (iii) an increase of $2.2 million resulting from the dilution of non-controlling interests in Fortress Operating Group caused by the delivery of restricted stock and restricted partnership awards.

Year Ended December 31, 2013 compared to the Year Ended December 31, 2012

Principals’ and Others’ Interests in Income (Loss) of Consolidated Subsidiaries increased from $140.5 million to $283.1 million, an increase of $142.6 million, primarily attributable to (i) an increase of $155.9 million resulting from a $291.0 million increase in Fortress Operating Group consolidated net income during the year ended December 31, 2013 as compared to the year ended December 31, 2012, (ii) a decrease of $1.1 million resulting from Others’ interests in the net income of consolidated subsidiaries of Fortress Operating Group partially offset by (iii) a decrease of $12.2 million resulting from the dilution of non-controlling interests in Fortress Operating Group caused by the delivery of restricted stock and restricted partnership awards.

Redeemable Non-controlling Interests in Income (Loss)

Redeemable Non-controlling Interests in Income (Loss) of Consolidated Subsidiaries represent the share of income (loss) attributable to the equity interests in consolidated subsidiaries, which are redeemable by an investor and not owned by Fortress.

Segment Analysis

Fortress conducts its management and investment business through the following primary segments: (i) private equity funds, (ii) permanent capital vehicles, (iii) liquid hedge funds, (iv) credit hedge funds, (v) credit PE funds and (vi) Logan Circle. These segments are differentiated based on their varying strategies and, secondarily, on fund investor terms. Because of such differences in our segments' strategies and investor terms, each segment requires different types of management focus, and those segments are managed separately.

In the third quarter of 2014, Fortress reorganized its segments by:

(1)
Reclassifying its investments in and resulting pre-tax distributable earnings from the Fortress Funds, which were previously presented under the principal investments segment, to each of the other segments that the investment relates to and

(2)
Reclassifying one of its private equity funds, Worldwide Transportation and Infrastructure Investors ("WWTAI"), from its private equity funds segment to its permanent capital vehicles segment, as we expect that WWTAI will become a publicly traded company externally managed by us.

The reclassifications were made to reflect changes in the way the business is reviewed and assessed by Fortress's chief operating decision maker ("CODM"). All of Fortress’s internal reports have been changed to reflect this reorganization and Fortress’s allocable expenses are now allocated amongst the segments based on this reorganization. Prior period amounts have been reclassified to reflect the segment reorganization described above.

For segment results of operations, the amounts not allocated to a segment consist primarily of interest expense, foreign currency translation and interest income. Assets not allocated to a segment consist primarily of cash and net deferred tax assets.

Discussed below are our results of operations for each of our reportable segments. They represent the separate segment information available and utilized by our management committee, which consists of our principals and certain key officers, and which functions as our CODM to assess performance and to allocate resources. Management evaluates the performance of each segment based on its distributable earnings.

Management assesses our segments on a Fortress Operating Group and pre-tax basis, and therefore adds back the non-controlling interests in consolidated subsidiaries related to Fortress Operating Group units (held by the principals and a former senior employee) and income tax expense.

Distributable earnings is described in Note 11 to Part II, Item 8, “Financial Statements and Supplementary Data — Segment Reporting,” which includes a complete discussion of distributable earnings basis impairment and reserves, including the methodology used in estimating the amounts as well as the amounts incurred in the relevant periods.

“Distributable earnings” attributable to the Fortress businesses is equal to net income (loss) attributable to Fortress's Class A shareholders adjusted as follows:

Incentive Income

(i)                  a.            for Fortress Funds which are private equity funds, a private permanent capital vehicle and credit PE funds, adding (a) incentive income paid (or declared as a distribution) to Fortress, less an applicable reserve for potential future clawbacks if the likelihood of a clawback is deemed greater than remote by Fortress’s CODM (net of the reversal of any prior such reserves that are no longer deemed necessary), minus (b) incentive income recorded in accordance with GAAP,
b.         for other Fortress Funds, at interim periods, adding (a) incentive income on an accrual basis as if the incentive income from these funds were payable on a quarterly basis, minus (b) incentive income recorded in accordance with GAAP,

c.	adding the receipt of cash or proceeds from the sale of shares received pursuant to the exercise of options in the publicly traded permanent capital vehicles, in excess of their strike price,

Other Income

(ii)	with respect to income from certain investments in the Fortress Funds and certain other interests that cannot be readily transferred or redeemed:

a.         for equity method investments in the private equity funds, private permanent capital vehicle and credit PE funds as well as indirect equity method investments in hedge fund special investment accounts (which generally have investment profiles similar to private equity funds), treating these investments as cost basis investments by adding (a) realizations of income, primarily dividends, from these funds, minus (b) impairment with respect to these funds, if necessary, minus (c) equity method earnings (or losses) recorded in accordance with GAAP,

b.          subtracting gains (or adding losses) on options held in the publicly traded permanent capital vehicles,

c.           subtracting unrealized gains (or adding unrealized losses) on derivatives, direct investments in publicly traded portfolio companies and in the publicly traded permanent capital vehicles,

(iii)	subtracting management fee income recorded in accordance with GAAP in connection with the receipt of these options,

Expenses

(iv)	adding or subtracting, as necessary, the employee profit portion of the incentive income described in (i) above to match the timing of the expense with the revenue,

(v)
adding back equity-based compensation expense (including options in the publicly traded permanent capital vehicles assigned to employees, RSUs and RPUs (including the portion of related dividend and distribution equivalents recorded as compensation expense, and restricted shares),

(vi)	adding back the amortization of intangible assets and any impairment of goodwill or intangible assets recorded under GAAP,

(vii)	adding the income (or subtracting the loss) allocable to the interests in consolidated subsidiaries attributable to Fortress Operating Group units, and

(viii)	adding back income tax benefit or expense and any income or expense recorded in connection with the tax receivable agreement (see Note 6 to our consolidated financial statements included in Item 8).

Private Equity Funds

The following table presents our results of operations for our private equity funds segment:

	Year Ended December 31,			Variance
	2014	2013	2012	2014/2013	2013/2012
Segment revenues
Management Fees	$136,110	$134,176	$118,990	$1,934	$15,186
Incentive Income	2,854	13,211	10,993	(10,357)	2,218
Segment revenues - total	$138,964	$147,387	$129,983	$(8,423)	$17,404
Pre-tax distributable earnings	$183,078	$109,089	$88,962	$73,989	$20,127

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

Pre-tax distributable earnings increased by $74.0 million primarily due to:

Revenues

Management fees were $136.1 million for the year ended December 31, 2014, a net increase of $1.9 million, compared to $134.2 million for the year ended December 31, 2013. Management fees increased by $1.9 million due to (i) a net increase of $9.6 million in management fees primarily from Fund IV, Fund IV Co and Fund V as a result of an increase in the market values of certain portfolio companies, some of which were below their invested capital in the prior period, which impacted the computation of fees for the year ended December 31, 2014 as compared to the prior period and (ii) an increase of $1.2 million in management fees from the MSR Opportunities Funds which called initial capital in January 2013. These increases were partially offset by a decrease of (i) $4.3 million in management fees related to Fund III, Fund III Co and Fund V Co primarily as a result of return of capital distributions and a decrease in the market values of certain portfolio companies, some of which were below their invested capital and (ii) a decrease of $4.7 million related to FRIC and FRID which both substantially liquidated their respective investments during the second quarter of 2014.

Incentive income was $2.9 million for the year ended December 31, 2014, a net decrease of $10.4 million, compared to $13.2 million of incentive income recognized for the year ended December 31, 2013. Incentive income decreased by $10.4 million primarily as a result of (i) a decrease of $4.9 million in the amount of incentive income earned from realization events that occurred as a result of the liquidation of Fund I during the year ended December 31, 2013 and (ii) a decrease of $5.4 million primarily due to a decrease of clawback reserve reversal related to Fund II during the year ended December 31, 2014 as compared to the prior period.

Expenses

Expenses were $50.9 million for the year ended December 31, 2014, a net decrease of $0.9 million, compared to $51.8 million for the year ended December 31, 2013.  The net decrease of $0.9 million in expenses was primarily attributable to decrease of $4.8 million in profit sharing compensation expense associated with the decrease in incentive income described above for the year ended December 31, 2014 as compared to the prior period. This decrease was partially offset by a (i) a net increase of $2.9 million in general and administrative and corporate allocable expenses and (ii) an increase of $0.9 million in compensation and benefits expense due to an increase in average headcount.

Net Investment Income

Net investment income was $95.0 million for the year ended December 31, 2014, a net increase of $81.5 million, compared to $13.5 million for the year ended December 31, 2013. Net investment income increased by $81.5 million primarily due to (i) an increase of $47.6 million in distributions from realization events primarily from FRIC, FRID and the Mortgage Opportunities Funds I and II and (ii) an increase of $34.7 million in gain related to the sale of our GAGFAH common stock for the year ended December 31, 2014 as compared to the prior period. These increases were partially offset by a $1.0 million increase in realized losses on foreign currency hedges related to the Euro.

Year Ended December 31, 2013 compared to the Year Ended December 31, 2012

Pre-tax distributable earnings increased by $20.1 million primarily due to:
Revenues

Management fees were $134.2 million for the year ended December 31, 2013, a net increase of $15.2 million, compared to $119.0 million for the year ended December 31, 2012. Management fees increased by $15.2 million due to (i) a net increase of $9.8 million in management fees primarily from Fund IV, Fund V, and FRID primarily as a result of an increase in the market values of certain portfolio companies, some of which were below their invested capital in prior periods, which impacted the computation of fees for the year ended December 31, 2013, (ii) an increase of $3.5 million in management fees from the MSR Opportunities Funds which called initial capital in January 2013 (MSR Opportunities Fund I) and September 2013 (MSR Opportunities Fund II), and (iii) an increase of $1.9 million in management fees from other funds.
Incentive income was $13.2 million for the year ended December 31, 2013, a net increase of $2.2 million, compared to $11.0 million of incentive income recognized for the year ended December 31, 2012. Incentive income increased by $2.2 million due to a $2.2 million increase in the amount of incentive income earned from realization events that occurred in Fund I for the year ended December 31, 2013 as compared to the prior period.
Expenses

Expenses were $51.8 million for the year ended December 31, 2013, a net increase of $9.8 million, compared to $42.0 million for the year ended December 31, 2012. The net increase of $9.8 million in expenses was primarily attributable to a net increase of $8.8 million in compensation and benefits expense due to increased headcount, as well as a net increase of $0.8 million in profit sharing compensation expense (primarily related to the Fund I realization events mentioned above).
Net Investment Income
Net investment income was $13.5 million for the year ended December 31, 2013, a net increase of $12.5 million, compared to $1.0 million for the year ended December 31, 2012. Net investment income increased by $12.5 million primarily due to (i) a $11.3 million increase in realized gains on investments due to a partial sale of our GAGFAH common stock and (ii) a $1.6 million increase in distributions from realization events in our private equity funds. These increases were partially offset by a $0.4 million increase in realized losses in foreign currency hedges.

Permanent Capital Vehicles

The following table presents our results of operations for our permanent capital vehicles segment:

	Year Ended December 31,			Variance
	2014	2013	2012	2014/2013	2013/2012
Segment revenues
Management Fees	$69,360	$61,200	$56,757	$8,160	$4,443
Incentive Income	65,448	18,101	242	47,347	17,859
Segment revenues - total	$134,808	$79,301	$56,999	$55,507	$22,302
Pre-tax distributable earnings	$40,976	$31,319	$27,310	$9,657	$4,009

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

Pre-tax distributable earnings increased by $9.7 million primarily due to:

Revenues

Management fees were $69.4 million for the year ended December 31, 2014, a net increase of $8.2 million, compared to $61.2 million for the year ended December 31, 2013. Management fees increased by $8.2 million primarily as a result of (i) a $8.4 million increase in management fees primarily due to an increase in average AUM for New Residential which was spun off by Newcastle in May 2013, (ii) a $5.6 million increase in management fees due to a new management agreement with New Media which was spun off by Newcastle in February 2014, as well as an increase in average AUM as a result of equity raised by New Media during the third quarter of 2014, (iii) an increase of $3.2 million in management fees primarily due to an increase in WWTAI average AUM as a result of net capital inflows, (iv) a $1.6 million increase in management fees generated by Blue Harbor due to an increase in properties managed compared to prior period and (v) an increase of $1.9 million in fees due to a new management agreement with New Senior which was spun off by Newcastle in November 2014. These increases were partially offset by (i) a $7.0 million decrease in Newcastle management fees primarily due to the distribution of common shares of New Residential, New Media and New Senior as described above resulting in a decrease in average AUM, and (ii) a $5.5 million decrease in Eurocastle management fees primarily due to a decrease in average AUM as a result of their restructuring process and amended management agreement in April 2013.

Incentive income was $65.4 million for the year ended December 31, 2014, an increase of $47.3 million, compared to $18.1 million of incentive income recognized for the year ended December 31, 2013. Incentive income increased by $47.3 million primarily as a result of (i) an increase of $40.6 million of incentive income related to New Residential for the year ended December 31, 2014 as compared to the prior period and (ii) an increase of $6.8 million due to the exercise of a portion of our publicly traded permanent capital vehicle options.

Expenses

Expenses were $95.8 million for the year ended December 31, 2014, a net increase of $46.3 million, compared to $49.5 million for the year ended December 31, 2013. The increase of $46.3 million in expenses was primarily attributable to (i) a $18.0 million increase in compensation and benefits expense primarily due to an increase in average headcount assigned to the permanent capital vehicles segment, (ii) a net increase of $8.3 million in general and administrative and corporate allocable expenses, (iii) an increase of $16.8 million in profit sharing expense related to the net operating results of certain permanent capital vehicles including the recognition of the incentive income discussed above (which includes a $6.8 million increase related to the exercise of a portion of our publicly traded permanent capital vehicle options allocated to employees) and (iv) an increase of $3.2 million in accruals for Principal Performance Payments as compared to the prior period.

Net Investment Income

Net investment income was $2.0 million for the year ended December 31, 2014, a net increase of $0.5 million, compared to $1.5 million for the year ended December 31, 2013. Net investment income increased by $0.5 million primarily due to (i) an increase of $0.2 million in dividend income primarily from our direct investments in New Residential, Eurocastle, New Media and New

Senior common stock and (ii) an increase of $0.4 million in other investment income. These increases were offset by a decrease of $0.1 million in distribution of earnings from WWTAI.

Year Ended December 31, 2013 compared to the Year Ended December 31, 2012

Pre-tax distributable earnings increased by $4.0 million primarily due to:

Revenues

Management fees were $61.2 million for the year ended December 31, 2013, a net increase of $4.4 million, compared to $56.8 million for the year ended December 31, 2012. Management fees increased by $4.4 million primarily as a result of (i) a $15.6 million increase in management fees primarily due to an increase in Newcastle AUM resulting from their equity raises in the second and third quarters of 2012 and the first quarter of 2013, prior to the distribution of New Residential common shares, and the second and fourth quarters of 2013, (ii) a $2.7 million increase due to fees generated by our senior living property management business which launched in July 2012 and (iii) an increase of $1.7 million in management fees from WWTAI due to an increase in investor commitments and net capital inflows. These increases were partially offset by a $15.6 million decrease in Eurocastle management fees due to a decrease in AUM as a result of their restructuring process and amended management agreement in April 2013.

Incentive income was $18.1 million for the year ended December 31, 2013, a net increase of $17.9 million, compared to $0.2 million of incentive income recognized for the year ended December 31, 2012. Incentive income increased by $17.9 million primarily as a result of (i) the recognition of incentive income of $15.7 million for the year ended December 31, 2013, and (ii) an increase of $1.7 million in the exercise of our permanent capital vehicle options allocated to employees which resulted in an increase in incentive income for the year ended December 31, 2013 as compared to the prior period and (ii) a $0.5 million increase in the amount of incentive income earned from realization events that occurred in WWTAI for the year ended December 31, 2013 as compared to the prior period.

Expenses

Expenses were $49.5 million for the year ended December 31, 2013, a net increase of $18.7 million, compared to $30.8 million for the year ended December 31, 2012. The increase of $18.7 million in expenses was primarily attributable to (i) a $10.8 million increase in net compensation and benefits expense primarily due to higher headcount in Newcastle, New Residential, WWTAI and the senior living property management business, partially offset by decreased headcount in Eurocastle, (ii) an increase of $4.2 million in profit sharing compensation expense related to the exercise of certain permanent capital vehicle options allocated to employees and the recognition of incentive income mentioned above, (iii) a net increase of $2.4 million in general and administrative and allocable expenses, and (iv) an increase of $1.2 million in accruals for Principal Performance Payments as compared to the prior period.

Net Investment Income

Net investment income was $1.5 million for the year ended December 31, 2013, a net increase of $0.4 million, compared to $1.1 million for the year ended December 31, 2012. Net investment income increased by $0.4 million mainly due to (i) a $0.3 million increase in dividend income from our direct investments in Newcastle and New Residential common stock, and (ii) a $0.1 million increase in distributions from a realization event in our private permanent capital vehicle.

Liquid Hedge Funds

The following table presents our results of operations for our liquid hedge funds segment:

	Year Ended December 31,			Variance
	2014	2013	2012	2014/2013	2013/2012
Segment revenues
Management Fees	$137,908	$110,622	$77,531	$27,286	$33,091
Incentive Income	16,067	150,700	67,645	(134,633)	83,055
Segment revenues - total	$153,975	$261,322	$145,176	$(107,347)	$116,146
Pre-tax distributable earnings	$22,371	$116,488	$48,533	$(94,117)	$67,955

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

Pre-tax distributable earnings decreased by $94.1 million primarily due to:

Revenues

Management fees were $137.9 million for the year ended December 31, 2014, a net increase of $27.3 million, compared to $110.6 million for the year ended December 31, 2013. Management fees increased by $27.3 million primarily due to (i) a $31.7 million increase in management fees earned from the Fortress Asia Macro Funds (including related managed accounts) as a result of an increase in net capital inflows and (ii) a $5.5 million increase in management fees related to Fortress Redwood Fund (which launched in August 2013). These increases were partially offset by a $9.9 million net decrease in management fees from certain of our other liquid hedge funds and managed accounts primarily as a result of net capital outflows.

Incentive income, which is determined on a fund-by-fund basis, was $16.1 million for the year ended December 31, 2014, a net decrease of $134.6 million, compared to $150.7 million for the year ended December 31, 2013. Incentive income decreased by $134.6 million primarily due to decreases of $86.2 million, $36.4 million, $8.5 million, $2.8 million, and $2.2 million in the incentive income generated by the Fortress Macro Funds (including related managed accounts), the Fortress Asia Macro Funds (including related managed accounts), Fortress Macro MA I Fund, Fortress Redwood Fund and Drawbridge Global Macro Funds respectively, due to lower returns during the year ended December 31, 2014 as compared to the prior period. These decreases were partially offset by a $1.4 million increase in incentive income from Fortress Partners Fund for the twelve months ended December 31, 2014 as compared to the prior period.

Expenses

Expenses were $130.1 million for the year ended December 31, 2014, a net decrease of $18.3 million, compared to $148.4 million for the year ended December 31, 2013. The decrease of $18.3 million in expenses was primarily attributable to (i) a decrease of $22.5 million in profit sharing compensation expense related to the recognition of incentive income discussed above and (ii) a decrease of $11.0 million in accruals for Principal Performance Payments. These decreases were partially offset by an increase of $10.1 million in compensation and benefits expense primarily due to an increase in average headcount and by a net increase of $5.1 million in general and administrative expenses and corporate allocable expenses.
Net Investment Income

Net investment income (loss) was $(1.5) million for the year ended December 31, 2014, a change of $5.1 million, compared to net investment income of $3.6 million for the year ended December 31, 2013. Net investment income changed by $5.1 million primarily due to (i) a $5.8 million impairment on Fortress’s holdings of digital currency, (ii) an increase of $1.3 million in losses attributable to investments in our liquid hedge funds and (iii) an increase of $1.7 million in recorded impairments with respect to our special investments in our liquid hedge funds as compared to the prior period. These increases in losses were partially offset by an increase of $3.7 million in distribution of earnings from realization events in special investments in liquid hedge funds for the year ended December 31, 2014 as compared to the prior period.

Year Ended December 31, 2013 compared to the Year Ended December 31, 2012

Pre-tax distributable earnings increased by $68.0 million primarily due to:

Revenues

Management fees were $110.6 million for the year ended December 31, 2013, a net increase of $33.1 million, compared to $77.5 million for the year ended December 31, 2012. Management fees increased by $33.1 million primarily due to $21.3 million, $13.0 million, $4.0 million and $0.9 million net increases in management fees earned from the Fortress Asia Macro Funds (including related managed accounts), Fortress Macro Funds (including related managed accounts and Fortress Redwood Fund which launched in August 2013), Fortress Macro MA I Fund and Fortress Convex Asia Funds, respectively, primarily as a result of an increase in net capital inflows. These increases were partially offset by a $3.1 million decrease in management fees due to the closing of the Fortress Commodities Funds (including related managed accounts) in the second quarter of 2012, and $1.6 million and $1.4 million in net decreases in management fees from the Fortress Partners Funds and Drawbridge Global Macro Funds, respectively, primarily as a result of net capital outflows.

Incentive income, which is determined on a fund-by-fund basis, was $150.7 million for the year ended December 31, 2013, a net increase of $83.1 million, compared to $67.6 million for the year ended December 31, 2012. Incentive income increased by $83.1 million primarily due to increases of $44.8 million, $30.7 million, $4.6 million, and $3.0 million in the incentive income generated by the Fortress Macro Funds (including related managed accounts and Fortress Redwood Fund), Fortress Asia Macro Funds (including related managed accounts), Fortress MA I Fund and Drawbridge Global Macro Funds, respectively, as a result of a higher proportion of capital being eligible for incentive income as substantially all capital met or exceeded its high water mark in 2013 and generated subsequent positive performance for the year ended December 31, 2013 as compared to the prior period.

Expenses

Expenses were $148.4 million for the year ended December 31, 2013, a net increase of $48.5 million, compared to $99.9 million for the year ended December 31, 2012. The increase of $48.5 million in expenses was primarily attributable to (i) an increase of $30.6 million in profit sharing compensation expense, (ii) an increase of $10.3 million in net compensation and benefits expense, and (iii) an increase of $7.5 million in accruals for Principal Performance Payments.

Net Investment Income

Net investment income was $3.6 million for the year ended December 31, 2013, a net increase of $0.3 million, compared to $3.3 million for the year ended December 31, 2012. Net investment income increased by $0.3 million mainly due to (i) a $3.2 million increase in distributions from realization events in special investments in our liquid hedge funds, and (ii) a $0.3 million decrease in recorded impairments with respect to our special investments in our liquid hedge funds for the year ended December 31, 2013 as compared to the prior period. These increases were partially offset by a $3.2 million decrease in earnings attributable to investments in our liquid hedge funds.

Credit Hedge Funds

The following table presents our results of operations for our credit hedge funds segment:

	Year Ended December 31,			Variance
	2014	2013	2012	2014/2013	2013/2012
Segment revenues
Management Fees	$113,825	$101,890	$101,194	$11,935	$696
Incentive Income	121,768	190,846	130,305	(69,078)	60,541
Segment revenues - total	$235,593	$292,736	$231,499	$(57,143)	$61,237
Pre-tax distributable earnings	$85,988	$127,450	$97,525	$(41,462)	$29,925

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

Pre-tax distributable earnings decreased by $41.5 million primarily due to:

Revenues

Management fees were $113.8 million for the year ended December 31, 2014, a net increase of $11.9 million, compared to $101.9 million for the year ended December 31, 2013. Management fee increased by $11.9 million primarily due to an increase of $11.4 million in management fees from the Drawbridge Special Opportunities Funds as a result of an increase in AUM.

Incentive income, which is determined on a fund-by-fund basis, was $121.8 million for year ended December 31, 2014, a net decrease of $69.1 million, compared to $190.8 million for the year ended December 31, 2013. Incentive income decreased by $69.1 million primarily due to (i) a decrease of $64.3 million in incentive income generated by the Drawbridge Special Opportunities Funds due to relatively lower returns and a decrease in crystallizations due to lower RCA distributions in 2014 and (ii) a decrease of $6.0 million in incentive income generated by the Worden Funds mainly due to lower returns for the year ended December 31, 2014 as compared to the prior period. These decreases were partially offset by a $1.2 million increase in incentive income from other investments for the year ended December 31, 2014 as compared to the prior period.

Expenses

Expenses were $148.3 million for the year ended December 31, 2014, a net decrease of $23.5 million, compared to $171.9 million for the year ended December 31, 2013. The decrease of $23.5 million in expenses was primarily attributable to (i) a decrease of $31.6 million in profit sharing compensation expense related to the decrease of incentive income discussed above and (ii) a net decrease of $4.4 million in general and administrative expenses and corporate allocable expenses for the year ended December 31, 2014 as compared to the prior period. These decreases were partially offset by (i) a $11.9 million increase in compensation and benefits expense and (ii) an increase of $0.6 million in accruals for Principal Performance Payments for the year ended December 31, 2014 as compared to the prior period.

Net Investment Income

Net investment income (loss) was $(1.3) million for the year ended December 31, 2014, a change of $7.8 million, compared to net investment income of $6.6 million for the year ended December 31, 2013. Net investment income changed by $7.8 million primarily due to (i) a $5.8 million impairment on Fortress’s holdings of digital currency, (ii) a decrease of $2.0 million in earnings from our investments in our credit hedge funds and (iii) a decrease of $0.2 million in dividend income from a private investment for year ended December 31, 2013.

Year Ended December 31, 2013 compared to the Year Ended December 31, 2012

Pre-tax distributable earnings increased by $29.9 million primarily due to:

Revenues

Management fees were $101.9 million for the year ended December 31, 2013, a net increase of $0.7 million, compared to $101.2 million for the year ended December 31, 2012. Management fees increased by $0.7 million primarily due to (i) a $1.2 million increase in management fees from the Drawbridge Special Opportunities Funds as a result of an increase in average fee paying capital and (ii) a $0.2 million increase in management fees from the Worden Funds as a result of an increase in average fee paying capital. These increases were partially offset by (i) a decrease of $0.5 million in management fees from the Value Recovery Funds and related assets primarily as a result of certain asset structures within the Value Recovery Funds terminating in the third quarter of 2012 and (ii) a decrease of $0.2 million in management fees from the Drawbridge Special Opportunities Managed Accounts.

Incentive income, which is determined on a fund-by-fund basis, was $190.8 million for the year ended December 31, 2013, a net increase of $60.5 million, compared to $130.3 million for the year ended December 31, 2012. Incentive income increased by $60.5 million primarily due to an increase of $62.1 million in incentive income generated by the Drawbridge Special Opportunities Funds, due to higher returns in the onshore fund and increased crystallization due to RCA distributions in 2013, and an increase of $1.7 million in incentive income generated by the Worden Funds. These increases were partially offset by a $3.3 million decrease in incentive income from other investments.

Expenses

Expenses were $171.9 million for the year ended December 31, 2013, a net increase of $32.9 million, compared to $139.0 million for the year ended December 31, 2012. The increase of $32.9 million in expenses was primarily attributable to (i) an increase of $27.8 million in profit sharing compensation expense, (ii) an increase of $5.0 million in accruals for Principal Performance Payments, and (iii) an increase of $0.4 million in compensation and benefits expense. These increases in expenses were partially offset by a $0.3 million decrease in general and administrative expenses and allocable expenses.

Net Investment Income

Net investment income was $6.6 million for the year ended December 31, 2013, a net increase of $1.6 million, compared to $5.0 million for the year ended December 31, 2012. Net investment income increased by $1.6 million mainly due to (i) a $1.5 million increase in earnings attributable to our investments in our credit hedge funds for the year ended December 31, 2013 as compared to the prior period, and (ii) a $0.2 million increase in dividend income from a private investment for the year ended December 31, 2013.

Credit PE Funds

The following table presents our results of operations for our credit PE segment:

	Year Ended December 31,			Variance
	2014	2013	2012	2014/2013	2013/2012
Segment revenues
Management Fees	$96,715	$95,925	$98,393	$790	$(2,468)
Incentive Income	254,461	120,137	68,568	134,324	51,569
Segment revenues - total	$351,176	$216,062	$166,961	$135,114	$49,101
Pre-tax distributable earnings	$121,669	$63,766	$38,394	$57,903	$25,372

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

Pre-tax distributable earnings increased by $57.9 million primarily due to:

Revenues

Management fees were $96.7 million for the year ended December 31, 2014, a net increase of $0.8 million, compared to $95.9 million for the year ended December 31, 2013. Management fees increased by $0.8 million primarily due to an increase of $14.2 million related to Credit Opportunities Fund III and its managed accounts and Real Estate Opportunities Funds attributable to net capital raised after the third quarter of 2013. This increase in management fees was partially offset by decreases of $3.8 million, $4.1 million, $2.0 million, $1.1 million, $0.9 million, $0.7 million and $0.6 million in management fees related to Credit Opportunities Fund and its managed account, Credit Opportunities Fund II and its managed accounts, Japan Opportunity Funds I and II, Life Settlement Fund and its managed account, Net Lease Fund, Long Dated Value Funds and Global Opportunities Fund, respectively, primarily due to net capital distributions made after the third quarter of 2013.

Incentive income was $254.5 million for the year ended December 31, 2014, a net increase of $134.3 million, compared to $120.1 million for the year ended December 31, 2013. Incentive income increased by $134.3 million primarily due to (i) an increase of $66.1 million in incentive income generated by the Japan Opportunity Funds I and II during the year ended December 31, 2014 as compared to the prior period, (ii) a net increase of $65.4 million in incentive income generated primarily by the Credit Opportunities Funds and FCO Managed Accounts as a result of an increase in distributions generated by realization events, (iii) a net increase of $2.0 million in incentive income generated primarily by Net Lease Fund and (iv) an increase of $2.0 million in incentive income generated by the Real Estate Opportunities Funds. These increases were partially offset by a decrease of $1.6 million in incentive income generated by the Real Assets Fund.

Expenses

Expenses were $242.4 million for the year ended December 31, 2014, a net increase of $82.5 million, compared to $159.9 million for the year ended December 31, 2013. The increase of $82.5 million in expenses was primarily attributable to (i) a $65.9 million increase in profit sharing compensation expense associated with the increase in incentive income described above, (ii) a $15.1 million net increase in general and administrative expenses and corporate allocable expenses and (iii) a $1.5 million increase in accruals for Principal Performance Payments during the year ended December 31, 2014 as compared to the prior period.
Net Investment Income

Net investment income was $12.9 million for the year ended December 31, 2014, a net increase of $5.2 million, compared to $7.7 million for the year ended December 31, 2013. Net investment income increased by $5.2 million primarily due to an increase in distribution of earnings from realization events in credit PE funds for the year ended December 31, 2014.

Year Ended December 31, 2013 compared to the Year Ended December 31, 2012

Pre-tax distributable earnings increased by $25.4 million primarily due to:

Revenues

Management fees were $95.9 million for the year ended December 31, 2013, a net decrease of $2.5 million, compared to $98.4 million for the year ended December 31, 2012. Management fees decreased by $2.5 million primarily due to (i) a $8.2 million decrease in management fees in Fortress Credit Opportunities Fund I and Fortress Credit Opportunities Fund II primarily attributable to net capital distributions, (ii) a $4.6 million decrease in management fees in Japan Opportunity Fund due to the expiration of its capital commitment period in June 2012, and (iii) a $1.2 million decrease in management fees in the Long Dated Value Funds and Real Assets Funds, for the year ended December 31, 2013, as compared to the prior period. These decreases in management fees were partially offset by an $11.5 million increase in management fees primarily due to net capital calls or additional commitments made after the first quarter of 2012, most notably in Japan Opportunity Fund II, Credit Opportunities Fund III and FCO Managed Accounts.

Incentive income was $120.1 million for the year ended December 31, 2013, a net increase of $51.5 million, compared to $68.6 million for the year ended December 31, 2012. Incentive income increased by $51.5 million primarily due to (i) a net increase of $48.7 million in incentive income generated primarily by the Credit Opportunities Funds and FCO Managed Accounts, (ii) a net increase of $5.8 million in incentive income generated by Japan Opportunities Fund II, (iii) a net increase of $3.3 million in incentive income generated by the Net Lease Fund, and (iv) a net increase of $3.5 million in incentive income generated from other funds, primarily by the Global Opportunities Fund and the Long Dated Value Funds. All of the increases noted were a result of an increase in distributions generated by realization events. These increases in incentive income were partially offset by a decrease of $9.8 million in incentive income earned from other funds, primarily Japan Opportunity Fund I due to a decrease in distributions as compared to the prior period.

Expenses

Expenses were $159.9 million for the year ended December 31, 2013, a net increase of $27.0 million, compared to $132.9 million for the year ended December 31, 2012. The increase of $27.0 million in expenses was primarily attributable to (i) an increase of $28.7 million in profit sharing compensation expense, (ii) a net increase of $0.6 million in compensation and benefits expense, and (iii) an increase of $0.6 million in accruals for Principal Performance Payments. These increases in expenses were partially offset by a $2.9 million decrease in general and administrative expenses and allocable expenses.

Net Investment Income

Net investment income was $7.7 million for the year ended December 31, 2013, a net increase of $3.3 million, compared to $4.4 million for the year ended December 31, 2012. Net investment income increased by $3.3 million mainly due to a $4.4 million increase in distributions from realization events in our credit PE funds, which was partially offset by a $1.1 million decrease in other investment income for the year ended December 31, 2013 as compared to the prior period.

Logan Circle

The following table presents our results of operations for our Logan Circle segment:

	Year Ended December 31,			Variance
	2014	2013	2012	2014/2013	2013/2012
Segment revenues
Management Fees	$46,996	$35,833	$26,796	$11,163	$9,037
Incentive Income	106	—	—	106	—
Segment revenues - total	$47,102	$35,833	$26,796	$11,269	$9,037
Pre-tax distributable earnings (loss)	$(5,267)	$(8,542)	$(9,793)	$3,275	$1,251

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

Pre-tax distributable loss decreased by $3.3 million primarily due to:

Revenues

Management fees were $47.0 million for the year ended December 31, 2014, a net increase of $11.2 million, compared to $35.8 million for the year ended December 31, 2013. Management fees increased $11.2 million due to an increase in average AUM as a result of net client inflows.

Incentive income was $0.1 million for the year ended December 31, 2014, a net increase of $0.1 million, compared to no incentive income for the year ended December 31, 2013. Incentive income increased by $0.1 million primarily as a result of returns exceeding performance thresholds for a certain managed account during the year ended December 31, 2014 as compared to the prior period.

Expenses

Expenses were $53.7 million for the year ended December 31, 2014, a net increase of $6.0 million, compared to $47.7 million for the year ended December 31, 2013. The increase of $6.0 million in expenses was primarily attributable to (i) an increase of $2.3 million in compensation and benefits expense as a result of an increase in average headcount within Logan Circle during the year ended December 31, 2014 as compared to the prior period and (ii) an increase of $3.7 million in general and administrative expenses and corporate allocable expenses.

Net Investment Income

Net investment income was $1.3 million for the year ended December 31, 2014, a net decrease of $1.9 million, compared to $3.2 million for the year ended December 31, 2013. Net investment income decreased by $1.9 million primarily due to decrease in net realized and unrealized gains on equity securities managed by Logan Circle’s startup growth equities investment strategy.

Year Ended December 31, 2013 compared to the Year Ended December 31, 2012

Pre-tax distributable loss decreased by $1.3 million primarily due to:

Revenues

Management fees were $35.8 million for the year ended December 31, 2013, a net increase of $9.0 million, compared to $26.8 million for the year ended December 31, 2012. Management fees increased $9.0 million due to an increase in average AUM primarily as a result of net client inflows and positive performance.

Expenses

Expenses were $47.7 million for the year ended December 31, 2013, a net increase of $11.1 million, compared to $36.6 million for the year ended December 31, 2012. The increase of $11.1 million in expenses was primarily attributable to an increase of $6.6 million in net compensation and benefits expense, as well as an increase of $4.5 million in general and administrative expenses and corporate allocable expenses as a result of an increase in average headcount within Logan Circle during the year ended December 31, 2013 as compared to the prior period.

Net Investment Income

Net investment income was $3.2 million for the year ended December 31, 2013, due to an increase in net investment income from net realized and unrealized gains on our equity securities.

Unallocated

	Year Ended December 31,			Variance
	2014	2013	2012	2014/2013	2013/2012
Pre-tax distributable earnings (loss)	$(2,757)	$(5,184)	$(13,420)	$2,427	$8,236

The amounts not allocated to a segment consist primarily of interest expense, foreign currency translation and interest income.

Year Ended December 31, 2014 compared to the Year Ended December 31, 2013

Pre-tax distributable loss decreased by $2.4 million, primarily as a result of (i) a decrease of $2.0 million in interest expense due to a decrease in the average debt balance and average interest rate for the year ended December 31, 2014 as compared to the prior period, (ii) an increase of $0.4 million in foreign currency translation gains for the year ended December 31, 2014 as compared to the prior period.

Year Ended December 31, 2013 compared to the Year Ended December 31, 2012

Pre-tax distributable loss decreased by $8.2 million, primarily as a result of a $10.3 million decrease in interest expense due to a decrease in the average debt balance and average interest rate for the year ended December 31, 2013 as compared to the prior period. This decrease was partially offset by a $1.4 million change in foreign currency translation, from a $1.1 million gain for the year ended December 31, 2012 to a $0.3 million loss for the year ended December 31, 2013.

Embedded Gains (Losses)

The following table reflects all of our investments which are not marked to market through distributable earnings for segment reporting purposes as of December 31, 2014:

Fund	Fortress Share of NAV (A)	Fortress Segment Cost Basis (B)	Excess (C)	(Deficit) (C)
Main Funds
Fund II	$21	$—	$21	$ N/A
Fund III and Fund III Coinvestment	8,372	—	8,372	N/A
Fund IV and Fund IV Coinvestment	98,478	30,878	67,600	N/A
Fund V and Fund V Coinvestment	178,009	16,794	161,215	N/A
Long Dated Value Funds	20,115	10,389	9,726	N/A
Real Assets Funds	14,444	1,393	13,051	N/A
Credit Opportunities Funds	104,988	58,872	46,126	(10)
Asia Funds (Japan Opportunity Funds, Global Opportunities Fund)	24,150	14,730	9,420	N/A
Real Estate Opportunities Funds	11,385	10,141	1,244	N/A
MSR Opportunities Funds	1,049	846	203	N/A
Italian NPL Opportunities	361	368	N/A	(7)
Other Funds (combined)
Private investment #1	283,463	207,348	76,115	N/A
Private investment #2	90,730	20,503	70,227	N/A
Permanent capital vehicles
Eurocastle (EURONEXT: ECT)	2,162	78	2,084	N/A
Newcastle (NYSE: NCT)	776	60	716	N/A
New Residential (NYSE: NRZ)	6,622	413	6,209	N/A
New Media (NYSE: NEWM)	1,769	54	1,715	N/A
New Senior (NYSE: SNR)	2,843	229	2,614	N/A
WWTAI	5,284	4,736	548	N/A
Other
Hedge fund side pocket investments	79,358	37,772	42,791	(1,205)
Direct investments- Other	70,000	35,241	41,185	(6,426)
Total	$1,004,379	$450,845	$561,182	$(7,648)

(A)	Represents the net asset value (“NAV”) of Fortress’s investment in each fund. This is generally equal to its GAAP and segment carrying value.

(B)	Represents Fortress’s cost basis in each investment for segment reporting purposes, which is net of any prior impairments taken for distributable earnings.

(C)
Represents the difference between NAV and segment cost basis. If negative (a deficit), this represents potential future impairment. If positive (an excess), this represents unrealized gains which, if realized, will increase future distributable earnings.

Sensitivity

For an analysis of the sensitivity of segment revenues to changes in the estimated fair value of the Fortress Fund investments, see Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk.”

Liquidity and Capital Resources

Liquidity is a measurement of our ability to meet potential cash requirements, including ongoing commitments to repay borrowings, fund and maintain investments, including our capital commitments (and clawback obligations, if any) to our funds, pay compensation, and satisfy our other general business needs including our obligation to pay U.S. federal income tax. In addition, we may use cash to make distributions, particularly the distributions we are required to make to our principals in connection with tax obligations, which can be material. Our primary sources of funds for liquidity consist of cash flows provided by operating activities, primarily the management fees and incentive income paid to us from the Fortress Funds, borrowings under loans, and the potential issuance of debt and equity securities, as well as the investment returns on our investments in these funds. The cash received from these investment returns is limited based on the liquidity terms of the respective funds; for instance, private equity funds generally only distribute cash upon investment realization events. Our primary uses of liquidity include operating expenses (which include compensation, rent and interest, among others), payments under our credit agreement and other debt, capital commitments to our funds and tax and tax-related payments and distributions.

The receipt of management fees generally occurs on a fixed and fairly predictable schedule, subject to changes in the NAV of the Fortress Funds (due to performance or capital transactions). From time to time, we may elect, in our discretion, to defer the receipt of management or other fees or reimbursements, to which we are legally entitled, in order to optimize the operations of the underlying funds. As of December 31, 2014, the aggregate amount of management fees that various of our managed funds owed but had not yet paid was approximately $33.6 million, excluding $12.2 million which has been fully reserved by us, and the ultimate timing of their payment is currently uncertain. In addition, $11.3 million of private equity general and administrative expenses had been advanced on behalf of certain funds, excluding $6.6 million which has been fully reserved by Fortress. The amount of deferred management fees and reimbursements may increase in the future. Also, while we still believe that we will receive these amounts, if these deferrals continue or increase, they could meaningfully constrain our liquidity in the future.

The timing of receipt of cash flows from other operating activities is in large part dependent on the timing of distributions from our private equity funds, a private permanent capital vehicle and credit PE funds, which are subject to restrictions and to management's judgment regarding the optimal timing of the monetization of underlying investments, and to dates specified in our hedge funds' operating documents, which outline the determination and payment of our incentive income, if any. The timing of capital requirements to cover fund commitments is subject to management's judgment regarding the acquisition of new investments by the funds, as well as the ongoing liquidity requirements of the respective funds. The timing of capital requirements and the availability of liquidity from operating activities may not always coincide, and we may make short-term, lower-yielding investments with excess liquidity or fund shortfalls with short-term debt or other sources of capital.

We expect that our cash on hand and our cash flows from operating activities, capital receipts from balance sheet investments and available financing will be sufficient to satisfy our liquidity needs with respect to expected current commitments relating to investments and with respect to our debt obligations over the next twelve months. We estimate that our expected management fee receipts over the next twelve months, a portion of which may be deferred, will be sufficient (along with our cash on hand of $391.1 million at December 31, 2014, our available draws under our credit facility of $72.3 million as of December 31, 2014, and capital receipts from our balance sheet investments) to meet our operating expenses (including compensation and lease obligations), required debt payments, tax distribution requirements, incentive income clawback obligations (if any), and fund capital commitments, in each case to be funded during the next twelve months (see obligation tables below). From time to time, we evaluate alternative uses for excess cash resources, including debt prepayments, payment of recurring or special dividends, funding investments or share repurchases, which may be subject to approval by our board of directors and will depend on various factors. These uses of cash would not (barring changes in other relevant variables, such as EBITDA and Consolidated EBITDA, as defined in our credit agreement) cause us to violate any of our financial covenants under our credit agreement. We believe that the compensation we will be able to pay from these available sources will be sufficient to retain key employees and maintain an effective workforce. We may elect, if we deem it appropriate, to defer certain payments due to our principals and affiliates or raise capital to enable us to make payments required under our credit agreement or for other working capital needs.

We expect to meet our long-term liquidity requirements, including the repayment of our debt obligations and any new commitments or increases in our existing commitments (and clawback obligations, if any) relating to our investments in our funds, through the generation of operating income (including management fees, a portion of which may be deferred), capital receipts from balance sheet investments and, potentially, additional borrowings and equity offerings. Our ability to execute our business strategy, particularly our ability to form new funds and increase our AUM, depends on our ability to raise additional investor capital within our funds and on our ability to monetize our balance sheet investments. Furthermore, strategic initiatives and the ability to make investments in our funds may be dependent on our ability to raise capital at the Fortress level. Decisions by counterparties to enter into transactions with us will depend upon a number of factors, such as our historical and projected financial performance and condition, compliance with the terms of our credit arrangements, industry and market trends and performance, the availability of capital and our counterparties' policies and rates applicable thereto, the rates at which we are willing to borrow, and the relative attractiveness of alternative investment or lending opportunities. Furthermore, raising equity capital could be dilutive to our current shareholders and issuing debt obligations could result in significant increases to operating costs. The level of our share price may also limit our ability to use our equity as currency in the potential acquisition of businesses, other companies or assets.

We are a publicly traded partnership and have established a wholly owned corporate subsidiary (“FIG Corp.”). Accordingly, a substantial portion of our income earned by the corporate subsidiary is subject to U.S. federal income taxation and taxed at prevailing rates. The remainder of our income is allocated directly to our shareholders and is not subject to any corporate level of taxation.

As of December 31, 2014, our material cash commitments and contractual cash requirements were related to our capital commitments to our funds, lease obligations and debt obligations. Our potential liability for the contingent repayment of incentive income is discussed under “— Contractual Obligations” below.

Capital Commitments

We determine whether to make capital commitments to our private equity funds, credit PE funds and private permanent capital vehicle in excess of the minimum required amounts based on a variety of factors, including estimates regarding our liquidity over the estimated time period during which commitments will have to be funded, estimates regarding the amounts of capital that may be appropriate for other funds which we are in the process of raising or are considering raising, and our general working capital requirements.

We generally fund our investments in the Fortress Funds with cash, either from working capital or borrowings, and not with carried interest. We do not hold any investments in our funds other than through the Fortress Operating Group entities. Our principals do not own any portion of the carried interest in any fund personally. Accordingly, their personal investments in the funds are funded directly with cash.

Our outstanding capital commitments as of December 31, 2014 consisted of the following.

Outstanding Commitment
Private Equity Funds
Fund III Coinvestment	$2
Fund IV	4,053
Fund IV Coinvestment	3
Fund V	6,143
Fund V Coinvestment	2
FHIF (Holiday)	8,089
FECI (Florida East Coast Railway/ Florida East Coast Industries)	1,551
MSR Opportunities Fund I A	5
MSR Opportunities Fund I B	5
MSR Opportunities Fund II A	11,940
MSR Opportunities Fund II B	94
MSR Opportunities MA I	2,861
Italian NPL Opportunities Fund	10,630
A&K Global Health	152

Private Permanent Capital Vehicle
WWTAI	3,264

Credit PE Funds
Credit Opportunities Fund	6,046
Credit Opportunities Fund II	3,336
Credit Opportunities Fund III	7,095
FCO Managed Accounts	28,710
Long Dated Value Fund I	460
Long Dated Value Fund II	1,640
Long Dated Value Fund III	160
LDVF Patent Fund	85
Real Assets Fund	11,068
Japan Opportunity Fund	3,848
Japan Opportunity Fund II	9,124
Japan Opportunity Fund III	10,968
Net Lease Fund I	161
Global Opportunities Fund	711
Life Settlements Fund	60
Life Settlements Fund MA	39
Real Estate Opportunities Fund	900
Real Estate Opportunities Fund II	6,579
Real Estate Opportunities REOC Fund	65
Karols Development Co	6,818
Other	282
Total	$146,949

Lease Obligations

Minimum future rental payments (excluding expense escalations) under our operating leases are as follows:

Year Ending December 31,
2015	$25,483
2016	23,253
2017	12,462
2018	20,234
2019	19,612
Thereafter	279,382
Total (A)	$380,426

(A)	Subsequent to December 31, 2014, we entered into new lease agreements which relate to our primary office space in New York and extends through October 2032.

Debt Obligations

As of December 31, 2014, our debt obligations consisted of our credit agreement, as described below.

In February 2013, we entered into a $150.0 million revolving credit facility (the “Credit Agreement”) with a $15.0 million letter of credit subfacility. The Credit Agreement generally bears interest at an annual rate equal to LIBOR plus an applicable rate that fluctuates depending upon our credit rating, and a commitment fee on undrawn amounts that fluctuates depending upon our credit rating, as well as other customary fees. In connection with the closing of the Credit Agreement, approximately $2.4 million of fees and expenses were incurred. In January 2014, in connection with the launch of the affiliated manager platform with the Fortress Asia Macro Funds, we entered into an amendment, consent, and waiver to the Credit Agreement. Pursuant to the amendment, the required lenders under the Credit Agreement consented to the Fortress Asia Macro Funds transaction and conforming amendments, primarily certain definitions relating to the financial covenants in order to account for the portion of the business in which we will retain an economic interest.

Increases in the interest rate on our debt obligations under the Credit Agreement, whether through amendments, refinancings, increases in LIBOR, or a downgrade of our credit rating, may result in a direct reduction in our earnings and cash flow from operations and, therefore, impact our liquidity.

The following table presents information regarding our debt obligations:

			Contractual	Final	December 31, 2014
	Face Amount and Carrying Value		Interest	Stated	Amount
Debt Obligation	December 31, 2014	December 31, 2013	Rate	Maturity	Available for Draws
Revolving credit agreement (A) (B)	$75,000	$—	LIBOR+2.50% (C)	Feb 2016	$72,332
Total	$75,000	$—

(A)
Collateralized by substantially all of Fortress Operating Group’s assets as well as Fortress Operating Group’s rights to fees from the Fortress Funds and its equity interests therein, other than fees from Fortress's senior living property manager.

(B)	The $150.0 million revolving debt facility includes a $15.0 million letter of credit subfacility of which $2.7 million was utilized as of December 31, 2014.

(C)	Subject to unused commitment fees of 0.4% per annum.

During the year ended December 31, 2014, the average face amount of our outstanding debt was approximately $69.4 million and the highest face amount outstanding at one time during this period was $125.0 million.

On December 21, 2012, one of our Principals retired and we agreed to purchase all of his 2,082,684 Class A shares and his 49,189,480 Fortress Operating Group units at $3.50 per share, or an aggregate of $179.5 million. In connection with this purchase, we paid $30.0 million of cash and issued a $149.5 million promissory note to the former Principal, which bore interest at 5%. In July 2013, Fortress repaid the promissory note in full, plus accrued interest. As such, this note is no longer outstanding.

As a result of our initial public offering and related transactions, secondary public offerings, and other transactions, FIG Asset Co. LLC lent aggregate excess proceeds of approximately $756.6 million to FIG Corp., pursuant to a demand note, as amended. As of December 31, 2014, the outstanding balance was approximately $663.4 million, including unpaid interest. This intercompany debt is eliminated in consolidation.

Covenants

Fortress Operating Group is required to prepay any amounts outstanding under the Credit Agreement upon the occurrence of certain events.

The events of default under the Credit Agreement are typical of such agreements and include payment defaults, failure to comply with credit agreement covenants, cross-defaults to material indebtedness, bankruptcy and insolvency, and change of control. A default under the Credit Agreement would likely have a material, adverse impact on our liquidity.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants that, among other things, restrict the ability of Fortress to create or incur certain liens, incur or guarantee additional indebtedness, merge or consolidate with other companies or transfer all or substantially all of their respective assets, transfer or sell assets, make restricted payments, engage in transactions with affiliates and insiders, and incur restrictions on the payment of dividends or other distributions and certain other contractual restrictions. These covenants are subject to a number of limitations and exceptions set forth in the Credit Agreement. In addition, Fortress Operating Group must not:

•	Permit AUM (as defined as Management Fee Earning Assets in the Credit Agreement) to be less than $25.0 billion as of the end of any calendar month;

•
Permit the Consolidated Leverage Ratio (a measure of Adjusted Net Funded Indebtedness compared to Consolidated EBITDA, each such term as defined in the Credit Agreement) to be greater than 2.00 to 1.0 as of the end of any fiscal quarter for the four quarter period ending on such date; or

•
Permit the Consolidated Interest Coverage Ratio (a measure of Consolidated EBITDA compared to Consolidated Interest Charges, each such term as defined in the Credit Agreement) to be less than 4.00 to 1.0 as of the end of any fiscal quarter for the four quarter period ending on such date.

The following table sets forth the financial covenant requirements under the Credit Agreement as of December 31, 2014.

	December 31, 2014
	(dollars in millions)
	Requirement		Actual	Notes
AUM, as defined	≥	$25,000	$45,964	(A)
Consolidated Leverage Ratio	≤	2.00	0.22	(B)
Consolidated Interest Coverage Ratio	≥	4.00	101.89	(B)

(A)
Impacted by capital raised in funds, redemptions from funds, and valuations of fund investments. The AUM presented here is based on the definition of Management Fee Earning Assets contained in the Credit Agreement.

(B)
The Consolidated Leverage Ratio is equal to Adjusted Net Funded Indebtedness, as defined, divided by the trailing four quarters’ Consolidated EBITDA, as defined. The Consolidated Interest Coverage Ratio is equal to the quotient of (A) the trailing four quarters' Consolidated EBITDA, as defined, divided by (B) the trailing four quarters' interest charges as defined in the Credit Agreement. Adjusted Net Funded Indebtedness and Consolidated EBITDA are computed as shown below. Consolidated EBITDA, as defined, is impacted by the same factors as distributable earnings, except Consolidated EBITDA is not impacted by changes in clawback reserves or gains and losses, including impairment, on investments.

December 31, 2014
(in millions)
Outstanding debt	$75.0
Plus: Outstanding letters of credit	2.7
Less: Cash (up to $50 million)	—
Adjusted Net Funded Indebtedness	$77.7

Year Ended December 31, 2014
(in millions)
Fortress Investment Group LLC net income	$101.0
Depreciation and amortization, interest expense and income taxes	30.2
Extraordinary or non-recurring gains and losses	(0.8)
Incentive Income Adjustment	93.5
Other Income Adjustment	(74.4)
Compensation expenses recorded in connection with the assignment of certain publicly traded permanent capital vehicle Options and Stock Based Compensation	30.6
Non-controlling interest and tax receivable agreement adjustments at FIG Corp.	168.1
(Income) loss of excluded entities (as defined in the Credit Agreement)	0.8
Consolidated Fortress Fund adjustment	1.6
Consolidated EBITDA	$350.6
Interest charges	$3.4

The foregoing summary is not complete and is qualified in its entirety by reference to the Credit Agreement, which is filed as an exhibit hereto.

Dividends / Distributions

2014

On February 26, 2015 Fortress declared a base quarterly cash dividend of $0.08 per Class A share and a special cash dividend of $0.30 per share resulting in total dividends of $0.38 for the fourth quarter of 2014. This dividend is payable on March 17, 2015 to holders of record of our Class A shares on March 12, 2015. The aggregate amount of this dividend payment, including dividend equivalent payments paid to holders of restricted Class A share units, is approximately $86.4 million.

On October 30, 2014, Fortress declared a base quarterly cash dividend of $0.08 per Class A share. The dividend is payable on November 17, 2014 to holders of record of Class A shares on November 12, 2014. The aggregate amount of this dividend payment, including dividend equivalent payments paid to holders of restricted Class A share units, is approximately $17.2 million.

On July 30, 2014, Fortress declared a base quarterly cash dividend of $0.08 per Class A share and a special cash dividend of $0.18 per Class A share resulting in total dividends of $0.26 per Class A share for the second quarter of 2014. The dividend was payable on August 15, 2014 to holders of record of Class A shares on August 12, 2014. The aggregate amount of this dividend payment, including dividend equivalent payments paid to holders of restricted Class A share units, was $56.0 million.

On April 30, 2014, Fortress declared a first quarter cash dividend of $0.08 per Class A share. The dividend was payable on May 16, 2014 to holders of record of Class A shares on May 13, 2014. The aggregate amount of this dividend payment, including dividend equivalent payments paid to holders of restricted Class A share units, was $17.2 million.

During the year ended December 31, 2014, Fortress Operating Group declared distributions of $136.7 million to the principals and a former senior employee.

2013

On February 26, 2014 Fortress declared a fourth quarter cash dividend of $0.08 per Class A share. This dividend is payable on March 14, 2014 to holders of record of our Class A shares on March 11, 2014. The aggregate amount of this dividend payment, including dividend equivalent payments paid to holders of restricted Class A share units, is approximately $15.3 million.

On October 30, 2013, Fortress declared a third quarter cash dividend of $0.06 per Class A share. The dividend was payable on November 15, 2013 to holders of record of our Class A shares on November 12, 2013. The aggregate amount of this dividend payment, including dividend equivalent payments paid to holders of restricted Class A share units, was approximately $14.8 million.

On July 31, 2013, we declared a second quarter cash dividend of $0.06 per Class A share. The dividend was payable on August 16, 2013 to shareholders of record of our Class A shares on August 13, 2013. The aggregate amount of this dividend payment, including dividend equivalent payments paid to holders of restricted Class A share units, was approximately $14.7 million.

On May 1, 2013, we declared a first quarter cash dividend of $0.06 per Class A share. The dividend was payable on May 17, 2013 to holders of record of our Class A shares on May 14, 2013. The aggregate amount of this dividend payment, including dividend equivalent payments paid to holders of restricted Class A share units, was approximately $14.5 million.

During the year ended December 31, 2013, Fortress Operating Group declared distributions of $77.9 million to the principals and a former senior employee.

2012

On February 26, 2013, we declared a fourth quarter cash dividend of $0.06 per Class A share. The dividend was payable on March 15, 2013 to holders of record of our Class A shares on March 12, 2013. The aggregate amount of this dividend payment, including dividend equivalent payments paid to holders of restricted Class A share units, was approximately $13.9 million.

On November 1, 2012, we declared a third quarter cash dividend of $0.05 per Class A share. The dividend was payable on November 19, 2012 to holders of record of our Class A shares on November 14, 2012. The aggregate amount of this dividend payment, including dividend equivalent payments paid to holders of restricted Class A share units, was approximately $11.3 million.

On August 1, 2012, we declared a second quarter cash dividend of $0.05 per Class A share. The dividend was payable on August 20, 2012 to holders of record of our Class A shares on August 15, 2012. The aggregate amount of this dividend payment, including dividend equivalent payments paid to holders of restricted Class A share units, was approximately $11.3 million.

On May 2, 2012, we declared a first quarter cash dividend of $0.05 per Class A share. The dividend was payable on May 21, 2012 to holders of record of our Class A shares on May 16, 2012. The aggregate amount of this dividend payment was, including dividend equivalent payments paid to holders of restricted Class A share units, approximately $11.1 million.

During the year ended December 31, 2012, Fortress Operating Group declared distributions of $48.4 million to the principals and a former senior employee.

Cash Flows

Our primary cash flow activities are: (i) generating cash flow from operations, (ii) making investments in Fortress Funds, (iii) meeting financing needs through, and making required payments under, our credit agreement and other debt, and (iv) distributing cash flow to equity holders, as applicable.

As described above in ''— Results of Operations,'' our AUM has changed throughout the periods reflected in our financial statements included in this Annual Report on Form 10-K. This change is a result of the Fortress Funds raising and investing capital, and generating gains from investments, offset by redemptions, capital distributions and losses.

Our dividend policy has certain risks and limitations, particularly with respect to liquidity. Although we may pay dividends in accordance with our stated dividend policy, we may not pay the amount of dividends suggested by our policy, or at all, if, among other things, we do not have the cash necessary to pay the intended dividends, if such payment would violate the terms of our credit agreement, or if our board of directors determines it would be prudent to reduce or eliminate future dividend payments. To the extent we do not have cash on hand sufficient to pay dividends, we may borrow funds to pay dividends, but we are not obligated to do so. By paying cash dividends rather than investing that cash in our future growth, we risk slowing the pace of our growth, or not having a sufficient amount of cash to fund our operations or unanticipated capital expenditures, should the need arise.

Operating Activities

Net cash flow provided by (used in) operating activities was $267.6 million, $432.9 million and $142.0 million during the years ended December 31, 2014, 2013 and 2012, respectively.

Operating Activities — Comparative — 2014 vs. 2013

Cash received for affiliate and non-affiliate management fees increased by $66.3 million from $527.2 million in 2013 to $593.5 million in 2014. Management fees are based on average fee paying AUM, which, based on a simple quarterly average, increased within our alternative and traditional investment businesses from 2013 to 2014 (private equity funds decreased by $0.5 billion, permanent capital vehicles increased by $0.6 billion, liquid hedge funds increased by $1.5 billion, credit hedge funds increased by $0.3 billion, credit PE funds decreased by $0.1 billion, and Logan Circle increased by $6.3 billion) as a result of capital raising, including new fund formation, and returns, offset by redemptions, capital distributions, and losses. The average management fee rate earned by Logan Circle is significantly lower than that earned by Fortress's alternative asset management businesses. In addition to changes in AUM, management fee receipts were impacted by the collection of approximately $4.4 million of previously past due fees.

Incentive income is calculated as a percentage of returns, or profits, earned by the Fortress Funds and non-affiliates or is based primarily on profitable realization events within private equity funds and credit PE funds. A $110.4 million increase in cash incentive income received was mainly due to the crystallization of incentive related to liquid hedge fund managed accounts in 2013 and paid in 2014.

Cash received as Distributions of Earnings from Equity Method Investments increased $26.4 million from 2013 as a result of realization events within certain funds.

Cash paid for compensation increased by $303.0 million from the twelve months ended December 31, 2013 to December 31, 2014. Bonuses and profit sharing payments are generally paid in the first quarter of the year following the year in which they are earned, so the amounts paid in 2014 and 2013 primarily related to bonuses and profit sharing earned in 2013 and 2012, respectively. However, a portion (approximately $176.2 million) of the bonuses and profit sharing earned in 2012 were also paid in 2012.

In addition, Fortress made a payment of $24.1 million under the tax receivable agreement, including interest, during the twelve months ended December 31, 2014, compared to $21.8 million during the twelve months ended December 31, 2013.

During a period in the year ended December 31, 2014 we consolidated a liquid hedge fund. During the period we consolidated the liquid hedge fund, cash flow (used in) operating activities from the liquid hedge fund was $(74.3) million, consisting primarily of purchases and proceeds of sales of investments and payments to cover securities sold not yet purchased, and receivables from brokers and counterparties.

Operating Activities — Comparative - 2013 vs. 2012

Cash received for affiliate and non-affiliate management fees decreased by $14.1 million from $541.3 million in 2012 to $527.2 million in 2013. Management fees are based on average fee paying AUM, which, based on a simple quarterly average, increased within our alternative and traditional investment businesses from 2012 to 2013 (private equity funds increased by $0.9 billion, permanent capital vehicles decreased by $(9.6) million, liquid hedge funds increased by $1.4 billion, credit hedge funds decreased by $(0.1) billion, credit PE funds increased by $0.8 billion, and Logan Circle increased by $4.8 billion) as a result of capital raising, including new fund formation, and returns, offset by redemptions, capital distributions, and losses. The average management fee rate earned by Logan Circle is significantly lower than that earned by Fortress's alternative asset management businesses. In addition to changes in AUM, management fee receipts were impacted by approximately $38.0 million of management fees that were past due at December 31, 2013, as opposed to $31.5 million at December 31, 2012, as discussed in “— Liquidity and Capital Resources” above.

Incentive income is calculated as a percentage of returns, or profits, earned by the Fortress Funds and non-affiliates or is based on profitable realization events within private equity funds and credit PE funds and based on cash realizations in Value Recovery Funds. A $78.0 million increase in cash incentive income received was mainly due to increased realizations within the credit PE funds in 2013.

Cash received as Distributions of Earnings from Equity Method Investments increased $24.8 million from 2012 as a result of realization events within certain funds.

Cash paid for compensation decreased by $210.4 million from the twelve months ended December 31, 2012 to December 31, 2013. Bonuses and profit sharing payments are generally paid in the first quarter of the year following the year in which they are earned, so the amounts paid in 2013 and 2012 primarily related to bonuses and profit sharing earned in 2012 and 2011, respectively. However, a portion (approximately $176.2 million) of the bonuses and profit sharing earned in 2012 were also paid in 2012.

Cash paid for interest decreased $10.1 million primarily due to a lower average debt balance of $68.5 million in 2013 compared to $167.8 million in 2012.

The receipt in 2012 of prior period receivables for expense reimbursements resulted in a $65.2 million decrease in 2013 for cash received.

In addition, Fortress made a payment of $21.8 million under the tax receivable agreement during the twelve months ended December 31, 2013, compared to $34.4 million during the twelve months ended December 31, 2012.

Investing Activities

Our net cash flow provided by (used in) investing activities was $361.6 million, $211.7 million and $66.5 million during the years ended December 31, 2014, 2013 and 2012 respectively. Our investing activities primarily included: (i) contributions to equity method investees of $(36.1) million, $(37.1) million and $(63.8) million during the years ended December 31, 2014, 2013 and 2012 respectively, (ii) distributions of capital from equity method investees of $379.9 million, $281.5 million and $140.7 million during these periods, respectively, (iii) the purchase of $26.0 million of software and technology related assets during the year ended December 31, 2014, (iv)  purchases of fixed assets of $(12.4) million, $(11.5) million and $(10.4) million during these periods, respectively, (v) the purchase of $(16.7) million of securities during the year ended December 31, 2014 as compared to the purchase of securities and digital currency of $(40.0) million during the year ended December 31, 2013 and (vi) proceeds of $84.9 million from the sale of securities during the year ended December 31, 2014 as compared to the purchase of securities of $18.9 million during the year ended December 31, 2013 and (vii) $(12.0) million related to the existing cash balance of the consolidated liquid hedge fund on the date we deconsolidated that fund.

Financing Activities

Our net cash flow provided by (used in) financing activities was $(602.7) million, $(384.3) million and $(437.4) million during the years ended December 31, 2014, 2013 and 2012, respectively.  Our financing activities primarily included (i) distributions made to principals and a former senior employee, including those classified within “principals’ and others’ interests in consolidated subsidiaries,” of $(141.9) million, $(104.7) million and $(45.8) million during these periods, respectively, (ii) distributions to employees and others related to their interests in consolidated subsidiaries of $(103.6) million, $(70.2) million and $(48.8) million during these periods, respectively, (iii) contributions from employees and others related to their interests in consolidated subsidiaries of $0.9 million, $0.4 million and $0.4 million during these periods, respectively, (iv) dividend and dividend equivalent payments of $(105.9) million, $(57.9) million and $(44.2) million, during these periods, respectively, and (v) our net borrowing and debt repayment, including payments for deferred financing costs, (vi) our purchase of 60,568,275 Class A shares from Nomura for $(363.4) million, (vii) the issuance of 23,202,859 Class A shares for $186.6 million all of which was used to purchase an equivalent number of Class B shares from the Principals, (viii) excess tax benefits from delivery of RSU's, (ix) withholding tax paid on behalf of employees with respect to the delivery of RSUs, effectively repurchasing Class A shares, of $(3.6) million, $0.0 million and $(7.8) million during the years ended December 31, 2014, 2013 and 2012, respectively and (x) cash contributions of $36.3 million in redeemable non-controlling interests related to the consolidated liquid hedge fund. In addition, in 2012, Fortress paid $(30.0) million to a former Principal in exchange for all of his Class A shares, Class B shares and Fortress Operating Group units.

Critical Accounting Policies

General

Consolidation

The determination of whether or not to consolidate entities under GAAP requires significant judgment. To make these judgments, management performs an entity-by-entity analysis with consideration of 1) whether Fortress has a variable interest in the entity, 2) whether the entity is a VIE, and 3) whether Fortress consolidates the entity.

When determining whether Fortress has a variable interest in entities it evaluates for consolidation, Fortress considers interests in the entities and fees it receives to act as a decision maker or service provider to the entity being evaluated. If Fortress determines that it does not have a variable interest in an entity, no further consolidation analysis is performed as Fortress would not be required to consolidate the entity. Fees received by Fortress are not variable interests if (i) the fees are compensation for services provided and are commensurate with the level of effort required to provide those services, (ii) the service arrangement includes only terms, conditions, or amounts that are customarily present in arrangements for similar services negotiated at arm’s length and (iii) Fortress's other economic interests in the VIE held directly and indirectly through its related parties, as well as economic interests held by related parties under common control, where applicable, would not absorb more than an insignificant amount of the entity’s losses or receive more than an insignificant amount of the entity’s benefits. If fees paid to Fortress were determined to be a variable interest, it could result in Fortress being the primary beneficiary of and thus consolidating the entity being evaluated. Evaluation of these criteria requires judgment.

For those entities in which it has a variable interest, Fortress performs an analysis to first determine whether the entity is a VIE. This determination includes considering whether the entity’s equity investment at risk is sufficient, whether the voting rights of an investor are not proportional to its obligation to absorb the income or loss of the entity and substantially all of the entity’s activities either involve or are conducted on behalf of that investor and its related parties, and whether the entity’s at-risk equity holders have the characteristics of a controlling financial interest.

Fortress is the general partner/manager of and has a variable interest in certain limited partnerships and similar entities. One of the factors that Fortress considers in evaluating whether these entities are VIEs is whether a simple majority (or lower threshold) of limited partners with equity at risk are able to exercise substantive kick-out rights. Kick-out rights are generally defined as the ability to remove the general partner/manager or to dissolve the entity without cause. If the limited partners with equity at risk are not able to exercise substantive kick-out rights, then the entity is a VIE. Fortress is also the manager of and has a variable interest in certain entities other than limited partnerships. One of the factors that Fortress considers in evaluating whether these entities are VIEs is whether the investors have power through voting rights or similar rights (such as those of a common shareholder in a corporation); and if not, whether a single equity holder has the unilateral ability to exercise substantive kick-out rights. If investors do not have power through voting rights or similar rights or a single equity holder does not have the unilateral ability to exercise substantive kick-out rights, then the entity is a VIE. These analyses require judgment.

A VIE must be consolidated by its primary beneficiary. The primary beneficiary of a VIE is generally defined as the party who has a controlling financial interest in the VIE. Fortress shall be deemed to have a controlling financial interest in a VIE if it and its related parties under common control as a group, where applicable, have (i) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. For purposes of evaluating (ii) above, fees paid to Fortress are excluded if the fees are compensation for services provided commensurate with the level of effort required to be performed and the arrangement includes only customary terms, conditions or amounts present in arrangements for similar services negotiated at arm’s length. This analysis requires judgment. The primary beneficiary evaluation is generally performed qualitatively. However, quantitative information may also be considered in the analysis, as appropriate. Changes in the economic interests (either by Fortress, affiliates of Fortress or third parties) or amendments to the governing documents of the VIE could affect an entity's status as a VIE or the determination of the primary beneficiary. The primary beneficiary evaluation is updated continuously.

For voting interest entities ("VOEs"), Fortress shall consolidate the entity if it has a controlling financial interest. Fortress has a controlling financial interest in a VOE if (i) for legal entities other than limited partnerships, Fortress owns a majority voting interest in the VOE or, for limited partnerships and similar entities, Fortress owns a majority of the entity’s kick-out rights through voting limited partnership interests and (ii) non-controlling shareholders or partners do not hold substantive participating rights and no other conditions exist that would indicate that Fortress does not control the entity.

For entities over which Fortress exercises significant influence but which do not meet the requirements for consolidation, Fortress uses the equity method of accounting whereby it records its share of the underlying income of these entities. These entities include the Fortress Funds. The evaluation of whether Fortress exerts control or significant influence over the financial and operational policies of an entity requires judgment based on the facts and circumstances surrounding each individual entity.

The analysis as to whether to consolidate an entity is subject to a significant amount of judgment. Some of the criteria considered are the determination as to the degree of control over an entity by its various equity holders, the design of the entity, how closely related the entity is to each of its equity holders, the relation of the equity holders to each other and a determination of the primary beneficiary in entities in which we have a variable interest. These analyses involve estimates, based on the assumptions of management, as well as judgments regarding significance and the design of the entities. If, as a result of such analysis, Fortress was required to consolidate an entity, it could have a material impact on our gross revenues, expenses, net income, assets, liabilities and total equity. However, we would not expect it to materially impact our net income, or equity, attributable to Class A shareholders.

As of December 31, 2014 and 2013 the investment vehicles in which Fortress held a variable interest were comprised of 62 VIEs and 99 voting interest entities and 55 VIEs and 97 voting interest entities, respectively. For additional discussion about our VIEs and other unconsolidated entities see Note 4 to Part II, Item 8, “Financial Statements and Supplementary Data - Investments and Fair Value.”

Revenue Recognition on Incentive Income

Incentive income is calculated as a percentage of the returns, or profits, earned by the Fortress Funds subject to the achievement of performance criteria. Incentive income from certain of the private equity funds, a private permanent capital vehicle and credit PE funds we manage is subject to contingent repayment (or clawback) and may be paid to us as particular investments made by the funds are realized. If, however, upon liquidation of a fund the aggregate amount paid to us as incentive income exceeds the amount actually due to us based upon the aggregate performance of the fund, the excess is required to be returned by us (i.e. ''clawed back'') to that fund. We have elected to adopt the preferred method of recording incentive income subject to contingencies. Under this method, we do not recognize incentive income subject to contingent repayment (or clawback) until all of the related contingencies have been resolved. Deferred incentive income related to a particular private equity fund, a private permanent capital vehicle or credit PE fund, each of which has a limited life, would be recognized upon the termination of a private equity fund, a private permanent capital vehicle or credit PE fund, or when distributions from a fund exceed the point at which a clawback of a portion or all of the historic incentive income distributions could no longer occur. Recognition of incentive income allocated to us prior to that date is deferred and recorded as a deferred incentive income liability. For GAAP purposes, the determination of when incentive income is recognized as income is formulaic in nature, resulting directly from each fund's governing documents. For certain funds, a portion (or all) of any incentive income distribution may be deemed a “tax distribution.” Tax distributions are not subject to contingencies. The determination of the amount of a distribution which represents a tax distribution is based on an estimate of both the amount of taxable income generated and the applicable tax rate. Estimates of taxable income are subject to significant judgment.

Profit Sharing Arrangements

Pursuant to employment arrangements, certain of Fortress's employees are granted profit sharing interests and are thereby entitled to a portion of the incentive income realized from certain Fortress Funds, which is payable upon a realization event within the respective funds. Accordingly, incentive income resulting from a realization event within a fund gives rise to the incurrence of a profit sharing obligation. Amounts payable under these profit sharing plans are recorded as compensation expense when they become probable and reasonably estimable.

For profit sharing plans related to hedge funds and publicly traded permanent capital vehicles, compensation expense related to incentive income is accrued in the period to which it relates regardless of when incentive income is recognized. In addition, certain of Fortress's employees are granted partial rights in options it holds in the publicly traded permanent capital vehicles (the "tandem awards"). The fair value of the tandem awards are recorded as profit sharing compensation expense at that time. The related liability, included in accrued compensation and benefits, is marked to fair value through compensation expense until such time as the rights are exercised or expire.

For profit sharing plans related to private equity funds, a private permanent capital vehicle and credit PE funds, where incentive income is received as investments are realized but is subject to clawback (see “— Revenue Recognition on Incentive Income” above), although Fortress defers the recognition of incentive income until all contingencies are resolved, accruing expense for employee profit sharing is based upon when it becomes probable and reasonably estimable that incentive income has been earned and therefore a profit sharing liability has been incurred. Based upon this policy, the recording of an accrual for profit sharing expense to employees generally precedes the recognition of the related incentive income revenue. As a result, private equity funds, a private permanent capital vehicle and credit PE funds incentive income realization events, which benefit Fortress economically, cause our GAAP earnings to decline in the short term as expense is recognized before the corresponding revenue. Such profit sharing expense may be reversed upon determination that the expense is no longer probable of being incurred based on the performance of the fund.

Our determination of the point at which it becomes probable and reasonably estimable that incentive income will be earned and therefore a corresponding profit sharing expense should be recorded is based upon a number of factors, the most significant of which is the level of realized gains generated by the underlying funds that may ultimately give rise to incentive income payments. Accordingly, profit sharing expense is generally recorded upon realization events within the underlying funds. A realization event has occurred when an investment within a fund generates proceeds in excess of its related invested capital, such as when an investment is sold at a gain. Changes in the judgments and estimates made in arriving at the appropriate amount of profit sharing expense accrual could materially impact net income.

For further information on amounts paid and payable in the future under our profit sharing arrangements, please see Note 3 to Part II, Item 8, “Financial Statements and Supplementary Data — Management Agreements and Fortress Funds.”

Valuation of Investments

Our investments in the Fortress Funds are recorded based on the equity method of accounting. The Fortress Funds themselves apply specialized accounting principles for investment companies. As such, our results are based on the reported fair value of the investments held by the funds as of the reporting date with our pro rata ownership interest (based on our investment in each fund) in the changes in each fund's NAV reflected in our results of operations. Fair value generally represents the amount at which an investment could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. We are the manager of these funds and in certain cases participate in the valuation of underlying investments, many of which are illiquid and/or without a public market. The fair value of these investments is generally estimated based on either values provided by independent valuation agents, who use their own proprietary valuation models, or proprietary models developed by us, which include discounted cash flow analyses, public market comparables, and other techniques and may be based, at least in part, on independently sourced market parameters. The material estimates and assumptions used in these models include the timing and expected amount of cash flows, the appropriateness of discount rates used, and, in some cases, the ability to execute, timing of, and estimated proceeds from expected financings. Significant judgment and estimation goes into the selection of an appropriate valuation methodology as well as the assumptions which generate these models, and the actual values realized with respect to investments could be materially different from values obtained based on the use of those estimates. The valuation methodologies applied impact the reported value of our investments in the Fortress Funds in our consolidated financial statements.

With respect to valuation information provided by independent valuation agents, or pricing services, Fortress performs procedures to verify that such information is reasonable and determined in accordance with GAAP, and that the information is properly classified in the valuation hierarchy. Depending on the circumstances, these procedures generally include the following: (i) using established procedures to assess and approve agents, and their valuation methodologies, prior to their selection, (ii) obtaining a report from an independent auditing firm regarding the reliability of the internal controls of the pricing service providers, if available, (iii) performing due diligence on the agent's processes and controls, including developing an understanding of the agent's methodologies, (iv) obtaining broker quotations and/or performing an internal valuation in order to gauge the reasonableness of the information provided by the agent, (v) challenging the information provided, as appropriate, and (vi) performing back-testing of valuation information against actual prices received in transactions.

In addition, our investments in our publicly traded permanent capital vehicles, including options, are held at fair value. The assumptions used in valuing the options include volatility, which is subject to judgment and estimation. We base this assumption on historical experience, current expectations, the market environment, and other factors.

Private Equity Funds

Under the valuation policies and guidelines of our private equity funds and our private permanent capital vehicle, investments are categorized into two types of securities: those for which there is a market quotation and those for which there is no market quotation. Securities for which there is a market quotation are valued at their quoted market price. A discount may be applied to those securities with sale restrictions. Securities for which there is no market quotation are referred to as private securities and are valued at fair value. Our guidelines state that the fair values of private securities are generally based on the following methods:

1.	Public market transactions of similar securities

2.	Private market transactions of similar or identical securities

3.	Analytical methods

Our private equity funds have not to date based a valuation of a private security solely upon public or private market transactions in a similar security. There have been no circumstances to date in which a security in a public market transaction, or a private market transaction of which we were aware, has been considered to be sufficiently similar to a private security owned by one of our private equity funds to be used as the measure of valuation for such private security investment.

Our private equity funds have used the price of private market transactions in identical securities as a valuation method for investments. In cases in which there has been a significant private transaction in a private security held by our private equity funds, the value of private equity fund investments in the private security are based upon the price of such recent private transaction in that security and no sensitivity analysis is used.

If the fair value of private security investments held by our private equity funds cannot be valued by reference to a public or private market transaction, then the primary analytical methods used to estimate the fair value of such private securities are the discounted cash flow method, by reference to performance statistics of similar public companies (for example, EBITDA multiples) or the use of third party valuations. Sensitivity analysis is applied to the estimated future cash flows using various factors depending on the investment, including assumed growth rates (in cash flows), capitalization rates (for determining terminal values) and appropriate discount rates based on the investment to determine a range of reasonable values. The valuation based on the inputs determined to be the most probable is used as the fair value of the investment.

Liquid Hedge Funds

A substantial portion of the investments in our liquid hedge funds are valued based on quoted market prices. Investments valued based on other observable market parameters in our liquid hedge funds include interest rate swaps and swaptions, equity swaps and foreign exchange swaps which are verified by the independent fund administrator using models with significant observable market parameters. The fair value of interest rate swaps and swaptions is calculated using the current market yield of the relevant interest rate durations and an appropriate discount rate to determine a present value. The fair value of equity swaps and foreign exchange swaps is calculated using the market price of the underlying stock or foreign exchange pair, plus the financing cost of carrying the transaction. The fair value of these investments is also confirmed independently with the counterparty to the transaction. Investments valued using methods, including internal models, with significant unobservable market parameters consist primarily of investments in other funds and certain illiquid securities. Counterparty risk is also considered.

Investments in other funds are valued primarily based on the net asset values provided by the fund managers of those funds.

Credit Hedge Funds

In our credit hedge funds, investments are valued using quoted market prices, to the extent available. Independent valuation agents are used by our credit hedge funds to provide estimates of the fair value of investments, other than investments in other funds, for which quoted market prices are not available. For these investments, we understand that the independent valuation agents use some or all of the following methods and techniques to estimate the fair value of the relevant type of investments:

Private loans - The most common method used to value private loans is a discounted cash flow analysis. In this method, the estimated future payments to be made by the borrower under the loan agreement are discounted to the present using a discount rate appropriate to the risk level of the borrower and current market interest rates.

If it is likely that a borrower will not be able to repay a loan in full, the loan may be valued by estimating how much the borrower will be able to repay based on obtaining refinancing from a new lender. Under this method, the borrower's business must be examined in detail, and then compared to known loans in the market to estimate how much the borrower will likely be able to borrow, and therefore repay under the existing loan. If the amount likely to be able to be refinanced is less than the total payments due under the loan, the fair value of the loan will be reduced.

Another method used to value loans that may not be repaid in full is a recoverability analysis, which values the total amount of assets of the borrower that might be sold to raise proceeds to repay the loan (and debt, if any, that has a higher claim against assets) if necessary. Under this method, all assets of the borrower must be analyzed and valued. If the total value is less than the total payments due under the loan (and debt, if any, that has a higher claim against assets), the fair value of the loan will be reduced.

Asset-backed securities and collateralized debt obligations for which there are no quoted market prices are valued using a discounted cash flow analysis based on the estimated cash flows to be generated by the relevant underlying assets and the appropriate interest rate based on the nature of the underlying assets.

Real estate is usually valued based on sales of comparable property and/or the discounted cash flow method. The value of real estate which is net leased is also influenced by the credit quality of major tenants, as their ability to make lease payments is relevant to the value of the property under lease.

Other investments valued using methods, including internal models, with significant unobservable market parameters consist primarily of investments in other funds and certain illiquid investments.

Credit PE Funds

Investments held within these funds are valued in a consistent manner with either the private equity funds or credit hedge funds, as applicable depending on the nature of the investment.

Traditional Asset Management Business

Investments made within this business are valued in a consistent manner with our funds' policies as described above.

Sensitivity

Changes in the fair value of our funds’ investments would impact our results of operations as described in Part II, Item 7A, “Quantitative and Qualitative Disclosures About Market Risk.”

As discussed above, the determination of investment fair values involves management's judgments and estimates. The degree of judgment involved is dependent upon the availability of quoted market prices or observable market parameters. The following table summarizes the investments held by the Fortress Funds by valuation methodology as of December 31, 2014. As of December 31, 2014, operations of our traditional asset management business are not material to our operations and are therefore not included in the analysis below.

The categories displayed below correspond directly with the disclosures which are required under fair value accounting guidance.

		Liquid Hedge Funds (C)
	Private Equity	Fortress Partners	Other Funds		Credit Hedge	Credit PE	Total Fund
Basis for Determining Fair Value	Funds (B)	Funds	Long	Short	Funds	Funds	Holdings
1. Quoted market prices	2%	4%	80%	63%	3%	4%	30%
2. Other observable market parameters	32%	10%	20%	37%	8%	8%	14%
3. Significant unobservable market parameters (A)	66%	86%	0%	0%	89%	88%	56%
Total	100%	100%	100%	100%	100%	100%	100%

(A)
A substantial portion of our funds’ level 3 investment valuations are based on third party pricing services, broker quotes, or third party fund manager statements, in addition to internal models. In particular, approximately, 95% and 87% of our credit hedge funds’ and credit PE funds', respectively, level 3 valuations were based on such sources.

(B)	For the purposes of the table above, includes our private permanent capital vehicle.

(C)	The level 3 investments within the “other funds” in the liquid hedge funds segment are primarily related to the illiquid SPV and sidepocket investments within the Drawbridge Global Macro Funds.

As of December 31, 2014, $8.9 billion of investments in our private equity funds and private permanent capital vehicle, $0.8 billion of investments in our liquid hedge funds, $9.3 billion of investments in our credit hedge funds, and $9.0 billion of investments in our credit PE funds are valued with significant unobservable market parameters. A 10% increase or decrease in the value of investments held by the Fortress Funds valued at level 3 would have had the following effects on our results of operations on an unconsolidated basis for the year ended December 31, 2014, consistent with the table above:

	Private Equity Funds (A)	Liquid Hedge Funds	Credit Hedge Funds	Credit PE Funds
Management fees, per annum on a prospective basis	$2.3 million or ($2.9 million) (B)	$0.6 million or ($0.6 million)	$17.3 million or ($17.3 million)	$0.1 million or ($0.6 million) (B)

Incentive income	N/A (C)	$0.0 million or ($0.0 million)	$88.1 million or ($80.9 million)	N/A (C)

Earnings from equity method investees	$50.4 million or ($50.4 million)	$7.1 million or ($7.1 million)	$9.5 million or ($9.5 million)	$14.5 million or ($14.5 million)

Note: The tables above exclude non-investment assets and liabilities of the funds, which are not classified in the fair value hierarchy. Such net assets may be material, particularly within the hedge funds.

(A)	For the purposes of the table above, includes our private permanent capital vehicle.

(B)
Private equity fund, private permanent capital vehicle and credit PE fund management fees would be generally unchanged as, for investments in non-publicly traded securities, they are generally not based on the value of the funds, but rather on the amount of capital invested in the funds. However, if the NAV of a portfolio company of certain private equity funds, credit PE funds or of the private permanent capital vehicle is reduced below its invested capital, there would be a reduction in management fees. As of December 31, 2014, $2.9 billion of such portfolio companies valued at level 3 were carried at or below their invested capital. Management fees are generally calculated as of certain reset dates. The amounts disclosed show what the estimated effects would be to management fees over the next year assuming December 31, 2014 is the current reset date.

(C)
Private equity fund, private permanent capital vehicle and credit PE fund incentive income would be unchanged as it is not recognized until received and all contingencies are resolved. Furthermore, incentive income would be based on the actual price realized in a transaction, not based on a valuation.

Income Taxes

FIG Corp. has recorded a significant deferred tax asset, primarily in connection with our initial public offering and related transactions. These transactions resulted in the basis of Fortress Operating Group's net assets being in excess of its book basis, which will result in future tax deductions. A substantial portion of this asset is offset by a liability associated with the tax receivable agreement with our Principals.

The realization of the deferred tax assets is dependent on the amount of our future taxable income before deductions related to the establishment of the deferred tax asset. The deferred tax asset is comprised of a portion that would be realized in connection with future ordinary income and a portion that would be realized in connection with future capital gains.

We project that we will have sufficient future taxable ordinary income in the normal course of business without any projected significant change in circumstances to fully realize the portion of the deferred tax asset that would be realized in connection with future ordinary income. Our projections do not include material changes in AUM or incentive income from the current levels. However, the projections do contain an estimated marginal growth assumption. Based on our historical and projected taxable income, we have concluded that the realization of the portion of the deferred tax asset that would be realized in connection with future taxable ordinary income is more likely than not. If our estimates change in the future and it is determined that it is more likely than not that some portion, or all, of this portion of the deferred tax asset will not be realized, a valuation allowance would be recorded for that portion. However, in most cases, any tax expense recorded in connection with the establishment of a valuation allowance or the reversal of a deferred tax asset would be partially offset by other income recorded in connection with a corresponding reduction of a portion of the tax receivable agreement liability (see below). The following table sets forth our federal taxable income for historical periods before deductions relating to the establishment of the deferred tax assets, other than deferred tax assets arising from equity-based compensation, as well as the average of ordinary income needed over the approximate period of the deductibility (approximately 15 years from the date of establishment, based on the amortization period of the tax basis intangible assets recorded) in order to fully realize the portion of the deferred tax asset that would be realized in connection with future ordinary income (in millions):

2010	$77.6
2011	53.5
2012	80.9
2013	90.7
2014: Estimated	127.4
2015 - 2022: Average Required	$91.7

Based on the effects of the continuing challenging market conditions, we have made an assessment of the realizability of the portion of the deferred tax asset that would only be realized in connection with future capital gains. We have established a full valuation allowance for this portion of the deferred tax asset as management does not believe that the projected generation of material taxable capital gains is sufficiently assured in the foreseeable future. The establishment of the valuation allowance resulted in a reduction of the obligations associated with the tax receivable agreement and a corresponding reduction of the deferred tax asset.

For further information on our effective tax rate, and the tax receivable agreement, see Note 6 to our financial statements in Part II, Item 8, “Financial Statements and Supplementary Data — Income Taxes and Tax Related Payments.” Our effective tax rate for GAAP reporting purposes may be subject to significant variation from period to period. In addition, legislation has been introduced in the United States, which, if enacted in its current or similar form, could cause us to incur a material increase in our tax liability. See Part I, Item 1A, “Risk Factors — Risks Related to Taxation — Several items of tax legislation are currently being considered which, if enacted, could materially affect us, including by preventing us from continuing to qualify as a partnership for U.S. federal income tax purposes. Our structure also is subject to potential judicial or administrative change and differing interpretations, possibly on a retroactive basis.”

Equity-Based Compensation

We currently have several categories of equity-based compensation which are described in Note 8 to Part II, Item 8, “Financial Statements and Supplementary Data — Equity-Based and Other Compensation.” The aggregate fair value of each of the RSU grants that are subject to service conditions is reduced by an estimated forfeiture factor (that is, the estimated amount of awards which will be forfeited prior to vesting). The estimated forfeiture factor is based upon historic turnover rates within our Company adjusted for the expected effects of the grants on turnover, if any, and other factors in the judgment of management. The estimated forfeiture factor is updated at each reporting date.

The risk-free discount rate assumptions used in valuing certain awards were based on the applicable U.S. Treasury rate of like term. The dividend yield assumptions used in valuing certain awards were based on our actual dividend rate at the time of the award; the dividend growth rate used with respect to one type of award was based on management's judgment and expectations.

The following elements of the accounting for equity-based compensation are subject to significant judgment and estimation:

•	the determination of the grant date;

•	the estimated forfeiture factor;

•
the discount related to RSUs which do not entitle the recipients to dividend equivalents prior to the delivery of Class A shares. This discount was based on the estimated present value of dividends to be paid during the service period, which in turn was based on an estimated initial dividend rate, an estimated dividend growth rate and a risk-free discount rate of like term.

Each of these elements, particularly the forfeiture factor and dividend growth rate used in valuing certain awards, are subject to significant judgment and variability and the impact of changes in such elements on equity-based compensation expense could be material. Increases in the assumed forfeiture factor would decrease compensation expense. Increases in the assumed risk-free rate would (i) decrease compensation expense related to RSUs which do not entitle recipients to dividend equivalents since the estimated value of the foregone dividends would have increased, thereby increasing the discount related to their non-receipt, and (ii) decrease compensation expense related to RSUs with no service conditions since the discount for delayed delivery would have increased. Except for the forfeiture factor, changes in these assumptions will only affect awards made in the future and awards whose accounting is impacted by changes in their fair value (generally those to non-employees, known as “liability awards”).

Recent Accounting Pronouncements

In May 2014, the FASB issued a comprehensive new revenue recognition standard for contracts with customers that will supersede most current revenue recognition guidance, including industry-specific guidance. This standard contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. The entity will recognize revenue to reflect the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. In April 2015, the FASB approved issuing an exposure draft to extend the effective date of the new revenue recognition standard by a year for both public and non-public companies. The new standard is effective for Fortress beginning January 1, 2018. Early adoption is permitted but not before the original public entity effective date (that is, annual periods beginning after December 15, 2016). The standard permits the use of either the retrospective or cumulative effect transition method. Fortress is currently evaluating the impact on its consolidated financial statements upon the adoption of this new standard.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810) - Amendments to the Consolidation Analysis ("ASU 2015-02"). ASU 2015-02 eliminates the deferral of Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46 (R) previously provided to investment companies and certain other entities pursuant to ASC 810-10-65-2. ASU 2015-02 also amends the evaluation of whether (1) fees paid to a decision maker or service provider represent a variable interest, (2) a limited partnership or similar entity has the characteristics of a VIE and (3) a reporting entity is the primary beneficiary of a VIE. ASU 2015-02 eliminates certain conditions for evaluating whether a fee paid to a decision maker or a service provider represents a variable interest. Fees received by a decision maker or service provider are no longer considered variable interests and are now excluded from the evaluation of whether the reporting entity is the primary beneficiary of a VIE if the fees are both customary and commensurate with the level of effort required for the services provided and the decision maker or service provider does not hold other interests in the entity being evaluated that would absorb more than an insignificant amount of the expected losses or returns of the entity. If the reporting entity determines that it does not have a variable interest in an entity, no further consolidation analysis is performed as the reporting entity would not be required to consolidate the entity.

The effective date of ASU 2015-02 is for fiscal years and interim periods within those fiscal years, beginning after December 15, 2015 for public companies and early adoption is permitted. Fortress has elected to early adopt ASU 2015-02 on a retrospective basis as permitted, for all periods presented. The consolidated financial statements and related footnote disclosures have been adjusted for the impact of the adoption. The adoption did not result in a cumulative effect adjustment to the Company’s retained earnings (accumulated deficit).

The FASB has recently issued or discussed a number of proposed standards on such topics as financial statement presentation, leases, financial instruments and hedging. Some of the proposed changes are significant and could have a material impact on Fortress's financial reporting. Fortress has not yet fully evaluated the potential impact of these proposals, but will make such an evaluation as the standards are finalized.

Market Risks

Our predominant exposure to market risk is related to our role as investment manager for the Fortress Funds and the sensitivities to movements in the fair value of their investments on management fee and incentive income revenue, as well as on returns on our investments in such funds. For a discussion of the impact of market risk factors on our financial instruments refer to Part II, Item 7A “Quantitative and Qualitative Disclosures About Market Risk'' and “— Critical Accounting Policies — Valuation of Investments” above.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

See Note 10 to Part II, Item 8 “Financial Statements and Supplementary Data” for a discussion of our commitments and contingencies.

Contractual Obligations

As of December 31, 2014, our material contractual obligations are our lease obligations, our debt obligations, our tax receivable agreement obligations, and our capital commitments to our funds as described above. Furthermore, we have potential clawback obligations with respect to our private equity deferred incentive income received to date. Fixed and determinable payments due in connection with these obligations are as follows:

	Payments due by period
Contractual Obligations	Total	2015	2016 and 2017	2018 and 2019	Thereafter
Operating lease obligations (A)	$380,426	$25,483	$35,715	$39,846	$279,382
Debt obligations payable (B)	77,745	2,380	75,365	—	—
Deferred incentive income (C)	66,903	66,903	—	—	—
Service contracts	43,988	34,754	9,005	119	110
Tax receivable agreement obligations (D)	289,324	26,584	64,575	52,911	145,254
Capital commitments to Fortress Funds (E)	146,949	146,949	—	—	—
Total	$1,005,335	$303,053	$184,660	$92,876	$424,746

(A)
Excludes escalation charges which per our lease agreements are not fixed and determinable payments. Subsequent to December 31, 2014, we entered into new lease agreements which relate to our primary office space in New York and extends through October 2032.

(B)
Includes interest and commitment fees to be paid over the maturity of the debt obligation which has been calculated assuming no repayments are made and the debt is held until its contractual due date. The future interest payments are calculated using effective rates as of the reporting date.

(C)
Incentive income received from private equity funds, a private permanent capital vehicle and credit PE funds may be subject to contingent repayment or clawback upon termination of each fund, depending on the overall performance of each fund. The amounts presented herein represent the amount of clawback that would be due based on a liquidation of the fund at its net recorded asset value as of the reporting date, which we refer to as intrinsic clawback. The period of payment is based on the contractual maturities of the funds including all available extensions. Based on the accounting method we have adopted, which requires us to record incentive income revenue only when all related contingencies are resolved, the amounts accrued as a deferred incentive income liability on our balance sheet exceed the intrinsic clawback.

(D)
FIG Corp., a wholly owned subsidiary, entered into a tax receivable agreement with each of the principals that provides for the payment to an exchanging or selling principal of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the corporate taxpayers actually realize (or are deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control, as defined) as a result of an increase in the tax basis of the assets owned by Fortress Operating Group at the time of an exchange of a Fortress Operating Group limited partnership unit for one of the Class A shares. Such payments are expected to occur over approximately ten years.

(E)
These obligations represent commitments by us to provide capital funding to the Fortress Funds. These amounts are due on demand and are therefore presented in the less than one year category. However, the capital commitments are expected to be called substantially over the next three years.

In addition, we have entered into five-year employment agreements with our principals which were effective as of January 1, 2012. These agreements do not contain fixed and determinable payments, other than a base salary of $0.2 million per annum per principal, as all payments are performance based. Payments under these agreements may be material.

Item 7A. Quantitative and Qualitative Disclosures About Market Risk

Our predominant exposure to market risk is related to our role as investment manager for the Fortress Funds and the sensitivities to movements in the fair value of their investments on management fee and incentive income revenue and investment income (loss).

The fair value of the financial assets and liabilities of the Fortress Funds may fluctuate in response to changes in the value of securities, foreign exchange, commodities and interest rates. Fluctuations in the fair value of the Fortress Funds will continue to directly affect the carrying value of our investments in the Fortress Funds and thereby our earnings (losses) from equity method investees, as well as the management fees and incentive income we record, to the extent that they are earned based on fair value or NAV. As of December 31, 2014, operations of our traditional asset management business are not material to our operations and are therefore not included in the analysis below.

Risks are analyzed across funds from the ‘‘bottom up’’ and from the ‘‘top down’’ with a particular focus on asymmetric risk. Management gathers and analyzes data, monitors investments and markets in detail, and constantly strives to better quantify, qualify and circumscribe relevant risks.

Although the Fortress Funds share many common themes, each segment within the Company runs its own investment and risk management process.

•
the investment process of our private equity funds and a private permanent capital vehicle involves a detailed analysis of potential acquisitions, and asset management teams assigned to oversee the strategic development, financing and capital deployment decisions of each portfolio investment;

•
our credit hedge funds, credit PE funds and publicly traded permanent capital vehicles perform credit and cash-flow analysis of borrowers, tenants and credit-based assets, and have asset management teams that monitor covenant compliance by, and relevant financial data of, borrowers, tenants and other obligors, asset pool performance statistics, tracking of cash payments relating to investments, and ongoing analysis of the credit status of investments; and

•
our liquid hedge funds continuously monitor a variety of markets for attractive trading opportunities, applying various risk management techniques to analyze risk related to specific assets or portfolios, as well as fund-wide risks.

Each segment has an institutional risk management process and related infrastructure to address these risks. The following table summarizes our financial assets and liabilities that may be impacted by various market risks such as equity prices and exchange rates as of December 31, 2014 (in thousands):

Assets:
Investments	$1,121,545
Investments in options	$71,844

Since Fortress’s investments in the various Fortress Funds are not equal, Fortress’s risks from a management fee and incentive income perspective (which mirror the funds’ investments) and its risks from an investment perspective are not proportional.

Fortress Funds’ Market Risk Impact on GAAP Management Fees

Our management fees are generally based on either: (i) capital commitments to a Fortress Fund, (ii) capital invested in a Fortress Fund, or (iii) the NAV of a Fortress Fund, as described in our consolidated financial statements. Management fees will only be impacted by changes in market risk factors to the extent they are based on NAV. These management fees will be increased (or reduced) in direct proportion to the impact of changes in market risk factors on the investments in the related funds and would occur only in periods subsequent to the change, as opposed to having an immediate impact. The proportion of our management fees that are based on NAV is dependent on the number and types of Fortress Funds in existence and the current stage of each fund’s life cycle. As of December 31, 2014, approximately 47% of the management fees earned from our alternative investment businesses (excluding fees based on senior living property revenues) were based on the NAV of the applicable funds.

•
For private equity funds, a private permanent capital vehicle and certain credit PE funds, management fees are charged on committed capital during the investment period of a new fund, and then generally on invested capital after the investment or commitment period, with the exception of private equity funds formed after March 2006.  For private equity funds formed after March 2006 that are no longer in the investment period, management fees are earned on NAV with respect to investments in publicly traded entities. Reductions in net asset value below invested capital for any fund investment will also cause reductions in management fees.

•
For publicly traded permanent capital vehicles, management fees are not calculated based on NAV but instead a fee is charged based on the funds’ contributed capital (or on revenues, for senior living property management).

•
For hedge funds, other than the Value Recovery Funds, management fees are based on their NAV, which in turn is dependent on the estimated fair values of their investments, and on the non-investment assets and liabilities of the funds. For the Value Recovery Funds, management fees are based on realizations, which are not dependent on current estimated fair value.

Changes in values of investments could also indirectly affect future management fees by, among other things, reducing the funds’ access to capital or liquidity and their ability to currently pay management fees.

Fortress Funds’ Market Risk Impact on GAAP Incentive Income

Our incentive income is generally based on a percentage of returns, or profits, of the various Fortress Funds subject to the achievement of performance criteria. Our incentive income will be impacted by changes in the values of the funds’ investments which, in turn, are impacted by changes in market risk factors. However, several major factors will influence the degree of impact: (i) the performance criteria for each individual fund in relation to how that fund’s results of operations are impacted by changes in the values of its investments, (ii) the period over which the Fortress Funds apply performance criteria (i.e. quarterly, annually or over the life of the fund), (iii) to the extent applicable, the previous performance of each fund in relation to its performance criteria, and (iv) whether each fund’s incentive income is subject to contingent repayment. As a result, the impact of changes in market risk factors on incentive income will vary significantly from fund to fund, as summarized below, and is heavily dependent on the prior performance of each fund, and is therefore not readily predicted or estimated.

•
Incentive income from our private equity funds, private permanent capital vehicle and credit PE funds is not recorded as revenue but instead is deferred under GAAP until the related clawback contingency is resolved. Deferred incentive income, which is subject to contingencies, will be recognized as revenue to the extent it is received and all the associated contingencies are resolved. Assuming that the deferred incentive income earned to date would be equal to what would be recognized when all contingencies are resolved, a 10% increase or decrease in the fair values of investments held by all of the private equity funds, private permanent capital vehicle and credit PE funds where incentive income is subject to contingencies at December 31, 2014 would increase or decrease future incentive income by $218.5 million or $223.4 million, respectively; however, this would have no effect on our current reported financial condition or results of operations.

•
Incentive income from our publicly traded permanent capital vehicles is generally not impacted by changes in the fair values of their investments, except to the extent they represent impairment, since these changes generally do not impact the measure of current operating results in excess of specified returns to the company’s shareholders upon which the incentive income is calculated. Generally, operating results for purpose of computing incentive income excludes unrealized changes in the values of our publicly traded permanent capital vehicles’ investments (primarily real estate, loans, securities and other financial instruments), except for certain items (for example, the unrealized gain or loss on excess mortgage servicing rights or non-hedge derivatives).

•
Incentive income from our hedge funds is directly impacted by changes in the fair value of their investments. Incentive income from certain of our hedge funds is earned based on achieving annual performance criteria. For certain hedge funds, a 10% decrease in the NAV of the funds on December 31, 2014 would have resulted in a loss to investors for the quarter. In future periods, this loss could create, or cause a fund to fall further below, a “high water mark” (minimum future return to recover the loss to the investors) for our funds’ performance which would need to be achieved prior to any incentive income being earned by us. The Value Recovery Funds only pay incentive income if aggregate distributions exceed an agreed threshold and, therefore, this potential incentive income is not directly impacted by changes in fair value.

Fortress Funds’ Market Risk Impact on GAAP Investment Income

Our investments in the Fortress Funds, other than our publicly traded permanent capital vehicles and consolidated VIEs, are accounted for under the equity method. To the extent they are investment companies, our investments are directly affected by the impact of changes in market risk factors on the investments held by such funds, which could vary significantly from fund to fund.

Market Risk — Quantitative Analysis

The following table presents information on the impact to Fortress of a 10% change in the net asset values of the Fortress Funds at December 31, 2014 (in millions).

	10% Positive Change
	GAAP Revenues				Segment Revenues (A)
	Management Fees (B)	Incentive Income		Earnings from Equity Method Investees (C)	Management Fees (B)	Incentive Income		Investment Income
Private Equity Funds (D)	$5.9	$ N/A	(E)	$66.6	$5.9	$ N/A	(E)	$ N/A
Permanent capital vehicles (D)(G)	N/A	N/A	(E)	0.5	N/A	N/A	(E)	N/A
Liquid Hedge Funds	13.2	114.3	(H)	16.6	13.2	114.3	(H)	16.1
Credit
Hedge Funds	11.8	101.2		5.7	11.8	101.2		3.3
PE Funds	0.2	N/A	(E)	17.7	0.2	N/A	(E)	N/A
Total	$31.1	$215.5		$107.1	$31.1	$215.5		$19.4

	10% Negative Change
	GAAP Revenues				Segment Revenues (A)
	Management Fees (B)	Incentive Income		Earnings from Equity Method Investees (C)	Management Fees (B)	Incentive Income		Investment Income
Private Equity Funds (D)	$(6.5)	$ N/A	(E)	$(66.6)	$(6.5)	$ N/A	(E)(F)	$ N/A	(F)
Permanent capital vehicles (D)(G)	N/A	N/A	(E)	(0.5)	N/A	N/A	(E)(F)	N/A	(F)
Liquid Hedge Funds	(13.2)	(13.0)	(H)	(16.6)	(13.2)	(13.0)	(H)	(16.1)
Credit
Hedge Funds	(11.8)	(92.1)		(5.7)	(11.8)	(92.1)		(3.3)
PE Funds	(0.7)	N/A	(E)	(17.7)	(0.7)	N/A	(E)(F)	N/A	(F)
Total	$(32.2)	$(105.1)		$(107.1)	$(32.2)	$(105.1)		$(19.4)

(A)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Segment Analysis” for a discussion of the differences between GAAP and segment basis revenues.

(B)
Changes in management fees represent an annual change for the one year period following the measurement date assuming there is no change to the investments held by the funds during that period. For private equity funds and credit PE funds, it assumes that the management fees reset as of the reporting date. Private equity fund, private permanent capital vehicle and credit PE fund management fees would be generally unchanged as, for investments in non-publicly traded securities, they are not based on the value of the funds, but rather on the amount of capital invested in the funds. However, if the NAV of a portfolio company of certain private equity funds, private permanent capital vehicle or credit PE funds is reduced below its invested capital, there would be a reduction in management fees. As of the reporting date, $3.3 billion of such private equity fund, private permanent capital vehicle or credit PE fund portfolio companies were carried at or below their invested capital.

(C)	For the private equity funds, the changes presented do not include any effect related to our direct investment in Penn or GLPI common stock.

(D)	The private equity Fortress Funds and private permanent capital vehicle held concentrated positions in certain industries as of December 31, 2014, as illustrated in the following table:

Percentage of
Investments Based on
Industry	Fair Value
Transportation and Infrastructure	33%
Financial Services and Assets	36%
Senior Living	19%
Real Estate	4%
Other	8%
100%

(E)
For GAAP Revenues, incentive income for private equity funds, credit PE funds and the private permanent capital vehicle would be unchanged as it is not recognized until received and all contingencies are resolved. Furthermore, incentive income would be based on the actual price realized in a transaction, not based on a valuation. For Segment Revenues, private equity funds, credit PE funds and private permanent capital vehicle incentive income is based on realizations.

(F)
A reduction in the fair value of investments could impact our conclusion regarding the potential impairment of our investments or a potential segment basis incentive income reserve for funds which are subject to clawback.

(G)
Our investments in our publicly traded permanent capital vehicles are held at fair value, based on the market value of the shares we own. Gains (losses) on our shares in our publicly traded permanent capital vehicles and options granted to us by our publicly traded permanent capital vehicles are affected by movements in the equity price of the shares. A 10% increase (decrease) in the equity price of the shares would increase unrealized gains by $23.7 million or decrease unrealized gains by $20.5 million. Compensation and benefits expense would increase by $2.9 million or decrease by $2.5 million. Furthermore, our publicly traded permanent capital vehicles’ management fees and incentive income are generally not directly impacted by changes in the fair value of their investments (unless the changes are deemed to be impairment, which could impact incentive income).

(H)	Incentive income is generally not charged on amounts invested by liquid hedge funds in funds managed by external managers.

The changes presented in the table above do not include any effect related to our direct investment in equity securities. These investments are held at fair value. A 10% increase (decrease) in the value of the equity prices of the shares held by those accounts would affect our unrealized gains and losses by $1.8 million.

Interest Rate Risk

Fortress Operating Group has debt obligations payable that accrue interest at variable rates. Interest rate changes may therefore impact the amount of interest payments, future earnings and cash flows. Based on debt obligations payable as of December 31, 2014, we estimate that interest expense relating to variable rate debt obligations payable would increase $0.8 million on an annual basis in the event interest rates were to increase by 100 basis points.

Exchange Rate Risk

Our investments in Eurocastle, Global Opportunities Fund, Japan Opportunity Funds, Italian NPL Opportunities Fund and Japanese investments are directly exposed to foreign exchange risk. As of December 31, 2014, we had a $3.9 million investment in Eurocastle (including options held), which is accounted for at fair value. We also had a $0.4 million investment in Italian NPL Opportunities Fund, and $14.3 million of investments in Japanese funds and entities. In the event of a 10% change in the applicable foreign exchange rate against the U.S. dollar on December 31, 2014, we estimate the gains and losses for the year ended December 31, 2014 on these investments would have an increase of approximately $1.9 million or a decrease of approximately $1.9 million. Also, the impact of a 10% change in the applicable foreign exchange rate on foreign exchange option contracts used to economically hedge future revenues would cause an increase of approximately $15.1 million or a decrease of approximately $17.7 million in our gains and losses. In addition, we held $22.0 million of foreign-denominated cash as of December 31, 2014.

Item 8.    Financial Statements and Supplementary Data.

Index to Financial Statements:

Reports of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2014 and 2013

Consolidated Statements of Operations for the years ended December 31, 2014, 2013 and 2012

Consolidated Statements of Comprehensive Income for the years ended December 31, 2014, 2013 and 2012

Consolidated Statements of Changes in Equity for the years ended December 31, 2014, 2013 and 2012

Consolidated Statements of Cash Flows for the years ended December 31, 2014, 2013 and 2012

Notes to Consolidated Financial Statements

All other supplemental schedules have been omitted because either the required information is included in our consolidated financial statements and notes thereto or it is not applicable.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of Fortress Investment Group LLC

We have audited the accompanying consolidated balance sheets of Fortress Investment Group LLC (the Company) as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Fortress Investment Group LLC at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, the Company adopted, on a retrospective basis, the amendments to the FASB Accounting Standards Codification resulting from Accounting Standards Update No. 2015-02, “Amendments to the Consolidation Analysis” (ASU 2015-02).

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Fortress Investment Group LLC and subsidiaries’ internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) and our report dated February 26, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York
February 26, 2015, except with respect to the effects of the Company’s adoption of ASU 2015-02, as described in Note 1, as to which the date is May 7, 2015

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders of Fortress Investment Group LLC

We have audited Fortress Investment Group LLC and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 Framework) (the COSO criteria). The Company’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in Management’s Report on Internal Control Over Financial Reporting in the Company's Form 10-K filed with the Securities and Exchange Commission on February 26, 2015. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Fortress Investment Group LLC and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the COSO criteria.
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Fortress Investment Group LLC as of December 31, 2014 and 2013, and the related consolidated statements of operations, comprehensive income, changes in equity and cash flows for each of the three years in the period ended December 31, 2014, of Fortress Investment Group LLC and our report dated February 26, 2015, except with respect to the effects of the Company's adoption of FASB Accounting Standards Update No. 2015-02, "Amendments to the Consolidation Analysis," as described in Note 1 to the Company's consolidated financial statements, as to which the date is May 7, 2015, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

New York, New York
February 26, 2015

FORTRESS INVESTMENT GROUP LLC
CONSOLIDATED BALANCE SHEETS
(dollars in thousands)

	December 31,
	2014	2013
Assets
Cash and cash equivalents	$391,089	$364,583
Due from affiliates	326,575	407,124
Investments	1,121,545	1,253,266
Investments in options	71,844	104,338
Deferred tax asset, net	417,623	354,526
Other assets	173,708	190,595
Total Assets	$2,502,384	$2,674,432

Liabilities and Equity
Accrued compensation and benefits	$374,709	$417,309
Due to affiliates	375,424	344,832
Deferred incentive income	304,526	247,556
Debt obligations payable	75,000	—
Other liabilities	88,053	49,830
Total Liabilities	1,217,712	1,059,527

Commitments and Contingencies

Redeemable Non-controlling Interests	1,717	—

Equity
Class A shares, no par value, 1,000,000,000 shares authorized, 208,535,157
and 240,741,920 shares issued and outstanding at December 31, 2014 and 2013, respectively	—	—
Class B shares, no par value, 750,000,000 shares authorized, 226,331,513
and 249,534,372 shares issued and outstanding at December 31, 2014 and 2013, respectively	—	—
Paid-in capital	1,996,137	2,112,720
Retained earnings (accumulated deficit)	(1,350,122)	(1,286,131)
Accumulated other comprehensive income (loss)	(2,416)	(1,522)
Total Fortress shareholders’ equity	643,599	825,067
Principals’ and others’ interests in equity of consolidated subsidiaries	639,356	789,838
Total Equity	1,282,955	1,614,905
Total Liabilities, Redeemable Non-controlling Interests and Equity	$2,502,384	$2,674,432

See notes to consolidated financial statements.

FORTRESS INVESTMENT GROUP LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(dollars in thousands, except per share data)

	Year Ended December 31,
	2014	2013	2012
Revenues
Management fees: affiliates	$539,600	$520,283	$456,090
Management fees: non-affiliates	68,948	62,795	45,617
Incentive income: affiliates	362,578	419,828	246,438
Incentive income: non-affiliates	1,734	44,383	26,162
Expense reimbursements: affiliates	213,048	206,452	186,592
Expense reimbursements: non-affiliates	13,429	7,209	4,580
Other revenues (affiliate portion disclosed in Note 7)	6,243	4,033	4,390
Total Revenues	1,205,580	1,264,983	969,869

Expenses
Compensation and benefits	795,361	741,761	750,359
General, administrative and other	173,113	136,770	127,149
Depreciation and amortization	19,829	13,690	14,931
Interest expense	3,443	5,382	15,781
Total Expenses	991,746	897,603	908,220

Other Income (Loss)
Gains (losses) (affiliate portion disclosed in Note 4)	(11,757)	53,933	48,921
Tax receivable agreement liability adjustment	(33,116)	(8,787)	(8,870)
Earnings (losses) from equity method investees	78,199	136,866	156,530
Total Other Income (Loss)	33,326	182,012	196,581

Income (Loss) Before Income Taxes	247,160	549,392	258,230
Income tax benefit (expense)	(6,947)	(65,801)	(39,408)
Net Income (Loss)	$240,213	$483,591	$218,822

Allocation of Net Income (Loss):
Principals’ and Others’ Interests in Income (Loss) of Consolidated Subsidiaries	$139,956	$283,144	$140,538
Redeemable Non-controlling Interests in Income (Loss) of Consolidated Subsidiaries	(709)	—	—
Net Income (Loss) Attributable to Class A Shareholders	100,966	200,447	78,284
	$240,213	$483,591	$218,822
Dividends declared per Class A share	$0.50	$0.24	$0.20

Earnings (Loss) Per Class A share
Net income (loss) per Class A share, basic	$0.47	$0.83	$0.29
Net income (loss) per Class A share, diluted	$0.43	$0.79	$0.27
Weighted average number of Class A shares outstanding, basic	210,303,241	236,246,296	214,399,422
Weighted average number of Class A shares outstanding, diluted	455,154,136	500,631,423	524,900,132

See notes to consolidated financial statements.

FORTRESS INVESTMENT GROUP LLC
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(dollars in thousands)

	Year Ended December 31,
	2014	2013	2012
Comprehensive income (loss) (net of tax)
Net income (loss)	$240,213	$483,591	$218,822
Foreign currency translation	(2,467)	(772)	(1,447)
Comprehensive income (loss) from equity method investees	—	4,136	(778)
Total comprehensive income (loss)	$237,746	$486,955	$216,597
Allocation of Comprehensive Income (Loss):
Comprehensive income (loss) attributable to principals’ and others’ interests	$138,414	$285,243	$139,089
Comprehensive income (loss) attributable to redeemable non-controlling interests	(709)	—	—
Comprehensive income (loss) attributable to Class A shareholders	100,041	201,712	77,508
	$237,746	$486,955	$216,597

See notes to consolidated financial statements.

FORTRESS INVESTMENT GROUP LLC
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(dollars in thousands)

	Class A Shares	Class B Shares	Paid-In Capital	Retained Earnings (Accumulated Deficit)	Treasury Shares	Accumulated Other Comprehensive Income (Loss)	Total Fortress Shareholders’ Equity	Principals’ and Others’ Interests in Equity of Consolidated Subsidiaries	Total Equity
Equity - December 31, 2011	189,824,053	305,857,751	$1,972,711	$(1,484,120)	$—	$(1,160)	$487,431	$574,961	$1,062,392
Contributions from principals’ and others’ interests in equity	—	—	—	—	—	—	—	35,387	35,387
Distributions to principals’ and others’ interests in equity (net of tax)	—	—	(704)	—	—	—	(704)	(99,082)	(99,786)
Dividends declared	—	—	(42,378)	—	—	—	(42,378)	—	(42,378)
Dividend equivalents accrued in connection with equity-based compensation (net of tax)	—	—	(712)	—	—	—	(712)	(1,027)	(1,739)
Conversion of Class B shares to Class A shares	17,467,232	(17,467,232)	22,362	—	—	(196)	22,166	(22,166)	—
Net deferred tax effects resulting from acquisition and exchange of Fortress Operating Group units	—	—	25,908	—	—	—	25,908	1	25,909
Director restricted share grant	257,918	—	344	—	—	—	344	500	844
Capital increase related to equity-based compensation (net of tax)	12,819,823	10,333,333	82,058	—	—	—	82,058	116,819	198,877
Dilution impact of Class A share issuance	—	—	59,513	—	—	(502)	59,011	(59,011)	—
Repurchase of Class A shares (Note 9)	(2,082,684)	—	—	—	(3,419)	—	(3,419)	(3,870)	(7,289)
Repurchase of Class B shares (Note 9)	—	(49,189,480)	—	(80,742)	—	—	(80,742)	(91,422)	(172,164)
Comprehensive income (loss) (net of tax)
Net income (loss)	—	—	—	78,284	—	—	78,284	140,538	218,822
Foreign currency translation	—	—	—	—	—	(660)	(660)	(787)	(1,447)
Comprehensive income (loss) from equity method investees	—	—	—	—	—	(116)	(116)	(662)	(778)
Total comprehensive income (loss)							77,508	139,089	216,597
Equity - December 31, 2012	218,286,342	249,534,372	$2,119,102	$(1,486,578)	$(3,419)	$(2,634)	$626,471	$590,179	$1,216,650

Continued on next page.

FORTRESS INVESTMENT GROUP LLC
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(dollars in thousands)

	Class A Shares	Class B Shares	Paid-In Capital	Retained Earnings (Accumulated Deficit)	Treasury Shares	Accumulated Other Comprehensive Income (Loss)	Total Fortress Shareholders’ Equity	Principals’ and Others’ Interests in Equity of Consolidated Subsidiaries	Total Equity
Equity - December 31, 2012	218,286,342	249,534,372	$2,119,102	$(1,486,578)	$(3,419)	$(2,634)	$626,471	$590,179	$1,216,650
Contributions from principals’ and others’ interests in equity	—	—	—	—	—	—	—	70,272	70,272
Distributions to principals’ and others’ interests in equity (net of tax)	—	—	(112)	—	—	—	(112)	(149,420)	(149,532)
Dividends declared	—	—	(56,340)	—	—	—	(56,340)	66	(56,274)
Dividend equivalents accrued in connection with equity-based compensation (net of tax)	—	—	(531)	—	—	—	(531)	(845)	(1,376)
Conversion of Class B shares to Class A shares	10,333,334	(10,333,334)	10,143	—	—	—	10,143	(10,143)	—
Net deferred tax effects resulting from acquisition and exchange of Fortress Operating Group units	—	—	13,315	—	—	—	13,315	(30)	13,285
Director restricted share grant	127,533	—	372	—	—	—	372	398	770
Capital increase related to equity-based compensation (net of tax)	9,912,027	10,333,334	17,037	—	—	—	17,037	18,123	35,160
Dilution impact of Class A share issuance	—	—	14,173	—	(15)	(153)	14,005	(14,005)	—
Reissuance of treasury stock	2,082,684	—	(4,439)	—	3,434	—	(1,005)	—	(1,005)
Comprehensive income (loss) (net of tax)
Net income (loss)	—	—	—	200,447	—	—	200,447	283,144	483,591
Foreign currency translation	—	—	—	—	—	(232)	(232)	(540)	(772)
Comprehensive income (loss) from equity method investees	—	—	—	—	—	1,497	1,497	2,639	4,136
Total comprehensive income (loss)							201,712	285,243	486,955
Equity - December 31, 2013	240,741,920	249,534,372	$2,112,720	$(1,286,131)	$—	$(1,522)	$825,067	$789,838	$1,614,905
Continued on next page.

FORTRESS INVESTMENT GROUP LLC
CONSOLIDATED STATEMENT OF CHANGES IN EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2014, 2013 AND 2012

(dollars in thousands)

	Class A Shares	Class B Shares	Paid-In Capital	Retained Earnings (Accumulated Deficit)	Treasury Shares	Accumulated Other Comprehensive Income (Loss)	Total Fortress Shareholders’ Equity	Principals’ and Others’ Interests in Equity of Consolidated Subsidiaries	Total Equity
Equity - December 31, 2013	240,741,920	249,534,372	$2,112,720	$(1,286,131)	$—	$(1,522)	$825,067	$789,838	$1,614,905
Contributions from principals’ and others’ interests in equity	—	—	—	—	—	—	—	125,497	125,497
Distributions to principals’ and others’ interests in equity (net of tax)	—	—	—	—	—	—	—	(248,932)	(248,932)
Dividends declared	—	—	(101,864)	—	—	—	(101,864)	—	(101,864)
Dividend equivalents accrued in connection with equity- based compensation (net of tax)	—	—	(1,218)	—	—	—	(1,218)	(2,086)	(3,304)
Net deferred tax effects resulting from acquisition and exchange of Fortress Operating Group units	—	—	7,638	—	—	—	7,638	91	7,729
Director restricted share grant	89,390	—	312	—	—	—	312	348	660
Capital increase related to equity-based compensation (net of tax)	5,069,263	—	20,389	—	—	—	20,389	22,830	43,219
Dilution impact of equity transactions (Note 7)	—	—	(41,840)	—	—	31	(41,809)	41,809	—
Public offering of Class A shares	23,202,859	—	186,551	—	—	—	186,551	—	186,551
Repurchase of Class A shares (Note 9)	(60,568,275)	—	—	(164,957)	—	—	(164,957)	(228,453)	(393,410)
Repurchase of Class B shares (Note 9)	—	(23,202,859)	(186,551)	—	—	—	(186,551)	—	(186,551)
Comprehensive income (loss) (net of tax)
Net income (loss) (excludes $(0.7) million loss allocated to redeemable non-controlling interests)	—	—	—	100,966	—	—	100,966	139,956	240,922
Foreign currency translation	—	—	—	—	—	(925)	(925)	(1,542)	(2,467)
Total comprehensive income (loss)							100,041	138,414	238,455
Equity - December 31, 2014	208,535,157	226,331,513	$1,996,137	$(1,350,122)	$—	$(2,416)	$643,599	$639,356	$1,282,955

See notes to consolidated financial statements.

FORTRESS INVESTMENT GROUP LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31
	2014	2013	2012
Cash Flows From Operating Activities
Net income (loss)	$240,213	$483,591	$218,822
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	19,829	13,690	14,931
Other amortization (included in interest expense)	781	900	2,942
(Earnings) losses from equity method investees	(78,199)	(136,866)	(156,530)
Distributions of earnings from equity method investees	110,967	84,548	59,785
(Gains) losses	11,757	(53,933)	(48,921)
Deferred incentive income	(171,387)	(107,276)	(77,993)
Deferred tax (benefit) expense	(18,044)	54,431	29,442
Options received from affiliates	(6,310)	(42,516)	(21,524)
Tax receivable agreement liability adjustment	33,116	8,787	8,870
Equity-based compensation	38,157	39,266	213,274
Options in affiliates granted to employees	701	8,190	10,134
Other	(616)	863	(895)
Cash flows due to changes in
Due from affiliates	(164,729)	(347,942)	(58,927)
Other assets	39,049	(18,082)	(20,398)
Accrued compensation and benefits	89,875	330,907	(75,390)
Due to affiliates	(34,137)	(2,667)	(18,241)
Deferred incentive income	216,493	118,765	65,361
Other liabilities	8,021	(1,765)	(2,792)
Purchases of investments and payments to cover securities sold not yet purchased	(643,283)	—	—
Proceeds from sale of investments and securities sold not yet purchased	608,228	—	—
Receivables from brokers and counterparties	(44,904)	—	—
Due to brokers and counterparties	12,031	—	—
Net cash provided by (used in) operating activities	267,609	432,891	141,950

Cash Flows From Investing Activities
Contributions to equity method investees	(36,110)	(37,084)	(63,798)
Distributions of capital from equity method investees	379,940	281,481	140,712
Purchase of securities	(16,664)	(20,043)	—
Proceeds from sale of equity investments	84,852	18,849	—
Purchase of digital currency (Bitcoin)	—	(20,000)	—
Purchase of fixed assets	(12,445)	(11,471)	(10,375)
Purchase of software and technology-related assets	(25,976)	—	—
Cash of liquid hedge fund on deconsolidation date	(12,024)	—	—
Net cash provided by (used in) investing activities	361,573	211,732	66,539

Continued on next page.

FORTRESS INVESTMENT GROUP LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Year Ended December 31
	2014	2013	2012
Cash Flows From Financing Activities
Repayments of debt obligations	(50,000)	(149,453)	(261,250)
Borrowing under debt obligations	125,000	—	—
Payment of deferred financing costs	—	(2,367)	—
Proceeds from public offering (Note 9)	186,551	—	—
Repurchase of Class B shares (Note 9)	(186,551)	—	—
Repurchase of Class A shares (Note 9)	(363,410)	—	—
Repurchase of shares and RSUs (Note 9)	(3,611)	—	(37,776)
Dividends and dividend equivalents paid	(105,860)	(57,926)	(44,170)
Principals’ and others’ interests in equity of consolidated subsidiaries - contributions	876	401	431
Principals’ and others’ interests in equity of consolidated subsidiaries - distributions	(245,461)	(174,937)	(94,648)
Excess tax benefits from delivery of RSUs	3,538	—	—
Redeemable non-controlling interests - contributions	36,252	—	—
Net cash provided by (used in) financing activities	(602,676)	(384,282)	(437,413)
Net Increase (Decrease) in Cash and Cash Equivalents	26,506	260,341	(228,924)
Cash and Cash Equivalents, Beginning of Period	364,583	104,242	333,166
Cash and Cash Equivalents, End of Period	$391,089	$364,583	$104,242
Supplemental Disclosure of Cash Flow Information
Cash paid during the period for interest	$2,106	$3,586	$13,689
Cash paid during the period for income taxes	$4,953	$6,468	$7,932
Supplemental Schedule of Non-cash Investing and Financing Activities
Employee compensation invested directly in subsidiaries	$124,442	$66,779	$34,806
Investments of incentive receivable amounts into Fortress Funds	$258,023	$227,091	$80,523
Dividends, dividend equivalents and Fortress Operating Group unit distributions declared but not yet paid	$—	$5,160	$31,997
Non-cash redeemable non-controlling interests - contributions	$20,519	$—	$—
Non-cash redeemable non-controlling interests - distributions - deconsolidation of liquid hedge fund	$56,524	$—	$—
Exchange of promissory note for shares (Note 9)	$—	$—	$149,453

See notes to consolidated financial statements.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

1. ORGANIZATION AND BASIS OF PRESENTATION

Fortress Investment Group LLC (the “Registrant,” or, together with its subsidiaries, “Fortress,” excluding consolidated variable interest entities, unless the context requires) is a leading, highly diversified global investment management firm whose predecessor was founded in 1998. Its primary business is to sponsor the formation of, and provide investment management services for, various investment funds, permanent capital vehicles and related managed accounts (collectively, the “Fortress Funds”). Fortress generally makes investments in these funds.

Fortress has three primary sources of income from the Fortress Funds: management fees, incentive income, and investment income on its investments in the funds. In the third quarter of 2014, Fortress reorganized its segments (see Note 11). The Fortress Funds fall into the following business segments in which Fortress operates:

1)	Private equity:
a)    General buyout and sector-specific funds focused on control-oriented investments in cash flow generating assets and asset-based businesses in North America and Western Europe; and
b)    Entities which Fortress collectively refers to as "permanent capital vehicles" which includes (i) Newcastle Investment Corp. ("Newcastle"), New Residential Investment Corp. ("New Residential"), Eurocastle Investment Limited ("Eurocastle"), New Media Investment Group Inc. ("New Media") and New Senior Investment Group Inc. ("New Senior"), which are publicly traded companies that are externally managed by Fortress pursuant to management agreements (collectively referred to as the "publicly traded permanent capital vehicles") and (ii) Worldwide Transportation and Infrastructure Investors, currently a private fund (the "private permanent capital vehicle") and FHC Property Management LLC, (together with its subsidiaries, referred to as "Blue Harbor"), a senior living property management business. The publicly traded permanent capital vehicles invest in a wide variety of real estate related assets, including securities, loans, real estate properties and mortgage servicing related assets and media assets and the private permanent capital vehicle invests in transportation and infrastructure assets. Fortress expects the private permanent capital vehicle will become a publicly traded company externally managed by Fortress.

2)
Liquid hedge funds that invest globally in fixed income, currency, equity and commodity markets, and related derivatives to capitalize on imbalances in the financial markets. In addition, this segment includes an endowment style fund, which invests in Fortress Funds, funds managed by external managers, and direct investments; a fund that primarily focuses on an international "event driven" investment strategy, particularly in Europe, Asia-Pacific and Latin America; and a fund that seeks to generate returns by executing a positively convex investment strategy.

On January 5, 2015, Fortress Asia Macro Funds and related managed accounts became the first funds to join Fortress's affiliated manager platform as they transitioned to an autonomous asset management business named Graticule Asset Management Asia, L.P. ("Graticule"). Fortress retained a perpetual minority interest in Graticule amounting to 30% of earnings during 2015 and declining to approximately 27% of earnings over time. Fortress also receives additional fees for providing infrastructure services (technology, back office, and related services) to Graticule. Fortress recorded the results of this transaction at fair value. In the first quarter of 2015, Fortress expects to record a non-cash gain of approximately $135.0 million, non-cash expense of approximately $101.0 million related to the portion of Fortress's interest that was transferred and approximately $34.0 million from its resulting retained interest as an equity method investment.

In January 2014, Fortress acquired software and technology-related assets which were accounted for as a business combination. These assets facilitate trading within Fortress's liquid hedge funds segment. The purchase price was $26.0 million and has all been allocated to the acquired software and technology related assets which have an expected useful life of five years.

3)	Credit funds:

a)
Credit hedge funds, which make highly diversified investments in direct lending, corporate debt and securities, portfolios and orphaned assets, real estate and structured finance, on a global basis and throughout the capital structure, with a value orientation, as well as non-Fortress originated funds for which Fortress has been retained as manager as part of an advisory business; and

b)            Credit private equity (“PE”) funds which are comprised of a family of “credit opportunities” funds focused on investing in distressed and undervalued assets, a family of ''long dated value'' funds focused on investing in undervalued assets with limited current cash flows and long investment horizons, a family of “real assets” funds

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

focused on investing in tangible and intangible assets in four principal categories (real estate, capital assets, natural resources and intellectual property), a family of Asia funds, including Japan real estate funds and an Asian investor based global opportunities fund, and a family of real estate opportunities funds, as well as certain sector-specific funds with narrower investment mandates tailored for the applicable sector.

4)
Logan Circle Partners, L.P. (“Logan Circle”), which represents Fortress's traditional asset management business providing institutional clients actively managed investment solutions across a broad spectrum of fixed income and growth equity strategies. Logan Circle's core fixed income products cover the breadth of the maturity and risk spectrums, including short, intermediate and long duration, core/core plus, investment grade credit, high yield and emerging market debt. In January 2015, Fortress's traditional asset management business concluded its growth equities investment strategies.

Fortress Investment Group LLC was formed in 2006 for the purpose of becoming the general partner of Fortress Operating Group and effecting an initial public offering of shares in February 2007 and related transactions in order to carry on the business of its predecessor, Fortress Operating Group, as a publicly traded entity. Fortress Operating Group was owned by its general partners (the “Principals”) prior to this reorganization. The Registrant is a limited liability company and its members are not responsible for any of its liabilities beyond the equity they have invested. Fortress’s formation documents allow for an indefinite life.

FIG Corp., a subsidiary of the Registrant, is a corporation for tax purposes. As a result, the Registrant is subject to income taxes on that portion of its income which flows through FIG Corp.

The Principals own the majority of the economic interests in Fortress Operating Group through their ownership of Fortress Operating Group units and Class A shares and control Fortress through their ownership of Class A and Class B shares of the Registrant (Note 9) The Principals’ Fortress Operating Group unit interests in the equity and income (loss) of Fortress Operating Group are recorded on the face of the consolidated financial statements as further described in Note 7.

Consolidation and Deconsolidation of a Liquid Hedge Fund

In 2014, Fortress formed a new liquid hedge fund. Fortress determined that the fund qualified as a variable interest entity and that it was the primary beneficiary and therefore consolidated the fund. The new liquid hedge fund allows investors to redeem their interests on a periodic basis at their net asset value. During December 2014, a reconsideration event occurred at the liquid hedge fund whereby the liquid hedge fund no longer qualified as a variable interest entity. The liquid hedge fund is deemed to be a voting interest entity and Fortress does not have control over the fund since the unrelated limited partners or members have the substantive ability to liquidate the fund or otherwise remove Fortress as general partner or managing member without cause based on a simple unaffiliated majority vote. As such, Fortress deconsolidated the liquid hedge fund in December 2014. The deconsolidation of the liquid hedge fund resulted in a non-cash investing activity of $56.5 million in the statement of cash flows. Fortress retained a $48.5 million equity method investment in the liquid hedge fund. No gain or loss was recognized by Fortress in connection with the deconsolidation and the retained investment is included within Investments on the Consolidated Balance Sheet.

For a reconciliation between the financial statements and the segment-based financial data that management uses for making operating decisions and assessing performance, see Note 11.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

FINANCIAL STATEMENT GUIDE
Selected Financial Statement Captions	Note Reference	Explanation

Balance Sheet

Due from Affiliates	7	Generally, management fees, expense reimbursements and incentive income due from Fortress Funds.

Investments and Investments in Options	4	Primarily the carrying value of Fortress’s investments in the Fortress Funds.

Deferred Tax Asset	6	Relates to potential future tax benefits.

Due to Affiliates	7	Generally, amounts due to the Principals related to their interests in Fortress Operating Group and the tax receivable agreement.

Deferred Incentive Income	3	Incentive income already received from certain Fortress Funds based on past performance, which is subject to contingent repayment based on future performance.

Debt Obligations Payable	5	The balance outstanding on the credit agreement.

Principals' and Others' Interests in Equity of Consolidated Subsidiaries	7	The GAAP basis of the Principals' and a former senior employee's ownership interests in Fortress Operating Group as well as employees' ownership interests in certain subsidiaries.

Statement of Operations

Management Fees: Affiliates	3	Fees earned for managing Fortress Funds, generally determined based on the size of such funds.

Management Fees: Non-Affiliates	3	Fees earned from managed accounts and traditional fixed income asset management business, generally determined based on the amount managed.

Incentive Income: Affiliates	3	Income earned from Fortress Funds, based on the performance of such funds.

Incentive Income: Non- Affiliates	3	Income earned from managed accounts, based on the performance of such accounts.

Compensation and Benefits	8	Includes equity-based, profit-sharing and other compensation to employees.

Gains (Losses)	4
The result of asset dispositions or changes in the fair value of investments or other financial instruments which are marked to market (including the publicly traded permanent capital vehicles and publicly traded portfolio company).

Tax Receivable Agreement Liability Adjustment	6	Represents a change in the amount due to the Principals under the tax receivable agreement.

Earnings (Losses) from Equity Method Investees	4	Fortress’s share of the net earnings (losses) of the Fortress Funds resulting from its investments in these funds.

Continued on next page.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

FINANCIAL STATEMENT GUIDE
Selected Financial Statement Captions	Note Reference	Explanation
Income Tax Benefit (Expense)	6
The net tax result related to the current period. Certain of Fortress’s revenues are not subject to taxes because they do not flow through taxable entities. Furthermore, Fortress has significant permanent differences between its GAAP and tax basis earnings.

Principals’ and Others’ Interests in (Income) Loss of Consolidated Subsidiaries	7	Primarily the Principals’ and employees’ share of Fortress’s earnings based on their ownership interests in subsidiaries, including Fortress Operating Group.

Earnings Per Share	9
GAAP earnings per Class A share based on Fortress’s capital structure, which is comprised of outstanding and unvested equity interests, including interests which participate in Fortress’s earnings, at both the Fortress and subsidiary levels.

Other

Distributions	9	A summary of dividends and distributions, and the related outstanding shares and units, is provided.

Distributable Earnings	11	A presentation of Fortress's financial performance by segment (fund type) is provided, on the basis of the operating performance measure used by Fortress’s management committee.

Recent Accounting Pronouncements

In May 2014, the FASB issued a comprehensive new revenue recognition standard for contracts with customers that will supersede most current revenue recognition guidance, including industry-specific guidance. This standard contains principles that an entity will apply to determine the measurement of revenue and timing of when it is recognized. The entity will recognize revenue to reflect the transfer of goods or services to customers at an amount that the entity expects to be entitled to in exchange for those goods or services. In April 2015, the FASB approved issuing an exposure draft to extend the effective date of the new revenue recognition standard by a year for both public and non-public companies. The new standard is effective for Fortress beginning January 1, 2018. Early adoption is permitted but not before the original public entity effective date (that is, annual periods beginning after December 15, 2016). The standard permits the use of either the retrospective or cumulative effect transition method. Fortress is currently evaluating the impact on its consolidated financial statements upon the adoption of this new standard.
The FASB has recently issued or discussed a number of proposed standards on such topics as financial statement presentation, leases, financial instruments and hedging. Some of the proposed changes are significant and could have a material impact on Fortress's financial reporting. Fortress has not yet fully evaluated the potential impact of these proposals, but will make such an evaluation as the standards are finalized.

In February 2015, the FASB issued ASU No. 2015-02, Consolidation (Topic 810) - Amendments to the Consolidation Analysis ("ASU 2015-02"). ASU 2015-02 eliminates the deferral of Statement of Financial Accounting Standards No. 167, Amendments to FASB Interpretation No. 46 (R) previously provided to investment companies and certain other entities pursuant to ASC 810-10-65-2. ASU 2015-02 also amends the evaluation of whether (1) fees paid to a decision maker or service provider represent a variable interest, (2) a limited partnership or similar entity has the characteristics of a variable interest entity ("VIE") and (3) a reporting entity is the primary beneficiary of a VIE. ASU 2015-02 eliminates certain conditions for evaluating whether a fee paid to a decision maker or a service provider represents a variable interest. Fees received by a decision maker or service provider are no longer considered variable interests and are now excluded from the evaluation of whether the reporting entity is the primary beneficiary of a VIE if the fees are both customary and commensurate with the level of effort required for the services provided and the decision maker or service provider does not hold other interests in the entity being evaluated that would absorb more than an insignificant amount of the expected losses or returns of the entity. If the reporting entity determines that it does not have a variable interest in an entity, no further consolidation analysis is performed as the reporting entity would not be required to consolidate the entity.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The effective date of ASU 2015-02 is for fiscal years and interim periods within those fiscal years, beginning after December 15, 2015 for public companies and early adoption is permitted. Fortress has elected to early adopt ASU 2015-02 on a retrospective basis as permitted, for all periods presented. The consolidated financial statements and related footnote disclosures have been adjusted for the impact of the adoption. The adoption did not result in a cumulative effect adjustment to Fortress’s retained earnings (accumulated deficit). Fortress's accounting policy, updated for the adoption of ASU 2015-02, is described in Note 2.
Deconsolidation of certain Consolidated VIEs

Prior to the adoption of ASU 2015-02, during the year ended December 31, 2014, Fortress consolidated New Media, New Senior, a private equity fund and certain investment vehicles formed by certain credit hedge funds, collectively referred to as previously consolidated VIEs. The financial results of the previously consolidated VIEs were included in Fortress’s consolidated financial statements in previous filings with the Securities and Exchange Commission, based on the then existing consolidation guidance. The adoption of ASU 2015-02 resulted in the deconsolidation of the previously consolidated VIEs as Fortress determined that under ASU 2015-02, it was not the primary beneficiary of these entities. The fee arrangements with these entities are both commensurate with the level of effort required for the services provided and include only customary terms and Fortress does not hold other interests in these entities that could absorb losses or receive benefits that could potentially be significant to these entities. Therefore, Fortress no longer considers these fee arrangements to be variable interests. Under ASU 2015-02, Fortress and its related parties under common control as a group, where applicable, do not have the obligation to absorb losses or the right to receive benefits from these entities that could potentially be significant to these entities. Also see Note 4 for the related disclosures for certain unconsolidated variable interest entities.

The effects of the deconsolidation of these previously consolidated VIEs as of and for the quarters ended March 31, June 30, September 30, December 31 and the year ended December 31, 2014 were as follows:

	Increase (Decrease)
	March 31	June 30	September 30	December 31
	(Unaudited)	(Unaudited)	(Unaudited)
Total Assets	$(662,531)	$(663,708)	$(874,964)	$(3,432,502)
Total Liabilities	$(281,221)	$(284,632)	$(340,579)	$(1,649,339)
Total Equity	$(381,310)	$(379,076)	$(534,385)	$(1,783,163)

	Quarter Ended
	(Unaudited)				Year Ended
	March 31	June 30	September 30	December 31	December 31
Total Revenues	$(73,056)	$(156,969)	$(160,580)	$(215,632)	$(606,237)
Total Expenses	$(76,036)	$(162,711)	$(163,472)	$(219,845)	$(622,064)
Net Income (Loss)	$2,930	$4,501	$6,441	$7,016	$6,856

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

General

Basis of Accounting and Consolidation - The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). The accompanying consolidated financial statements include the accounts of Fortress and its consolidated subsidiaries, which are comprised of VIEs in which it is the primary beneficiary as described below and voting interest entities (“VOEs”) in which it is determined to have a controlling financial interest under ASC 810, as amended by ASU 2015-02.

For legal entities evaluated for consolidation, Fortress must determine whether the interests that it holds and fees paid to it qualify as a variable interest in the entity. This includes an evaluation of fees paid to Fortress where Fortress acts as a decision maker or service provider to the entity being evaluated. Fees received by Fortress are not variable interests if (i) the fees are compensation for services provided and are commensurate with the level of effort required to provide those services, (ii) the service arrangement includes only terms, conditions, or amounts that are customarily present in arrangements for similar services negotiated at arm’s length and (iii) Fortress's other economic interests in the VIE held directly and indirectly through its related parties, as well as economic interests held by related parties under common control, where applicable, would not absorb more than an insignificant amount of the entity’s losses or receive more than an insignificant amount of the entity’s benefits.

For those entities in which it has a variable interest, Fortress performs an analysis to first determine whether the entity is a VIE. This determination includes considering whether the entity’s equity investment at risk is sufficient, whether the voting rights of an investor are not proportional to its obligation to absorb the income or loss of the entity and substantially all of the entity's activities either involve or are conducted on behalf of that investor and its related parties and whether the entity’s at-risk equity holders have the characteristics of a controlling financial interest. A VIE must be consolidated by its primary beneficiary. Performance of such analysis requires the exercise of judgment.

The primary beneficiary of a VIE is generally defined as the party who has a controlling financial interest in the VIE. Fortress is generally deemed to have a controlling financial interest in a VIE if it has (i) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE. For purposes of evaluating (ii) above, fees paid to Fortress are excluded if the fees are compensation for services provided commensurate with the level of effort required to be performed and the arrangement includes only customary terms, conditions or amounts present in arrangements for similar services negotiated at arm’s length. Fortress also evaluates its economic interests in the VIE held directly by it and indirectly through its related parties, as well as economic interests held by related parties under common control, where applicable. The primary beneficiary evaluation is generally performed qualitatively on the basis of all facts and circumstances. However, quantitative information may also be considered in the analysis, as appropriate. These analyses require judgment. Changes in the economic interests (either by Fortress, related parties of Fortress or third parties) or amendments to the governing documents of the VIE could affect an entity's status as a VIE or the determination of the primary beneficiary. The primary beneficiary evaluation is updated continuously.

For VOEs, Fortress shall consolidate the entity if it has a controlling financial interest. Fortress has a controlling financial interest in a VOE if (i) for legal entities other than limited partnerships, Fortress owns a majority voting interest in the VOE or, for limited partnerships and similar entities, Fortress owns a majority of the entity’s kick-out rights through voting limited partnership interests and (ii) non-controlling shareholders or partners do not hold substantive participating rights and no other conditions exist that would indicate that Fortress does not control the entity.

For entities over which Fortress exercises significant influence but which do not meet the requirements for consolidation, Fortress uses the equity method of accounting whereby it records its share of the underlying income of these entities. These entities include the Fortress Funds. The evaluation of whether Fortress exerts control or significant influence over the financial and operational policies of an entity requires judgment based on the facts and circumstances surrounding each individual entity.

Virtually all of the Fortress Funds are, for GAAP purposes, investment companies. The Fortress Funds record realized and unrealized gains (losses) resulting from changes in the fair value of their investments as a component of current income. Additionally, these funds generally do not consolidate their majority-owned and controlled investments (the “Portfolio Companies”).

Distributions by Fortress and its subsidiaries are recognized when declared.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Redeemable Non-controlling Interests represent the ownership interests in consolidated subsidiaries which are not owned by Fortress and are redeemable by investors.

Principals’ and others’ interests in consolidated subsidiaries represent the ownership interests in certain consolidated subsidiaries held by entities or persons other than Fortress. This is primarily related to the Principals’ interests in Fortress Operating Group (Note 1). Non-Fortress interests also include employee interests in majority owned and controlled fund advisor and general partner entities.

Risks and Uncertainties - In the normal course of business, Fortress encounters primarily two significant types of economic risk: credit and market. Credit risk is the risk of default on Fortress’s or the Fortress Funds’ investments in debt securities, loans, leases, derivatives and other financial instruments that results from a borrower's, lessee’s or counterparty's inability or unwillingness to make required or expected payments. Market risk reflects changes in the value of investments due to changes in interest rates, credit spreads or other market factors. Credit risk is enhanced in situations where Fortress or a Fortress Fund is investing in distressed assets, as well as unsecured or subordinate loans or securities, which is a material part of its business.

Fortress makes investments outside of the United States. Fortress’s non-U.S. investments are subject to the same risks associated with its U.S. investments as well as additional risks, such as fluctuations in foreign currency exchange rates, unexpected changes in regulatory requirements, heightened risk of political and economic instability, difficulties in managing non-U.S. investments, potentially adverse tax consequences and the burden of complying with a wide variety of foreign laws.

Fortress is exposed to economic risk concentrations insofar as it is dependent on the ability of the Fortress Funds to compensate it for the services which Fortress provides to these funds. Further, the incentive income component of this compensation is based on the ability of the Fortress Funds to generate adequate returns on their investments. In addition, substantially all of Fortress’s net assets, after deducting the portion attributable to non-controlling interests, are comprised of Fortress's investments in, or receivables from, these funds.

Use of Estimates - The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Revenue Recognition

Management Fees and Expense Reimbursements - Management fees are recognized in the periods during which the related services are performed and the amounts have been contractually earned. Fortress is entitled to certain expense reimbursements pursuant to its management agreements. Fortress selects the vendors, incurs the expenses, and is the primary obligor under the related arrangements. Fortress is considered the principal under these arrangements and is required to record the expense and related reimbursement revenue on a gross basis. Expense reimbursements are recognized in the periods during which the related expenses are incurred and the reimbursements are contractually earned.

Options Received - Fully vested options are issued to Fortress by certain of the publicly traded permanent capital vehicles as compensation for services performed in raising capital for these entities. These options are recognized by Fortress as management fees at their estimated fair value at the time of issuance. Fair value was estimated using an option valuation model. Since the publicly traded permanent capital vehicles' option plans have characteristics significantly different from those of traded options, and since the assumptions used in such models, particularly the volatility assumption, are subject to judgment and variability, the actual value of the options could vary materially from this estimate. Fortress has elected to account for these options at fair value with changes in fair value recognized in current income as Gains (Losses).

Incentive Income - Incentive income is calculated as a percentage of the profits earned by the Fortress Funds subject, in certain cases, to the achievement of performance criteria. Incentive income from certain funds is subject to contingent repayment based on the applicable Fortress Fund achieving earnings in excess of a specified minimum return. Incentive income that is not subject to contingent repayment is recognized as contractually earned. Incentive income subject to contingent repayment may be paid to Fortress as particular investments made by the funds are realized. However, if upon liquidation of each fund the aggregate amount paid to Fortress as incentive income exceeds the amount actually due to Fortress based upon the aggregate performance of each fund, the excess is required to be repaid by Fortress (i.e. “clawed back”) to that fund. Fortress has elected to adopt the preferred

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

method of recording incentive income subject to contingencies, whereby it does not recognize incentive income subject to contingent repayment until the termination of the related fund, or when and to the extent distributions from the fund exceed the point at which a clawback of a portion or all of the historic incentive income distributions could no longer occur due to the related contingencies being resolved. Recognition of incentive income allocated or paid to Fortress prior to that date is deferred and recorded as deferred incentive income liability.

Other Revenues and Other Income - Fortress recognizes security transactions on the trade date. Gains and losses are recorded based on the specific identification method and generally include gains (losses) on investments in securities, derivatives, foreign exchange transactions, and contingent consideration accrued in business combinations. Dividend income is recognized on the ex-dividend date, or in the absence of a formal declaration, on the date it is received. Interest income is recognized as earned on an accrual basis.

Balance Sheet Measurement

Cash and Cash Equivalents - Fortress considers all highly liquid short term investments with maturities of 90 days or less when purchased to be cash equivalents. Substantially all amounts on deposit with major financial institutions exceed insured limits.

Due from/to Affiliates - For purposes of classifying amounts, Fortress considers its principals, employees, all of the Fortress Funds, and the Portfolio Companies to be affiliates. This definition is broader than the strict GAAP definition of affiliates. Amounts due from and due to affiliates are recorded at their contractual amount, subject to an allowance for uncollectible amounts if collection is not deemed probable.

Other Assets and Other Liabilities:

Other assets and liabilities are comprised of the following. Other assets are presented net of allowances for uncollectable amounts of $2.3 million and $3.3 million as of December 31, 2014 and 2013, respectively, and changes thereto were recorded as General and Administrative expense.

	Other Assets			Other Liabilities
	December 31,			December 31,
	2014	2013		2014	2013
Fixed assets	$154,525	$115,392	Current taxes payable (Note 6)	$4,204	$1,941
Accumulated depreciation	(99,412)	(81,548)	Accrued expenses and accounts payable	25,634	16,790
Receivables	24,997	65,545	Deferred rent	7,459	7,531
Equity securities	17,627	23,005	Unearned income	10,694	10,811
Digital currency (Bitcoin)	6,828	16,298	Derivatives	932	1,820
Prepaid compensation, net	13,091	16,626	Accrued fee liability (Note 9)	30,000	—
Prepaid expense	17,418	14,486	Miscellaneous liabilities	9,130	10,937
Goodwill and intangibles	10,417	9,421		$88,053	$49,830
Accumulated amortization	(8,345)	(8,264)
Derivatives	27,105	9,749
Miscellaneous assets, net	9,457	9,885
	$173,708	$190,595

-
Fixed Assets, Depreciation and Amortization - Fixed assets consist primarily of leasehold improvements, furniture, fixtures and equipment, and computer hardware and software, and are recorded at cost less accumulated depreciation. Depreciation and amortization are calculated using the straight-line method over the assets’ estimated useful lives, which are the life of the related lease for leasehold improvements, and three to seven years for other fixed assets.

-	Equity Securities - Equity securities consist primarily of investments in unaffiliated publicly traded companies which are valued based on quoted market prices.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

-
Digital Currency (Bitcoin) - Represents Fortress's holdings of digital currency which is recorded at the lower of cost or fair value. If fair value is below cost, Fortress records an unrealized loss measured as the excess of cost over fair value of the digital currency. Subsequently, to the extent that fair value increases, Fortress records an unrealized gain but shall not report digital currency above cost. Fortress determines fair value based on estimated exit value using significant observable inputs as of the balance sheet date. During the year ended December 31, 2014, Fortress recognized an impairment charge of $11.5 million. Fortress recorded a $1.7 million unrealized loss in the fourth quarter of 2014.

-
Prepaid Compensation - Prepaid compensation consists of profit sharing compensation payments previously made to employees which are not considered probable of being incurred as expenses and would become receivable back from employees at the termination of the related funds.

-
Goodwill and Intangibles - Goodwill and intangibles represent amounts recorded in connection with business combinations. Goodwill is not amortized but is tested for impairment at least annually. Other intangible assets are amortized over their estimated useful lives.

-
Deferred Rent - Rent expense is recognized on a straight-line basis based on the total minimum rent required throughout the lease period. Deferred rent represents the difference between the rent expense recognized and cash paid to date.

Derivatives and Hedging Activities - All derivatives are recognized as either assets or liabilities on the consolidated balance sheets and measured at fair value.

Any unrealized gains or losses on derivatives not designated as hedges are recorded currently in Gains (Losses). Net payments under these derivatives are similarly recorded, but as realized.

In order to reduce interest rate risk, Fortress has and may enter into interest rate hedge agreements. To qualify for cash flow hedge accounting, interest rate swaps must meet certain criteria, including (1) the items to be hedged expose Fortress to interest rate risk, (2) the interest rate swaps or caps are highly effective in reducing Fortress’s exposure to interest rate risk, and (3) with respect to an anticipated transaction, the transaction is probable. In addition, the hedging relationship must be properly documented. Effectiveness is periodically assessed based upon a comparison of the relative changes in the fair values or cash flows of the interest rate swaps and the items being hedged. Fortress did not enter into any interest rate swaps during 2014, 2013 and 2012.

In order to reduce foreign currency exchange rates risk, Fortress has and may enter into foreign currency related derivatives. To qualify for hedge accounting with respect to a net investment in a foreign operation, the hedging instrument must be highly effective in reducing Fortress’s exposure to the risk of changes in foreign currency exchange rates with respect to the investment. In addition, the hedging relationship must be properly documented. Effectiveness is periodically assessed based upon a comparison of the relative changes in the fair values of the hedge and the item being hedged (with respect to changes in foreign currency exchange rates).

The effective portion of any gain or loss, and of net payments received or made, is reported as a component of other comprehensive income and reclassified into earnings in the same period or periods during which the hedged transaction effects earnings. The ineffective portion of any gain or loss, and of net payments received or made, is recognized in current earnings.

Fortress did not have any derivatives designated as hedges for 2014, 2013 and 2012.

Comprehensive Income (Loss) - Comprehensive income (loss) is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances, excluding those resulting from investments by and distributions to owners. For Fortress’s purposes, comprehensive income represents net income, as presented in the accompanying consolidated statements of operations, adjusted for unrealized gains or losses on securities available for sale and on derivatives designated as cash flow hedges, as well as net foreign currency translation adjustments, including Fortress’s relative share of these items from its equity method investees.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The following table summarizes Fortress’s accumulated other comprehensive income (loss):

	December 31,
	2014	2013
Direct
Net foreign currency translation adjustments	$(2,416)	$(1,522)
Accumulated other comprehensive income (loss)	$(2,416)	$(1,522)

The amounts reclassified from accumulated other comprehensive income (loss) to components of net income (loss), if any, were immaterial for each period presented.

Foreign Currency - Assets and liabilities relating to foreign investments are translated using the exchange rates prevailing at the end of each reporting period. Results of foreign operations are translated at the weighted average exchange rate for each reporting period. Translation adjustments are included in current income to the extent that unrealized gains and losses on the related investment are included in income, otherwise they are included as a component of accumulated other comprehensive income until realized. Foreign currency gains or losses resulting from transactions outside of the functional currency of a consolidated entity are recorded in income as incurred and were not material during the years ended December 31, 2014, 2013 and 2012.

Profit Sharing Arrangements - Pursuant to employment arrangements, certain of Fortress’s employees are granted profit sharing interests and are thereby entitled to a portion of the incentive income or other amounts realized from certain Fortress Funds, which is payable upon a realization event within the respective funds. Accordingly, incentive income resulting from a realization event within a fund gives rise to the incurrence of a profit sharing obligation. Amounts payable under these profit sharing plans are recorded as compensation expense when they become probable and reasonably estimable.

For profit sharing plans related to hedge funds and permanent capital vehicles, where incentive income is received on an annual basis, the related compensation expense is accrued during the period for which the related payment is made. In addition, certain of Fortress's employees are granted partial rights in options it holds in the publicly traded permanent capital vehicles (the "tandem options"). The fair value of these rights are recorded as profit sharing compensation expense at that time. The related liability, included in accrued compensation and benefits, is marked to fair value through compensation expense until such time as the rights are exercised or expire.

For profit sharing plans related to private equity funds, the private permanent capital vehicle and credit PE funds, where incentive income is received as investments are realized but is subject to clawback (see “Incentive Income” above), although Fortress defers the recognition of incentive income until all contingencies are resolved, accruing expense for employee profit sharing is based upon when it becomes probable and reasonably estimable that incentive income has been earned and therefore a profit sharing liability has been incurred. Based upon this policy, the recording of an accrual for profit sharing expense to employees generally precedes the recognition of the related incentive income revenue.

Fortress's determination of the point at which it becomes probable and reasonably estimable that incentive income will be earned and therefore a corresponding profit sharing expense should be recorded is based upon a number of factors, the most significant of which is the level of realized gains generated by the underlying funds which may ultimately give rise to incentive income payments. Accordingly, profit sharing expense is generally recorded upon realization events within the underlying funds. A realization event has occurred when an investment within a fund generates proceeds in excess of its related invested capital, such as when an investment is sold at a gain. In some cases, this accrual is subject to reversal based on a determination that the expense is no longer probable of being incurred (in other words, that a clawback is probable).

Fortress may withhold a portion of the profit sharing payments relating to private equity fund, private permanent capital vehicle or credit PE fund incentive income as a reserve against contingent repayment (clawback) obligations to the funds. Employees may opt to have these withheld amounts invested in either a money market account or in one of a limited group of Fortress Funds.

Equity-Based Compensation - Fortress currently has several categories of equity-based compensation, which are accounted for as described in Note 8. Generally, the grant date fair value of equity-based compensation granted to employees or directors is expensed ratably over the required service period (or immediately if there is no required service period). Equity-based compensation

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

granted to non-employees, primarily to employees of certain Portfolio Companies, is expensed ratably over the required service period based on its fair value at each reporting date.

Income Taxes - FIG Corp., a subsidiary of the Registrant, is a corporation for tax purposes. As a result, a substantial portion of Fortress’s income earned by FIG Corp. is subject to U.S. federal and state income taxation, taxed at prevailing rates. The remainder of Fortress’s income is allocated directly to its shareholders and is not subject to a corporate level of taxation. Certain subsidiaries of Fortress are subject to the New York City unincorporated business tax (“UBT”) on their U.S. earnings based on a statutory rate of 4%. Certain subsidiaries of Fortress are subject to income tax of the foreign countries in which they conduct business. Interest and penalties, if any, are treated as additional taxes.

Fortress accounts for these taxes using the liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. These temporary differences are expected to result in taxable or deductible amounts in future years and the deferred tax effects are measured using enacted tax rates and laws that will be in effect when such differences are expected to reverse. A valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized.

Fortress is party to a tax receivable agreement whereby the Principals will receive payments from Fortress related to tax savings realized by Fortress in connection with certain transactions entered into by the Principals.

3. MANAGEMENT AGREEMENTS AND FORTRESS FUNDS

Fortress has two principal sources of income from its agreements with the Fortress Funds: contractual management fees, which are generally based on a percentage of fee paying assets under management, and related incentive income, which is generally based on a percentage of returns, or profits, subject to the achievement of performance criteria. Substantially all of Fortress's net assets, after deducting the portion attributable to non-controlling interests, are a result of Fortress's investments in, or receivables from, these funds. The terms of agreements between Fortress and the Fortress Funds are generally determined in connection with third party fund investors.

The Fortress Funds are divided into segments and Fortress's agreements with each are detailed below.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Management Fees, Incentive Income and Related Profit Sharing Expense

Fortress recognized management fees and incentive income as follows:

	Year Ended December 31,
	2014	2013	2012
Private Equity
Private Equity Funds
Management fees: affil.	$135,803	$133,725	$118,617
Management fees: non-affil.	364	493	394
Incentive income: affil.	22,094	27,790	2,612

Permanent capital vehicles
Management fees: affil.	67,638	58,206	53,355
Management fees, options: affil.	6,310	42,516	21,524
Management fees: non-affil.	2,910	3,807	3,902
Incentive income: affil.	56,497	15,653	—

Liquid Hedge Funds
Management fees: affil.	116,526	85,807	63,509
Management fees: non-affil.	21,365	24,815	14,023
Incentive income: affil.	15,835	107,463	43,089
Incentive income: non-affil.	232	43,238	24,556

Credit Funds
Credit Hedge Funds
Management fees: affil.	113,712	101,699	100,835
Management fees: non-affil.	146	191	359
Incentive income: affil.	120,255	190,581	126,832
Incentive income: non-affil.	—	—	130

Credit PE Funds
Management fees: affil.	96,586	95,787	98,250
Management fees: non-affil.	129	138	143
Incentive income: affil.	147,897	78,341	73,905
Incentive income: non-affil.	1,396	1,145	1,476

Logan Circle
Management fees: affil.	3,025	2,543	—
Management fees: non-affil.	44,034	33,351	26,796
Incentive income: non-affil.	106	—	—

Total
Management fees: affil.	$539,600	$520,283	$456,090
Management fees: non-affil.	$68,948	$62,795	$45,617
Incentive income: affil. (A)	$362,578	$419,828	$246,438
Incentive income: non-affil.	$1,734	$44,383	$26,162

(A)
See “Deferred Incentive Income” below. The incentive income amounts presented in this table are based on the estimated results of investment vehicles for the current period. These estimates are subject to change based on the final results of such vehicles.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Deferred Incentive Income

Incentive income from certain Fortress Funds, primarily the private equity funds, private permanent capital vehicle and credit PE funds, is received when such funds realize returns, or profits, based on the related agreements. However, this incentive income is subject to contingent repayment by Fortress to the funds until certain overall fund performance criteria are met. Accordingly, Fortress does not recognize this incentive income as revenue until the related contingencies are resolved. Until such time, this incentive income is recorded on the balance sheet as deferred incentive income and is included as “distributed-unrecognized” deferred incentive income in the table below. Incentive income from such funds, based on their net asset value, which has not yet been received is not recorded on the balance sheet and is included as “undistributed” deferred incentive income in the table below.

Incentive income from certain Fortress Funds is earned based on achieving annual performance criteria. Accordingly, this incentive income is recorded as revenue at year end (in the fourth quarter of each year) and is generally received subsequent to year end. Incentive income recognized as revenue during the fourth quarter from these funds was $108.7 million, $271.2 million and $184.4 million during the years ended December 31, 2014, 2013 and 2012, respectively.

During the years ended December 31, 2014, 2013 and 2012, Fortress recognized $147.9 million, $78.3 million and $72.6 million, respectively, of incentive income distributions from its credit PE funds which were non-clawbackable or represented “tax distributions.” Tax distributions are not subject to clawback and reflect a cash amount approximately equal to the amount expected to be paid out by Fortress for taxes or tax-related distributions on the allocated income from such funds.

Deferred incentive income from the Fortress Funds was comprised of the following, on an inception-to-date basis. This does not include any amounts related to third party funds, receipts from which are reflected as Other Liabilities until all contingencies are resolved.

	Distributed-Gross		Distributed-Recognized (A)	Distributed-Unrecognized (B)	Undistributed, net of intrinsic clawback (C) (D)
Deferred incentive income as of December 31, 2012	$894,278		$(662,432)	$231,846	$527,432
Fortress Funds which matured (no longer subject to clawback)	(2,180)		2,180	N/A	N/A
Share of income (loss) of Fortress Funds	N/A		N/A	N/A	293,663
Distribution of private equity funds and Credit PE funds incentive income	124,235		N/A	124,235	(124,235)
Distribution of private permanent capital vehicle incentive income	527		N/A	527	(527)
Recognition of previously deferred incentive income	N/A		(107,276)	(107,276)	N/A
Changes in foreign exchange rates	(1,776)		—	(1,776)	N/A
Deferred incentive income as of December 31, 2013	$1,015,084		$(767,528)	$247,556	$696,333
Fortress Funds which matured (no longer subject to clawback)	—		—	N/A	N/A
Share of income (loss) of Fortress Funds	N/A		N/A	N/A	399,213
Distribution of private equity funds and Credit PE funds incentive income	226,780		N/A	226,780	(226,780)
Distribution of private permanent capital vehicle incentive income	217		N/A	217	(217)
Recognition of previously deferred incentive income	N/A		(171,387)	(171,387)	N/A
Changes in foreign exchange rates	1,360		—	1,360	N/A
Deferred incentive income as of December 31, 2014	$1,243,441	(E)	$(938,915)	$304,526	$868,549	(E)
Deferred incentive income including Fortress Funds which matured	$1,297,097		$(992,571)

(A)	All related contingencies have been resolved.

(B)	Reflected on the consolidated balance sheet.

(C)
At December 31, 2014, the net undistributed incentive income is comprised of $935.4 million of gross undistributed incentive income, net of $66.9 million of intrinsic clawback. The net undistributed incentive income represents the amount that would be received by Fortress from the related funds if such funds were liquidated on December 31, 2014 at their net asset values.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

(D)
From inception to December 31, 2014, Fortress has paid $578.4 million of compensation expense under its employee profit sharing arrangements (Note 8) in connection with distributed incentive income, of which $21.5 million has not been expensed because management has determined that it is not probable of being incurred as an expense and will be recovered from the related individuals. As of December 31, 2014, Fortress has recovered $6.4 million from individuals relating to their clawback obligations. If the $935.4 million of gross undistributed incentive income were realized, Fortress would recognize and pay an additional $479.1 million of compensation expense.

(E)	See detailed reconciliations of Distributed-Gross and Undistributed, net of intrinsic clawback below.

The amounts set forth under Distributed-Gross can be reconciled to the incentive income threshold tables (on the following pages) as follows:

		December 31, 2014
Distributed incentive income - Private Equity Funds		$846,671
Distributed incentive income - Private Equity Funds in Investment Period or Commitment Period		—
Distributed incentive income - Credit PE Funds		621,356
Distributed incentive income - Credit PE Funds in Investment Period or Commitment Period		103,855
Distributed incentive income - Private Permanent Capital Vehicle in Investment Period or Commitment Period		744
Less:
Fortress Funds which are not subject to a clawback provision:
—	NIH	(94,513)
—	GAGACQ Fund	(51,476)
Portion of Fund I distributed incentive income that Fortress is not entitled to (see footnote K of incentive income threshold tables)		(183,196)
Distributed-Gross		$1,243,441

The amounts set forth under Undistributed, net of intrinsic clawback can be reconciled to the incentive income threshold tables (on the following pages) as follows:

		December 31, 2014
Undistributed incentive income - Private Equity Funds		$15,910
Undistributed incentive income - Private Equity Funds in Investment Period or Commitment Period		1,777
Undistributed incentive income - Credit PE Funds		574,448
Undistributed incentive income - Credit PE Funds in Investment Period or Commitment Period		249,945
Undistributed incentive income - Private Permanent Capital Vehicle in Investment Period or Commitment Period		6,266
Undistributed incentive income - Hedge Funds (total)		87,106
Undistributed incentive income - Logan Circle		—
Less:	Gross intrinsic clawback per incentive income threshold tables - Private Equity Funds	(66,903)
Undistributed, net of intrinsic clawback		$868,549

Certain investments held by employees and affiliates of Fortress, as well as by Fortress itself, in the Fortress Funds are not subject to management fees or incentive income. During the years ended December 31, 2014, 2013 and 2012, management fees of $6.0 million, $4.7 million and $3.9 million, respectively, and incentive income, exclusive of tax distributions, of $4.0 million, $6.0 million and $4.9 million, respectively, were waived on such employees’ investments.

FORTRESS INVESTMENT GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The following tables summarize information with respect to the Fortress Funds and their related incentive income thresholds as of December 31, 2014:
Fund (Vintage) (A)	Maturity Date (B)	Inception to Date Capital Invested	Inception to Date Distributions (C)	Net Asset Value (“NAV”)	NAV Surplus (Deficit) (D)	Current Preferred Return Threshold (E)	Gain to Cross Incentive Income Threshold (F)	Undistributed Incentive Income (G)	Distributed Incentive Income (H)	Distributed Incentive Income Subject to Clawback (I)	Gross Intrinsic Clawback (J)	Net Intrinsic Clawback (J)
Private Equity Funds
NIH (1998)	In Liquidation	$415,574	$(823,588)	$—	$ N/A	$—	$ N/A	$—	$94,513	$—	$—	$—
Fund I (1999) (K)	Closed May-13	1,015,943	(2,847,929)	—	N/A	N/A	N/A	—	344,939	—	—	—
Fund II (2002)	In Liquidation	1,974,298	(3,442,900)	2,875	1,471,477	—	N/A	566	288,840	—	—	—
Fund III (2004)	Jan-15	2,762,992	(2,138,525)	1,346,591	722,124	2,023,927	1,301,803	—	66,903	66,903	66,903	45,108
Fund III Coinvestment (2004)	Jan-15	273,649	(225,188)	71,586	23,125	239,034	215,909	—	—	—	—	—
Fund IV (2006)	Jan-17	3,639,561	(1,311,000)	2,767,275	438,714	2,729,927	2,291,213	—	—	—	—	—
Fund IV Coinvestment (2006)	Jan-17	762,696	(257,811)	459,208	(45,677)	583,050	628,727	—	—	—	—	—
Fund V (2007)	Feb-18	4,103,713	(1,354,986)	4,647,500	1,898,773	2,424,873	579,099	4,599	—	—	—	—
Fund V Coinvestment (2007)	Feb-18	990,480	(173,409)	491,723	(325,348)	651,340	976,688	—	—	—	—	—
GAGACQ Fund (2004) (GAGFAH)	Closed Nov-09	545,663	(595,401)	—	N/A	N/A	N/A	—	51,476	—	—	—
FRID (2005) (GAGFAH)	Closed Nov-14	1,220,229	(1,202,153)	—	N/A	N/A	N/A	—	—	—	—	—
FRIC (2006) (Brookdale)	Closed Dec-14	328,754	(291,330)	—	N/A	N/A	N/A	—	—	—	—	—
FICO (2006) (Intrawest)	Jan-17	724,525	(5)	(62,741)	(787,261)	605,276	1,392,537	—	—	—	—	—
FHIF (2006) (Holiday)	Jan-17	1,543,463	(541,152)	1,927,349	925,038	1,165,531	240,493	—	—	—	—	—
FECI (2007) (Florida East Coast/Flagler)	Feb-18	982,779	(344)	976,402	(6,033)	751,758	757,791	—	—	—	—	—
MSR Opportunities Fund I A (2012)	Aug-22	332,966	(109,339)	312,781	89,154	—	N/A	8,606	—	—	—	—
MSR Opportunities Fund I B (2012)	Aug-22	80,781	(26,479)	75,699	21,397	—	N/A	2,139	—	—	—	—
								$15,910	$846,671	$66,903	$66,903	$45,108
Private Equity Funds in Investment or Commitment Period
MSR Opportunities II A (2013)	Jul-23	$55,761	$(10,492)	$54,944	$9,675	$—	$ N/A	$1,430	$—	$—	$—	$—
MSR Opportunities II B (2013)	Jul-23	797	(149)	778	130	—	N/A	19	—	—	—	—
MSR Opportunities II MA I (2013)	Jul-23	12,785	(2,409)	12,600	2,224	—	N/A	328	—	—	—	—
Italian NPL Opportunities (2013)	Sep-24	36,199	(3,417)	29,972	(2,810)	616	3,426	—	—	—	—	—
								$1,777	$—	$—	$—	$—
Continued on next page.

FORTRESS INVESTMENT GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Fund (Vintage) (A)	Maturity Date (B)	Inception to Date Capital Invested	Inception to Date Distributions (C)	Net Asset Value (“NAV”)	NAV Surplus (Deficit) (D)	Current Preferred Return Threshold (E)	Gain to Cross Incentive Income Threshold (F)	Undistributed Incentive Income (G)	Distributed Incentive Income (H)	Distributed Incentive Income Subject to Clawback (I)	Gross Intrinsic Clawback (J)	Net Intrinsic Clawback (J)
Credit PE Funds
Long Dated Value Fund I (2005)	Apr-30	$267,325	$(89,887)	$310,314	$132,876	$146,299	$13,423	$—	$—	$—	$—	$—
Long Dated Value Fund II (2005)	Nov-30	274,280	(147,790)	202,378	75,888	114,886	38,998	—	412	—	—	—
Long Dated Value Fund III (2007)	Feb-32	343,156	(272,641)	201,352	130,837	—	N/A	17,835	6,473	—	—	—
LDVF Patent Fund (2007)	Nov-27	40,664	(37,913)	35,316	32,565	—	N/A	1,640	1,471	—	—	—
Real Assets Fund (2007)	Jun-17	359,024	(335,000)	131,430	107,406	—	N/A	11,439	5,285	—	—	—
Credit Opportunities Fund (2008)	Oct-20	5,548,858	(6,964,273)	1,259,585	2,675,000	—	N/A	183,519	342,110	148,313	—	—
Credit Opportunities Fund II (2009)	Jul-22	2,266,715	(2,348,963)	1,092,635	1,174,883	—	N/A	136,472	93,964	25,089	—	—
FCO Managed Account (2010)	Jun-22	576,608	(553,732)	338,493	315,617	—	N/A	47,585	12,347	—	—	—
SIP Managed Account (2010)	Sep-20	11,000	(35,747)	15,098	39,845	—	N/A	2,537	4,949	—	—	—
Japan Opportunity Fund (2009)	Jun-19	907,787	(1,313,907)	553,606	959,726	—	N/A	89,132	116,662	19,771	—	—
Net Lease Fund I (2010)	Feb-20	152,851	(225,489)	1,646	74,284	—	N/A	221	9,528	5,896	—	—
Real Estate Opportunities Fund (2011)	Sep-24	534,278	(243,376)	420,747	129,845	—	N/A	9,432	1,906	490	—	—
Global Opportunities Fund (2010)	Sep-20	327,399	(154,539)	244,829	71,969	—	N/A	12,053	1,979	1,979	—	—
Japan Opportunity Fund II (Yen) (2011)	Dec-21	651,640	(233,544)	623,193	205,097	—	N/A	32,556	9,811	—	—	—
Japan Opportunity Fund II (Dollar) (2011)	Dec-21	633,667	(215,901)	628,910	211,144	—	N/A	28,906	11,812	—	—	—
Real Estate Opportunities REOC Fund (2011)	Oct-23	56,692	(36,018)	39,612	18,938	—	N/A	1,121	2,647	1,257	—	—
								$574,448	$621,356	$202,795	$—	$—

Credit PE Funds in Investment Period or Commitment Period
Credit Opportunities Fund III (2011)	Mar-24	$3,088,327	$(1,284,092)	$2,386,123	$581,888	$—	$ N/A	$93,056	$20,852	$—	$—	$—
FCO Managed Accounts (2008-2012)	Apr-22 to Mar-27	3,843,062	(2,679,311)	2,379,452	1,215,701	—	N/A	156,889	83,003	34,084	—	—
Life Settlements Fund (2010)	Dec-22	397,361	(299,330)	72,534	(25,497)	74,266	99,763	—	—	—	—	—
Life Settlements Fund MA (2010)	Dec-22	32,525	(24,482)	5,731	(2,312)	6,100	8,412	—	—	—	—	—
Real Estate Opportunities Fund II (2014)	May-27	147,138	—	147,190	52	4,021	3,969	—	—	—	—	—
								$249,945	$103,855	$34,084	$—	$—
Continued on next page.

FORTRESS INVESTMENT GROUP LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Fund (Vintage) (A)	Maturity Date (B)	Inception to Date Capital Invested	Inception to Date Distributions (C)	Net Asset Value ("NAV")	NAV Surplus (Deficit) (D)	Current Preferred Return Threshold (E)	Gain to Cross Incentive Income Threshold (F)	Undistributed Incentive Income (G)	Distributed Incentive Income (H)	Distributed Incentive Income Subject to Clawback (I)	Gross Intrinsic Clawback (J)	Net Intrinsic Clawback (J)
Private Permanent Capital Vehicle in Investment Period or Commitment Period
WWTAI (2011)	Jan-25	$699,189	$(117,824)	$653,724	$72,360	$—	N/A	$6,266	$744	$744	$—	$—

	Equity Eligible for Incentive (L)	Gain to Cross Incentive Income Threshold (F)	Life-to-Date Incentive Income Crystallized (P)
Publicly Traded Permanent Capital Vehicles
Newcastle	$839,147	$ (F)	$41,283
Eurocastle	488,562	178,400	39,217
New Residential	1,372,498	—	71,952
New Media	492,807	—	198
New Senior	812,673	2,631	—

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

	Incentive Income Eligible NAV (L)	Gain to Cross Incentive Income Threshold (M)	Percentage of Incentive Income Eligible NAV Above Incentive Income Threshold (N)	Undistributed Incentive Income (O)	Year to Date Incentive Income Crystallized (P)
Liquid Hedge Funds
Macro Funds (Q) (T)
Main fund investments	$1,501,833	$20,016	19.9%	$—	$2,647
Single investor funds	991,070	17,998	16.4%	—	1,142
Sidepocket investments (R)	10,545	8,053	N/A	147	334
Sidepocket investments - redeemers (S)	115,567	65,589	N/A	982	1,217
Managed accounts	543,196	19,393	0.4%	—	17

Asia Macro Funds (T)
Main fund investments	3,019,082	14,238	58.5%	—	8,892
Managed accounts	289,840	2,280	40.6%	—	172

Fortress Convex Asia Funds (T)
Main fund investments	183,679	9,806	0.0%	—	—

Fortress Partners Funds (T)
Main fund investments	21,915	10,911	0.2%	—	1,354
Sidepocket investments (R)	91,106	4,576	N/A	5,440	—

Fortress Centaurus Global Funds (T)
Main fund investments	32,628	—	100.0%	—	173

Credit Hedge Funds
Special Opportunities Funds (T)
Main fund investments	$4,711,782	$—	100.0%	$—	$90,797
Sidepocket investments (R)	65,899	7	N/A	4,974	—
Sidepocket investments - redeemers (S)	193,687	49,014	N/A	5,679	1,217
Main fund investments (liquidating) (U)	511,918	—	100.0%	69,884	24,833
Managed accounts	3,674	46,214	0.0%	—	—

Worden Funds
Main fund investments	259,111	590	91.7%	—	3,445

Fortress Japan Income Fund
Main fund investments	44,362	N/A	0.0%	—	—

Value Recovery Funds (V)
Managed accounts	8,523	8,199	0.0%	—	—

Logan Circle
Main fund investments	$68,088	$—	0.0%	$—	$—
Managed accounts	277,986	3,347	20.4%	—	106

(A)	Vintage represents the year in which the fund was formed.

(B)
Represents the contractual maturity date including the assumed exercise of all extension options, which in some cases may require the approval of the applicable fund advisory board. Private equity funds that have reached their maturity date are included in the table to the extent they have generated incentive income.

(C)	Includes an increase to the NAV surplus related to the U.S. income tax expense of certain investment entities, which is considered a distribution for the purposes of computing incentive income.

(D)
A NAV deficit represents the gain needed to cross the incentive income threshold (as described in (F) below), excluding the impact of any relevant performance (i.e. preferred return) thresholds (as described in (E) below).

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

(E)	Represents the gain needed to achieve the current relevant performance thresholds, assuming the gain described in (D) above is already achieved.

(F)
Represents the immediate increase in NAV needed for Fortress to begin earning incentive income, including the achievement of any relevant performance thresholds. It does not include the amount needed to earn back intrinsic clawback (see (J) below), if any. Incentive income is not recorded as revenue until it is received and any related contingencies are resolved (see (I) below). For the publicly traded permanent capital vehicles, represents the immediate increase of the company's applicable supplemental measure of operating performance needed for Fortress to begin earning incentive income. As of December 31, 2014, as a result of Newcastle not meeting the incentive income threshold, Fortress does not expect to earn incentive income from Newcastle for an indeterminate period of time.

(G)
Represents the amount of additional incentive income Fortress would receive if the fund were liquidated at the end of the period at its NAV. The incentive income amounts presented in this table are based on the estimated results of investment vehicles for the current period. These estimates are subject to change based on the final results of such vehicles. As of December 31, 2014, a portion of Fund V's capital is above the incentive income threshold.

(H)	Represents the amount of incentive income previously received from the fund since inception.

(I)
Represents the amount of incentive income previously received from the fund which is still subject to contingencies and is therefore recorded on the consolidated balance sheet as Deferred Incentive Income. This amount will either be recorded as revenue when all related contingencies are resolved, or, if the fund does not meet certain performance thresholds, will be returned by Fortress to the fund (i.e., “clawed back”).

(J)
Represents the amount of incentive income previously received from the fund that would be clawed back (i.e., returned by Fortress to the fund) if the fund were liquidated at the end of the period at its NAV, excluding the effect of any tax adjustments. Employees, former employees and affiliates of Fortress would be required to return a portion of this incentive income that was paid to them under profit sharing arrangements. “Gross” and “Net” refer to amounts that are gross and net, respectively, of this employee/affiliate portion of the intrinsic clawback. Fortress remains liable to the funds for these amounts even if it is unable to collect the amounts from employees/affiliates. Fortress withheld a portion of the amounts due to employees under these profit sharing arrangements as a reserve against future clawback; as of December 31, 2014, Fortress held $32.1 million of such amounts on behalf of employees related to all of the private equity funds.

(K)	The Fund I distributed incentive income amount is presented for the total fund, of which Fortress was entitled to approximately 50%.

(L)
Represents the portion of a fund’s or managed account's NAV or trading level that is eligible to earn incentive income. For the publicly traded permanent capital vehicles, represents the equity basis that is used to calculate incentive income.

(M)
Represents, for those investors whose NAV is below the performance threshold Fortress needs to obtain before it can earn incentive income from such investors (their “incentive income threshold” or “high water mark”), the amount by which their aggregate incentive income thresholds exceed their aggregate NAVs. The amount by which the NAV of each investor within this category is below their respective incentive income threshold varies and, therefore, Fortress may begin earning incentive income from certain investors before this entire amount is earned back. Fortress earns incentive income whenever the assets of new investors, as well as of investors whose NAV exceeds their incentive income threshold, increase in value. For Fortress Japan Income Fund, Fortress earns incentive income based on investment income, which does not include unrealized and realized gains and losses, earned in excess of a preferred return threshold.

(N)
Represents the percentage which is computed by dividing (i) the aggregate NAV of all investors who are at or above their respective incentive income thresholds, by (ii) the total incentive income eligible NAV of the fund. The amount by which the NAV of each fund investor who is not in this category is below their respective incentive income threshold may vary, and may vary significantly. This percentage represents the performance of only the main fund investments and managed accounts relative to their respective incentive income thresholds. It does not incorporate the impact of unrealized losses on sidepocket investments that can reduce the amount of incentive income earned from certain funds. See footnote (R) below.

(O)
Represents the amount of additional incentive income Fortress would earn from the fund or managed account if it were liquidated at the end of the period at its NAV. This amount is currently subject to performance contingencies generally until the end of the year or, in the case of sidepocket investments, until such investments are realized. Main Fund Investments (Liquidating) pay incentive income only after all capital is returned. For the Fortress Japan Income Fund, represents the amount of incentive income Fortress would earn from the fund assuming the amount of investment income earned is excess of the preferred return threshold was distributed as of the end of the period. For the Value Recovery Fund managed accounts, Fortress can earn incentive income if aggregate realizations exceed an agreed threshold. The incentive income amounts presented in this table are based on the estimated results of investment vehicles for the current period. These estimates are subject to change based on the final results of such vehicles.

(P)
Represents the amount of incentive income Fortress has earned which is not subject to clawback. For the publicly traded permanent capital vehicles, represents the life-to-date incentive income amount that Fortress has earned and which is not subject to clawback.

(Q)
The Drawbridge Global Macro SPV (the “SPV”), which was established in February 2009 to liquidate illiquid investments and distribute the proceeds to then existing investors, is not subject to incentive income and is therefore not presented in the table. However, realized gains or losses within the SPV can decrease or increase, respectively, the gain needed to cross the incentive income threshold for investors with a corresponding investment in the main fund. The unrealized gains and losses within the SPV at December 31, 2014, as if they became realized, would not materially impact the amounts presented in the table.

(R)
Represents investments held in sidepockets (also known as special investment accounts), which generally have investment profiles similar to private equity funds. The performance of these investments may impact Fortress’s ability to earn incentive income from main fund investments. For the credit hedge funds and Fortress Partners Funds, realized and unrealized losses from individual sidepockets below original cost may reduce the incentive income earned from main fund investments. For the Macro Funds, only realized losses from

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

individual sidepockets reduce the incentive income earned from main fund investments. Based on current unrealized losses in Macro Fund sidepockets, if all of the Macro Fund sidepockets were liquidated at their NAV at December 31, 2014, the undistributed incentive income from the Macro main fund would not be impacted.

(S)
Represents investments held in sidepockets for investors with no corresponding investment in the related main fund investments. In the case of the Macro Funds, such investors may have investments in the SPV (see (Q) above).

(T)	Includes onshore and offshore funds. In January 2015, the Fortress Asia Macro Funds and related managed accounts transitioned to Graticule Asset Management on the affiliated manager platform.

(U)	Relates to accounts where investors have provided return of capital notices and are subject to payout as underlying fund investments are realized.

(V)
Excludes the Value Recovery Funds which had a NAV of $191.0 million at December 31, 2014. Fortress began managing the third party originated Value Recovery Funds in June 2009 and generally does not expect to earn any significant incentive income from the fund investments.

Private Equity Funds

The following table presents certain information with respect to Fortress’s management agreements with the private equity funds as of December 31, 2014.

Fortress and
Total Original Capital	Affiliates Original Capital	Carrying Value	Percent of Capital	Longest Capital Commitment	Longest Fund	Annual	Incentive	Incentive Income
Commitments	Commitments	of Fortress's	Commitments	Period	Termination	Management	Income	Threshold
(A)	(B)	Investments	Drawn	Ends	Date (C)	Fee (D)	(E)	Return (E)
$20,059,994	$2,238,688	$677,366	88.4%	Sep-2016	Sep-2024	1.0% - 1.5%	10% - 20%	8% - 10%

(A)
Represents the total amount of capital originally committed by investors to these funds. This capital can be called, or drawn, for new investments during the capital commitment period, generally up to three years for private equity funds. Subsequent to the capital commitment period, it may only be drawn to maintain ongoing business as permitted by the applicable fund agreement.

(B)	Affiliate commitments are comprised of the following. Fortress’s remaining commitments as of December 31, 2014 are discussed in Note 10.

Employees, Former		Other Fortress	Total
Employees and BOD Members	Principals	Funds	Affiliates	Fortress	Total
$165,637	$568,102	$819,106	$1,552,845	$685,843	$2,238,688

(C)	Including the assumed exercise of all available extensions, which in some cases require the approval of the applicable fund advisory board.

(D)
Expressed as a percentage. This percent is generally applied to the capital commitment amount during the capital commitment periods and to invested capital (as defined, or NAV on an investment by investment basis, if lower) thereafter. In some funds, management fee rates vary depending on the size of commitments. Affiliate commitments are not charged management fees. For certain funds formed after March 2006 which are no longer in the capital commitment period, management fees are based on the value of publicly traded investments. The weighted average (by AUM) management fee rate as of December 31, 2014 was approximately 1.2%.

(E)
Expressed as a percent of the total returns of the funds. The incentive income is subject to: (i) the achievement of a cumulative incentive income threshold return payable to the third party investors in the funds, which is the minimum return these investors must receive in order for incentive income to be paid, and (ii) a contingent repayment or clawback provision which requires amounts previously distributed as incentive income to be returned to each fund if, upon liquidation of such fund, such amounts exceeded the actual amount of incentive income due. Affiliate commitments are not subject to incentive income. The weighted average (by AUM) incentive income rate as of December 31, 2014 was approximately 19.7%, and the weighted average (by AUM) threshold rate was approximately 8.2%.

Pursuant to profit sharing arrangements, certain of Fortress’s employees are entitled to a portion of the incentive income received from the private equity funds. As of December 31, 2014, for funds where Fortress is entitled to incentive income and profit sharing has been assigned, this portion was equal to approximately 26.5%, based on a weighted average by total capital commitments.

During 2014, certain PE Funds (Fund II, FRID and FRIC) substantially liquidated their respective remaining investments. These funds distributed a majority of the sale of proceeds to their respective investors and final liquidation was completed in November and December 2014 for FRID and FRIC, respectively. During 2014, Fortress received additional net incentive income of $0.9 million from Fund II and returned $16.4 million to FRID representing prior net incentive income distributions received ($10.0 million net of employee amounts). No remaining clawback amount exists for these funds.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Permanent Capital Vehicles

The publicly traded permanent capital vehicles are comprised of Newcastle (NYSE: NCT), New Residential (NYSE: NRZ), New Media (NYSE: NEWM), New Senior (NYSE: SNR) and Eurocastle (NYSE Euronext, Amsterdam: ECT). Fortress also manages a private permanent capital vehicle, WWTAI.

Annual	Incentive	Incentive Income	Carrying Value of
Management Fee (A)	Income (B)	Threshold Return (B)	Fortress's Investments
1.25% - 1.5%	10% - 25%	8% - 10%	$19,456

(A)	Expressed as a percent of gross equity, as defined, or fee paying assets under management.

(B)
The incentive income from publicly traded capital vehicles is earned on a cumulative basis equal to the product of (1) the incentive income percent (shown above) multiplied by (2) the difference by which (i) a specified measure of earnings (as defined) exceeds (ii) the company's gross equity (as defined) multiplied by the incentive income threshold return (shown above). As a result of not meeting the incentive income threshold, the incentive income from Newcastle has been discontinued for an indeterminate period of time. The incentive income from the private permanent capital vehicle is expressed as a percentage of the total return of the fund. The incentive income is subject to: (i) the achievement of a cumulative incentive income threshold return payable to the third party investors in the private permanent capital vehicle and (ii) a contingent repayment or clawback provision which requires amounts previously distributed as incentive income to be returned to the private permanent capital vehicle if, upon liquidation, such amounts exceeded the actual amount of incentive income due.

The management agreements between Fortress and the publicly traded permanent capital vehicles provide for initial terms of up to ten years and automatic extensions of one to three years, subject to certain termination rights.

As of December 31, 2014, the private permanent capital vehicle had a total original capital commitment of $994.6 million, of which $8.0 million represented Fortress's original capital commitment. As of December 31, 2014, 59.9% of the capital commitments had been drawn and the fund's capital commitment period will end in January 2016.

Fortress owns a senior living property management subsidiary (Blue Harbor). As of December 31, 2014, this subsidiary had agreements to manage 24 senior living properties, including 22 which are owned by New Senior and two which are owned by a third party. Fortress generally receives management fees equal to 6.0% of revenues (as defined in the agreements) for the first two years of the agreements and 7.0% thereafter. In addition, Fortress receives reimbursement for certain expenses, including all of the compensation expense associated with the 1,674 on-site employees.

In addition, Fortress raised equity within Newcastle, New Residential, New Media and Eurocastle as described in Note 4.

In April 2013, Eurocastle (Note 4) completed a restructuring process that resulted in the conversion of its outstanding convertible debt. As part of that restructuring, Fortress entered into an amended management agreement with Eurocastle that reduced the AUM used to compute Eurocastle's management fees from €1.5 billion to €0.3 billion as of April 1, 2013, and in doing so also reduced the earnings threshold required for Fortress to earn incentive income from Eurocastle. Following the conversion of its outstanding convertible debt, Eurocastle effected a one for two hundred reverse split of its common stock.

Liquid Hedge Funds

The following table presents certain information with respect to the liquid hedge funds, including related managed accounts, as of December 31, 2014.

Assets Under	Carrying Value of	Annual	Incentive
Management (AUM) (A)	Fortress's Investments (A)	Management Fee (A) (B)	Income (A) (C)
$8,127,688	$167,630	1% - 2%	15% - 25%

(A)
Includes certain information relating to the Fortress Asia Macro Funds, including related managed accounts which transitioned to a new asset management business on the affiliated manager platform in January 2015.

(B)
Expressed as a percent of AUM (as defined). New investors are currently charged a management fee rate of between 1% and 2%. The weighted (by AUM) average management fee rate as of December 31, 2014 was approximately 1.8%.

(C)
Expressed as a percent of the total returns of the funds. The incentive income is generally earned on a calendar year (annual) basis. The weighted (by AUM) average incentive income rate as of December 31, 2014 was approximately 20.0%.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Credit Hedge Funds

The following table presents certain information with respect to the credit hedge funds, including related managed accounts, as of December 31, 2014.

	Assets Under	Carrying Value of	Annual	Incentive
	Management (AUM)	Fortress's Investments	Management Fee (A)	Income (B)
Fortress Originated	$5,973,116	$57,224	1% - 2.75%	10% - 20%
Non-Fortress Originated	200,285	—	1%	5%

(A) For Fortress originated AUM, expressed as a percent of AUM (as defined). The weighted (by AUM) average management fee rate as of December 31, 2014 was approximately 2%. For non-Fortress originated AUM, management fees are equal to 1% of realized proceeds.

(B) For Fortress originated AUM, expressed as a percent of the total returns of fund and the incentive income is earned on a calendar year (annual) basis. For non-Fortress originated AUM, Fortress may receive limited incentive income if aggregate realizations exceed an agreed threshold.

Credit PE Funds

The following table presents certain information with respect to Fortress’s management agreements with the credit PE funds, including related managed accounts, as of December 31, 2014.

Total	Fortress and	Carrying	Percent of	Longest	Longest			Incentive
Original	Affiliates	Value	Capital	Capital	Fund	Annual		Income
Capital	Original Capital	of Fortress's	Commitments	Commitment	Termination	Management	Incentive	Threshold
Commitments (A)	Commitments (B)	Investments	Drawn	Period Ends (C)	Date (D)	Fee (E)	Income (F)	Return (F)
$15,855,192	$933,002	$183,127	67.3%	Nov-2027	Feb-2032	0.75% - 2.25%	10% - 20%	0% - 9%

(A)
Represents the total amount of capital originally committed by investors to these funds. This capital can be called, or drawn, for new investments during the capital commitment period, generally up to three years. Subsequent to the capital commitment period, it may only be drawn to maintain ongoing business as permitted by the applicable fund agreement.

(B)	Affiliate commitments are comprised of the following. Fortress’s remaining commitments as of December 31, 2014 are discussed in Note 10.

Employees, Former		Other Fortress	Total
Employees and BOD Members	Principals	Funds	Affiliates	Fortress	Total
$97,164	$160,720	$405,404	$663,288	$269,714	$933,002

(C)	Only $1.1 billion of the total capital commitments extend beyond December 2017.

(D)
Including the assumed exercise of all available extensions, which in some cases require the approval of the applicable fund advisory board. $1.9 billion of the total commitments extend beyond December 2024.

(E)
Expressed as a percent. This percent is generally applied to the capital commitment amount during the capital commitment periods and to invested capital (as defined, or NAV on an investment by investment basis, if lower) thereafter. In some funds, management fee rates vary depending on the size of commitments. Affiliate commitments are not charged management fees. The weighted (by AUM) average management fee rate as of December 31, 2014 was approximately 1.4%.

(F)
Expressed as a percent of the total returns of the funds. The incentive income is subject to: (i) the achievement of a cumulative incentive income threshold return payable to the third party investors in the funds, which is the minimum return these investors must receive in order for incentive income to be paid, and (ii) a contingent repayment or clawback provision which requires amounts previously distributed as incentive income to be returned to each fund if, upon liquidation of such fund, such amounts exceeded the actual amount of incentive income due. Affiliate commitments are not subject to incentive income. The weighted (by AUM) incentive income rate as of December 31, 2014 was approximately 19.9% and the weighted average threshold was approximately 7.6%.

Pursuant to profit sharing arrangements, certain of Fortress’s employees are entitled to a portion of the incentive income received from the credit PE funds. As of December 31, 2014, for funds where profit sharing has been assigned, this portion was equal to approximately 51.4%, based on a weighted average by total capital commitments.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Traditional Asset Management Business

Logan Circle is an asset manager with approximately $32.3 billion in assets under management as of December 31, 2014, which Fortress acquired in April 2010. As of December 31, 2014, the Logan Circle AUM pays an average annual management fee of approximately 0.16%.

In connection with the acquisition of Logan Circle, Fortress established a compensation plan for former Logan Circle employees who became employees of Fortress (the “Logan Circle Comp Plan” — see Note 8).

During the year ended December 31, 2014, Logan Circle began managing two new fixed income funds which had a total net asset value of $110.5 million as of December 31, 2014.

4. INVESTMENTS AND FAIR VALUE

Investments consist primarily of investments in equity method investees and options in these investees. The investees are primarily Fortress Funds.

Investments can be summarized as follows:

	December 31, 2014	December 31, 2013
Equity method and other investees	$1,106,338	$1,174,878
Equity method investees, held at fair value (A)	15,207	78,388
Total investments	$1,121,545	$1,253,266
Options in equity method investees	$71,844	$104,338

(A)
Includes publicly traded private equity portfolio companies, primarily GAGFAH (the sale of which was completed in June 2014), as well as the publicly traded permanent capital vehicles (Newcastle, New Residential, Eurocastle, New Media and New Senior).

Gains (losses) can be summarized as follows:

	Year Ended December 31,
	2014		2013	2012
Net realized gains (losses)	$(8,431)		$1,247	$1,101
Net realized gains (losses) from affiliate investments	47,624	(A)	12,030	(80)
Net unrealized gains (losses)	25,661		6,273	332
Net unrealized gains (losses) from affiliate investments	(76,611)	(A)	34,383	47,568
Total gains (losses)	$(11,757)		$53,933	$48,921

(A)	Includes the impact of the sale of GAGFAH which was completed in June 2014.

These gains (losses) were generated as follows:

	Year Ended December 31,
	2014	2013	2012
Mark to fair value on affiliate investments and options	$(28,591)	$46,371	$47,506
Mark to fair value on derivatives	26,715	8,402	264
Mark to fair value on equity and debt securities	965	2,962	—
Gains (losses) on digital currency (Bitcoin)	(9,470)	(3,702)	—
Other	(1,376)	(100)	1,151
Total gains (losses)	$(11,757)	$53,933	$48,921

The underlying investments of the Fortress Funds are diversified by issuer, industry and geographic location. They are comprised of both equity and debt investments, as well as derivatives, including investments in affiliated entities. A majority of the investments are in the United States, with investments also in Western Europe and Asia. There are some concentrations, mainly in the private

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

equity funds, in the financial services, transportation and infrastructure, leisure and gaming, real estate (including Florida commercial real estate, media and senior living sectors, including certain individual investments within the funds which are significant to the funds as a whole. Furthermore, the Fortress Funds have concentrations of counterparty risk with respect to derivatives and borrowings.

Since Fortress’s investments in the various Fortress Funds are not equal, Fortress’s concentrations from a management fee and incentive income perspective (which mirror the funds’ investments) and its concentrations from an investment perspective are different. From an investment perspective, Fortress’s most significant investment as of December 31, 2014, which comprised approximately 26% of its equity method investments, is in a fund with a single investment which focuses on the U.S. rail transportation and real estate sectors.

Investments

Fortress holds investments in certain Fortress Funds which are recorded based on the equity method of accounting. Fortress’s maximum exposure to loss with respect to these entities is generally equal to its investment plus its basis in any options received from such entities, plus any receivables from such entities as described in Note 7. In addition, unconsolidated affiliates also hold ownership interests in certain of these entities. Summary financial information related to these investments is as follows:

	Fortress’s Investment		Fortress’s Equity in Net Income (Loss)
	December 31,	December 31,	Year Ended December 31,
	2014	2013	2014	2013	2012
Private equity funds, excluding NIH	$677,366	$786,093	$36,413	$82,024	$104,562
NIH	—	—	—	(554)	230
Publicly traded portfolio companies (A)(B)	1,035	63,001	N/A	N/A	N/A
WWTAI	5,284	3,801	70	456	183
Newcastle (B)	776	5,953	N/A	N/A	N/A
New Residential (B)	6,622	6,928	N/A	N/A	N/A
Eurocastle (B)	2,162	2,506	N/A	N/A	N/A
New Media (B)	1,769	—	N/A	N/A	N/A
New Senior (B)	2,843	—	N/A	N/A	N/A
Total private equity	697,857	868,282	36,483	81,926	104,975
Liquid hedge funds	167,630	158,920	3,844	13,124	17,505
Credit hedge funds	57,224	58,825	8,236	12,242	11,469
Credit PE funds	183,127	159,044	28,693	29,824	22,176
Other	15,707	8,195	943	(250)	405
	$1,121,545	$1,253,266	$78,199	$136,866	$156,530

(A)	Represents Fortress’s direct investments in the common stock of publicly traded private equity portfolio companies, primarily GAGFAH (the sale of which was completed in June 2014).

(B)	Fortress elected to record these investments at fair value pursuant to the fair value option for financial instruments.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

A summary of the changes in Fortress’s investments is as follows:

	Private Equity
	NIH	Other Funds	Publicly Traded Portfolio Companies (A)	Permanent Capital Vehicles (A)	Liquid Hedge Funds	Credit Hedge Funds	Credit PE Funds	Other	Total
Investment - December 31, 2012	$1,177	$715,742	$67,312	$14,118	$180,664	$58,507	$166,482	$7,682	$1,211,684
Earnings from equity method investees	(554)	82,024	N/A	456	13,124	12,242	29,824	(250)	136,866
Other comprehensive income from equity method investees	12	—	N/A	—	—	—	—	—	12
Contributions to equity method investees (B)	—	18,242	320	(1,018)	61,084	166,457	40,251	910	286,246
Distributions of earnings from equity method investees	—	(27,721)	N/A	(560)	(22,159)	(12,365)	(21,731)	(12)	(84,548)
Distributions of capital from equity method investees (B)	(635)	(5,193)	N/A	(153)	(73,793)	(166,016)	(54,994)	(135)	(300,919)
Total distributions from equity method investees	(635)	(32,914)	N/A	(713)	(95,952)	(178,381)	(76,725)	(147)	(385,467)
Mark to fair value - during period (C)	N/A	802	11,561	6,150	N/A	N/A	N/A	N/A	18,513
Translation adjustment	—	—	2,633	195	—	—	(764)	—	2,064
Dispositions	—	—	(18,825)	—	—	—	(24)	—	(18,849)
Reclassification to Due to Affiliates (D)	—	2,197	—	—	—	—	—	—	2,197
Investment - December 31, 2013	—	786,093	63,001	19,188	158,920	58,825	159,044	8,195	1,253,266
Earnings from equity method investees	—	36,413	N/A	70	3,844	8,236	28,693	943	78,199
Other comprehensive income from equity method investees	—	—	N/A	—	—	—	—	—	—
Contributions to equity method investees (B)	—	2,994	—	5,640	89,324	168,699	43,331	596	310,584
Distributions of earnings from equity method investees	—	(70,409)	N/A	(79)	(4,487)	(7,483)	(28,477)	(32)	(110,967)
Distributions of capital from equity method investees (B)	—	(78,155)	N/A	(4,148)	(128,505)	(171,053)	(17,124)	(118)	(399,103)
Total distributions from equity method investees	—	(148,564)	N/A	(4,227)	(132,992)	(178,536)	(45,601)	(150)	(510,070)
Consolidation of Investment Company	—	—	—	—	—	—	—	6,990	6,990
Mark to fair value - during period (C)	N/A	(1,795)	5,200	(936)	N/A	N/A	N/A	(657)	1,812
Translation adjustment	—	(7)	(742)	(279)	—	—	(2,338)	—	(3,366)
Dispositions	—	—	(66,424)		—	—	(2)	(210)	(66,636)
Reclassification to Due to Affiliates (D)	—	2,232	—	—	—	—	—	—	2,232
Deconsolidation of Liquid Hedge Fund (E)	—	—	—	—	48,534	—	—	—	48,534
Investment - December 31, 2014	$—	$677,366	$1,035	$19,456	$167,630	$57,224	$183,127	$15,707	$1,121,545

Undistributed earnings - December 31, 2014	$—	$51,922	$ N/A	$—	$1,110	$2,739	$9,440	$2,885	$68,096

(A)
Fortress elected to record its investments in publicly traded private equity portfolio companies and the publicly traded permanent capital vehicles at fair value pursuant to the fair value option for financial instruments.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

(B)	The amounts presented above can be reconciled to the amounts presented on the statement of cash flows as follows:

	Year Ended December 31,
	2014		2013
	Contributions	Distributions of Capital	Contributions	Distributions of Capital
Per Consolidated Statements of Cash Flows	$36,110	$(379,940)	$37,084	$(281,481)
Investments of incentive receivable amounts into Fortress Funds	258,023	—	227,091	—
Change in distributions payable out of Fortress Funds	—	172	—	(184)
Net funded*	16,451	(16,451)	18,714	(18,714)
Consolidation of private equity liquidating entity	—	—	2,553	—
Other	—	(2,884)	804	(540)
Per Above	$310,584	$(399,103)	$286,246	$(300,919)

*
In some instances, a private equity style fund may need to simultaneously make both a capital call (for new investments or expenses) and a capital distribution (related to realizations from existing investments). This results in a net funding.

(C)	Recorded to Gains (Losses).

(D)	Represents a portion of the general partner liability discussed in Note 10.

(E)	In December 2014, Fortress deconsolidated a liquid hedge fund (see Note 1) and the amount disclosed represents Fortress’s investment in the fund as of the date of deconsolidation.

The ownership percentages presented in the following tables are reflective of the ownership interests held as of the end of the respective periods. For tables which include more than one Fortress Fund, the ownership percentages are based on a weighted average by total equity of the funds as of period end. NIH, the permanent capital vehicles, the publicly traded portfolio companies and Other are not presented as they are insignificant to Fortress’s investments.

	Private Equity Funds excluding NIH (B)
	December 31, (or year then ended)
	2014	2013	2012
Assets	$13,484,372	$16,982,954
Debt	(3,251)	(1,626)
Other liabilities	(143,363)	(185,144)
Equity	$13,337,758	$16,796,184
Fortress’s Investment	$677,366	$786,093
Ownership (A)	5.1%	4.7%

Revenues and gains (losses) on investments	$731,574	$2,335,934	$3,382,194
Expenses	(194,509)	(208,301)	(187,580)
Net Income (Loss)	$537,065	$2,127,633	$3,194,614
Fortress’s equity in net income (loss)	$36,413	$82,024	$104,562

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

	Liquid Hedge Funds			Credit Hedge Funds
	December 31, (or year then ended)
	2014	2013	2012	2014	2013	2012
Assets	$13,132,531	$13,167,316		$11,349,879	$10,226,023
Debt	—	—		(4,621,360)	(3,918,692)
Other liabilities	(5,733,970)	(6,735,989)		(283,818)	(332,510)
Non-controlling interest	—	—		(14,406)	(6,470)
Equity	$7,398,561	$6,431,327		$6,430,295	$5,968,351
Fortress’s Investment	$167,630	$158,920		$57,224	$58,825
Ownership (A)	2.3%	2.5%		0.9%	1.0%

Revenues and gains (losses) on investments	$220,958	$838,506	$579,050	$1,011,969	$1,295,945	$1,244,449
Expenses	(219,303)	(159,892)	(130,466)	(340,373)	(255,222)	(271,565)
Net Income (Loss)	$1,655	$678,614	$448,584	$671,596	$1,040,723	$972,884
Fortress’s equity in net income (loss)	$3,844	$13,124	$17,505	$8,236	$12,242	$11,469

	Credit PE Funds (B) (C)
	December 31, (or year then ended)
	2014	2013	2012
Assets	$11,992,369	$10,544,754
Debt	(67,618)	(161,225)
Other liabilities	(824,837)	(311,538)
Non-controlling interest	(4,852)	(3,461)
Equity	$11,095,062	$10,068,530
Fortress’s Investment	$183,127	$159,044
Ownership (A)	1.7%	1.6%

Revenues and gains (losses) on investments	$2,381,032	$1,835,118	$2,011,139
Expenses	(369,653)	(325,436)	(312,549)
Net Income (Loss)	$2,011,379	$1,509,682	$1,698,590
Fortress’s equity in net income (loss)	$28,693	$29,824	$22,176

(A)	Excludes ownership interests held by other Fortress Funds, the Principals, employees and other affiliates.

(B)
For Private Equity Funds, includes four entities which are recorded on a one quarter lag (i.e. current year balances reflected for these entities are for the periods ended September 30, 2014, 2013 and 2012, respectively). For Credit PE Funds, includes one entity which is recorded on a one quarter lag and several entities which are recorded on a one month lag. They are recorded on a lag because they are foreign entities, or they have substantial operations in foreign countries, and do not provide financial reports under GAAP within the reporting time frame necessary for U.S. public entities.

(C)	Includes certain entities in which Fortress has both a direct and an indirect investment.

Investments in Variable Interest Entities and Other Unconsolidated Entities

All of Fortress’s interests in unconsolidated entities relate to (i) entities in which Fortress has an investment, which are included on the consolidated balance sheet and described in Note 4, and/or (ii) entities from which Fortress earns fees, which are included in revenues and described in Note 3. These entities are primarily Fortress Funds which are VOEs and provide their limited partners or members unrelated to Fortress with the substantive ability to liquidate the Fortress Fund or otherwise remove Fortress as the general partner and/or manager.

No reconsideration events occurred during the years ended December 31, 2014, 2013 or 2012, respectively, which caused a change in Fortress's accounting, except as described in Note 1.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The following tables set forth certain information regarding VIEs in which Fortress held a variable interest as of December 31, 2014 and 2013, respectively.

	Fortress is not Primary Beneficiary
	December 31, 2014
Business	Number of VIEs	Gross Assets	Financial Obligations (A)	Fortress Investment (B)	Notes (H)
Private Equity Funds	2	$85,553	$—	$56	(D)
Permanent Capital Vehicles	5	14,539,141	10,336,207	154,346	(C)
Liquid Hedge Funds	2	3,070,203	432,580	7,094	(D)
Credit Hedge Funds	8	1,976,328	152,806	25,474	(D) (E)
Credit PE Funds	30	735,855	143,743	5,897	(D) (E)

	Fortress is not Primary Beneficiary
	December 31, 2013
Business	Number of VIEs	Gross Assets	Financial Obligations (A)	Fortress Investment (B)	Notes (H)
Private Equity Funds	1	$789	$—	$155	(D)
Permanent Capital Vehicles	3	13,950,294	9,804,741	145,472	(C)
Liquid Hedge Funds	2	4,897,650	2,343,406	40,816	(D)
Credit Hedge Funds	8	1,966,802	370,607	50,945	(D) (E)
Credit PE Funds	29	842,060	153,650	5,495	(D) (E)

	Fortress is Primary Beneficiary
	December 31, 2014
Business	Number of VIEs	Gross Assets (A)	Financial Obligations (A)	Fortress Investment (B)	Notes (H)
Private Equity Funds	9	$90,723	$—	$20,368	(F) (G)
Liquid Hedge Funds	3	8,714	—	4,125	(F)
Credit PE Funds	2	434	—	22	(F)
Logan Circle	1	6,566	—	4,783	(F)

	Fortress is Primary Beneficiary
	December 31, 2013
Business	Number of VIEs	Gross Assets (A)	Financial Obligations (A)	Fortress Investment (B)	Notes (H)
Private Equity Funds	9	$104,339	$—	$27,531	(F) (G)
Liquid Hedge Funds	1	7,569	—	3,520	(F)
Credit PE Funds	2	620	—	126	(F)

(A)
Represents financial obligations of the VIEs which are not recourse to Fortress and assets of the VIEs which Fortress does not have the right to make use of to satisfy its obligations. Financial obligations include financial borrowings, derivative liabilities and short securities. In many cases, these VIEs have additional debt within unconsolidated subsidiaries. The debt obligations of the VIEs are not cross collateralized with the debt obligations of Fortress.  Fortress has no obligation to satisfy the liabilities of the VIEs. The VIE’s debt obligations have no impact on Fortress’s cash flows and its ability to borrow or comply with its debt covenants under its revolving credit agreement.

Of the financial obligations represented herein as of December 31, 2014, for VIEs where Fortress is not the primary beneficiary, $9,911.4 million, $151.7 million, and $143.7 million represent financial borrowings which have weighted average maturities of 1.9 years, 7.6 years, and 2.3 years for the permanent capital vehicles, credit hedge funds, and credit PE funds, respectively. Of the financial obligations represented herein as of December 31, 2013, $9,381.9 million, $289.4 million, and $153.7 million represent financial borrowings which

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

have weighted average maturities of 1.7 years, 6.6 years, and 2.0 years for the permanent capital vehicles, credit hedge funds, and credit PE funds, respectively.

(B)
Represents Fortress’s maximum exposure to loss with respect to these entities, which includes investments in these entities, plus any receivables due from these entities. In addition to the table above, Fortress is exposed to potential changes in cash flow and revenues attributable to the management fees and/or incentive income Fortress earns from those entities. For VIEs where Fortress is deemed to be the primary beneficiary, these investments and receivables are eliminated in consolidation but still represent Fortress’s economic exposure to the VIEs.

(C)
Includes permanent capital vehicles that are a VIE because the entity's at-risk equity holders as a group lack the characteristics of a controlling financial interest because the group of at-risk equity holders does not have the power, through voting rights or similar rights, to direct the activities that most significantly affect the success of the entity or impact the entity's economic performance. Fortress is not the primary beneficiary of these entities. Fortress and its related parties under common control as a group, where applicable, do not have the obligation to absorb losses or the right to receive benefits that could potentially be significant to these entities.

(D)
Includes entities, primarily investing vehicles set up on behalf of the Fortress Funds to make investments, that are a VIE because the entity’s at-risk equity holders as a group lack the characteristics of a controlling financial interest because either (i) the group of at-risk equity holders does not have the power, through voting rights or similar rights, to direct the activities that most significantly affect the success of the entity or impact the entity's economic performance and/or (ii) the voting rights of an investor are not proportional to its obligation to absorb the income or loss of the entity and substantially all of the entity’s activities either involve or are conducted on behalf of that investor and its related parties. Fortress is not the primary beneficiary of these entities. Fortress and its related parties under common control as a group, where applicable, do not have the obligation to absorb losses or the right to receive benefits that could potentially be significant to these entities.

(E)
Includes entities that are VIEs because the entity's equity investment at-risk is determined to be insufficient. Fortress is not the primary beneficiary of these entities because Fortress does not have the power to direct the activities that most significantly impact the economic performance of these entities. These entities represent an insignificant portion of the amounts presented in the table.

(F)
Includes entities that are a VIE because the entity's at-risk equity holders as a group lack the characteristics of a controlling financial interest because the group of at-risk equity holders does not have the power, through voting rights or similar rights, to direct the activities that most significantly affect the success of the entity or impact the entity's economic performance. Fortress is the investment manager of these entities.  Fortress is determined to be the primary beneficiary of these entities since it has both power over the activities that most significantly affect the success of the entity or impact the entity’s economic performance and has the right to receive benefits or the obligation to absorb losses from the VIE that potentially could be significant to the entity.

(G)
Includes an entity that is a VIE because the entity’s equity investment at risk is determined to be insufficient.  Fortress, as a result of directing the operations of the entity through its management contracts with certain funds, and providing financial support to the entity, was deemed to be its primary beneficiary.

(H)
As of December 31, 2014, for VIEs where Fortress is not the primary beneficiary, Fortress's investment included: (i) management fees receivable of $7.1 million which is comprised of $6.1 million, $0.5 million and $0.5 million from the permanent capital vehicles, credit hedge funds and credit PE funds, respectively, (ii) incentive income receivable of $79.8 million which is comprised of $55.3 million, $2.6 million and $21.9 million from the permanent capital vehicles, liquid hedge funds and credit hedge funds, respectively and (iii) expense reimbursements, dividends and other receivables of $11.9 million which is comprised of $6.9 million, $3.8 million, $1.1 million and $0.1 million from the permanent capital vehicles, liquid hedge funds, credit hedge funds and credit PE funds, respectively.

As of December 31, 2013, for VIEs where Fortress is not the primary beneficiary, Fortress's investment included: (i) management fees receivable of $6.4 million which is comprised of $4.8 million, $0.7 million and $0.9 million from the permanent capital vehicles, credit hedge funds and credit PE funds, respectively, (ii) incentive income receivable of $100.9 million which is comprised of $15.7 million, $37.6 million and $47.6 million from the permanent capital vehicles, liquid hedge funds and credit hedge funds, respectively and (iii) expense reimbursements, dividends and other receivables of $8.8 million which is comprised of $5.3 million, $2.6 million, $0.9 million and less than $0.1 million from the permanent capital vehicles, liquid hedge funds, credit hedge funds and credit PE funds, respectively.
As of December 31, 2014, for VIEs where Fortress is the primary beneficiary, Fortress's investment included: (i) management fees receivable of less than $0.1 million from Logan Circle, and (ii) advances of $10.3 million to an operating subsidiary of one of the private equity funds. These receivables and advances are eliminated in consolidation but still represent Fortress’s economic exposure to the VIEs.
As of December 31, 2013, for a VIE where Fortress was the primary beneficiary, Fortress's investment included advances of $15.9 million to an operating subsidiary of one of the private equity funds. These advances are eliminated in consolidation but still represent Fortress's economic exposure to the VIE.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Fair Value of Financial Instruments

The following table presents information regarding Fortress’s financial instruments that are recorded at fair value. Investments denominated in foreign currencies have been translated at the period end exchange rate. Changes in fair value are recorded in Gains (Losses).

	Fair Value
	December 31, 2014	December 31, 2013	Valuation Method
Assets (within Investments)
Common shares of publicly traded permanent capital vehicles	$14,172	$15,387	Level 1 - Quoted prices in active markets for identical assets
Common stock of publicly traded private equity portfolio companies	1,035	63,001	Level 1 - Quoted prices in active markets for identical assets
Total equity method investments carried at fair value	$15,207	$78,388
Options in equity method investees	$71,844	$104,338	Level 2 - Option valuation models using significant observable inputs
Assets (within Other Assets)
Derivatives	27,105	9,749	Level 2 - See below
Equity Securities (A)	17,627	23,005	Level 1 - Quoted prices in active markets for identical assets
Liabilities (within Accrued Compensation and Benefits)
Options in affiliates granted to employees	(8,356)	(16,390)	Level 2 - Option valuation models using significant observable inputs
Liabilities (within Other Liabilities)
Derivatives	(932)	(1,820)	Level 2 - See below

(A)	The equity investments are held at fair value and classified as trading.

In July 2013, Fortress sold 862,383 shares of GAGFAH (Note 4) and realized a gain of $5.5 million. From inception through June 30, 2013, Fortress had recorded a cumulative unrealized gain of $6.2 million in its investment income relating to these shares sold, resulting in a $0.7 million loss in the third quarter of 2013.

In December 2013, Fortress sold 641,465 shares of GAGFAH (Note 4) and realized a gain of $5.4 million. From inception through September 30, 2013, Fortress recorded a cumulative unrealized gain of $4.7 million in its investment income relating to these shares sold, resulting in a $0.7 million gain in the fourth quarter of 2013.

During June 2014, Fortress sold 4,190,761 shares of GAGFAH (Note 4) and realized a gain of approximately $44.7 million. From inception through March 31, 2014, Fortress recorded a cumulative unrealized gain of approximately $41.0 million in its investment income, resulting approximately in a $3.7 million gain in June 2014.

Publicly Traded Permanent Capital Vehicle Options

During 2012, Fortress granted rights, which Fortress refers to as tandem options, in 0.5 million of the options it holds in Newcastle (Note 4) to certain of its employees. The value of these rights as of the grant date was $8.1 million and was recorded as accrued profit sharing compensation expense at that time. The related liability is marked to fair value through compensation expense until such time as the rights are exercised or expire.

In May 2013, Newcastle distributed all of the common shares of its subsidiary, New Residential to its shareholders. In connection with this transaction, Fortress's options, including tandem options held by employees, in Newcastle were exchanged for options in both Newcastle and New Residential; this resulted in no change to their aggregate strike price. As a result, Fortress owns an investment and options in New Residential, which it has elected to record at fair value. Fortress entered into a management agreement with New Residential on substantially the same terms as Newcastle.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

In January 2014, Fortress granted tandem options in 0.3 million and 1.1 million of the options it holds in Newcastle and New Residential, respectively, to certain employees. The estimated value as of the grant date of these Newcastle and New Residential tandem options was $1.5 million and $2.6 million, respectively, and was recorded as accrued compensation expense in the first quarter of 2014. The related liability is marked to fair value through the compensation expense until such time as the rights are exercised or expire.

In November 2014, Newcastle distributed all of the common shares of its subsidiary, New Senior to its shareholders. In connection with this transaction, Fortress's options, including tandem options held by employees, in Newcastle were exchanged for options in both Newcastle and New Senior; this resulted in no change to their aggregate strike price. As a result, Fortress owns an investment and options in New Senior, which it has elected to record at fair value. Fortress entered into a management agreement with New Senior on substantially the same terms as Newcastle.

Options held by Fortress in New Media are recorded at fair value.

The assumptions used in valuing the options at December 31, 2014 were:

	Risk-Free Rate	Dividend Yield (A)	Volatility
Newcastle	0.26% - 2.29%	9.17% - 15.85%	25.93% - 28.00%
New Residential	0.26% - 2.27%	0.00% - 15.88%	22.52% - 24.26%
New Media	2.30%	3.10%	34.17%
New Senior	0.26% - 2.29%	3.38% - 7.07%	19.85% - 25.24%
Eurocastle	0.16% - 0.67%	3.64% - 7.11%	25.30% - 27.78%

(A)	Options which are due to expire prior to the expected payment of future dividends are valued using a 0.00% dividend yield.

All of the Newcastle, New Residential, New Media and New Senior options were fully vested on issuance and become exercisable over thirty months and have a ten-year term. With the exception of Eurocastle’s May 2013 options grant, which became exercisable from October 2013, all of the Eurocastle options were fully vested and exercisable on issuance, and have a ten-year term. All of the options held by Fortress in the publicly traded permanent capital vehicles incorporate effects of reverse stock splits or spin-offs.

The following table summarizes certain Newcastle options held by Fortress.

	Options Issued at Grant Date			As of December 31, 2014
Grant Date		Public Offering Price/Option Strike Price	Fair Value of Options at Grant Date	Total	Tandem Options held by Employees	Available to Fortress
March 2011	287,500	$1.88	$657	182,527	—	182,527
September 2011	431,250	1.07	525	283,305	—	283,305
April 2012	316,250	2.00	525	306,991	56,330	250,661
May 2012	383,333	2.29	715	372,440	69,163	303,277
July 2012	421,667	2.27	777	411,589	74,495	337,094
January 2013	958,333	3.76	1,685	958,331	85,803	872,528
February 2013	383,333	4.39	784	383,331	34,320	349,011
June 2013	670,833	4.67	795	670,829	60,059	610,770
November 2013	965,849	5.01	1,249	965,847	86,475	879,372
August 2014	765,416	5.45	360	765,416	—	765,416

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The following table summarizes certain New Residential options held by Fortress.

				As of December 31, 2014
Grant Date	Options Issued at Grant Date	Public Offering Price/Option Strike Price	Fair Value of Options at Grant Date	Total	Tandem Options held by Employees	Available to Fortress
March 2011	838,417	$6.58	$3,843	547,583	—	547,583
September 2011	1,269,917	4.98	3,055	849,916	—	849,916
April 2012	948,750	6.82	3,070	920,983	169,000	751,983
May 2012	1,150,000	7.34	4,160	1,117,333	207,500	909,833
July 2012	1,265,000	7.34	4,538	1,234,783	223,500	1,011,283
January 2013	2,875,000	10.24	9,845	2,874,998	786,070	2,088,928
February 2013	1,150,000	11.48	4,583	1,149,998	314,427	835,571
April 2014	1,437,500	12.20	1,604	1,437,500	—	1,437,500

The following table summarizes certain New Senior options held by Fortress.

				As of December 31, 2014
Grant Date	Options Issued at Grant Date	Public Offering Price/Option Strike Price	Fair Value of Options at Grant Date	Total	Tandem Options held by Employees	Available to Fortress
March 2011	287,500	$7.18	$2,521	182,527	—	182,527
September 2011	431,250	4.09	2,014	283,305	—	283,305
April 2012	316,250	7.66	2,013	306,991	56,330	250,661
May 2012	383,333	8.75	2,743	372,440	69,163	303,277
July 2012	421,667	8.71	2,983	411,589	74,495	337,094
January 2013	958,333	14.42	6,468	958,331	85,803	872,528
February 2013	383,333	16.85	3,009	383,331	34,320	349,011
June 2013	670,833	17.89	3,054	670,829	60,059	610,770
November 2013	965,849	19.23	4,797	965,847	86,475	879,372
August 2014	765,416	20.89	1,383	765,416	—	765,416

The following table summarizes New Media options held by Fortress:

				As of December 31, 2014
Grant Date	Options Issued at Grant Date	Public Offering Price/Option Strike Price	Fair Value of Options at Grant Date	Total	Tandem Options held by Employees	Available to Fortress
September 2014	745,062	$16.25	$2,963	745,062	—	745,062

The following table summarizes select Eurocastle options held by Fortress.

				As of December 31, 2014
Grant Date	Options Issued at Grant Date	Public Offering Price/Option Strike Price	Fair Value of Options at Grant Date	Total	Tandem Options held by Employees	Available to Fortress
May 2013	1,500,000	€7.25	€4,807	1,500,000	—	1,500,000

The following table summarizes options in the permanent capital vehicles held as of December 31, 2014, which were issued prior to 2011:

Entity	Weighted Average Option Strike Price	Options held by Fortress
Newcastle	$14.69	157,791
New Senior	$14.69	157,791
New Residential	$31.49	473,377
Eurocastle	€5,833.59	21,407

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

In January 2015, Fortress granted tandem options in 0.3 million and 0.1 million of the options it holds in New Residential and New Media, respectively, to certain employees. The estimated value of these New Residential and New Media tandem options are $0.3 million and $0.6 million, respectively.

Derivatives

Fortress is exposed to certain risks relating to its ongoing business operations.  The primary risk managed by Fortress using derivative instruments is foreign currency risk.  Fortress enters into foreign exchange forward contracts and options to economically hedge the risk of fluctuations in foreign exchange rates with respect to certain foreign currency denominated assets and expected revenues. Gains and losses on these contracts are reported currently in Gains (Losses).

Fortress’s derivative instruments are carried at fair value and are generally valued using models with observable market inputs that can be verified and which do not involve significant judgment.  The significant observable inputs used in determining the fair value of the Level 2 derivative contracts are contractual cash flows and market based parameters such as foreign exchange rates.

Fortress’s derivatives (not designated as hedges) are recorded as follows:

	Balance Sheet	December 31, 2014 (or year ended)			Maturity
	line item (A)	Fair Value	Notional Amount	Gains/(Losses) (B)	Date
Foreign exchange option contracts	Other Assets	$24,864	¥39,309,229	$21,283	Jun-15 - Nov-17
Foreign exchange option contracts	Other Liabilities	$(841)	¥1,223,582	$12	Dec-15
Foreign exchange forward contracts	Other Assets	$2,241	¥2,853,587	$2,241	Jun-15 - Jun-16
Foreign exchange forward contracts	Other Liabilities	$(91)	¥912,500	$(91)	Dec-17

(A)	Fortress has a master netting agreement with its counterparty.

(B)
Reflects unrealized gains (losses) related to contracts existing at period end. Total net foreign exchange gains (losses) from derivatives were $26.7 million, $8.4 million and $0.3 million during the years ended December 31, 2014, 2013 and 2012.

Fortress's quarterly average derivative trading volume, based on the underlying notional amounts was $362.5 million as of December 31, 2014.

The following tables summarizes the fair value of Fortress's derivative contacts on a gross basis and any amount of offset as permitted by netting agreements as of December 31, 2014.

			Net Amounts of
		Gross Amounts Offset	Assets Presented
	Gross Amounts of	in the Consolidated	in the Consolidated
	Recognized Assets as of	Balance Sheet as of	Balance Sheet as of
Offsetting of Derivative Assets	December 31, 2014	December 31, 2014	December 31, 2014
Foreign exchange option contracts	$27,795	$(2,931)	$24,864
Foreign exchange forward contracts	2,241	—	2,241
	$30,036	$(2,931)	$27,105

			Net Amounts of
		Gross Amounts Offset	Liabilities Presented
	Gross Amounts of	in the Consolidated	in the Consolidated
	Recognized Liabilities as of	Balance Sheet as of	Balance Sheet as of
Offsetting of Derivative Liabilities	December 31, 2014	December 31, 2014	December 31, 2014
Foreign exchange option contracts	$(870)	$29	$(841)
Foreign exchange forward contracts	(91)	—	(91)
	$(961)	$29	$(932)

The counterparty on the outstanding derivatives is Citibank N.A.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

5. DEBT OBLIGATIONS

The following table presents summarized information regarding Fortress's debt obligations:

	Face Amount and Carrying Value		Contractual	Final	December 31, 2014
	December 31,		Interest	Stated	Amount
Debt Obligation	2014	2013	Rate	Maturity	Available for Draws
Revolving credit agreement (A) (B)	$75,000	$—	LIBOR+2.50% (C)	Feb 2016	$72,332
Total	$75,000	$—

(A)
Collateralized by substantially all of Fortress Operating Group’s assets as well as Fortress Operating Group’s rights to fees from the Fortress Funds and its equity interests therein, other than fees from Fortress's senior living property manager.

(B)	The $150.0 million revolving debt facility includes a $15.0 million letter of credit subfacility of which $2.7 million was utilized.

(C)	Subject to unused commitment fees of 0.4% per annum.

Management believes the fair value of its outstanding debt was approximately $75.1 million as of December 31, 2014 (classified as a level 3 valuation, which is based on internal models using discounted future contractual cash flows and market interest rates).

In February 2013, Fortress terminated its existing $60.0 million revolving credit facility and entered into a new $150.0 million revolving credit facility (the "Credit Agreement") with a $15.0 million letter of credit subfacility. The Credit Agreement generally bears interest at an annual rate equal to LIBOR plus an applicable rate that fluctuates depending upon Fortress's credit rating and a commitment fee on undrawn amounts that fluctuates depending upon Fortress's credit rating, as well as other customary fees.

In January 2014, in connection with the announcement of the Fortress Asia Macro Funds and related managed account joining the new affiliated Manager platform (the "Transaction"), Fortress entered into a First Amendment, Consent and Waiver (the "Amendment") to the Credit Agreement. Pursuant to the Amendment, among other things, the lenders consented to the consummation of the Transaction and certain amendments to the Credit Agreement, primarily the definition of AUM and Consolidated EBITDA, in order to account for its retained economic interests.

Covenants

Fortress Operating Group is required to prepay any amounts outstanding under the Credit Agreement upon the occurrence of certain events.

The events of default under the Credit Agreement are typical of such agreements and include payment defaults, failure to comply with credit agreement covenants, cross-defaults to material indebtedness, bankruptcy and insolvency, and change of control. A default under the Credit Agreement would likely have a material, adverse impact on Fortress's liquidity.

The Credit Agreement contains customary representations and warranties and affirmative and negative covenants that, among other things, restrict the ability of Fortress to create or incur certain liens, incur or guarantee additional indebtedness, merge or consolidate with other companies or transfer all or substantially all of their respective assets, transfer or sell assets, make restricted payments, engage in transactions with affiliates and insiders, and incur restrictions on the payment of dividends or other distributions and certain other contractual restrictions. These covenants are subject to a number of limitations and exceptions set forth in the Credit Agreement. In addition, Fortress Operating Group must not:

•	Permit AUM (as defined as Management Fee Earning Assets in the Credit Agreement) to be less than $25.0 billion as of the end of any calendar month;

•
Permit the Consolidated Leverage Ratio (a measure of Adjusted Net Funded Indebtedness compared to Consolidated EBITDA, each such term as defined in the Credit Agreement) to be greater than 2.00 to 1.0 as of the end of any fiscal quarter for the four quarter period ending on such date; or

•
Permit the Consolidated Interest Coverage Ratio (a measure of Consolidated EBITDA compared to Consolidated Interest Charges, each such term as defined in the Credit Agreement) to be less than 4.00 to 1.0 as of the end of any fiscal quarter for the four quarter period ending on such date.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Fortress was in compliance with all of its debt covenants as of December 31, 2014. The following table sets forth the financial covenant requirements as of December 31, 2014.

	December 31, 2014
	(dollars in millions)
	Requirement		Actual	Notes
AUM, as defined	≥	$25,000	$45,964	(A)
Consolidated Leverage Ratio	≤	2.00	0.22	(B)
Consolidated Interest Coverage Ratio	≥	4.00	101.89	(B)

(A)
Impacted by capital raised in funds, redemptions from funds, and valuations of fund investments. The AUM presented here is based on the definition of Management Fee Earning Assets contained in the Credit Agreement.

(B)
The Consolidated Leverage Ratio is equal to Adjusted Net Funded Indebtedness, as defined, divided by the trailing four quarters’ Consolidated EBITDA, as defined. The Consolidated Interest Coverage Ratio is equal to the quotient of (A) the trailing four quarters' Consolidated EBITDA, as defined, divided by (B) the trailing four quarters' interest charges as defined in the Credit Agreement. Consolidated EBITDA, as defined, is impacted by the same factors as distributable earnings, except Consolidated EBITDA is not impacted by changes in clawback reserves or gains and losses, including impairment, on investments.

Intercompany Debt

As a result of Fortress’s initial public offering and related transactions, secondary public offerings, and other transactions, FIG Asset Co. LLC lent aggregate excess proceeds of approximately $756.6 million to FIG Corp. pursuant to a demand note, as amended. As of December 31, 2014, the outstanding balance was approximately $663.4 million, including unpaid interest. This intercompany debt is eliminated in consolidation.

6. INCOME TAXES AND TAX RELATED PAYMENTS

Fortress was established as a publicly traded partnership and also established a wholly owned corporate subsidiary. Accordingly, a substantial portion of Fortress’s income is earned by the corporate subsidiary and subject to U.S. federal and state income taxation, taxed at prevailing rates. The remainder of Fortress’s income is allocated directly to its shareholders and is not subject to a corporate level of taxation.

Fortress recognizes compensation expense from the issuance of RSUs and RPUs (Note 8) over their vesting period.  Consequently, Fortress records an estimated income tax benefit associated with RSUs and RPUs.  However, Fortress is not entitled to an actual deduction on its income tax returns until a later date when the compensation is considered taxable to the employee.  The actual income tax deduction can vary significantly from the amount recorded as an income tax benefit in earlier periods and is based on the value of the stock at the date the compensation is taxable to the employee.

The equity-based compensation resulted in $7.8 million, $26.0 million and $13.9 million of recognized current tax benefit for the years ended December 31, 2014, 2013 and 2012, respectively.

At each tax deduction date, Fortress is required to compare the amount of the actual income tax benefit to the estimated amount recognized earlier.  Excess tax benefits associated with RSUs and RPUs are credited to stockholders' equity to the extent that the actual tax benefit is greater than what was previously estimated. If the actual tax benefit is less than that estimated, which will occur if the price of the stock has declined during the vesting period, Fortress has a “tax shortfall.”  The tax shortfall must be charged to income tax expense to the extent Fortress does not have prior excess tax benefits (i.e., prior actual tax benefits associated with RSUs and RPUs that were greater than the estimated benefits).

For the year ended December 31, 2014, Fortress recorded $3.5 million, to paid in capital for excess tax benefits from RSUs delivered during these periods and as a financing activity on the consolidated statements of cash flows.

Based on the value of the RSUs and RPUs which vested during the years ended December 31, 2013 and 2012, Fortress has tax shortfalls of $24.6 million and $32.1 million, respectively, which have been charged to income tax expense during these periods.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The provision for income taxes consists of the following:

	Year Ended December 31,
	2014	2013	2012
Current
Federal income tax expense (benefit)	$7,558	$1,185	$(223)
Foreign income tax expense (benefit)	12,258	8,875	9,550
State and local income tax expense (benefit)	5,175	1,310	639
	24,991	11,370	9,966
Deferred
Federal income tax expense (benefit)	(1,051)	47,953	27,559
Foreign income tax expense (benefit)	1,115	65	1,718
State and local income tax expense (benefit)	(18,108)	6,413	165
	(18,044)	54,431	29,442
Total expense (benefit)	$6,947	$65,801	$39,408

For the years ended December 31, 2014, 2013 and 2012, deferred income taxes of $0.5 million, $(0.7) million and $0.2 million were credited (debited) to other comprehensive income, primarily related to foreign currency translation. Current income tax benefits of $0.7 million, $0.0 million and $0.6 million were credited to paid-in capital in those years, respectively, related to (i) dividend equivalent payments on RSUs (Note 9), as applicable, and (ii) distributions to Fortress Operating Group restricted partnership unit holders (Note 9), which are currently deductible for income tax purposes.

Fortress established deferred tax assets in connection with its initial public offering and related transactions in 2007, as well as in connection with its subsequent public offering of shares. These transactions resulted in increases to the tax basis of FIG Corp.'s ownership interests in the assets owned by Fortress Operating Group. Fortress established these deferred tax assets for the expected tax benefits associated with the difference between the financial reporting basis of net assets and the tax basis of net assets. The establishment of the deferred tax assets increased additional paid in capital. These deferred tax assets reflect the tax impact of payments expected to be made under the tax receivable agreement (described below), which further increase Fortress’s deferred tax benefits and the estimated payments due under the tax receivable agreement.

FIG Corp. decreased its ownership in the underlying Fortress Operating Group entities during the year ended December 31, 2014 as a result of the purchase of Class A shares from the Nomura. This decrease was offset by an increase from the delivery of vested RSUs (Note 8) and the offering of Class A shares and the repurchase of an equivalent number of outstanding Fortress Operating Group units and an equal number of Class B shares. FIG Corp. increased its ownership in the underlying Fortress Operating Group entities during 2013 and 2012 through (i) the exchanges by the Principals and a former senior employee of Fortress Operating Group units and Class B shares for Class A shares (as described in Note 9), (ii) the delivery of vested RSUs and RPUs (Note 8), and (iii) the repurchase of Fortress Operating Group units and Class B shares from a former Principal (Note 9). As a result of the changes in ownership, the deferred tax asset was increased (decreased) by $(8.0) million, $2.7 million and $16.0 million with offsetting increases (decreases) of $(3.5) million, $0.5 million and $0.8 million to the valuation allowance (described below), in 2014, 2013 and 2012, respectively. In addition, the deferred tax asset was increased by $48.5 million, $12.1 million and $11.7 million related to a step-up in tax basis due to the share exchanges which will result in additional tax deductions, with offsetting increases in the valuation allowance of $0.9 million, $0.9 million and $1.0 million, while the liability for the tax receivable agreement was increased by $39.1 million, $0.1 million and $0.1 million to represent 85% of the expected cash tax savings resulting from the increase in tax basis deductions, in 2014, 2013 and 2012 respectively. Furthermore, deferred income taxes of $1.0 million was debited to paid-in capital related to the tax gain on treasury shares issued to employees in connection with equity-based compensation deliveries in 2013. The establishment of these net deferred tax assets, net of the change in the tax receivable agreement liability, also increased additional paid in capital.

The realization of the deferred tax assets is dependent on the amount of Fortress’s future taxable income before deductions related to the establishment of the deferred tax asset. The deferred tax asset is comprised of a portion that would be realized in connection with future ordinary income and a portion that would be realized in connection with future capital gains.

Fortress projects that it will have sufficient future taxable ordinary income in the normal course of business without any projected significant change in circumstances to fully realize the portion of the deferred tax asset that would be realized in connection with

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

future ordinary income. Such projections do not include material changes in AUM or incentive income from the current levels. However, the projections do contain an estimated marginal growth assumption. Based on Fortress’s historical and projected taxable income, management has concluded that the realization of the portion of the deferred tax asset that would be realized in connection with future taxable ordinary income is more likely than not. If Fortress’s estimates change in the future and it is determined that it is more likely than not that some portion, or all, of this portion of  the deferred tax asset will not be realized, a valuation allowance would be recorded for that portion. However, in most cases, any tax expense recorded in connection with the establishment of a valuation allowance or the reversal of a deferred tax asset would be partially offset by other income recorded in connection with a corresponding reduction of a portion of the tax receivable agreement liability (see below). The following table sets forth Fortress’s federal taxable income for historical periods before deductions relating to the establishment of the deferred tax assets, other than deferred tax assets arising from equity-based compensation, as well as the average ordinary income needed over the approximate period of the deductibility (approximately 15 years from the date of establishment, based on the amortization period of the tax basis intangible assets recorded) in order to fully realize the portion of the deferred tax asset that would be realized in connection with future ordinary income (in millions):

2010	$77.6
2011	53.5
2012	80.9
2013	90.7
2014: Estimated	127.4
2015 - 2022: Average Required	$91.7

Fortress has made an assessment of the realizability of the portion of the deferred tax asset that would only be realized in connection with future capital gains. Fortress has established a full valuation allowance for this portion of the deferred tax asset as management does not believe that the projected generation of material taxable capital gains is sufficiently assured in the foreseeable future. The establishment of the valuation allowance resulted in a reduction of the obligations associated with the tax receivable agreement and a corresponding reduction of the deferred tax asset. Fortress recorded other income in connection with the adjustments to the tax receivable agreement liability.

The tax effects of temporary differences have resulted in deferred income tax assets and liabilities as follows:

	December 31,
	2014	2013

Pre-IPO equity transaction - tax basis adjustment
Tax basis goodwill and other intangible assets	$235,372	$239,910
Other assets	19,161	19,341
Principals’ (and a former senior employee’s) exchanges - tax basis adjustment
Tax basis goodwill and other intangible assets	76,390	31,788
Other assets	2,417	1,558
Public offering basis difference	(922)	15,725
Compensation and benefits	11,017	8,557
Options in affiliates	3,558	6,975
Partnership basis differences (A)	77,158	70,581
Other	15,008	26,592
Gross deferred tax assets	439,159	421,027
Less:
Valuation allowance	(13,072)	(49,805)
Deferred tax liabilities (B)	(8,464)	(16,696)
Deferred tax assets, net	$417,623	$354,526

(A)	Difference in book and tax basis from underlying partnership investments.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

(B)
The deferred tax liabilities primarily relate to timing differences in the recognition of income from compensatory options received from certain permanent capital vehicles (Note 4). Deferred tax assets are shown net of deferred tax liabilities since they are both primarily of similar tax character and tax jurisdiction.

The following table summarizes the change in the deferred tax asset valuation allowance:

Valuation Allowance at December 31, 2012	$83,025
Due to FIG Corp. ownership change	1,461
Net decreases (A)	(34,681)
Valuation Allowance at December 31, 2013	$49,805
Due to FIG Corp. ownership change	(2,575)
Net decreases (A)	(34,158)
Valuation Allowance at December 31, 2014	$13,072

(A)
Primarily related to the write-off of certain fully reserved deferred tax assets associated with funds in the process of liquidation, and by the change in the portion of the deferred tax asset that would be realized in connection with future capital gains.

Fortress’s effective income tax expense rate is impacted by a variety of factors including, but not limited to, changes in the mix of businesses producing income or loss, which may be subject to tax at different rates, and related changes to Fortress’s structure, as well as changes in the deferred tax asset which, in turn, may result from a variety of factors. A reconciliation of the U.S. federal statutory income tax expense rate to Fortress’s effective income tax expense rate is as follows:

	Year Ended December 31,
	2014	2013	2012
Statutory U.S. federal income tax rate	35.00%	35.00%	35.00%
(Income) loss passed through to stockholders	(17.95)%	(13.30)%	(25.66)%
State and local income taxes	6.08%	4.33%	3.52%
Change in tax rate on certain deferred tax benefits (A)	(16.08)%	(0.60)%	(2.06)%
Tax receivable agreement liability adjustment (B)	10.74%	1.16%	2.64%
Foreign taxes	6.54%	1.55%	7.03%
Deferred tax asset write-off (C)	14.00%	8.41%	24.29%
Valuation allowance (D)	(31.65)%	(11.95)%	(9.02)%
Other	(0.24)%	0.11%	(2.26)%
Effective income tax rate (E)	6.44%	24.71%	33.48%

(A)	Primarily related to enacted legislative changes to New York State corporate taxation, which increased the value of certain future tax benefits.

(B)	Relates to the tax receivable agreement discussed below, which is not tax deductible and represents a significant permanent tax/GAAP difference.

(C)
In 2014, write-off of deferred tax assets relating to public offering basis difference, fully offset by a reversal of the related valuation allowance. For the years 2013 and 2012, write-off of deferred tax assets relating to the tax shortfall created by the vesting of RSUs and RPUs.

(D)
Primarily attributable to the reduction of the valuation allowance related to certain deferred tax assets associated with funds in the process of liquidation and by the change to the portion of the valuation allowance related to the deferred tax asset that is expected to be realized in connection with future capital gains.

(E)
The Effective income tax rate is computed by dividing Income tax benefit (expense) for the period by the sum of (i) Income (Loss) Before Income Taxes less (ii) Principals' and Others' Interests in Income (Loss) of Consolidated Subsidiaries for the period.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Tax Receivable Agreement

The Principals have the right to exchange each of their Fortress Operating Group units for one Class A share. Certain Fortress Operating Group entities have made an election under Section 754 of the Internal Revenue Code, as amended, which may result in an adjustment to the tax basis of the assets owned by Fortress Operating Group at the time of an exchange. The exchange may result in increases in tax deductions and tax basis that would reduce the amount of tax that the corporate taxpayers (i.e. FIG Corp., a wholly-owned Fortress subsidiary) would otherwise be required to pay in the future. Additionally, the further acquisition of Fortress Operating Group units from the Principals also may result in increases in tax deductions and tax basis that would reduce the amount of tax that the corporate taxpayers would otherwise be required to pay in the future.

The corporate taxpayers entered into a tax receivable agreement with each of the Principals that provides for the payment to an exchanging or selling Principal of 85% of the amount of cash savings, if any, in U.S. federal, state, local and foreign income tax that the corporate taxpayers actually realize (or are deemed to realize in the case of an early termination payment by the corporate taxpayers or a change of control, as defined) as a result of these increases in tax basis. Such payments are expected to occur over approximately the next 15 years. Although Fortress is not aware of any issue that would cause the IRS to challenge a tax basis increase, the Principals will not reimburse Fortress for any payments made under this agreement if tax savings claimed are later disallowed by the IRS. In connection with certain equity transactions that occurred prior to Fortress’s initial public offering, and related tax effects, a $393.0 million capital decrease and offsetting liability to the Principals was recorded in Due to Affiliates with respect to the tax receivable agreement. Subsequently, this liability has been adjusted based on transactions of the nature described above and for payments under the agreement. In connection with the tax returns filed for the years ended December 31, 2013, 2012 and 2011, $23.9 million (paid in 2014), $21.6 million (paid in 2013) and $16.5 million (paid in 2012) was paid to the Principals under the tax receivable agreement, respectively. For the tax year ended December 31, 2014, the payment which is expected to become due pursuant to the tax receivable agreement is approximately $26.6 million subject to the finalization of Fortress’s 2014 tax return. To the extent that a portion, or all, of this liability is not expected to be incurred (due to changes in expected taxable income), the liability is reduced. For the year ending December 31, 2014, an expense of $33.1 million was recognized as a result of an increase in the tax receivable agreement liability mainly attributable to (i) reversal of the valuation allowance associated with certain tax benefits expected to generate future payments under the tax receivable agreement and (ii) the change to the estimated effective tax rate applicable to future benefits as a result of enacted legislative changes to New York State corporate taxation.

7. RELATED PARTY TRANSACTIONS AND INTERESTS IN CONSOLIDATED SUBSIDIARIES

Affiliate Receivables and Payables

Due from affiliates was comprised of the following:

	Private Equity		Liquid	Credit
		Permanent	Hedge	Hedge	PE	Logan
December 31, 2014	Funds	Capital Vehicles	Funds	Funds	Funds	Circle	Other	Total
Management fees and incentive income (A)	$35,970	$65,043	$15,634	$96,996	$18,393	1,089	$—	$233,125
Expense reimbursements (A)	1,335	6,424	12,940	9,264	10,077	164	—	40,204
Expense reimbursements - FCF (B)	34,660	49	—	—	—	—	—	34,709
Dividends and distributions	—	295	—	—	—	—	—	295
Other	—	1,346	—	—	—	—	16,896	18,242
Total	$71,965	$73,157	$28,574	$106,260	$28,470	$1,253	$16,896	$326,575

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

	Private Equity		Liquid	Credit
		Permanent	Hedge	Hedge	PE	Logan
December 31, 2013	Funds	Capital Vehicles	Funds	Funds	Funds	Circle	Other	Total
Management fees and incentive income (A)	$40,456	$21,701	$89,400	$144,749	$18,143	$689	$—	$315,138
Expense reimbursements (A)	2,599	4,905	6,437	7,118	14,656	64	—	35,779
Expense reimbursements - FCF (B)	42,872	100	—	—	—	—	—	42,972
Dividends and distributions	—	405	—	—	—	—	—	405
Other	—	698	—	—	4	—	12,128	12,830
Total	$85,927	$27,809	$95,837	$151,867	$32,803	$753	$12,128	$407,124

(A)
Net of allowances for uncollectible management fees and expense reimbursements of $12.2 million and $6.6 million at December 31, 2014, respectively, and of $12.2 million and $6.3 million as of December 31, 2013, respectively. Allowances are recorded as General and Administrative expenses.

(B)	Represents expense reimbursements due to FCF, a consolidated VIE.

As of December 31, 2014, amounts due from Fortress Funds recorded in due from affiliates on the consolidated balance sheets included $33.6 million of past due management fees, excluding $12.2 million which has been fully reserved by Fortress, and $11.3 million of private equity general and administrative expenses advanced on behalf of certain Fortress Funds, excluding $6.6 million which has been fully reserved by Fortress. Although such funds are currently experiencing liquidity issues, Fortress believes the unreserved portion of these fees and reimbursable expenses will ultimately be collectible. The unreserved amounts are primarily due from a fund and the amounts represent less than 5% of such fund's NAV.

Due to affiliates was comprised of the following:

	December 31, 2014	December 31, 2013
Principals - tax receivable agreement - Note 6	$289,324	$241,006
Principals - Principal Performance Payments - Note 8	30,659	45,524
Distributions payable on Fortress Operating Group units	—	5,160
Other	11,411	11,345
General partner liability - Note 10	44,030	41,797
Total	$375,424	$344,832

Other Related Party Transactions

For the years ended December 31, 2014, 2013 and 2012, other revenues on the consolidated statements of operations included approximately $2.5 million, $1.7 million and $2.5 million, respectively, of revenues from affiliates, primarily interest and dividends.

Fortress has entered into cost sharing arrangements with certain Fortress Funds, including market data services and subleases of certain of its office space. Fortress pays these costs directly and recharges the related Fortress Funds.

Certain Portfolio Companies and Fortress Funds are co-owned by, have merged with, and/or have engaged in transactions (including loans) with, other Portfolio Companies and Fortress Funds. Generally, co-ownership arrangements are entered into due to transaction size limitations in individual funds and transactions between Portfolio Companies take advantage of relevant expertise possessed by these entities. In some instances, Portfolio Companies have entered into contracts with other Portfolio Companies or with certain of Fortress’s equity method investees to provide services to, or receive services from, these entities, including asset management, consulting, loan servicing and others. These contracts were entered into because the entity providing the service possessed relevant expertise.

From time to time, Fortress may advance amounts on behalf of affiliates for limited periods. In such cases it generally charges interest to these affiliates. In 2014, 2013 and 2012, Fortress waived $1.5 million, $1.8 million and $3.8 million, respectively, of interest owed from its private equity funds related to management fees paid in arrears. One of Fortress’s consolidated subsidiaries (not a Fortress Fund) acts as the loan origination platform for certain Fortress Funds.  In this respect, it holds commercial lending

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

licenses in various states and received fees for its loan origination duties of less than $0.1 million during 2014, and $0.1 million and $0.1 million during 2013 and 2012, respectively.

The principals and certain executive officers of Fortress may also serve as directors and/or officers of each of the publicly traded permanent capital vehicles and of certain Portfolio Companies and may have investments in these entities as well as in other Fortress Funds.

From time to time, employees of Fortress mutually agree with Fortress to terminate their employment in order to accept employment opportunities at the Fortress Funds, Portfolio Companies, or other affiliates. To the extent these former employees had been granted RSUs by Fortress, they are generally permitted to continue vesting in these RSUs pursuant to their original vesting terms as long as they remain employed by an affiliate.

From time to time, Fortress makes advances to senior employees (who are not officers). These advances may be due on a certain date, at termination or upon the maturity of a Fortress Fund (generally when the advances are to finance employee fund investments). Outstanding advances can be summarized as follows:

	December 31,
	2014	2013
Amount outstanding	$4.7 million	$3.9 million
Range of interest rates	LIBOR +4% to LIBOR +4.25%	LIBOR +4% to LIBOR + 4.25%

Subsequent to December 31, 2014, Fortress made an advance of $1.8 million to a senior employee (who is not an officer) at an interest rate equal to LIBOR plus 4.0%.

In connection with its initial public offering, Fortress entered into a tax receivable agreement with the Principals, as described in Note 6, and the Principals entered into a forfeiture agreement with each other, as described in Note 8. The Principals, employees, directors and Fortress Funds have and continue to make investments in Fortress Funds and Portfolio Companies.

The Principals have guaranteed payment on a several basis to certain Fortress private equity funds and credit PE funds of any contingent repayment (clawback) obligation with respect to such private equity fund or credit PE fund incentive income in the event that Fortress fails to fulfill its clawback obligation, if any, with respect to such fund.

In March 2012, as a result of the repeal of the exemption from registration under the Investment Advisers Act of 1940 for family offices, Fortress hired the personnel of the Principals’ family offices and entered into investment management agreements with the family offices.  Pursuant to these agreements, these individuals work solely on the Principals’ personal financial matters, and the Principals reimburse Fortress for their compensation expense attributable to them.  The total amount of such expenses was $3.5 million, $3.1 million and $2.7 million in 2014, 2013 and 2012, respectively.

Two of the Principals leased or indirectly owned aircraft that Fortress chartered from a third-party aircraft operator for business purposes in the course of operations. Fortress and/or the funds, depending on the purposes of the trip, paid market rates for the charters. With respect to one of the Principals, these amounts totaled $2.2 million, $1.8 million and $1.8 million in 2014, 2013 and 2012, respectively.  With respect to the other Principal, these amounts totaled $0.6 million, $0.4 million and $0.3 million in 2014, 2013 and 2012, respectively. The operators remitted a portion of these amounts to the Principals.

In January 2012, Fortress subleased an aircraft from one of its Principals for approximately two months, primarily to ensure compliance with regulations of the Federal Aviation Administration. During the term of the lease, Fortress used the aircraft for business purposes. The amount due to the Principal for the sublease was $0.1 million.

In addition to the other transactions discussed above, the Principals receive limited benefits from Fortress in addition to their compensation, including the personal use of certain company assets and personnel for which they reimburse Fortress. The amounts subject to reimbursement aggregated $0.4 million, $0.0 million and $0.2 million in 2014, 2013 and 2012, respectively.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Redeemable Non-controlling Interests

The following table represents the activity in Redeemable Non-controlling Interests as presented in the consolidated balance sheets:

Year Ended December 31, 2014
Beginning balance	$—
Capital contributions	56,771
Consolidation of Redeemable Non-Controlling interest	2,179
Redeemable Non-controlling Interests in income (loss)	(709)
Deconsolidation of Redeemable Non-Controlling interests in income (loss)	(56,524)
$1,717

Principals’ and Others’ Interests in Consolidated Subsidiaries

These amounts relate to equity interests in Fortress’s consolidated, but not wholly owned, subsidiaries, which are held by the Principals, employees, and others.

This balance sheet caption was comprised of the following:

	December 31,
	2014	2013
Fortress Operating Group units held by the principals and a former senior employee	$556,720	$725,424
Employee interests in majority owned and controlled fund advisor and general partner entities	80,333	62,381
Other	2,303	2,033
Total	$639,356	$789,838

The Fortress Operating Group portion of these interests is computed as follows:

	December 31,
	2014	2013
Fortress Operating Group equity (Note 13)	$1,152,297	$1,489,701
Less: Others' interests in equity of consolidated subsidiaries (Note 13)	(82,636)	(64,414)
Total Fortress shareholders' equity in Fortress Operating Group	$1,069,661	$1,425,287
Fortress Operating Group units outstanding (A)	226,331,513	249,534,372
Class A shares outstanding	208,535,157	240,741,920
Total	434,866,670	490,276,292
Fortress Operating Group units as a percent of total (B)	52.0%	50.9%
Equity of Fortress Operating Group units held by the Principals and a former senior employee	$556,720	$725,424

(A)	Held by the Principals and a former senior employee; exclusive of Class A shares.

(B)	As a result, the Registrant owned 48.0% and 49.1% of Fortress Operating Group as of December 31, 2014 and 2013, respectively.

This statement of operations caption was comprised of shares of consolidated net income (loss) related to the following:

	Year Ended December 31,
	2014	2013	2012
Fortress Operating Group units held by the Principals and a former senior employee	$135,029	$276,683	$132,950
Employee interests in majority owned and controlled fund advisor and general partner entities	4,657	6,456	7,402
Other	270	5	186
Total	$139,956	$283,144	$140,538

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The Fortress Operating Group portion of these interests is computed as follows:

	Year Ended December 31,
	2014	2013	2012
Fortress Operating Group net income (loss) (Note 13)	$263,030	$545,623	$255,770
Adjust:
Others' interests in net (income) loss of consolidated subsidiaries (Note 13)	(4,927)	(6,461)	(7,588)
Redeemable Non-controlling interests in (income) loss of consolidated subsidiaries	709	—	—
Total Fortress shareholders' net income (loss) in Fortress Operating Group	$258,812	$539,162	$248,182
Fortress Operating Group as a percent of total (A)	52.2%	51.3%	53.6%
Fortress Operating Group net income (loss) attributable to the Principals and a former senior employee	$135,029	$276,683	$132,950

(A)	Represents the weighted average percentage of total Fortress shareholders' net income (loss) in Fortress Operating Group attributable to the Principals and a former senior employee.

The following represents the effects of changes in Fortress’s ownership interest in Fortress Operating Group on Fortress’s equity:

	Year Ended December 31,
	2014	2013	2012
Net Income (loss) attributable to Class A shareholders	$100,966	$200,447	$78,284
Transfers (to) from the Principals' and Others' Interests:
Increase in Fortress’s shareholders’ equity for the conversion of Fortress Operating Group units by the Principals and a former senior employee	—	10,143	22,166
Increase in Fortress’s shareholders’ equity for the purchase of Fortress Operating Group units from one Principal	—	—	44,242
Increase in Fortress’s shareholders’ equity for the delivery of Class A shares primarily in connection with vested RSUs and RPUs	5,835	14,005	14,769
Increase in Fortress's shareholders' equity for the public offering of Class A shares and repurchase of Class B shares and FOGUs	53,510	—	—
Decrease in Fortress's shareholders' equity for the repurchase and cancellation of Class A shares and FOGUs	(101,156)	—	—
Change from net income (loss) attributable to Fortress and transfers (to) from Principals’ and Others' Interests	$59,155	$224,595	$159,461

8. EQUITY-BASED AND OTHER COMPENSATION

Fortress’s total compensation and benefits expense, excluding Principals Agreement Compensation, but including Principal Performance Payments (described below), is comprised of the following:

	Year Ended December 31,
	2014	2013	2012
Equity-based compensation, per below	$38,157	$39,266	$213,274
Profit-sharing expense, per below	269,162	263,436	154,658
Discretionary bonuses	239,561	220,114	197,677
Other payroll, taxes and benefits	248,481	218,945	184,750
	$795,361	$741,761	$750,359

Equity-Based Compensation

Fortress currently has several categories of equity-based compensation which are accounted for as described in the table below. A total of 181,593,848 Class A shares have been authorized for issuance under Fortress’s equity-based compensation plan as of

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

December 31, 2014. RSUs are Class A restricted share units which entitle the holder to receive Class A shares on various future dates if the applicable service conditions, if any, are met.

		Service	Entitled to		December 31, 2014
	Type of	Conditions	Dividends		Shares/Units
Granted To	Award	(A)	(B)	Accounting	Outstanding
Employees	RSUs	Yes	Yes	Fair value at grant date expensed over service period.	7,196,292
	RSUs	Yes	No	Fair value at grant date discounted for the non-entitlement to dividends, expensed over service period.	12,957,454
	RPUs (C)	Yes (C)	Yes (C)	Fair value at grant date expensed over service period.	—
Directors	Restricted Shares	Yes	Yes	Fair value at grant date expensed over service period.	1,045,134
Non- Employees (employees of affiliates and former employee)	RSUs	Yes	No	Fair value at grant date discounted for the non-entitlement to dividends, expensed over service period. Subsequent changes in fair value, through the vesting date, expensed over remaining service period with a cumulative catch-up adjustment in the period of change.	396,874

(A)
Generally, employee awards made at the time of the initial public offering vested 25% at the end of each of the third through sixth years of service (with a final vesting in January 2013). Subsequent employee awards made through December 31, 2011 generally vest over 2.5 years, 33 1/3% at each of three annual dates. Employee awards made during 2012, 2013 and 2014 generally vest over 3 years, 50% each in years two and three. Certain employees have different vesting schedules. Vesting of awards may be accelerated if an employee is terminated without cause, or in the event of death or disability, or a change in control of Fortress.

(B)
Vested Class A shares are delivered to employee grant recipients within no more than six months after vesting or, in certain circumstances, on an agreed schedule. Director restricted shares are delivered effective on the grant date.  Certain awards entitle the recipient to receive dividend equivalent payments prior to such delivery dates or between vesting and delivery.

(C)
Represents FOG restricted partnership units ("RPUs") granted to a former senior employee. In connection with the grant of these interests, the employee received partnership distribution equivalent payments on such units with economic effect as from January1, 2008. The RPUs vest into full capital interests in newly issued Fortress Operating Group units. One third of the RPUs vested in each of January 2011, January 2012 and January 2013.

The aggregate fair value of each of the RSU grants which are subject to service conditions is reduced by an estimated forfeiture factor (that is, the estimated amount of awards which will be forfeited prior to vesting). The estimated forfeiture factor is based upon historic forfeiture and turnover rates within Fortress, adjusted for the expected effects of the grants on turnover, the actual price of Fortress’s shares, the economic environment and other factors in the best judgment of management. The estimated forfeiture factor is reviewed at each reporting date. These reviews resulted in changes in estimated forfeiture factors in 2014 and 2013, but not in 2012, which caused increases in equity-based compensation expense of $2.2 million and $1.2 million, respectively.

The estimated forfeiture factors which Fortress has used for the periods December 31, 2014, 2013 and 2012 were (i) a range of 38% to 39% for non-dividend paying RSUs granted prior to 2010, (ii) a range of 8% to 30% for non-dividend paying RSUs granted from 2010 to 2014 and (iii) a range of 8% to 25% for dividend paying RSUs granted in 2010 and 2013.

The risk-free discount rate assumptions used in valuing certain awards were based on the applicable U.S. Treasury rate of like term. The dividend yield assumptions used in valuing certain awards were based on Fortress’s actual dividend rate at the time of the award; the dividend growth rate used with respect to certain awards was based on management’s judgment and expectations.

The discount related to RSUs, which do not entitle the recipients to dividend equivalents prior to the vesting of Class A shares, was based on the estimated present value of dividends to be paid during the vesting period, which in turn was based on an estimated initial dividend rate (based on the actual dividend rate on the grant date), an estimated dividend growth rate and a risk-free discount rate (based on grant date and term), as follows:

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

	Range of Assumptions
	2014	2013	2012
Initial dividend rate	4.00%	5.00%	6.00%
Dividend growth rate	5.00%	3.64%	0.00%
Risk-free discount rate	0.28%	0.18%	0.13%

Each of these elements, particularly the forfeiture factor and the dividend growth rate used in valuing certain awards, are subject to judgment and variability.

When Fortress records equity-based compensation expense, including that related to the Principals Agreement (as described below), it records a corresponding increase in capital. When Fortress delivers Class A shares as a result of the vesting of equity-based compensation, to the extent that it pays withholding taxes in cash (rather than through the sale of employee shares upon delivery) it will record a decrease in capital related to these payments.

The following tables set forth information regarding equity-based compensation activities.

	RSUs				Restricted Shares		RPUs
	Employees		Non-Employees		Issued to Directors		Employees
	Number	Value (A)	Number	Value (A)	Number	Value (A)	Number	Value (A)
Outstanding at December 31, 2011	34,670,464	$10.49	787,046	$11.33	570,293	$6.24	20,666,667	$13.75
2012
Issued	6,821,847	2.96	—	—	257,918	3.18	—	—
Transfers	(1,794,043)	3.09	1,794,043	3.09	—	—	—	—
Converted to Class A shares	(13,496,889)	11.60	(1,293,693)	5.62	—	—	(4,340,000)	13.75
Converted to Class B shares	—	—	—	—	—	—	(5,993,333)	13.75
Forfeited	(4,446,835)	3.68	(40,990)	8.03	—	—	—	—
Outstanding at December 31, 2012	21,754,544	9.44	1,246,406	5.51	828,211	5.29	10,333,334	13.75

2013
Issued	8,950,696	5.10	—	—	127,533	6.21	—	—
Transfers	—	—	—	—	—	—	—	—
Converted to Class A shares	(10,762,805)	12.52	(1,231,906)	5.53	—	—	(10,333,334)	13.75
Forfeited	(713,969)	3.72	—	—	—	—	—	—
Outstanding at December 31, 2013	19,228,466	4.14	14,500	3.12	955,744	5.41	—	—

2014
Issued	8,415,043	7.19	237,498	7.18	89,390	7.38	—	—
Transfers	(152,313)	5.09	152,313	5.64	—	—	—	—
Converted to Class A shares	(5,591,854)	3.81	(7,437)	3.28	—	—	—	—
Forfeited	(1,745,596)	3.87	—	—	—	—	—	—
Outstanding at December 31, 2014 (B)	20,153,746	$5.52	396,874	$6.51	1,045,134	$5.58	—	$—

	Year Ended December 31,
	2014	2013	2012
Expense incurred (B)
Employee RSUs	$22,925	$22,869	$116,339
Non-Employee RSUs	1,428	1	734
Principal Performance Payments (C)	13,307	16,396	5,422
Granted Class A Shares (D)	497	—	—
Restricted Shares (E)	—	—	24
RPUs	—	—	90,755
Total equity-based compensation expense	$38,157	$39,266	$213,274

(A)	Represents the weighted average grant date estimated fair value per share or unit.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

(B)
In future periods, Fortress will further recognize compensation expense on its non-vested equity based awards outstanding as of December 31, 2014 of $53.2 million, with a weighted average recognition period of 2.2 years. This does not include contingent amounts.

(C)	A total of approximately 0.5 million, 3.2 million and 2.9 million RSUs were awarded as Principal Performance Payments based on 2014, 2013 and 2012 results, respectively.

(D)	Represents expense associated with vested Class A shares granted during the year ended December 31, 2014.

(E)
Certain restricted shares granted to directors are recorded in General and Administrative Expense ($0.5 million, $0.6 million and $0.8 million for the years ended December 31, 2014, 2013 and 2012 respectively) and therefore are not included above.

In August 2011, Fortress’s Principals extended their employment for a new five-year term effective January 1, 2012, on substantially similar terms and conditions as their prior employment agreements. Additionally, under a new compensation plan adopted by Fortress, the Principals receive annual payments (“Principal Performance Payments”) based on the performance of the existing AUM (as of December 31, 2011) of Fortress’s flagship hedge funds during a given year and on their success in raising and investing new funds across all businesses and the performance of these new funds during a given fiscal year.

Principal Performance Payments are comprised of a mix of cash and equity-based compensation, with the equity component becoming larger as performance, and the size of the payments, increases. Specifically the plan calls for payments of: (i) 20% of the incentive income earned from existing flagship hedge fund AUM and 20% of the fund management distributable earnings above a threshold for publicly traded permanent capital vehicles existing at January 1, 2012, as well as (ii) either 10% or 20% (based on the level of involvement of the Principal) of the fund management distributable earnings of new AUM in new businesses and 20% of fund management distributable earnings for new flagship hedge fund AUM. Payments of up to 10% of fund management distributable earnings before Principal Performance Payments, in each of the Principals' respective businesses, are made in cash, and payments in excess of this threshold are made in RSUs that will vest in equal increments over three years.

Pursuant to the new employment agreements, each Principal receives annual compensation of $200,000. The Principals' employment agreements contain customary post-employment non-competition and non-solicitation covenants. In order to ensure the Principals' compliance with such covenants, an amount equal to 50% of the after-tax cash portion of any Principal Performance Payments are subject to mandatory investment in Fortress-managed funds, and such invested amounts will serve as collateral against any breach of those covenants.

The expense for Principal Performance Payments was comprised of the following:

	Year Ended December 31, 2014			Year Ended December 31, 2013
	Equity-Based Compensation	Profit Sharing Expense	Total	Equity-Based Compensation	Profit Sharing Expense	Total
Private equity business	$—	$5,588	$5,588	$—	$2,401	$2,401
Liquid hedge fund business	3,730	1,591	5,321	5,019	12,548	17,567
Credit business	9,577	22,202	31,779	11,377	19,664	31,041
Total	$13,307	$29,381	$42,688	$16,396	$34,613	$51,009

In April 2010, in connection with the acquisition of Logan Circle, Fortress created the Logan Circle Comp Plan, as amended. The Logan Circle Comp Plan provides for annual bonuses which may be paid partially in RSUs, as well as for potential Class A share awards to certain employees related to the years 2016 and 2017. These awards are annual performance-based awards and depend on the future performance of Logan Circle in the specific years to which they relate. Furthermore, the amounts of RSUs or shares to be awarded are not fixed until the respective year is completed. As such, these awards are expensed over the related service period. If Logan Circle meets the future performance targets under this plan, the amounts to be awarded could be significant. Through December 31, 2014, no compensation expense was recognized under this plan as the satisfaction of the performance condition and amount of the award were not considered to be probable.

In January 2012, Fortress’s CEO announced his resignation effective in February 2012. In connection with this resignation, Fortress has recorded $5.0 million of equity-based compensation expense in 2012, primarily related to 1.8 million RSUs which will vest pursuant to his separation agreement. As a result of this resignation, approximately 4.0 million RSUs were forfeited.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Profit Sharing Expense

Recognized profit sharing compensation expense is summarized as follows:

	Year Ended December 31,
	2014	2013	2012
Private equity funds	$303	$2,135	$966
Permanent capital vehicles	13,221	10,690	10,134
Liquid hedge funds	29,347	51,886	21,350
Credit hedge funds	59,819	95,229	65,298
Credit PE funds	137,091	68,883	36,759
Principal Performance Payments (A)	29,381	34,613	20,151
Total	$269,162	$263,436	$154,658

(A)	Relates to all applicable segments.

401(K) Plan

Fortress has established a tax qualified retirement plan (the “401(K) Plan”) that provides employees with an opportunity to save for retirement on a tax advantaged basis. Employees participate in the 401(K) Plan on their first day of employment and are able to defer compensation up to the limits established by the Internal Revenue Service. Fortress matches a portion of the employees’ contributions up to a maximum amount. Fortress expects to contribute approximately $4.8 million to the 401(K) Plan in 2015 related to employee contributions made in 2014. Similarly, Fortress contributed $4.2 million and $3.9 million related to employee contributions in 2013 and 2012, respectively.

9. EARNINGS PER SHARE AND DISTRIBUTIONS

Fortress's potentially dilutive equity instruments fall primarily into two general categories: (i) instruments that Fortress has issued as part of its compensation plan, and (ii) ownership interests in Fortress's subsidiary, Fortress Operating Group, that are owned by the Principals (and a former senior employee) and are convertible into Class A shares. Based on the rules for calculating earnings per share, there are two general ways to measure dilution for a given instrument: (a) calculate the net number of shares that would be issued assuming any related proceeds are used to buy back outstanding shares (the treasury stock method), or (b) assume the gross number of shares are issued and calculate any related effects on net income available for shareholders (the if-converted and two-class methods). Fortress has applied these methods as prescribed by GAAP to each of its outstanding equity instruments as shown below.

Substantially all of Fortress's business is conducted at the Fortress Operating Group (“FOG”) level and FOG’s net income (loss) is allocated pro rata between the Fortress Operating Group units held by the Registrant, on the one hand, and the Principals and a former senior employee, on the other hand. The FOG income allocated to the Principals and a former senior employee is not subject to corporate income tax. A substantial portion of the Registrant’s income is allocated to FIG Corp. and is subject to U.S federal and state income taxation (taxed at prevailing rates), while the remainder of the Registrant’s portion of FOG income is allocated directly to its shareholders and is not subject to a corporate level of taxation.

The primary difference between basic and diluted earnings per share (“EPS”), if any, is income tax related. If the Principals and a former senior employee converted all of their Fortress Operating Group units into Class A shares, their portion of FOG’s income would become subject to corporate level taxation. Certain permanent differences in the Registrant’s tax calculation are not based on FIG Corp.’s ownership percentage of FOG. Thus, the effective tax rate changes when more income or loss is allocated to FIG Corp. This change in the effective tax rate results in incremental per share income or loss in the diluted EPS calculation, depending on whether the Registrant has income tax expense or benefit for the period. The comparison of the Registrant’s effective tax rate and the if-converted tax rate determines the dilutive or anti-dilutive impact of the Fortress Operating Group units held by the Principals and a former senior employee.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The computations of basic and diluted net income (loss) per Class A share are set forth below:

	Year Ended December 31, 2014
	Basic	Diluted
Weighted average shares outstanding
Class A shares outstanding	207,907,352	207,907,352
Fully vested restricted Class A share units with dividend equivalent rights	1,379,649	1,379,649
Fully vested restricted Class A shares	1,016,240	1,016,240
Fortress Operating Group units exchangeable into Class A shares (1)	—	231,162,793
Class A restricted shares and Class A restricted share units granted to employees and directors (eligible for dividend and dividend equivalent payments) (2)	—	4,670,736
Class A restricted share units granted to employees (not eligible for dividend and dividend equivalent payments) (3)	—	9,017,366
Total weighted average shares outstanding	210,303,241	455,154,136
Basic and diluted net income (loss) per Class A share
Net income (loss) attributable to Class A shareholders	$100,966	$100,966
Dilution in earnings due to RPUs treated as a participating security of Fortress Operating Group and fully vested restricted Class A share units with dividend equivalent rights treated as outstanding Fortress Operating Group units (4)	—	—
Dividend equivalents declared on, and undistributed earnings allocated to, non-vested restricted Class A shares and restricted Class A share units (2)	(1,296)	(1,296)
Add back Principals’ and others’ interests in income of Fortress Operating Group, net of assumed income taxes at enacted rates, attributable to Fortress Operating Group units and fully vested RPUs exchangeable into Class A shares (1)	—	97,751
Net income (loss) available to Class A shareholders	$99,670	$197,421
Weighted average shares outstanding	210,303,241	455,154,136
Basic and diluted net income (loss) per Class A share	$0.47	$0.43

	Year Ended December 31, 2013
	Basic	Diluted
Weighted average shares outstanding
Class A shares outstanding	233,117,423	233,117,423
Fully vested restricted Class A share units with dividend equivalent rights	2,207,612	2,207,612
Fully vested restricted Class A shares	921,261	921,261
Fortress Operating Group units and fully vested RPUs exchangeable into Class A shares (1)	—	251,969,075
Class A restricted shares and Class A restricted share units granted to employees and directors (eligible for dividend and dividend equivalent payments) (2)	—	2,318,202
Class A restricted share units granted to employees (not eligible for dividend and dividend equivalent payments) (3)	—	10,097,850
Total weighted average shares outstanding	236,246,296	500,631,423
Basic and diluted net income (loss) per Class A share
Net income (loss) attributable to Class A shareholders	$200,447	$200,447
Dilution in earnings due to RPUs treated as a participating security of Fortress Operating Group and fully vested restricted Class A share units with dividend equivalent rights treated as outstanding Fortress Operating Group units (4)	—	—
Dividend equivalents declared on, and undistributed earnings allocated to, non-vested restricted Class A shares and restricted Class A share units (2)	(3,365)	(3,365)
Add back Principals' and others' interests in income of Fortress Operating Group, net of assumed income taxes at enacted rates, attributable to Fortress Operating Group units and fully vested RPUs exchangeable into Class A shares (1)	—	196,272
Net income (loss) available to Class A shareholders	$197,082	$393,354
Weighted average shares outstanding	236,246,296	500,631,423
Basic and diluted net income (loss) per Class A share	$0.83	$0.79

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

	Year Ended December 31, 2012
	Basic	Diluted
Weighted average shares outstanding
Class A shares outstanding	210,467,733	210,467,733
Fully vested restricted Class A share units with dividend equivalent rights	3,194,380	3,194,380
Fully vested restricted Class A shares	737,309	737,309
Fortress Operating Group units and fully vested RPUs exchangeable into Class A shares (1)	—	302,044,370
Class A restricted shares and Class A restricted share units granted to employees and directors (eligible for dividend and dividend equivalent payments) (2)	—	1,697,705
Class A restricted share units granted to employees (not eligible for dividend and dividend equivalent payments) (3)	—	6,758,635
Total weighted average shares outstanding	214,399,422	524,900,132
Basic and diluted net income (loss) per Class A share
Net income (loss) attributable to Class A shareholders	$78,284	$78,284
Dilution in earnings due to RPUs treated as a participating security of Fortress Operating Group and fully vested restricted Class A share units with dividend equivalent rights treated as outstanding Fortress Operating Group units (4)	(14,240)	(14,240)
Dividend equivalents declared on, and undistributed earnings allocated to, non-vested restricted Class A shares and restricted Class A share units (2)	(1,063)	(1,063)
Add back Principals’ and others’ interests in loss of Fortress Operating Group, net of assumed income taxes at enacted rates, attributable to Fortress Operating Group units and fully vested RPUs exchangeable into Class A shares (1)	—	79,687
Net income (loss) available to Class A shareholders	$62,981	$142,668
Weighted average shares outstanding	214,399,422	524,900,132
Basic and diluted net income (loss) per Class A share	$0.29	$0.27

(1)
The Fortress Operating Group units and fully vested RPUs not held by Fortress (that is, those held by the Principals and a former senior employee) are exchangeable into Class A shares on a one-to-one basis (fully vested RPUs would first have to be exchanged for Fortress Operating Group units and Class B shares). These units and fully vested RPUs are not included in the computation of basic earnings per share. These units and fully vested RPUs enter into the computation of diluted net income (loss) per Class A share when the effect is dilutive using the if-converted method, which includes the income tax effects of nondiscretionary adjustments to the net income (loss) attributable to Class A shareholders from assumed conversion of these units and fully vested RPUs. To the extent charges, particularly tax related charges, are incurred by the Registrant (i.e. not at the Fortress Operating Group level), the effect may be anti-dilutive. The final vesting of the RPUs occurred on January 1, 2013.

(2)
Restricted Class A shares granted to directors and certain restricted Class A share units granted to employees are eligible to receive dividend or dividend equivalent payments when dividends are declared and paid on Fortress’s Class A shares and therefore participate fully in the results of Fortress’s operations from the date they are granted. They are included in the computation of both basic and diluted earnings per Class A share using the two-class method for participating securities, except during periods of net losses.

(3)
Certain restricted Class A share units granted to employees are not entitled to dividend or dividend equivalent payments until they are vested and are therefore non-participating securities. These units are not included in the computation of basic earnings per share. They are included in the computation of diluted earnings per share when the effect is dilutive using the treasury stock method. The effect of the units on the calculation is generally anti-dilutive during periods of net losses. The weighted average restricted Class A share units which are not entitled to receive dividend or dividend equivalent payments outstanding were:

Period	Share Units
Year Ended December 31, 2014	13,310,978

Year Ended December 31, 2013	15,321,401

Year Ended December 31, 2012	18,419,024

(4)
Fortress Operating Group RPUs are eligible to receive partnership distribution equivalent payments when distributions are declared and paid on Fortress Operating Group units. The RPUs represent a participating security of Fortress Operating Group and the resulting dilution in Fortress Operating Group earnings available to Fortress is reflected in the computation of both basic and diluted earnings per Class A share using the method prescribed for securities issued by a subsidiary. For purposes of the computation of basic and diluted earnings per Class A share, the fully vested restricted Class A share units with dividend equivalent rights are treated as outstanding Class A shares of Fortress and as outstanding partnership units of Fortress Operating Group.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The Class B shares have no net income (loss) per share as they do not participate in Fortress’s earnings (losses) or distributions.  The Class B shares have no dividend or liquidation rights. Each Class B share, along with one Fortress Operating Group unit, can be exchanged for one Class A share, subject to certain limitations. The Class B shares have voting rights on a pari passu basis with the Class A shares.

The Principals and a former senior employee exchanged an aggregate of 10,333,334, and 17,467,232, Fortress Operating Group units and Class B shares for an equal number of Class A shares in 2013 and 2012, respectively.

In 2012, Fortress paid $7.8 million of statutory withholding tax on behalf of employees and, therefore, issued only 3.7 million Class A shares in satisfaction of 5.6 million RSUs. In 2014, Fortress paid $3.6 million of statutory withholding tax on behalf of employees and, therefore, issued only 0.5 million Class A shares in satisfaction of 1.1 million RSUs. These payments are treated as a financing activity on the statements of cash flows since it had the same accounting effect as if Class A shares were repurchased.

On December 21, 2012, one of the Principals retired and Fortress agreed to purchase all of his 2,082,684 Class A shares and his 49,189,480 Fortress Operating Group units at $3.50 per share, or an aggregate of $179.5 million. In connection with this purchase, Fortress paid $30.0 million of cash and issued a $149.5 million promissory note to the former Principal (Note 5). The 2,082,684 Class A shares were held as treasury shares within Fortress Operating Group and were issued to employees in 2013 in connection with vested RSUs.

Fortress’s dividend paying shares and units were as follows:

	Weighted Average
	Year Ended December 31,			As of December 31,
	2014	2013	2012	2014	2013
Class A shares (public shareholders)	207,907,352	233,117,423	210,467,733	207,490,023	239,786,176
Restricted Class A shares (directors)	1,016,240	921,261	749,007	1,045,134	955,744
Restricted Class A share units (employees) (A)	1,379,649	2,207,612	3,194,380	194,287	6,704
Restricted Class A share units (employees) (B)	7,017,047	4,883,186	6,609,155	7,002,003	5,232,536
Fortress Operating Group units (Principals and a former senior employee)	231,162,793	249,534,372	299,559,853	226,331,513	249,534,372
Fortress Operating Group RPUs (a former senior employee)	—	2,434,703	12,817,851	—	—
Total	448,483,081	493,098,557	533,397,979	442,062,960	495,515,532

(A)	Represents fully vested restricted Class A share units which are entitled to dividend equivalent payments.

(B)	Represents unvested restricted Class A share units which are entitled to dividend equivalent payments.

On February 13, 2014, Fortress entered into a purchase agreement with Nomura Investment Managers U.S.A. ("Nomura") to acquire 60,568,275 Class A shares for $363.4 million. All of the purchased Class A shares (and underlying Fortress Operating Group units) were canceled and ceased to be outstanding. As part of the purchase agreement, Fortress agreed for each year, until the third anniversary of the date of the agreement, to engage Nomura and its affiliates to provide certain financial advisory and financing services and/or pay Nomura certain annual sums in lieu thereof equal to the difference, if any, between (i) $12.0 million minus (ii) all fees earned or received by Nomura for the services provided to Fortress and its affiliates during each year.

In connection with the agreement to engage Nomura and its affiliates as described above, Fortress recorded an estimated liability (included in Other liabilities on the consolidated balance sheets) of approximately $30.0 million, which has been recorded as a reduction to equity as part of the repurchase of Class A shares.

In March 2014, Fortress issued and sold 23,202,859 Class A shares for approximately $186.6 million. Fortress used all of the proceeds from the sale of the Class A shares to purchase from the Principals an equivalent number of outstanding Fortress Operating Group units and an equal number of Class B shares.

During 2013, two of the Principals contributed a combined total of 1,859,283 Class A shares to charitable organizations.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Dividends and distributions during the years ended December 31, 2014 are summarized as follows:

		Declared in Current Year
	Declared in Prior Year, Paid Current Year	Declared and Paid	Declared but not yet Paid	Total
2014:
Dividends on Class A shares	$—	$101,864	$—	$101,864
Dividend equivalents on restricted Class A share units	—	3,996	—	3,996
Distributions to Fortress Operating Group unit holders (Principals and a former senior employee) (B)	5,160	136,748	—	136,748
Total distributions	$5,160	$242,608	$—	$242,608

2013:
Dividends on Class A shares	$—	$56,274	$—	$56,274
Dividend equivalents on restricted Class A share units	—	1,652	—	1,652
Distributions to Fortress Operating Group unit holders (Principals and a former senior employee) (B)	30,725	72,295	5,160	77,455
Distributions to Fortress Operating Group RPU holders (Note 8) (B)	1,272	401	—	401
Total distributions	$31,997	$130,622	$5,160	$135,782

2012:
Dividends on Class A shares	$—	$42,378	$—	$42,378
Dividend equivalents on restricted Class A share units (A)	—	1,795	—	1,795
Distributions to Fortress Operating Group unit holders (Principals and a former senior employee) (B)	27,561	15,895	30,725	46,620
Distributions to Fortress Operating Group RPU holders (Note 8) (B)	1,862	540	1,272	1,812
Total distributions	$29,423	$60,608	$31,997	$92,605

(A)
A portion of these dividend equivalents, if any, related to RSUs expected to be forfeited, is included as compensation expense in the consolidated statement of operations and is therefore considered an operating cash flow.

(B)	Fortress Operating Group made tax-related distributions to the FOG unit holders (the Principals and a former senior employee) and the RPU holder (a former senior employee).

The dividends related to each of the first three quarters of 2014 and the fourth quarter of 2013, were $0.08 per share. In addition to the base quarterly dividend at $0.08 per Class a share, a special cash dividend of $0.18 per Class A share was declared for the second quarter of 2014. The dividends related to the fourth quarter of 2014, declared on February 26, 2015, were $0.08 per Class A share and a special dividend of $0.30 per share was declared resulting in total dividends of $0.38 per share for the fourth quarter of 2014. This dividend will be paid on March 17, 2015 to holders of record of Class A shares on March 12, 2015. The aggregate amount of this dividend payment, including dividend equivalent payments paid to holders of restricted Class A share units, is approximately $86.4 million. The dividends related to each of the first three quarters of 2013 and the fourth quarter of 2012 were $0.06 per share.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

10. COMMITMENTS AND CONTINGENCIES

Indemnifications – In the normal course of business, Fortress and its subsidiaries enter into operating contracts that contain a variety of representations and warranties and that provide general indemnifications. In addition, subsidiaries of Fortress that act as general partners (or in similar capacities) of Fortress Funds enter into guarantees of certain obligations of such funds in the case of fraud by Fortress employees or under similar circumstances. Fortress’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against Fortress that have not yet occurred. However, based on experience, Fortress expects the risk of material loss to be remote.

General Partner Liability — Certain of Fortress’s consolidated subsidiaries act as the general partner of various Fortress Funds and accordingly have potentially unlimited liability for the obligations of the funds under applicable partnership law principles.  In the event that any such fund was to fall into a negative net equity position (Note 3), the full amount of the negative net equity would be recorded on the balance sheet of the general partner entity. Such amount would be recorded on Fortress's balance sheet in consolidation until it is legally resolved. While these entities are limited liability companies and generally have no material assets other than their general partner interests, these entities and Fortress may be subject to litigation in connection with such amounts if fund creditors choose to sue Fortress to seek repayment.  See “Litigation” below.

In March 2011, a private equity fund fell into a negative equity position, after considering all of Fortress’s interests in such fund and its reserves related thereto. As described above, the amount of the negative equity was recorded, through earnings (losses) from equity method investees, by the general partner entity and is therefore included in the consolidated financial statements of Fortress. When the fund matures and is liquidated, Fortress will record a gain in the event and to the extent it does not fund this negative equity. The amount of negative equity recorded at December 31, 2014 and 2013 was $44.0 million and $41.8 million, respectively.

Litigation - Fortress is, from time to time, a defendant in legal actions from transactions conducted in the ordinary course of business. Management, after consultation with legal counsel, believes the ultimate liability arising from such actions that existed as of December 31, 2014, individually and in the aggregate, will not materially affect Fortress’s results of operations, liquidity or financial position.

In some cases, Fortress is named as a defendant in legal actions pertaining to one of the Fortress Funds and/or their portfolio companies. In such cases, Fortress is generally indemnified by the fund against potential losses arising from Fortress’s role as investment manager.

Regulatory Matters - In the ordinary course of business, Fortress and its subsidiaries and equity method investees may be subject to regulatory examinations, information gathering requests, inquiries or investigations. Management, after consultation with legal counsel, does not believe these matters will ultimately have a material effect on Fortress.

Private Equity Fund, Private Permanent Capital Vehicle and Credit PE Fund Capital Commitments - Fortress has remaining capital commitments, which aggregated $146.9 million as of December 31, 2014, primarily to certain of the Fortress Funds. These commitments can be drawn by the funds on demand.

Incentive Income Contingent Repayment - Incentive income received from certain Fortress Funds, primarily the private equity funds, private permanent capital vehicle and credit PE funds, is subject to contingent repayment and is therefore recorded as deferred incentive income, a liability, until all related contingencies have been resolved. The Principals guaranteed the contingent repayments to certain funds under certain conditions and Fortress has indemnified the Principals for any payments to be made under such guarantees. Fortress expects the risk of loss on each of these indemnifications and guarantees to be remote. Fortress’s direct liability for such incentive income contingent repayment is discussed in Notes 2, 3 and 11.

Private Equity Fund Operating Expense Limit - Fortress is contingently liable, under an agreement with the operating subsidiary of its private equity funds, for any expenses of such subsidiary in excess of amounts approved by the private equity funds’ advisory board (comprised of representatives of the funds’ investors). Fortress monitors these expenses and does not expect to make any payments related thereto.

Debt Covenants - Fortress’s debt agreements contain various customary loan covenants (Note 5). Fortress was in compliance with all of its existing credit agreement covenants as of December 31, 2014.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Minimum Future Rentals - Fortress is a lessee under operating leases for office space located in a number of locations worldwide.

The following is a summary of major lease terms:

	New York Leases	Other Leases
Lease end date	Various dates through October 2032	Various dates through April 2019
Escalations	Generally, a fixed percentage of the landlord’s annual operating expenses and tax expense.	Generally, a fixed percentage of the landlord’s annual operating expenses and tax expense.
Free rent periods	5 - 12 months	1 - 16.5 months
Leasehold improvement incentives	$12,499	$2,351
Renewal periods	Up to 5 years - some have none	Up to 5 years - some have none

Minimum future rental payments (excluding expense escalations) under these leases are as follows:

Year Ending December 31,
2015	$25,483
2016	23,253
2017	12,462
2018	20,234
2019	19,612
Thereafter	279,382
Total	$380,426

Rent expense, including operating expense escalations, during the years ended December 31, 2014, 2013 and 2012 was $23.7 million, $23.6 million and $24.4 million respectively, and was included in General, Administrative and Other Expense.

Subsequent to December 31, 2014, Fortress entered into new lease agreements which relate to its primary office space in New York and extends through October 2032.

In 2013 and 2012, Fortress sublet a portion of its office space at a loss. In connection with this, Fortress recorded lease related charges of $0.8 million and $3.3 million to General, Administrative, and Other expense in 2013 and 2012, respectively.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

11. SEGMENT REPORTING

Fortress conducts its management and investment business through the following primary segments: (i) private equity funds, (ii) permanent capital vehicles, (iii) liquid hedge funds, (iv) credit hedge funds, (v) credit PE funds and (vi) Logan Circle.

In the third quarter of 2014, Fortress reorganized its segments by:

(1)
Reclassifying its investments in and resulting pre-tax distributable earnings from the Fortress Funds, which were previously presented under the principal investments segment, to each of the other segments that the investment relates to, and

(2)
Reclassifying one of its private equity funds, WWTAI, from its private equity funds segment to its permanent capital vehicles segment, as Fortress expects that WWTAI will become a publicly traded company externally managed by Fortress.

For segment results of operations, the reclassifications were made to reflect changes in the way the business is reviewed and assessed by Fortress's chief operating decision maker ("CODM"). All of Fortress’s internal reports have been changed to reflect this reorganization and Fortress’s allocable expenses are now allocated amongst the segments based on this reorganization. Prior period amounts have been reclassified to reflect the segment reorganization described above.

The amounts not allocated to a segment consist primarily of interest expense, foreign currency translation and interest income. Assets not allocated to a segment consist primarily of cash and net deferred tax assets.

Management assesses Fortress’s segments on a Fortress Operating Group and pre-tax basis and therefore adds back the interests in consolidated subsidiaries related to Fortress Operating Group units (primarily held by the Principals) and income tax expense.

Management assesses the net performance of each segment based on its “distributable earnings” (“DE”) and utilizes “fund management distributable earnings” or “fund management DE” as a supplemental measure of segment performance. Neither distributable earnings or fund management DE is a measure of cash generated by operations which is available for distribution. Rather, they are supplemental measures of operating performance used by management in analyzing its segment and overall results. Neither distributable earnings or fund management DE should be considered as an alternative to cash flow, in accordance with GAAP, as a measure of Fortress’s liquidity, and they are not necessarily indicative of cash available to fund cash needs (including dividends and distributions).

“Distributable earnings” for the existing Fortress businesses is equal to net income (loss) attributable to Fortress’s Class A shareholders adjusted as follows:

Incentive Income

(i)                  a.            for Fortress Funds which are private equity funds, a private permanent capital vehicle and credit PE funds, adding (a) incentive income paid (or declared as a distribution) to Fortress, less an applicable reserve for potential future clawbacks if the likelihood of a clawback is deemed greater than remote by Fortress’s chief operating decision maker as described below (net of the reversal of any prior such reserves that are no longer deemed necessary), minus (b) incentive income recorded in accordance with GAAP,

b.         for other Fortress Funds, at interim periods, adding (a) incentive income on an accrual basis as if the incentive income from these funds were payable on a quarterly basis, minus (b) incentive income recorded in accordance with GAAP,

c.	adding the receipt of cash or proceeds from the sale of shares received pursuant to the exercise of options in the publicly traded permanent capital vehicles, in excess of their strike price,

Other Income

(ii)	with respect to income from certain investments in the Fortress Funds and certain other interests or assets that cannot be readily transferred or redeemed:

a.         for equity method investments in the private equity funds, private permanent capital vehicle and credit PE funds as well as indirect equity method investments in hedge fund special investment accounts (which generally have investment profiles similar to private equity funds), treating these investments as cost basis investments by adding (a) realizations of income, primarily dividends, from these funds, minus (b) impairment with respect to these funds, if necessary, minus (c) equity method earnings (or losses) recorded in accordance with GAAP,

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

b.          subtracting gains (or adding losses) on options held in the publicly traded permanent capital vehicles,

c.           subtracting unrealized gains (or adding unrealized losses) on derivatives, direct investments in publicly traded portfolio companies and in the publicly traded permanent capital vehicles,

(iii)	subtracting management fee income recorded in accordance with GAAP in connection with the receipt of these options,

Expenses

(iv)	adding or subtracting, as necessary, the employee profit portion of the incentive income described in (i) above to match the timing of the expense with the revenue,

(v)
adding back equity-based compensation expense (including options in the publicly traded permanent capital vehicles assigned to employees, RSUs and RPUs (including the portion of related dividend and distribution equivalents recorded as compensation expense), restricted shares and the STIP),

(vi)	adding back the amortization of intangible assets and any impairment of goodwill or intangible assets recorded under GAAP,

(vii)	adding the income (or subtracting the loss) allocable to the interests in consolidated subsidiaries attributable to Fortress Operating Group units, and

(viii)	adding back income tax benefit or expense and any income or expense recorded in connection with the tax receivable agreement (Note 6).

Fund management DE is equal to distributable earnings excluding investment-related results (specifically, investment income (loss) and interest expense) and is used by management to measure performance of the operating (management) business on a stand-alone basis. Fortress defines its segment operating margin to be equal to fund management DE divided by segment revenues.

Management believes only the incentive income related to realized fund income should be considered available for distribution, subject to a possible reserve, determined on a fund by fund basis, as necessary, for potential future clawbacks deemed to have more than a remote likelihood of occurring by Fortress’s chief operating decision maker as described below. As such, distributable earnings generally includes incentive income to the extent it relates to paid or declared distributions from Fortress Funds’ investments that have been monetized through sale or financing.  This type of incentive income is not recorded as revenue for GAAP purposes, under the revenue recognition method Fortress has selected, until the possibility of a clawback is resolved. This GAAP method is not completely reflective of value created during the period which is available for distribution as it disregards the likelihood that any contingent repayment will in fact occur.

Distributable earnings is limited in its usefulness in measuring earnings because it recognizes as revenues amounts which are subject to contingent repayment, it ignores potentially significant unrealized gains and losses and it does not fully reflect the economic costs to Fortress by ignoring certain equity-based compensation expenses. Fund management DE is further limited due to its exclusion of the performance of Fortress's investments and related financing, which are material.

Management utilizes distributable earnings and fund management DE as well as net income in its analysis of the overall performance of Fortress and notes that the measures are each useful for different purposes.

Total segment assets are equal to total GAAP assets adjusted for:

(i)
any difference between the GAAP carrying amount of equity method investments and their carrying amount for segment reporting purposes, which is generally fair value for publicly traded investments and net asset value for nonpublic investments,

(ii)
employees’ and others’ portions of investments, which are reported gross for GAAP purposes (as assets offset by Principals’ and others’ interests in equity of consolidated subsidiaries) but net for segment reporting purposes,

(iii)
the difference, if any, between the GAAP carrying amount of intangible assets and goodwill and their carrying amount for segment reporting purposes resulting from the distributable earnings adjustments listed above, and

(iv)	at interim periods, the accrued incentive income recorded for distributable earnings purposes in relation to the incentive income reconciling items in (i)(b) above.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Distributable Earnings Impairment

For purposes of this discussion, the term “private equity funds” includes a private permanent capital vehicle and hedge fund special investment accounts, which have investment profiles that are generally similar to private equity funds, permanent capital vehicles and credit PE funds.

Pursuant to the definition of Distributable Earnings (“DE”) above, impairment is taken into account in the calculation in two ways: first, in section (i)(a) regarding private equity and credit PE incentive income, and, second, in section (ii)(a) regarding equity method investments in private equity funds. Pursuant to section (ii)(a), distributable earnings does not include unrealized losses from investments in private equity funds, unless an impairment is required to be recognized.

DE is Fortress’s segment measure of operating performance and is defined by Fortress’s “chief operating decision maker” (“CODM”), which is its management committee. The CODM receives performance reports on Fortress’s segments on a DE basis pursuant to their requirements for managing Fortress’s business.

Investments in Private Equity Funds and Credit PE Funds

Unrealized changes in the value of investments in private equity funds and credit PE funds are not recorded through distributable earnings, subject to potential impairment. An analysis for potential impairment is performed whenever the reported net asset value (“NAV”) of a fund or the fair market value of the publicly traded permanent capital vehicle attributable to Fortress’s investment is less than its cost basis in such investment. The NAV of a fund is equal to the fair value of its assets less its liabilities. Fortress analyzes these investments for impairment using the “other than temporary” impairment criteria in a manner similar to the one specified for accounting for certain debt and equity securities under GAAP. As a result, a fund investment is considered impaired for DE purposes whenever it is determined by the CODM that Fortress does not have the intent and ability to hold the investment to an anticipated recovery in value, if any, to or above Fortress’s cost basis.

Private Equity and Credit PE Incentive Income

For DE purposes, incentive income is recognized from private equity funds and credit PE funds as it is realized, subject to a reserve for potential clawback if the likelihood of clawback is determined to be greater than remote by the CODM. Incentive income from the private equity funds and Credit PE funds is paid to Fortress as particular investments are realized. However, it is subject to contingent repayment (or clawback) if the fund as a whole does not meet certain performance criteria.

Fortress’s CODM has defined “remote” in this context to mean that management does not believe there is a reasonable likelihood of a clawback and therefore its base case expectations of a fund’s performance do not include a promote clawback. This is an easier threshold to meet than the “other than temporary” threshold used for estimating investment impairment. Management’s base case expectations are generally not greatly impacted by short-term volatility in the value of a fund’s portfolio companies, including the market prices of the shares of publicly traded portfolio companies, unless either (a) the operating performance of the underlying company, or the value of its assets, are expected to be impacted on a long-term basis (long-term being defined in relation to the remaining life of a given fund), or (b) the value has been depressed below a breakeven point (as described below) for a period in excess of 6-9 months (as circumstances and other factors dictate). These criteria reflect the CODM’s belief that short term changes in the values of portfolio companies do not have a material impact on the likelihood of a clawback, absent deterioration in such companies’ operating performance or in the value of their underlying assets.
Fortress conducts an analysis at each quarter end to determine whether a clawback reserve is required. The factors that enter into this analysis include: the amount of intrinsic unrealized gains or losses within each fund, the period of time until expected final realization, the diversification of the fund’s investments, the expected future performance of the fund, the period of time the fund has been in an intrinsic clawback position (i.e. liquidation at NAV would indicate a clawback, if any), and others as determined by management and the CODM. The point at which a liquidation at NAV would indicate no clawback and no additional promote payment is referred to as the breakeven point.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Clawback Reserve on Incentive Income for DE Purposes

Fortress had recognized incentive income for DE purposes from certain private equity funds, credit PE funds and the private permanent capital vehicle, which are subject to contingent clawback, as of December 31, 2014:

Fund (A)	Net Intrinsic Clawback (B)	Periods in Intrinsic Clawback	Prior Year End Inception-to-Date Net DE Reserve	Current Year-to-Date Gross DE Reserve (Reversal)	Current Year-to-Date Net DE Reserve (Reversal)	Inception-to-Date Net DE Reserve	Notes
Fund II	$—	N/A	$1,334	$(1,999)	$(1,334)	$—	(C)
Fund III	45,108	28 Quarters	45,108	—	—	45,108	(D)
FRID	—	N/A	10,041	(16,447)	(10,041)	—	(E)
Total	$45,108		$56,483	$(18,446)	$(11,375)	$45,108

(A)
Fortress has recognized incentive income for DE purposes from the following funds, which do not have intrinsic clawback and for which the Fortress CODM has determined no clawback reserve is necessary: WWTAI, Credit Opportunities Fund, Credit Opportunities Fund II, certain FCO Managed Accounts, Real Estate Opportunities Fund, Real Estate Opportunities REOC Fund, Net Lease Fund I, Global Opportunities Fund and Japan Opportunity Fund.

(B)	See Note 3.

(C)
Based on the criteria determined by the CODM, management determined that a net reversal of $1.3 million of clawback reserve was appropriate. The fund is in process of liquidation and no clawback exists as of December 31, 2014.

(D)	The potential clawback on this fund has been fully reserved in prior periods.

(E)	During the second quarter of 2014, Fortress returned all prior net incentive income distributions received from the fund. The fund is in liquidation and no clawback exists as of December 31, 2014.

Impairment Determination and Embedded Gain/Loss

During the years ended December 31, 2014, 2013 and 2012 Fortress recorded $2.7 million, $1.1 million and $1.3 million, respectively, of impairment on its direct and indirect investments in its funds for segment reporting purposes. During the year, Fortress recognized an impairment charge of $11.5 million related to its holdings of digital currency (Bitcoin). As of December 31, 2014, Fortress had $7.6 million of unrealized losses on certain investments that have not been recorded as impairment. As of December 31, 2014, Fortress’s share of the net asset value of its direct and indirect investments exceeded its segment cost basis by $553.5 million, representing net unrealized gains.

During the years ended December 31, 2014, 2013 and 2012, Fortress recorded aggregate net (reversals) of $(1.3) million, $(4.7) million and $(5.4) million, respectively, of net clawback reserves previously recorded for DE purposes.

Fortress expects aggregate returns on its private equity funds and credit PE funds that are in an unrealized investment loss or intrinsic clawback position, after taking reserves into account, to ultimately exceed their carrying amount or breakeven point, as applicable. If such funds were liquidated at their December 31, 2014 NAV (although Fortress has no current intention of doing so), the result would be additional impairment losses for DE purposes of approximately $7.6 million.

Embedded Incentive Income

As of December 31, 2014, Fortress had $935.4 million of gross undistributed incentive income, or $868.5 million net of intrinsic clawback (Note 3). In addition, if Fortress had exercised all of its in-the-money options it holds in the permanent capital vehicles(Note 4) and sold all of the resulting shares at their December 31, 2014 closing price, it would have recorded $64.0 million of gross additional distributable earnings, or $55.9 million net of employee interests.

Segment Results of Operations

Summary financial data on Fortress’s segments is presented on the following pages, together with a reconciliation to revenues, assets and net income (loss) for Fortress as a whole. Fortress’s investments in, and earnings (losses) from, its equity method investees by segment are presented in Note 4.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

	Private Equity			Credit
	Funds	Permanent Capital Vehicles	Liquid Hedge Funds	Hedge Funds	PE Funds	Logan Circle	Unallocated		Total
December 31, 2014 and the Year then Ended
Segment revenues
Management fees	$136,110	$69,360	$137,908	$113,825	$96,715	$46,996	$—		$600,914
Incentive income	2,854	65,448	16,067	121,768	254,461	106	—		460,704
Segment revenues - total	$138,964	$134,808	$153,975	$235,593	$351,176	$47,102	$—		$1,061,618

Fund management distributable earnings (loss) before Principal Performance Payments (B)	$88,081	$44,577	$25,443	$106,346	$111,442	$(6,582)	$—		$369,307

Fund management distributable earnings (loss)	$88,081	$38,990	$23,851	$87,244	$108,765	$(6,582)	$—		$340,349

Pre-tax distributable earnings (loss)	$183,078	$40,976	$22,371	$85,988	$121,669	$(5,267)	$(2,757)		$446,058

Total segment assets	$763,115	$173,627	$235,409	$143,428	$277,907	$63,413	$869,859	(A)	$2,526,758

(A)	Unallocated assets include cash of $382.2 million and deferred tax assets of $417.6 million.

	Private Equity			Credit
	Funds	Permanent Capital Vehicles	Liquid Hedge Funds	Hedge Funds	PE Funds	Logan Circle	Unallocated	Total
December 31, 2013 and the Year then Ended
Segment revenues
Management fees	$134,176	$61,200	$110,622	$101,890	$95,925	$35,833	$—	$539,646
Incentive income	13,211	18,101	150,700	190,846	120,137	—	—	492,995
Segment revenues - total	$147,387	$79,301	$261,322	$292,736	$216,062	$35,833	$—	$1,032,641

Fund management distributable earnings (loss) before Principal Performance Payments (B)	$95,547	$32,235	$125,482	$139,339	$57,299	$(11,819)	$—	$438,083

Fund management distributable earnings (loss)	$95,547	$29,834	$112,934	$120,863	$56,112	$(11,819)	$—	$403,471

Pre-tax distributable earnings (loss)	$109,089	$31,319	$116,488	$127,450	$63,766	$(8,542)	$(5,184)	$434,386

Total segment assets	$950,195	$160,877	$316,173	$185,677	$245,655	$59,783	$783,017	$2,701,377

December 31, 2012 and the Year then Ended
Segment revenues
Management fees	$118,990	$56,757	$77,531	$101,194	$98,393	$26,796	$—	$479,661
Incentive income	10,993	242	67,645	130,305	68,568	—	—	277,753
Segment revenues - total	$129,983	$56,999	$145,176	$231,499	$166,961	$26,796	$—	$757,414

Fund management distributable earnings (loss) before Principal Performance Payments (B)	$87,952	$27,306	$50,316	$105,999	$34,599	$(9,793)	$576	$296,955

Fund management distributable earnings (loss)	$87,952	$26,246	$45,284	$92,523	$34,015	$(9,793)	$576	$276,803

Pre-tax distributable earnings (loss)	$88,962	$27,310	$48,533	$97,525	$38,394	$(9,793)	$(13,420)	$277,511

(B)	See Note 8. Fund management distributable earnings (loss) is only reduced for the profit sharing component of the Principal Performance Payments.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Reconciling items between segment measures and GAAP measures:

	Year Ended December 31,
	2014	2013	2012
Fund management distributable earnings	$340,349	$403,471	$276,803
Investment income (loss)	108,914	36,082	16,211
Interest expense	(3,205)	(5,167)	(15,503)
Pre-tax distributable earnings	446,058	434,386	277,511

Adjust incentive income
Incentive income received from private equity funds, the private permanent capital vehicle and credit PE funds, subject to contingent repayment	(255,533)	(126,479)	(71,181)
Incentive income received from third parties, subject to contingent repayment	(652)	(264)	(3,023)
Incentive income accrued from private equity funds, the private permanent capital vehicle and credit PE funds, not subject to contingent repayment	171,387	107,276	77,993
Incentive income received from the sale of shares related to options	(8,735)	(1,921)	(242)
Reserve for clawback, gross (see discussion above)	(1,999)	(7,397)	(8,380)
	(95,532)	(28,785)	(4,833)
Adjust other income
Distributions of earnings from equity method investees*	(71,810)	(15,316)	(6,028)
Earnings (losses) from equity method investees*	68,452	124,401	141,697
Gains (losses) on options in equity method investees	(29,913)	25,295	6,040
Gains (losses) on other investments	(14,069)	14,774	41,224
Impairment of investments (see discussion above)	2,701	1,117	1,338
Adjust income from the receipt of options	6,310	42,516	21,524
	(38,329)	192,787	205,795
Adjust employee, Principal and director compensation
Adjust employee, Principal and director equity-based compensation expense (including publicly traded permanent capital vehicle options assigned)	(30,610)	(45,947)	(221,975)
Adjust employee portion of incentive income from private equity funds, private permanent capital vehicle and credit PE funds, accrued prior to the realization of incentive income	(5,550)	(790)	3,015
	(36,160)	(46,737)	(218,960)

Adjust amortization of intangible assets and impairment of goodwill and intangible assets	(81)	(46)	(46)
Adjust non-controlling interests related to Fortress Operating Group units	(135,029)	(276,683)	(132,950)
Adjust tax receivable agreement liability	(33,116)	(8,787)	(8,870)
Adjust income taxes	(6,845)	(65,688)	(39,363)
Total adjustments	(345,092)	(233,939)	(199,227)
Net Income (Loss) Attributable to Class A Shareholders	100,966	200,447	78,284
Principals’ and Others’ Interests in Income (Loss) of Consolidated Subsidiaries	139,956	283,144	140,538
Redeemable Non-controlling Interests in Income (Loss) of Consolidated Subsidiaries	(709)	—	—
Net Income (Loss) (GAAP)	$240,213	$483,591	$218,822

*	This adjustment relates to all of the private equity, private permanent capital vehicle, credit PE Fortress Funds and hedge fund special investment accounts in which Fortress has an investment.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Reconciling items between segment measures and GAAP measures:

	December 31,
	2014	2013
Total Segment Assets	$2,526,758	$2,701,377
Adjust equity investments from segment carrying amount	(37,169)	(42,811)
Adjust investments gross of employees' and others' portion	35,632	38,621
Adjust intangible assets to cost	(22,837)	(22,755)
Total assets (GAAP)	$2,502,384	$2,674,432

	December 31,
	2014	2013	2012
Segment revenues	$1,061,618	$1,032,641	$757,414
Adjust management fees	1,324	917	522
Adjust incentive income*	(96,392)	(28,785)	(5,153)
Adjust income from the receipt of options	6,310	42,516	21,524
Adjust other revenues (including expense reimbursements)**	232,720	217,694	195,562
Total revenues (GAAP)	$1,205,580	$1,264,983	$969,869

*
Incentive income received from third parties, not subject to contingent repayment of $0.9 million, $0.0 million and $0.3 million during the years ended December 31, 2014, 2013 and 2012 are included in segment measures as part of incentive income, while included in GAAP as part of other revenues.

**
Segment revenues do not include GAAP other revenues, except to the extent they represent management fees or incentive income; such revenues are included elsewhere in the calculation of distributable earnings.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

Fortress’s depreciation and amortization expense by segment prior to the allocation of corporate and intra-segment depreciation and amortization expenses to the business segments was as follows. Amortization expense, related to intangible assets, is not a component of distributable earnings.

	Private Equity			Credit
Year Ended December 31,	Funds	Permanent Capital Vehicles	Liquid Hedge Funds	Hedge Funds	PE Funds	Logan Circle	Corporate	Total
2014
Depreciation	$1,585	$851	$7,436	$5,462	$1,125	$334	$2,955	$19,748
Amortization	—	—	—	—	—	81	—	81
Total	$1,585	$851	$7,436	$5,462	$1,125	$415	$2,955	$19,829

2013
Depreciation	$1,525	$606	$2,223	$5,557	$422	$271	$3,040	$13,644
Amortization	—	—	—	—	—	46	—	46
Total	$1,525	$606	$2,223	$5,557	$422	$317	$3,040	$13,690

2012
Depreciation	$1,868	$484	$2,218	$5,996	$386	$329	$3,604	$14,885
Amortization	—	—	—	—	—	46	—	46
Total	$1,868	$484	$2,218	$5,996	$386	$375	$3,604	$14,931
12. SUBSEQUENT EVENTS

These financial statements include a discussion of material events, if any, which have occurred subsequent to December 31, 2014 (referred to as "subsequent events") through the issuance of these consolidated financial statements. Events subsequent to that have not been considered in these financial statements.

Additional subsequent events are described in Notes 1, 4, 7 and 9.

Subsequent to December 31, 2014, Fortress granted 11.3 million RSUs to its employees, of which 6.5 million are dividend paying. These RSUs generally vest over a period of three to six years. Furthermore, 6.7 million existing RSUs vested in January 2015 and the related Class A shares will be delivered within six months pursuant to the plan documents. A portion of these Class A shares may be sold to cover withholding tax requirements.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

13. CONSOLIDATING FINANCIAL INFORMATION

The following consolidating financial information presents the balance sheet, statement of operations and statement of cash flows for Fortress Operating Group (on a combined basis), FOE II (New) LP and Fortress Investment Group LLC (including its consolidated subsidiaries other than those within Fortress Operating Group) on a deconsolidated basis, as well as the related eliminating entries for intercompany balances and transactions, which sum to Fortress Investment Group’s consolidated financial statements as of, and for the years ended December 31, 2014, 2013 and 2012.

Fortress Operating Group includes all of Fortress’s operating and investing entities. The upper tier Fortress Operating Group entities, other than FOE II (New) LP, are the obligors on Fortress’s credit agreement (Note 5). Segregating the financial results of this group of entities provides a more transparent view of the capital deployed in Fortress’s businesses as well as the relevant ratios for borrowing entities.

The consolidating balance sheet information as of December 31, 2014 is as follows:

	Fortress Operating Group Combined (A)	FOE II (New) LP	Fortress Operating Group Eliminations	Fortress Investment Group LLC Consolidated (B)	Elimination Adjustments	Fortress Investment Group LLC Consolidated
Assets
Cash and cash equivalents	$389,782	$950	$—	$357	$—	$391,089
Due from affiliates	326,230	2,654	(2,309)	—	—	326,575
Investments	1,121,545	2,175	(2,175)	512,941	(512,941)	1,121,545
Investments in options	71,844	—	—	—	—	71,844
Deferred tax asset, net	—	—	—	417,623	—	417,623
Other assets	174,433	2,020	(4,747)	2,002	—	173,708
Total Assets	$2,083,834	$7,799	$(9,231)	$932,923	$(512,941)	$2,502,384

Liabilities
Accrued compensation and benefits	$371,563	$3,146	$—	$—	$—	$374,709
Due to affiliates	86,135	2,274	(2,309)	289,324	—	375,424
Deferred incentive income	304,526	—	—	—	—	304,526
Debt obligations payable	75,000	—	—	—	—	75,000
Other liabilities	87,971	82	—	—	—	88,053
Total Liabilities	925,195	5,502	(2,309)	289,324	—	1,217,712

Commitments and Contingencies

Redeemable Non-controlling Interests	—	—	1,717	—	—	1,717

Equity
Paid-in capital	5,756,068	5,628	(11,001)	1,996,137	(5,750,695)	1,996,137
Retained earnings (accumulated deficit)	(4,672,562)	(3,331)	2,362	(1,350,122)	4,673,531	(1,350,122)
Accumulated other comprehensive income (loss)	(7,503)	—	—	(2,416)	7,503	(2,416)
Total Fortress shareholders’ equity (C)	1,076,003	2,297	(8,639)	643,599	(1,069,661)	643,599
Principals’ and others’ interests in equity of consolidated subsidiaries	82,636	—	—	—	556,720	639,356
Total Equity	1,158,639	2,297	(8,639)	643,599	(512,941)	1,282,955
Total Liabilities, Redeemable Non-controlling Interests and Equity	$2,083,834	$7,799	$(9,231)	$932,923	$(512,941)	$2,502,384

(A)	Excluding FOE II (New) LP.

(B)	Other than Fortress Operating Group.

(C)	Includes the Principals’ (and one former senior employee's) equity in the Fortress Operating Group column, which is eliminated in consolidation.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The consolidating statement of operations information for the year ended December 31, 2014 is as follows:

	Fortress Operating Group Combined (A)	FOE II (New) LP	Fortress Operating Group Eliminations	Fortress Investment Group LLC Consolidated (B)	Elimination Adjustments	Fortress Investment Group LLC Consolidated
Revenues
Management fees: affiliates	$534,293	$5,330	$(23)	$—	$—	$539,600
Management fees: non-affiliates	68,649	299	—	—	—	68,948
Incentive income: affiliates	362,578	—	—	—	—	362,578
Incentive income: non-affiliates	1,734	—	—	—	—	1,734
Expense reimbursements: affiliates	180,563	32,485	—	—	—	213,048
Expense reimbursements: non-affiliates	10,376	3,053	—	—	—	13,429
Other revenues (affiliate portion disclosed in Note 7)	6,243	—	—	—	—	6,243
Total Revenues	1,164,436	41,167	(23)	—	—	1,205,580

Expenses
Compensation and benefits	755,680	39,681	—	—	—	795,361
General, administrative and other	170,891	2,246	(23)	(1)	—	173,113
Depreciation and amortization	19,756	73	—	—	—	19,829
Interest expense	3,214	55	(53)	227	—	3,443
Total Expenses	949,541	42,055	(76)	226	—	991,746

Other Income (Loss)
Gains (losses) (affiliate portion disclosed in Note 4)	(11,890)	—	133	—	—	(11,757)
Tax receivable agreement liability adjustment	—	—	—	(33,116)	—	(33,116)
Earnings (losses) from equity method investees	76,731	—	1,468	123,783	(123,783)	78,199
Total Other Income (Loss)	64,841	—	1,601	90,667	(123,783)	33,326

Income (Loss) Before Income Taxes	279,736	(888)	1,654	90,441	(123,783)	247,160
Income tax benefit (expense)	(17,465)	(7)	—	10,525	—	(6,947)
Net Income (Loss)	$262,271	$(895)	$1,654	$100,966	$(123,783)	$240,213

Allocation of Net Income (Loss)
Principals’ and Others’ Interests in Income (Loss) of Consolidated Subsidiaries	$4,927	$—	$—	$—	$135,029	$139,956
Redeemable Non-controlling Interests in Consolidated Subsidiaries	—	—	(709)	—	—	(709)
Net Income (Loss) Attributable to Class A Shareholders (C)	257,344	(895)	2,363	100,966	(258,812)	100,966
	$262,271	$(895)	$1,654	$100,966	$(123,783)	$240,213

(A)	Excluding FOE II (New) LP.

(B)	Other than Fortress Operating Group.

(C)	Includes the net income (loss) attributable to the Principals’ (and a former senior employee's) interests in the Fortress Operating Group column, which is eliminated in consolidation.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The consolidating statement of cash flows information for the year ended December 31, 2014 is as follows:

	Fortress Operating Group Combined (A)	FOE II (New) LP	Fortress Operating Group Eliminations	Fortress Investment Group LLC Consolidated (B)	Elimination Adjustments	Fortress Investment Group LLC Consolidated
Cash Flows From Operating Activities
Net income (loss)	$262,271	$(895)	$1,654	$100,966	$(123,783)	$240,213
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	19,756	73	—	—	—	19,829
Other amortization (included in interest expense)	781	—	—	—	—	781
(Earnings) losses from equity method investees	(76,731)	—	(1,468)	(123,783)	123,783	(78,199)
Distributions of earnings from equity method investees	110,967	—	—	—	—	110,967
(Gains) losses	11,890	—	(133)	—	—	11,757
Deferred incentive income	(171,387)	—	—	—	—	(171,387)
Deferred tax (benefit) expense	1,527	—	—	(19,571)	—	(18,044)
Options received from affiliates	(6,310)	—		—	—	(6,310)
Tax receivable agreement liability adjustment	—	—	—	33,116	—	33,116
Equity-based compensation	38,157	—	—			38,157
Options in affiliates granted to employees	701	—		—	—	701
Other	(616)	—		—	—	(616)
Cash flows due to changes in
Due from affiliates	(166,016)	(790)	2,077	—	—	(164,729)
Other assets	35,881	(1,546)	(53)	4,767	—	39,049
Accrued compensation and benefits	89,014	861	—	—	—	89,875
Due to affiliates	(10,285)	2,043	(2,042)	(23,853)	—	(34,137)
Deferred incentive income	216,493	—	—	—	—	216,493
Other liabilities	8,038	18	(35)	—	—	8,021
Purchases of investments and payments to cover securities sold not yet purchased	(643,283)	—	—	—	—	(643,283)
Proceeds from sale of investments and securities sold not yet purchased	608,228	—	—	—	—	608,228
Receivables from brokers and counterparties	(44,904)	—	—	—	—	(44,904)
Due to brokers and counterparties	12,031	—	—	—	—	12,031
Net cash provided by (used in) operating activities	296,203	(236)	—	(28,358)	—	267,609

Continued on next page.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

	Fortress Operating Group Combined (A)	FOE II (New) LP	Fortress Operating Group Eliminations	Fortress Investment Group LLC Consolidated (B)	Elimination Adjustments	Fortress Investment Group LLC Consolidated
Cash Flows From Investing Activities
Contributions to equity method investees	(86,113)	—	50,003	(36,876)	36,876	(36,110)
Distributions of capital from equity method investees	379,940	—	—	126,414	(126,414)	379,940
Purchase of securities	(16,664)	—	—	—	—	(16,664)
Proceeds from sale of equity investments	84,852	—	—	—	—	84,852
Purchase of fixed assets	(12,445)	—	—	—	—	(12,445)
Purchase of software and technology-related assets	(25,976)	—	—	—	—	(25,976)
Existing cash on deconsolidation date	(12,024)	—	—	—	—	(12,024)
Net cash provided by (used in) investing activities	311,570	—	50,003	89,538	(89,538)	361,573
Cash Flows From Financing Activities
Repayments of debt obligations	(50,000)	—	—	—	—	(50,000)
Borrowing under debt obligations	125,000	—	—	—	—	125,000
Proceeds from public offering (Note 9)	—	—	—	186,551	—	186,551
Repurchase of Class B shares (Note 9)	—	—	—	(186,551)	—	(186,551)
Issuance (purchase) of Class A shares (RSU settlements)	(36,876)	—	—	36,876	—	—
Repurchase of Class A shares (Note 9)	(363,260)	(150)	—	—	—	(363,410)
Repurchase of shares and RSUs (Note 9)	(3,611)	—	—	—	—	(3,611)
Capital contributions (distributions)	36,876	—	—	—	(36,876)	—
Dividends and dividend equivalents paid	(130,410)	—	—	(101,864)	126,414	(105,860)
Principals’ and others’ interests in equity of consolidated subsidiaries - contributions	876	—	—	—	—	876
Principals’ and others’ interests in equity of consolidated subsidiaries - distributions	(245,461)	—	—	—	—	(245,461)
Excess tax benefits from delivery of RSUs	—	—	—	3,538	—	3,538
Redeemable non-controlling interests - contributions	86,255	—	(50,003)	—	—	36,252
Net cash provided by (used in) financing activities	(580,611)	(150)	(50,003)	(61,450)	89,538	(602,676)
Net Increase (Decrease) in Cash and Cash Equivalents	27,162	(386)	—	(270)	—	26,506
Cash and Cash Equivalents, Beginning of Period	362,620	1,336	—	627	—	364,583
Cash and Cash Equivalents, End of Period	$389,782	$950	$—	$357	$—	$391,089

(A)	Excluding FOE II (New) LP .

(B)	Other than Fortress Operating Group.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The consolidating balance sheet information as of December 31, 2013 is as follows:

	Fortress Operating Group Combined (A)	FOE II (New) LP	Fortress Operating Group Eliminations	Fortress Investment Group LLC Consolidated (B)	Elimination Adjustments	Fortress Investment Group LLC Consolidated
Assets
Cash and cash equivalents	$362,620	$1,336	$—	$627	$—	$364,583
Due from affiliates	405,491	1,864	(231)	4,979	(4,979)	407,124
Investments	1,253,266	175	(175)	699,863	(699,863)	1,253,266
Investments in options	104,338	—	—	—	—	104,338
Deferred tax asset, net	—	—	—	354,526	—	354,526
Other assets	184,023	494	—	6,078	—	190,595
	$2,309,738	$3,869	$(406)	$1,066,073	$(704,842)	$2,674,432
Liabilities and Equity
Accrued compensation and benefits	$415,024	$2,285	$—	$—	$—	$417,309
Due to affiliates	108,805	231	(231)	241,006	(4,979)	344,832
Deferred incentive income	247,556	—	—	—	—	247,556
Debt obligations payable	—	—	—	—	—	—
Other liabilities	49,767	63	—	—	—	49,830
	821,152	2,579	(231)	241,006	(4,979)	1,059,527
Commitments and Contingencies
Equity
Paid-in capital	5,703,328	3,575	(175)	2,112,720	(5,706,728)	2,112,720
Retained earnings (accumulated deficit)	(4,274,573)	(2,285)	—	(1,286,131)	4,276,858	(1,286,131)
Accumulated other comprehensive income (loss)	(4,583)	—	—	(1,522)	4,583	(1,522)
Total Fortress shareholders' equity (C)	1,424,172	1,290	(175)	825,067	(1,425,287)	825,067
Principals' and others' interests in equity of consolidated subsidiaries	64,414	—	—	—	725,424	789,838
Total Equity	1,488,586	1,290	(175)	825,067	(699,863)	1,614,905
	$2,309,738	$3,869	$(406)	$1,066,073	$(704,842)	$2,674,432

(A)	Excluding FOE II (New) LP.

(B)	Other than Fortress Operating Group.

(C)	Includes the Principals’ (and a former senior employee’s) equity in the Fortress Operating Group column, which is eliminated in consolidation.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The consolidating statement of operations information for the year ended December 31, 2013 is as follows:

	Fortress Operating Group Combined (A)	FOE II (New) LP	Fortress Operating Group Eliminations	Fortress Investment Group LLC Consolidated (B)	Elimination Adjustments	Fortress Investment Group LLC Consolidated
Revenues
Management fees: affiliates	$516,773	$3,510	$—	$—	$—	$520,283
Management fees: non-affiliates	62,240	555	—	—	—	62,795
Incentive income: affiliates	419,828	—	—	—	—	419,828
Incentive income: non-affiliates	44,383	—	—	—	—	44,383
Expense reimbursements: affiliates	179,874	26,578	—	—	—	206,452
Expense reimbursements: non-affiliates	7,209	—	—	—	—	7,209
Other revenues (affiliate portion disclosed in Note 7)	4,241	2	—	3,423	(3,633)	4,033
	1,234,548	30,645	—	3,423	(3,633)	1,264,983
Expenses
Compensation and benefits	711,897	29,864	—	—	—	741,761
General, administrative and other	135,203	1,566	—	1	—	136,770
Depreciation and amortization	13,630	60	—	—	—	13,690
Interest expense	5,147	34	—	3,834	(3,633)	5,382
	865,877	31,524	—	3,835	(3,633)	897,603
Other Income (Loss)
Gains (losses) (affiliate portion disclosed in Note 7)	53,938	(5)	—	—	—	53,933
Tax receivable agreement liability adjustment	—	—	—	(8,787)	—	(8,787)
Earnings (losses) from equity method investees	136,866	—	—	262,479	(262,479)	136,866
	190,804	(5)	—	253,692	(262,479)	182,012
Income (Loss) Before Income Taxes	559,475	(884)	—	253,280	(262,479)	549,392
Income tax benefit (expense)	(13,024)	56	—	(52,833)	—	(65,801)
Net Income (Loss)	$546,451	$(828)	$—	$200,447	$(262,479)	$483,591
Principals' and Others' Interests in Income (Loss) of Consolidated Subsidiaries	$6,461	$—	$—	$—	$276,683	$283,144
Net Income (Loss) Attributable to Class A Shareholders (C)	$539,990	$(828)	$—	$200,447	$(539,162)	$200,447

(A)	Excluding FOE II (New) LP.

(B)	Other than Fortress Operating Group.

(C)	Includes net income (loss) attributable to the Principals’ (and a former senior employee’s) interests in the Fortress Operating Group column, which is eliminated in consolidation.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The consolidating statement of cash flows information for the year ended December 31, 2013 is as follows:

	Fortress Operating Group Combined (A)	FOE II (New) LP	Fortress Operating Group Eliminations	Fortress Investment Group LLC Consolidated (B)	Elimination Adjustments	Fortress Investment Group LLC Consolidated
Cash Flows From Operating Activities
Net income (loss)	$546,451	$(828)	$—	$200,447	$(262,479)	$483,591
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	13,630	60	—	—	—	13,690
Other amortization and accretion (included in interest expense)	900	—	—	—	—	900
(Earnings) losses from equity method investees	(136,866)	—	—	(262,479)	262,479	(136,866)
Distributions of earnings from equity method investees	84,548	—	—	—	—	84,548
(Gains) losses	(53,938)	5	—	—	—	(53,933)
Deferred incentive income	(107,276)	—	—	—	—	(107,276)
Deferred tax (benefit) expense	2,716	—	—	51,715	—	54,431
Options received from affiliates	(42,516)	—	—	—	—	(42,516)
Tax receivable agreement liability adjustment	—	—	—	8,787	—	8,787
Equity-based compensation	39,266	—	—	—	—	39,266
Options in affiliates granted to employees	8,190	—	—	—	—	8,190
Other	863	—	—	—	—	863
Cash flows due to changes in
Due from affiliates	(329,175)	(430)	(1,694)	149,615	(166,258)	(347,942)
Other assets	(18,303)	101	—	120	—	(18,082)
Accrued compensation and benefits	330,332	575	—	—	—	330,907
Due to affiliates	(130,117)	(2,291)	1,694	(38,211)	166,258	(2,667)
Deferred incentive income	118,765	—	—	—	—	118,765
Other liabilities	(2,304)	(43)	—	582	—	(1,765)
Net cash provided by (used in) operating activities	325,166	(2,851)	—	110,576	—	432,891
Cash Flows From Investing Activities
Contributions to equity method investees	(37,084)	—	—	(72,515)	72,515	(37,084)
Distributions of capital from equity method investees	281,481	—	—	97,475	(97,475)	281,481
Proceeds from sale of direct investments	18,849	—	—	—	—	18,849
Purchase of equity securities	(20,043)	—	—	—	—	(20,043)
Purchase of digital currency (Bitcoin)	(20,000)	—	—	—	—	(20,000)
Purchase of fixed assets	(11,471)	—	—	—	—	(11,471)
Net cash provided by (used in) investing activities	211,732	—	—	24,960	(24,960)	211,732

Continued on next page.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

	Fortress Operating Group Combined (A)	FOE II (New) LP	Fortress Operating Group Eliminations	Fortress Investment Group LLC Consolidated (B)	Elimination Adjustments	Fortress Investment Group LLC Consolidated
Cash Flows From Financing Activities
Repayments of debt obligations	—	—	—	(149,453)	—	(149,453)
Payment of deferred financing costs	(2,367)	—	—	—	—	(2,367)
Issuance (purchase) of Class A shares (RSU settlements)	(70,850)	—	—	70,850	—	—
Repurchase of shares and RSUs	—	—	—	—	—	—
Capital contributions (distributions)	67,450	3,400	—	—	(70,850)	—
Dividends and dividend equivalents paid	(97,337)	—	—	(56,399)	95,810	(57,926)
Principals' and others' interests in equity of consolidated subsidiaries - contributions	401	—	—	—	—	401
Principals' and others' interests in equity of consolidated subsidiaries - distributions	(174,937)	—	—	—	—	(174,937)
Net cash provided by (used in) financing activities	(277,640)	3,400	—	(135,002)	24,960	(384,282)
Net Increase (Decrease) in Cash and Cash Equivalents	259,258	549	—	534	—	260,341
Cash and Cash Equivalents, Beginning of Period	103,362	787	—	93	—	104,242
Cash and Cash Equivalents, End of Period	$362,620	$1,336	$—	$627	$—	$364,583

(A)	Excluding FOE II (New) LP.

(B)	Other than Fortress Operating Group.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The consolidating statement of operations information for the year ended December 31, 2012 is as follows:

	Fortress Operating Group Combined (A)	FOE II (New) LP	Fortress Operating Group Eliminations	Fortress Investment Group LLC Consolidated (B)	Elimination Adjustments	Fortress Investment Group LLC Consolidated
Revenues
Management fees: affiliates	$455,008	$1,082	$—	$—	$—	$456,090
Management fees: non-affiliates	45,322	295	—	—	—	45,617
Incentive income: affiliates	246,438	—	—	—	—	246,438
Incentive income: non-affiliates	26,162	—	—	—	—	26,162
Expense reimbursements: affiliates	176,938	9,654	—	—	—	186,592
Expense reimbursements: non-affiliates	4,580	—	—	—	—	4,580
Other revenues (affiliate portion disclosed in Note 7)	4,355	25	—	180	(170)	4,390
	958,803	11,056	—	180	(170)	969,869
Expenses
Compensation and benefits	739,805	10,554	—	—	—	750,359
General, administrative and other	126,075	1,073	—	1	—	127,149
Depreciation and amortization	14,907	24	—	—	—	14,931
Interest expense	15,477	4	—	470	(170)	15,781
	896,264	11,655	—	471	(170)	908,220
Other Income (Loss)
Gains (losses) (affiliate portion disclosed in Note 7)	48,921	—	—	—	—	48,921
Tax receivable agreement liability adjustment	—	—	—	(8,870)	—	(8,870)
Earnings (losses) from equity method investees	156,530	—	—	115,232	(115,232)	156,530
	205,451	—	—	106,362	(115,232)	196,581
Income (Loss) Before Income Taxes	267,990	(599)	—	106,071	(115,232)	258,230
Income tax benefit (expense)	(11,621)	—	—	(27,787)	—	(39,408)
Net Income (Loss)	$256,369	$(599)	$—	$78,284	$(115,232)	$218,822
Principals' and Others' Interests in Income (Loss) of Consolidated Subsidiaries	$7,588	$—	$—	$—	$132,950	$140,538
Net Income (Loss) Attributable to Class A Shareholders (C)	$248,781	$(599)	$—	$78,284	$(248,182)	$78,284

(A)	Excluding FOE II (New) LP.

(B)	Other than Fortress Operating Group.

(C)	Includes net income (loss) attributable to the Principals’ (and a former senior employee’s) interests in the Fortress Operating Group column, which is eliminated in consolidation.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

The consolidating statement of cash flows information for the year ended December 31, 2012 is as follows:

	Fortress Operating Group Combined (A)	FOE II (New) LP	Fortress Operating Group Eliminations	Fortress Investment Group LLC Consolidated (B)	Elimination Adjustments	Fortress Investment Group LLC Consolidated
Cash Flows From Operating Activities
Net income (loss)	$256,369	$(599)	$—	$78,284	$(115,232)	$218,822
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	14,907	24	—	—	—	14,931
Other amortization and accretion (included in interest expense)	2,942	—	—	—	—	2,942
(Earnings) losses from equity method investees	(156,530)	—	—	(115,232)	115,232	(156,530)
Distributions of earnings from equity method investees	59,785	—	—	—	—	59,785
(Gains) losses	(48,921)	—	—	—	—	(48,921)
Deferred incentive income	(77,993)	—	—	—	—	(77,993)
Deferred tax (benefit) expense	1,306	—	—	28,136	—	29,442
Options received from affiliates	(21,524)	—	—	—	—	(21,524)
Tax receivable agreement liability adjustment	—	—	—	8,870	—	8,870
Equity-based compensation	213,274	—	—	—	—	213,274
Options in affiliates granted to employees	10,134	—	—	—	—	10,134
Other	(895)	—	—	—	—	(895)
Cash flows due to changes in
Due from affiliates	(76,660)	(1,434)	2,524	(162)	16,805	(58,927)
Other assets	(19,015)	(684)	—	(699)	—	(20,398)
Accrued compensation and benefits	(77,100)	1,710	—	—	—	(75,390)
Due to affiliates	16,906	1,664	(2,524)	(17,482)	(16,805)	(18,241)
Deferred incentive income	65,255	106	—	—	—	65,361
Other liabilities	(2,955)	—	—	163	—	(2,792)
Net cash provided by (used in) operating activities	159,285	787	—	(18,122)	—	141,950
Cash Flows From Investing Activities
Contributions to equity method investees	(63,798)	—	—	(49,328)	49,328	(63,798)
Distributions of capital from equity method investees	140,712	—	—	27,592	(27,592)	140,712
Purchase of fixed assets	(10,375)	—	—	—	—	(10,375)
Net cash provided by (used in) investing activities	66,539	—	—	(21,736)	21,736	66,539

Continued on next page.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

	Fortress Operating Group Combined (A)	FOE II (New) LP	Fortress Operating Group Eliminations	Fortress Investment Group LLC Consolidated (B)	Elimination Adjustments	Fortress Investment Group LLC Consolidated
Cash Flows From Financing Activities
Repayments of debt obligations	(261,250)	—	—	—	—	(261,250)
Issuance (purchase) of Class A shares (RSU settlements)	(49,328)	—	—	49,328	—	—
Repurchase of shares and RSUs	(37,776)	—	—	—	—	(37,776)
Capital contributions (distributions)	49,328	—	—	—	(49,328)	—
Dividends and dividend equivalents paid	(29,385)	—	—	(42,377)	27,592	(44,170)
Principals' and others' interests in equity of consolidated subsidiaries - contributions	431	—	—	—	—	431
Principals' and others' interests in equity of consolidated subsidiaries - distributions	(94,648)	—	—	—	—	(94,648)
Net cash provided by (used in) financing activities	(422,628)	—	—	6,951	(21,736)	(437,413)
Net Increase (Decrease) in Cash and Cash Equivalents	(196,804)	787	—	(32,907)	—	(228,924)
Cash and Cash Equivalents, Beginning of Period	300,166	—	—	33,000	—	333,166
Cash and Cash Equivalents, End of Period	$103,362	$787	$—	$93	$—	$104,242

(A)	Excluding FOE II (New) LP.

(B)	Other than Fortress Operating Group.

FORTRESS INVESTMENT GROUP LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2014
(dollars in tables in thousands, except share data)

14.       QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following is unaudited summary information on Fortress’s quarterly operations.

	Quarter Ended					Year Ended
	March 31	June 30	September 30	December 31		December 31
2014
Total revenues	$237,110	$270,344	$243,180	$454,946	(A)	$1,205,580
Total expenses	231,334	216,284	234,475	309,653		991,746
Total other income (loss)	9,319	27,312	10,975	(14,280)		33,326
Income (Loss) Before Income Taxes	15,095	81,372	19,680	131,013		247,160
Income tax benefit (expense)	(5,994)	(7,916)	(3,024)	9,987		(6,947)
Net Income (Loss)	$9,101	$73,456	$16,656	$141,000		$240,213

Principals’ and Others’ Interests in (Income) Loss of Consolidated Subsidiaries	$6,077	$42,100	$12,623	$79,156		$139,956
Redeemable Non-controlling Interests in Income (Loss) of Consolidated Subsidiaries	—	157	(2,042)	1,176		(709)
Net Income (Loss) Attributable to Class A Shareholders	3,024	31,199	6,075	60,668		100,966
	$9,101	$73,456	$16,656	$141,000		$240,213
Net income (loss) per Class A share, basic	$0.01	$0.15	$0.03	$0.28		$0.47
Net income (loss) per Class A share, diluted (B)	$0.01	$0.12	$0.02	$0.23		$0.43
Weighted average number of Class A shares outstanding, basic	216,934,917	207,783,751	208,014,692	208,607,680		210,303,241
Weighted average number of Class A shares outstanding, diluted	229,033,778	444,566,847	220,792,711	449,618,855		455,154,136
(A)      Includes incentive income from hedge funds, which is recognized in the fourth quarter as annual performance criteria are achieved, as well as from non-clawbackable and “tax distributions” from credit PE funds, as described in Note 3.

(B)
Fortress's diluted income (loss) per share for all periods presented includes the income tax effects to net income (loss) attributable to Class A shareholders from the assumed conversion of Fortress Operating Group Units (see Note 8).

	Quarter Ended					Year Ended
	March 31	June 30	September 30	December 31		December 31
2013
Total revenues	$244,355	$223,074	$232,019	$565,535	(A)	$1,264,983
Total expenses	220,611	249,849	184,051	243,092		897,603
Total other income (loss)	69,838	25,505	68,011	18,658		182,012
Income (Loss) Before Income Taxes	93,582	(1,270)	115,979	341,101		549,392
Income tax benefit (expense)	(26,276)	(1,166)	(14,794)	(23,565)		(65,801)
Net Income (Loss)	$67,306	$(2,436)	$101,185	$317,536		$483,591

Principals’ and Others’ Interests in (Income) Loss of Consolidated Subsidiaries	$52,977	$(360)	$58,804	$171,723		$283,144
Net Income (Loss) Attributable to Class A Shareholders	14,329	(2,076)	42,381	145,813		200,447
	$67,306	$(2,436)	$101,185	$317,536		$483,591
Net income (loss) per Class A share, basic	$0.06	$(0.01)	$0.17	$0.59		$0.83
Net income (loss) per Class A share, diluted (B)	$0.05	$(0.01)	$0.12	$0.49		$0.79
Weighted average number of Class A shares outstanding, basic	227,287,102	237,426,903	239,404,587	240,684,662		236,246,296
Weighted average number of Class A shares outstanding, diluted	496,294,600	237,426,903	502,091,166	503,803,432		500,631,423

(A)      Includes incentive income from hedge funds, which is recognized in the fourth quarter as annual performance criteria are achieved, as well as “tax distributions” from credit PE funds, as described in Note 3.

(B)
Fortress's diluted income (loss) per share for all periods presented includes the income tax effects to net income (loss) attributable to Class A shareholders from the assumed conversion of Fortress Operating Group Units and fully vested Restricted Partnership Units to Class A shares (see Note 8).